As filed with the Securities and Exchange Commission on January 20, 2021.

Registration No. 333-251312

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 5 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONTAUK RENEWABLES, INC.

(Exact name of registrant as specified in its charter)

Delaware	4932	85-3189583
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

680 Andersen Drive, 5th Floor

Pittsburgh, PA 15220

(412) 747-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sean F. McClain

President and Chief Executive Officer

Montauk Renewables, Inc.

680 Andersen Drive, 5th Floor

Pittsburgh, PA 15220

(412) 747-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley C. Brasser Amy I. Pandit Jones Day 500 Grant Street, Suite 4500 Pittsburgh, PA 15219 (412) 394-9547	John Ciroli Vice President, General Counsel and Secretary Montauk Renewables, Inc. 680 Andersen Drive, 5th Floor Pittsburgh, PA 15220 (412) 747-8720	John T. Gaffney Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193 (212) 351-2626

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common stock, par value $0.01 per share	2,702,500	$8.00	$21,620,000	$2,359
Common stock, par value $0.01 per share, offered by the selling stockholder	1,552,941	$8.00	$12,423,528	$1,356
Total	4,255,441	$8.00	$34,043,528	$3,715

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriter has the option to purchase, if any. See “Underwriting.”
(3)	Paid in connection with a prior filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2021

3,902,941 Shares

MONTAUK RENEWABLES, INC.

Common Stock

This is the initial public offering of shares of common stock, par value $0.01 per share (the “common stock”), of Montauk Renewables, Inc. We are offering 2,350,000 shares of our common stock and the selling stockholder identified in this prospectus is offering 1,552,941 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price for our common stock will be between $7.00 and $8.00 per share. We intend to apply to list our common stock on The Nasdaq Capital Market (“Nasdaq”) under the symbol “MNTK.”

Certain stockholders, which are Messrs. John A. Copelyn’s and Theventheran (Kevin) G. Govender’s respective affiliates, informed us that they intend to enter into an agreement (the “Consortium Agreement”) whereby the parties thereto will agree to act in concert with respect to voting our common stock. After the Reorganization Transactions and prior to the completion of the offering, the parties to the Consortium Agreement will beneficially own, in the aggregate, approximately 54.2% of our common stock, and, after giving effect to this offering, will beneficially own approximately 53.2% of our common stock (or 53.1% if the underwriter exercises in full its option to purchase additional shares of our stock). As a result, we will be a “controlled company” within the meaning of the Nasdaq corporate governance standards. See “Management—Controlled Company Exception.”

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves risk. See “Risk Factors” beginning on page 17 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price
Underwriting discounts and commissions (1)
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling stockholder

(1)	See the section titled “Underwriting” for additional information regarding total underwriter compensation.

We have granted the underwriter an option to purchase up to an additional 352,500 shares of common stock at the initial public offering price less the underwriting discounts and commissions, for 30 days after the date of this prospectus.

The underwriter expects to deliver the shares of common stock to purchasers on or about                , 2021.

Roth Capital Partners

The date of this prospectus is                , 2021.

Information in this Prospectus

You should rely only on the information contained in this prospectus or in any related free writing prospectus we may specifically authorize to be delivered or made available to you. Neither we, the selling stockholder nor the underwriter (or any of our or their respective affiliates) have authorized anyone to provide you with information different from, or in addition to, the information contained in this prospectus or any related free writing prospectus. Neither we, the selling stockholder nor the underwriter (or any of our or their respective affiliates) take any responsibility for, and neither we, the selling stockholder nor the underwriter (or any of our or their respective affiliates) provide any assurance as to the reliability of, any other information that others may give you. Neither we, the selling stockholder nor the underwriter (or any of our or their respective affiliates) are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

For Investors Outside the United States

The underwriter is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. Neither we, the selling stockholder nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

Industry, Market, and Other Data

This prospectus includes estimates, projections, and other information concerning our industry and market data, including data regarding the estimated size of the market, projected growth rates, and perceptions and preferences of consumers. We obtained this data from industry sources, third-party studies, including market analyses and reports, and internal company surveys. Industry sources generally state that the information contained therein has been obtained from sources believed to be reliable. Although we are responsible for all of the disclosure contained in this prospectus, and we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate.

Basis of Presentation

In this prospectus, we present historical consolidated financial statements of Montauk USA (as defined below). During the year ended December 31, 2019, MNK (as defined below) and its subsidiaries (including Montauk USA) changed their financial year-end date from March 31 to December 31. As a result, MNK’s and its subsidiaries’ prior reporting period consisted of the twelve months ended March 31, 2019 and MNK’s and its subsidiaries’ most recent reporting period consisted of the nine months ended December 31, 2019. In connection with the preparation of the registration statement of which this prospectus forms a part, Montauk USA recast its historical financial statements for 2018 and 2019 to present its financial results on the basis of a fiscal year ended December 31. We also present a consolidated balance sheet as of November 15, 2020 for Montauk Renewables, Inc. Unless otherwise noted, any reference to a year not preceded by “fiscal” refers to a twelve-month calendar year ended December 31.

The functional currency for MNK is the South African Rand (“ZAR”) and certain information contained in the “Executive Compensation” section of this prospectus, including the exercise prices of executive officers’ outstanding stock option awards issued by MNK, is denominated in ZAR. The figures denominated in ZAR have been converted to U.S. Dollars (“USD”) based on the exchange rate on the relevant day noted in each case.

Non-GAAP Financial Measures

We refer to the terms “EBITDA” and “Adjusted EBITDA” in various places in this prospectus. These terms, as used in this prospectus, may be calculated differently from EBITDA as defined for purposes of any indebtedness we incur, including under our Amended Credit Agreement (as defined below). These measures are supplemental financial measures not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). These financial measures are not intended to serve as an alternative to GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies.

We present these non-GAAP measures because we believe these measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Non-GAAP Financial Measures” for reconciliations of the non-GAAP measures we present to the most closely comparable financial measures calculated in accordance with GAAP.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read the entire prospectus, including the consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unless the context requires otherwise, the words “Montauk,” the “Company,” “we,” “us” and “our” refer to Montauk Renewables, Inc. and its consolidated subsidiaries from and following the Reorganization Transactions. For a glossary of key industry terms used herein, see “Glossary of Key Terms.”

Our Company

Overview

Montauk Renewables, Inc., a Delaware corporation (“Montauk”), is a renewable energy company specializing in the recovery and processing of environmentally detrimental methane (“biogas”) from landfills and other non-fossil fuel sources for beneficial use as a replacement to fossil fuels. We develop, own, and operate renewable natural gas (“RNG”) projects, using proven technologies that supply RNG into the transportation industry and use RNG to produce electrical power for the electrical grid (“Renewable Electricity”). Having participated in the industry for over 30 years, we are one of the largest U.S. producers of RNG. We established our operating portfolio of 12 RNG and three Renewable Electricity projects through self-development, partnerships, and acquisitions that span six states and have grown our revenues from $34.0 million in 2014 to $107.4 million in 2019.

Biogas is produced by microbes as they break down organic matter in the absence of oxygen (during a process called anaerobic digestion). Our two current sources of commercial scale biogas are landfill gas (“LFG”) and anaerobic digester gas (“ADG”), which is produced inside an airtight tank used to breakdown organic matter, such as livestock waste. We typically secure our biogas feedstock through long-term fuel supply agreements and property lease agreements with biogas site hosts. Once we secure long-term fuel supply rights, we design, build, own, and operate facilities that convert the biogas into RNG or use the processed biogas to produce Renewable Electricity. We sell the RNG and Renewable Electricity through a variety of short-, medium-, and long-term agreements. Because we are capturing waste methane and making use of a renewable source of energy, our RNG and Renewable Electricity generate valuable Environmental Attributes (as defined below), which we are able to monetize under federal and state initiatives.

Based on our analysis, there are numerous sources of waste methane in the United States that could serve as potential future project opportunities. We expect to continue our growth through optimization of our current project portfolio, securing greenfield developments and acquiring existing projects, all while pursuing vertical integration opportunities. Our successful evaluation and execution of project opportunities is based on our ability to leverage our significant industry experience, relationships with customers and vendors, access to interconnections for rights-of-way, and capabilities to construct pipeline and electrical interconnections that ensure the economic viability of opportunities we pursue. We exercise financial discipline in pursuing these projects by targeting project returns that are in line with the relative risk of the specific projects and associated feedstock costs, offtake contracts and any other related attributes that can be monetized.

Reorganization Transactions

Montauk Holdings Limited, a corporation formed under the laws of the Republic of South Africa (“MNK”), is a holding company whose ordinary shares are currently traded on the Johannesburg Stock Exchange

(“JSE”) under the symbol “MNK.” Prior to this offering, 100% of MNK’s business and operations were conducted through its U.S. subsidiaries, and it held no assets other than the equity of its subsidiaries. Prior to January 4, 2021, Montauk Holdings USA, LLC was a direct wholly owned subsidiary of MNK (“Montauk USA”), and Montauk Energy Holdings LLC was a direct wholly owned subsidiary of Montauk USA until such date (“MEH”). On January 4, 2021, we entered into a share exchange with Montauk USA in which we replaced Montauk USA as the top tier subsidiary of MNK and we became the direct parent company of MEH. As we are the successor to all of Montauk USA’s interests in MEH, we present historical consolidated financial statements of Montauk USA. In connection with the Reorganization Transactions and this offering, the existing shareholders of MNK will become stockholders of Montauk. After the Reorganization Transactions and the closing of this offering, MNK will not own any significant assets and we expect that MNK will be delisted from the JSE and liquidated. Accordingly, MNK’s business is the business in which you are investing if you buy shares of our common stock in this offering. For more information, see “The Reorganization Transactions.”

Market Opportunity

Increasing Demand for RNG

Demand for RNG produced from biogas is significant and growing in large part due to an increased focus by the U.S. public and federal, state and local regulatory authorities on reducing the emission of greenhouse gases (“GHG”), such as methane, and increasing the energy independence of the United States. According to the Environmental Protection Agency (“EPA”), methane is a significant GHG, which accounted for roughly 9.5% of all U.S. GHG emissions from human activities in 2018 and which has a comparative impact on global warming that is about 25 times more powerful than that of carbon dioxide (which is produced during the combustion process). Biogas processing facilities could substantially reduce methane emissions at landfills and livestock farms, which together accounted for approximately 27% of U.S. methane emissions in 2018 according to the EPA. The development of this energy source further supports the U.S. national security objective of attaining energy independence, as evidenced by the Energy Independence and Security Act of 2007 (“EISA”), which aimed to increase U.S. energy security, develop renewable energy production, and improve vehicle fuel economy.

Over the past decade, the fastest growing end market for RNG has been the transportation sector, where RNG is used as a replacement for fossil-based fuel. This growth has been driven, in large part, by more aggressive environmental subsidies to support the production of renewable transportation fuels. According to NGV America, a national organization dedicated to the development of a growing, profitable, and sustainable market for vehicles powered by natural gas or biomethane, from 2015 to 2020, “RNG use as a transportation fuel…increased 291%, displacing close to 7.5 million tons of carbon dioxide equivalent.”

Given public calls for, and U.S. federal, state and local regulatory trends and policies aimed at, reducing GHG emissions and increasing U.S. energy independence, we expect continued regulatory support for RNG as a replacement for fossil-based fuels and therefore continued and growing demand for RNG over the next several years.

Availability of Long-Term Feedstock Supply

Biogas can be collected and processed to remove impurities for use as RNG (a form of high-Btu fuel) and injected into existing natural gas pipelines as it is fully interchangeable with natural gas. Partially treated biogas can be used directly in heating applications (as a form of medium-Btu fuel) or in the production of electricity. Common sources of biogas include landfills, livestock farms, and waste water resource recovery facilities (“WRRFs”).

Landfill- and livestock-sourced biogas represent a significant opportunity to produce RNG and Renewable Electricity, while also reducing GHG emissions. While landfill projects for RNG and Renewable Electricity have been developed over the past few decades, undeveloped landfills remain a significant source of biogas. Moreover, as technology continues to develop and economic incentives grow, livestock farm biogas, in particular, represents a relatively untapped biogas opportunity.

While LFG has accounted for most of the growth in biogas projects to date, we believe that additional economically viable LFG project opportunities exist. According to the EPA Landfill Methane Outreach Program (“EPALMOP”) project database, as of August 2020, there were 565 LFG projects in operation in the United States, including 399 operating LFG-to-electricity projects that may be converted to produce RNG, 11 construction projects, and 54 planned RNG and Renewable Electricity projects, as well as 477 additional candidate landfills. Based on the EPA data, these 477 candidate landfills have the potential to collect a combined 499 million standard cubic feet of LFG per day, or the equivalent of carbon dioxide emissions from approximately 63,000 barrels of oil. Based on our industry experience and technical knowledge and analysis, after evaluating their currently available LFG collection systems and potential production capacities, we believe that approximately 25 of these sites are potentially economically viable as projects for acquisition and growth. In the future, additional candidate landfills may become economically viable as their growth increases LFG production and requires installation of LFG collection systems.

The LFG market is heavily fragmented, which presents, in our view, a good opportunity for companies like ours to find project opportunities. The top ten players account for approximately 53% of installed LFG capacity as of August 2020, and over 90% of developers own five or fewer projects, according to the EPA. Aside from the top five players in the industry, which includes us, no company accounts for more than 5% of the total LFG-to-energy capacity. Within the LFG market, over three-quarters of projects are Renewable Electricity with power purchase agreements (“PPAs”) dating back as far as 1984. As these PPAs expire, these legacy facilities present an opportunity for conversion to RNG facilities, which, in certain instances, can provide better financial returns than Renewable Electricity projects. This market fragmentation and limited expertise in RNG processing by other market participants creates significant acquisition opportunities for us.

Biogas from livestock farm waste also represents significant opportunities for RNG production that remain largely untapped. According to the U.S. Department of Agriculture, as of June 2018, biogas recovery systems are feasible at 2,704 dairy farms and 5,409 swine farms in the United States, with potential to produce roughly 172.0 million MMBtu of RNG annually, or the equivalent of the carbon dioxide emissions from 4,556 million gallons of gasoline. Additionally, all-in prices paid for RNG from livestock farms can be significantly higher than prices for RNG from landfills due to state-level low-carbon fuel incentives for these projects. Given our strong understanding of biogas processing and our market leadership in RNG, we believe we are well-positioned to take advantage of opportunities in this emerging market.

The availability of additional waste streams, including from organic waste diversion, food waste, sludge, and waste water, in combination with technological advances permitting new or more economical waste processing also have the potential to support long-term feedstock supply availability and the growth of our business.

Use of Environmental Attributes to Promote RNG Growth

When used as a transportation fuel or to produce electricity, RNG can generate additional revenue streams through U.S. federal, state and local government incentives (collectively, “Environmental Attributes”). These Environmental Attributes are provided for under a variety of programs, including the national Renewable Fuel Standards (“RFS”) and state-level Renewable Portfolio Standards (“RPS”) and Low Carbon Fuel Standard (“LCFS”).

The RFS program requires transportation fuel to contain a minimum volume of renewable fuel. To fulfill this regulatory mandate, the EPA obligates refiners and importers (“Obligated Parties”) to blend renewable fuel with standard fuel to meet renewable volume obligations (“RVOs”). Obligated Parties can comply with RVOs by either blending RNG into their existing fuel supply or purchasing Renewable Identification Numbers (“RINs”). RINs are generated when eligible renewable fuels are produced or imported and blended with a petroleum product for use as a transportation fuel. The RFS program has been a key driver of growth in the RNG industry since 2014 when the EPA ruled that RNG, when used as a transportation fuel, would qualify for D3 RINs (for cellulosic biofuels), which are generally the most valuable of the four RIN categories. In 2019, our projects generated approximately 15% of all D3 RINs in the United States.

The monetization of RNG also benefits from low-carbon fuel initiatives at the state-level, specifically from established programs in California and Oregon. California’s LCFS (“CA LCFS”) program requires fuel producers and importers to reduce the carbon intensity (“CI”) of their products, with goals of a 10% reduction in carbon emissions from 1990 levels by 2020 and a 20% reduction by 2030. The California Air Resources Board (“CARB”) awards CA LCFS credits to RNG projects based on each project’s CI score relative to the target CI score for gasoline and diesel fuels. The CI score represents the overall net impact of carbon emissions for each RNG pathway and is determined on a project-by-project basis. Based on our expected CI scores, we anticipate that RNG produced by livestock farms can potentially earn two to three times the amount of revenue per MMBtu relative to RNG produced from LFG projects. Several other states are considering LCFS initiatives similar to those implemented in California and Oregon.

Additionally, biogas is considered to be a renewable resource in all 37 states that encourage or mandate the use of renewable energy. Thirty states, the District of Columbia, and Puerto Rico have RPS that require utilities to supply a percentage of power from renewable resources, and seven states have a Renewable Portfolio Goal that is similar to RPS, but is not a requirement. Many states allow utilities to comply with RPS through tradable Renewable Energy Credits (“RECs”), which provide an additional revenue stream to RNG projects that produce electricity from biogas.

The development of these governmental programs provide us with valuable Environmental Attribute revenue streams that we intend to continue to pursue and take advantage of as biogas continues to be fostered as a renewable source of energy in the United States.

Our Strengths

Management and Project Expertise

Our management team has decades of combined experience in the development, design, construction and operation of biogas facilities that produce RNG and Renewable Electricity. We believe that our team’s proven track record and focus on development of RNG projects gives us a strategic advantage in continuing to grow our business profitably. Our diverse experience and integration of key technical, environmental, and administrative support functions support our ability to design and operate projects with sustained and predictable cash flows.

Our experience and extensive project portfolio has given us access to the full spectrum of available biogas-to-RNG and biogas-to-Renewable Electricity conversion technologies. We are technology agnostic and base project design on the available technologies (and related equipment) most suitable for the specific application, including membranes, media, and solvent-based gas cleanup technologies. We are actively engaged in the management of each project site and regularly serve engineering, construction management, and commissioning roles. This allows us to develop a comprehensive understanding of the operational performance of each technology and how to optimize application of the technology to specific projects, including through enhancements and improvements of operating or abandoned projects. We also work with key vendors on initiatives to develop and test upgrades to existing technologies.

Access to Development Opportunities

We have strong relationships throughout the industry supply chain from technology and equipment providers to feedstock owners, and RNG off-takers. We believe that the trust and strong reputation we have attained in combination with our understanding of the various and complex Environmental Attributes gives us a competitive advantage relative to new market entrants.

We leverage our relationships built over the past several decades to identify and execute new project opportunities. Typically, new development opportunities come from our existing relationships with landfill owners who value our long operating history and strong reputation in the industry. This includes new projects with or referrals from existing partners. These relationships include Waste Management and Republic Services, the two largest waste management companies in the United States, which operate ten of our 14 landfill sites. We are the leading third-party developer for Waste Management and operate projects on both private and publicly owned landfills. We actively seek to extend the term of our contracts at our project sites and view our positive relationships with the owners and managers of our host landfills as a contributing factor to our ability to extend contract terms as they come due. Additionally, as one of the largest producers of RNG from LFG, we also frequently receive requests for proposals (“RFPs”) from landfill owners for new biogas facilities at their landfills.

Finally, our prominence in the industry often makes us a preferred suitor for owners seeking to sell existing projects. Acquisition opportunities often come to our attention by direct communications with industry participants as well as firms marketing portfolios of projects.

Large and Diverse Project Portfolio

We believe that we have one of the largest and most technologically diverse project portfolios in the RNG industry. Our ability to solve unique project development challenges and integrate such solutions across our entire project portfolio has supported the long-term successful partnerships we have with our landfill hosts. Because we are able to meet the varying needs of our host partners, we have a strong reputation and are actively sought out for new project and acquisition opportunities. Additionally, our size and financial discipline generally afford us the ability to achieve priority service and pricing from contractors, service providers, and equipment suppliers.

Environmental, Health and Safety and Compliance Leadership

Our executive team places the highest priority on the health and safety of our staff and third parties at our sites, as well as the preservation of the environment. Our corporate culture is built around supporting these priorities, as reflected in our well-established practices and policies. By setting and maintaining high standards in the renewable energy field, we are often able to contribute positively to the safety practices and policies of our host landfills, which reflects favorably on us with potential hosts when choosing a counterparty. Our high safety standards include use of wireless gas monitoring safety devices, active monitoring of all field workers, performing environmental health and safety (“EHS”) audits and using technology throughout our safety processes from employee training in compliance with operational processes and procedures to emergency preparedness. By extension, we incorporate our EHS standards into our subcontractor selection qualifications to ensure that our commitment to high EHS standards is shared by our subcontractors providing further assurances to our host landfills. As of October 25, 2020, excluding two incidents related to COVID-19, our year-to-date Total Recordable Incident Rate (“TRIR”) was 1.11, which is lower than the 2019 national average of 1.20 TRIR for the mining, quarrying and oil and gas extraction industries and the 2019 national average of 3.00 TRIR for all industries. As of September 2020, we have not received any U.S. Occupational Health and Safety Administration (“OSHA”) or state OSHA citations in the last five years.

Our Strategy

We aim to maintain and grow our position as a leading producer of RNG in the United States. We support this objective through a multi-pronged strategy of:

•	promoting the reduction of methane emissions and expanding the use of renewable fuels to displace fossil-based fuels;

•	expanding our existing project portfolio and developing new project opportunities;

•	expanding our industry position as a full-service partner for development opportunities, including through strategic transactions; and

•	expanding our capabilities to new feedstock sources and technologies.

Promoting the Reduction of Methane Emissions and Expanding the Use of Renewable Fuels to Displace Fossil-Based Fuels

We share the renewable fuel industry’s commitment to providing sustainable renewable energy solutions and to offering products with high economic and ecological value. By simultaneously replacing fossil-based fuels and reducing overall methane emissions, our projects have a substantial positive environmental impact. We are committed to capturing as much biogas from our host landfills as possible for conversion to RNG. As a leading producer of RNG, we believe it is imperative to our continued growth and success that we remain strong advocates for the sustainable development, deployment and utilization of RNG to reduce our dependence on fossil fuels while increasing our domestic energy production.

Many of our team members have been involved in the renewable fuel industry for over 30 years. We are a founding member and active participant in the Renewable Natural Gas Coalition (“RNGC”). The RNGC was formed to provide an educational platform and to be an advocate for the protection, preservation and promotion of the RNG industry in North America. The RNGC’s diverse membership includes each sector of the RNG industry, such as waste collection and management companies, renewable energy developers, engineers, bankers, financiers, investors, marketers, transporters, manufacturers, and technology and service providers. Our participation allows us to align with industry colleagues to better understand the challenges facing the industry and to collaborate with them to develop creative solutions to such problems.

Expanding Our Existing Project Portfolio and Developing New Project Opportunities

We exercise financial discipline in pursuing projects by targeting project returns that are in line with the relative risk of the specific projects and associated feedstock costs, offtake contracts and any other related attributes that can be monetized. We are currently evaluating three project expansion opportunities at existing project sites and one new electricity-to-RNG conversion project. We regularly analyze potential new projects that are at various stages of negotiation and review. The potential projects typically include a mix of new project sites, project conversions and strategic acquisitions. Currently, no new potential projects are subject to definitive agreements and each potential opportunity is subject to competitive market conditions.

Expanding Operations at Existing Project Sites. We monitor biogas supply availability across our portfolio and seek to maximize production at existing projects by expanding operations when economically feasible. Most of our landfill locations continue to accept waste deliveries and the available LFG at these sites is expected to increase over time, which we expect to support expanded production. Additionally, we are evaluating opportunities to utilize excess gas for RNG production at some of our electricity projects.

Expanding through Acquisition. The RNG industry is highly fragmented with approximately 90% of operating projects owned by companies that own five or fewer projects. We believe that these small project portfolios present opportunity for industry consolidation. We are well-positioned to take advantage of this consolidation opportunity because of our scale, operational and managerial capabilities, and execution track record in integrating acquisitions. Over the last ten years, we have acquired 11 projects and members of our current management team have led all of those acquisitions. We expect that, as we continue to scale up our business, our increased size, industry position and access to capital will provide us with increased acquisition opportunities.

Converting Existing Electricity Projects to RNG. We periodically evaluate opportunities to convert existing projects from electricity generation to RNG production given the favorable economics for RNG plus RIN sales relative to merchant electricity rates plus REC sales. To date, we have converted two projects from LFG-to-electricity to LFG-to-RNG and one project from ADG-to-electricity to ADG-to-RNG, and we are currently evaluating a fourth conversion opportunity for LFG-to-RNG.

Leveraging and Creating Long-Term Relationships. Dependable and economic sources of renewable methane are critical to our success. Our projects provide our landfill and livestock farm partners with a variety of benefits, including a means to monetize biogas from their sites and support their regulatory compliance. By addressing the management of byproducts of our project hosts’ primary businesses, our services allow landfill owners and operators and livestock farms to increase their permitted landfill space and livestock count, respectively. These services facilitate long-term relationships with project hosts that may serve as a source for future projects and relationships.

Expanding Our Industry Position as a Full-Service Partner for Development Opportunities, Including Through Strategic Transactions

Over our three decades of experience, we have developed the full range of RNG project related capabilities from engineering, construction management, and operations, through EHS oversight and Environmental Attributes management. By vertically integrating across RNG services, we are able to reduce development and operational costs, optimize efficiencies and improve operations. Our full suite of capabilities allows us to serve as a multi-project partner for certain project hosts across multiple transactions, including through strategic transactions. To that end, we actively identify and evaluate opportunities to acquire entities that will further our vertically-integrated services.

Expanding Our Capabilities to New Feedstock Sources and Technologies

We intend to diversify our project portfolio beyond landfill biogas through expansion into additional methane producing assets, while opportunistically adding third-party developed technology capabilities to boost financial performance and our overall cost competitiveness. We are commercially operating our first livestock waste project (dairy), actively pursuing new fuel supply opportunities in WRRFs, and looking at long-term organic waste and sludge opportunities. The drive toward voluntary and most likely regulatory-required organic waste diversion from landfills is of particular interest as we leverage our current experience base, and we believe this trend will provide long-term growth opportunities.

We believe that the market has not yet unlocked the full potential of RNG and Renewable Electricity. As biogas processing technology continues to improve and the required energy intensity of the RNG and Renewable Electricity production process is reduced, we expect that we will be able to enter new markets for our products, such as providing fuel for the production of energy sources. With our experience and industry expertise, we are well-positioned to take advantage of opportunities to meet the clean energy needs of other industries looking to use renewable energy in their operations.

Our Projects

The map below shows the locations of our 15 operating projects. As of October 2020, approximately 73% of our expected 2020 RNG production has been monetized under fuel supply agreements with a remaining term of more than 15 years. Additionally, as of October 2020, approximately 89% of our expected 2020 Renewable Electricity production has been monetized under fuel supply agreements with a remaining term of more than 15 years.

Renewable Electricity Generation
Site	COD (1)	Capacity (MW)	Source
Bowerman Irvine, CA	2016	23.6	Landfill
Security Houston, TX	2003	3.4	Landfill
AEL Sand Spring, OK	2013	3.2	Landfill
Total Capacity (MW)		30.2

Renewable Natural Gas
Site	COD(1)	Capacity (MMBtu/day)(2)	Source
Rumpke Cincinnati, OH	1986	7,271	Landfill
Atascocita Humble, TX	2002*/ 2018	5,570	Landfill
McCarty Houston, TX	1986	4,415	Landfill
Apex Amsterdam, OH	2018	2,673	Landfill
Monroeville Monroeville, PA	2004	2,372	Landfill
Valley Harrison City, PA	2004	2,372	Landfill
Galveston Galveston, TX	2019	1,857	Landfill
Raeger Johnston, PA	2006	1,857	Landfill
Shade Cairnbrook, PA	2007	1,857	Landfill (3)
Coastal Plains Alvin, TX	2020	1,775	Landfill
Southern Davidsville, PA	2007	928	Landfill
Pico (4) Jerome, ID	2020	903	Livestock (Dairy)
Total Capacity (MMBtu/day)		33,850

= Renewable Natural Gas Project
= Renewable Electricity Project

(1)	“COD” refers to the commercial operation date of each site.
(2)	This is equivalent to the project’s design capacity and assumes inlet methane content of 56% for all sites other than Pico, which assumes inlet methane content of 62%, and process efficiency of 91%.
(3)

All of our landfill sites are accepting waste except our Shade site. Our Shade site is closed to accepting new waste, but is currently expected to continue to generate a commercial level of RNG for an additional ten years. Our operating RNG projects have an average expected remaining useful life of approximately 14 years.

(4)	Pico was converted from a Renewable Electricity project to an RNG project as of August 2020. Pico is now reported under our Renewable Natural Gas segment as of October 2020.

In the last five years, we have developed six new projects, consisting of three greenfield LFG projects, two LFG projects that converted existing LFG-to-electricity projects to LFG-to-RNG projects, and one project that converted an existing ADG-to-electricity project to an ADG-to-RNG project. Stated capacity reflects the design capacity of each facility. Several of our projects have reserve capacity when comparing design capacity to available biogas feedstock. Several previous acquisitions are gas limited and operate in this fashion. Our larger projects are at or near design capacity and either have expansions planned or are being evaluated for future expansions dependent on the availability of excess biogas feedstock.

Eleven of our current RNG operating projects generate RNG from LFG, and our newest project generates RNG from ADG (livestock waste). Our RNG projects collectively have approximately 33,850 MMBtu/day of design capacity, which equates to emissions reductions of 624,000 tons of carbon dioxide, 252,822 tons of methane, and 6.30 million metric tons of carbon dioxide equivalents annually over using fossil fuels, or the equivalent of the carbon dioxide, methane, and carbon dioxide equivalents emissions from consuming approximately 1,940,000 gallons of gasoline per day. In 2020, our RNG landfill sites had daily MMBtu/day generation design capacity ranging from approximately 7,271 MMBtu/day to 928 MMBtu/day.

Our LFG projects typically include vertical wells or horizontal trenches at landfills, conveyance pipe, pretreatment, processing and compression. ADG projects consist of an enclosed anaerobic digester as the source of biogas, with downstream pretreatment, processing and compression. Treatment of the gas typically includes the removal of hydrogen sulfide (H2S), moisture and contaminants within the gas, and then separation of the carbon dioxide (CO2) from the methane (CH4). Further treatment of the biogas is often required to remove residual nitrogen and/or oxygen to meet pipeline specifications.

Our Renewable Electricity projects utilize reciprocating engine generator sets to generate electricity at landfills. Our Renewable Electricity projects collectively have a design capacity of 30.2 MW, which equates to emissions reductions of 175,600 tons of carbon dioxide, 60,160 tons of methane, and 1.52 million metric tons of carbon dioxide equivalents annually over using fossil fuels, or the equivalent of the carbon dioxide, methane, and carbon dioxide equivalents emissions from consuming approximately 469,000 gallons of gasoline per day. During 2019, our Renewable Electricity projects collectively produced approximately 236,000 MWh.

How We Generate Revenue

We generate revenue from the sale of RNG and Renewable Electricity under short-, medium-, and long-term contracts that include the Environmental Attributes associated with these products. While RNG has the same chemical composition as natural gas from fossil sources, it has unique Environmental Attributes assigned to it due to its origin from low-carbon, renewable sources.

The Environmental Attributes that we sell are composed of RINs and state low-carbon fuel credits, which are generated from the conversion of biogas to RNG that is used as a transportation fuel, as well as RECs, which are generated from the conversion of biogas to Renewable Electricity. In addition to revenues generated from our product sales, we also generate revenues by providing operations and maintenance services to certain of our biogas site partners.

Our customers for RNG and RINs include large, long-term owner-operators of landfills and livestock farms, local utilities, and large refiners in the natural gas and refining sectors, such as Royal Dutch Shell plc and Exxon Mobil, and commercial RIN off-take parties. In addition to revenues from sales of RNG and RINs, we also share a portion of our Environmental Attributes with our off-take counterparties as in-kind consideration for the counterparty using our RNG as a transportation fuel.

Our customers for electricity typically include investor-owned and municipal electricity utilities that purchase electricity pursuant to fixed-price agreements.

Whenever possible, we seek to mitigate our exposure to commodity and Environmental Attribute pricing volatility. Through contractual arrangements with our site hosts and counterparties, we typically share pricing and production risks, while retaining our ability to benefit from potential upside. A significant portion of the RNG volume we produce is sold under bundled fixed-price arrangements for the RNG and Environmental Attributes, with a sharing arrangement where we benefit from prices above certain thresholds. For our remaining RNG projects, we may enter into in-kind sharing arrangements where our partners receive the Environmental Attributes instead of a cash payment, thereby sharing in the Environmental Attribute pricing risk.

We strive to sell our remaining RNG and Environmental Attributes under medium-and long-term indexed pricing and margin sharing arrangements designed to give us optimal price and revenue certainty. On the electricity side, all of our products and related Environmental Attributes are sold under fixed-price contracts with escalators, limiting our pricing risk. Finally, our payments to our site hosts are generally in the form of royalties based on realized revenues, or, in some select cases, based on production volumes.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. Some of these principal risks include the following and may be further exacerbated by the COVID-19 pandemic:

•	Our commercial success depends on our ability to develop and operate individual renewable energy projects.

•

If there is not sufficient demand for renewable energy, or if renewable energy projects do not develop or take longer to develop than we anticipate, we may be unable to achieve our investment objectives.

•	We may be unable to obtain, modify, or maintain the regulatory permits, approvals and consents required to construct and operate our projects.

•

Existing regulations and policies, and future changes to these regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of renewable energy, and may adversely affect the market for credits associated with the production of renewable energy.

•

Our use and enjoyment of real property rights for our projects may be adversely affected by the rights of lienholders and leaseholders that are superior to those of the grantors of those real property rights to our projects.

•	In order to secure contracts for new projects, we typically face a long and variable development cycle that requires significant resource commitments and a long lead time before we realize revenues.

•

While we currently focus on converting methane into renewable energy, in the future we may decide to expand our strategy to include other types of projects. Any future energy projects may present unforeseen challenges and result in a competitive disadvantage relative to our more established competitors.

•

Our projects rely on interconnections to distribution and transmission facilities that are owned and operated by third parties, and as a result, are exposed to interconnection and transmission facility development and curtailment risks.

•

We are dependent upon our relationships with Waste Management and Republic Services for the operation and maintenance of landfills on which several of our RNG and Renewable Electricity projects operate.

•	We have significant customer concentration, with a limited number of customers accounting for a substantial portion of our revenues.

•

Our PPAs, fuel-supply agreements, RNG off-take agreements and other agreements contain complex price adjustments, calculations and other terms based on gas price indices and other metrics, the interpretation of which could result in disputes with counterparties that could affect our results of operations and customer relationships.

•	Our revenues may be subject to the risk of fluctuations in commodity prices.

•	Our operations are subject to numerous stringent environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.

•	Our business is subject to the risk of climate change and extreme or changing weather patterns.

•	We may be required to write-off or impair capitalized costs or intangible assets in the future or we may incur restructuring costs or other charges, each of which would harm our earnings.

•	Our ability to use our U.S. net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

•	We may face intense competition and may not be able to successfully compete.

•	Technological innovation may render us uncompetitive or our processes obsolete.

•	Our business could be negatively affected by security threats, including cybersecurity threats and other disruptions.

•

We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

•	No public market for our common stock currently exists in the United States, and an active public trading market may not develop or be sustained following this offering.

•	Our shares of common stock may trade on more than one market and this may result in price variations.

•	The concentration of our capital stock ownership may limit our stockholders’ ability to influence corporate matters and may involve other risks.

Implications of Being a Controlled Company

After the Reorganization Transactions and prior to the completion of the offering, certain parties to the current consortium agreement will beneficially own, in the aggregate, approximately 54.2% of our common stock and, after completion of this offering, they will beneficially own, in the aggregate, approximately 53.2% of our common stock (or 53.1% if the underwriter exercises in full its option to purchase additional shares of our common stock). Certain stockholders, which are Messrs. Copelyn’s and Govender’s respective affiliates, have informed us that they intend to enter into the Consortium Agreement whereby the parties thereto will agree to act in concert with respect to voting our common stock, including in the election of directors, among other matters. As a result, we will be a “controlled company” within the meaning of the Nasdaq corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is beneficially owned by an individual, group, or other company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements that (1) a majority of its board of directors consist of independent directors, (2) its board of directors have a compensation committee that is composed entirely of independent directors, and (3) its director nominees be selected, or recommended to the board of directors, by a majority of independent directors or by a nominations committee that consists entirely of independent directors and that has adopted a written charter or board resolution addressing the nominations process. Accordingly, our stockholders will not have the same protections afforded to stockholders of companies that are subject to these corporate governance requirements. In the event that we cease to be a “controlled company” and our common stock continues to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•

an exemption from compliance with any requirement that the Public Company Accounting Oversight Board (“PCAOB”) may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about our executive compensation arrangements;

•	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or any golden parachute arrangements;

•	extended transition periods for complying with new or revised accounting standards; and

•	the ability to present more limited financial data, including presenting only two years of selected financial data in this registration statement of which this prospectus is a part.

We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (ii) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates is at least $700.0 million as of the last business day of our most recently completed second fiscal quarter; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and (iv) the end of the fiscal year during which the fifth anniversary of this offering occurs. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act.

We currently intend to take advantage of all of the exemptions discussed above, including the extended transaction periods for complying with new or revised accounting standards. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you invest.

See “Risk Factors—Emerging Growth Company Risks” for certain risks related to our status as an emerging growth company.

Corporate Information

Montauk Renewables, Inc. was originally incorporated in the State of Delaware on September 21, 2020. Our principal executive offices are located at 680 Andersen Drive, 5th Floor, Pittsburgh, PA 15220. Our telephone number is (412) 747-8700. Our website address is www.montaukenergy.com. Information contained in, or connected to, our website does not and will not constitute part of this prospectus or the registration statement of which this prospectus is a part.

The Offering

Issuer	Montauk Renewables, Inc.

Common stock offered by us	2,350,000 shares of common stock (or 2,702,500 shares of common stock if the underwriter exercises its option to purchase additional shares in full).

Common stock offered by the selling stockholder	1,552,941 shares of common stock.

Common stock to be outstanding after this offering	140,662,713 shares of common stock (or 141,015,213 shares of common stock if the underwriter exercises its option to purchase additional shares in full).

Option to purchase additional shares of common stock	The underwriter has an option to purchase an additional 352,500 shares of common stock from us. The underwriter can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds	We estimate that the net proceeds from the sale of our common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $10.2 million ($12.7 million if the underwriter exercises its option to purchase additional shares in full) based on an assumed initial public offering price of $7.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

We intend to use the net proceeds that we receive in this offering to fund the identification of, and diligence activities with respect to, potential new projects, which include evaluating new project sites, project conversions and strategic acquisitions. The timing of our use of the net proceeds received in this offering may vary significantly depending on numerous factors. While we have no current agreements, commitments or understandings for any specific use of the net proceeds at this time, we continue to actively consider potential opportunities.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

See “Use of Proceeds” for a complete description of the intended use of proceeds from this offering.

Underwriter warrants

Upon the closing of this offering, we will issue to the underwriter, warrants (the “underwriter warrants”) entitling it to purchase a number of shares of common stock equal to 5% of the shares of common stock sold in this offering by us at an exercise price equal to 110% of the public offering price of the common stock in this offering. The underwriter warrants will expire five (5) years after the effective date of the registration statement of which this prospectus forms a part. See “Underwriting.”

Reorganization Transactions	Montauk has completed the Equity Exchange (as defined below) and will complete the Distribution (as defined below) prior to the completion of this offering. See “The Reorganization Transactions.”

Dividend policy	We declared dividends of $7.6 million and $4.1 million in May 2018 and October 2018, respectively. We did not declare any cash dividends in 2019 or 2020. The payment of future dividends on our common stock will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our Board of Directors may deem relevant. See “Dividend Policy.”

Risk factors	Investing in our common stock involves a high degree of risk. See the “Risk Factors” section of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Listing	We intend to apply to have our common stock listed on Nasdaq under the symbol “MNTK.”

Except as otherwise indicated, the number of shares of our common stock outstanding after this offering:

•	gives effect to the Distribution of 138,312,713 shares of our common stock as a pro rata dividend to holders of MNK’s ordinary shares in connection with the Reorganization Transactions;

•	assumes no exercise of the underwriter’s option to purchase additional shares and no exercise of the underwriter warrants;

•	assumes an initial public offering price of $7.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus);

•	excludes an aggregate of 20,000,000 shares of our common stock that will be available for future equity awards under the Equity Plan (as defined below); and

•	gives effect to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws.

Summary Consolidated Financial Data

The following tables set forth a summary of the historical consolidated financial data of Montauk USA for the years ended December 31, 2019 and 2018 and the nine months ended September 30, 2020 and 2019. The consolidated financial statements of Montauk USA, our predecessor for accounting purposes, will be our historical financial statements following this offering. The historical summary consolidated financial data set forth in the following tables for the years ended December 31, 2019 and 2018 and the nine months ended September 30, 2020 and 2019 has been derived from Montauk USA’s consolidated financial statements included elsewhere in this prospectus. You should read this data together with Montauk USA’s financial statements and the related notes appearing elsewhere in this prospectus and the information included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Montauk USA’s historical results are not necessarily indicative of our future results.

Statement of Operations Data:

	Year ended December 31,		Nine months ended September 30,
	2019	2018	2020	2019
	(in thousands, except per share data)
Total revenues	$107,383	$116,433	$75,559	$83,703
Operating expenses
Operating and maintenance expenses	39,783	29,073	30,884	30,306
General and administrative expenses	13,632	11,953	11,336	10,593
Royalties, transportation, gathering and production fuel expenses	20,558	22,359	14,769	16,197
Depreciation and amortization	19,760	16,195	16,120	14,754
Impairment loss	2,443	854	278	1,550
Gains on insurance proceeds	—	—	(3,444)	—
Transaction costs	202	176	—	202

Total operating expenses	$96,378	$80,610	$69,943	$73,602

Operating profit	$11,005	$35,823	$5,616	$10,101

Other expenses (income):
Interest expense	$5,576	$3,083	$3,510	$5,293
Equity loss (gain) of nonconsolidated investments	(94)	224	—	(94)
Net loss (gain) on sale of assets	10	(266)	—	10
Other expense (income)	47	(3,781)	250	(17)

Total other expenses (income)	$5,539	$(740)	$3,760	$5,192
Income tax expense (benefit)	(354)	7,796	(291)	(539)

Net income	$5,820	$28,767	$2,147	$5,448

Pro forma earnings per share (unaudited):
Basic	$0.04		$0.02
Diluted	$0.04		$0.02

Balance Sheet Data:

	As of December 31,		As of September 30,
	2019	2018	2020	2019
	(in thousands)
Cash and cash equivalents	$9,788	$54,032	$19,537	$3,003
Working capital (deficit)	(154)	34,790	6,537	(8,661)

	As of December 31,		As of September 30,
	2019	2018	2020	2019
	(in thousands)
Property, plant and equipment—net	193,498	168,418	189,957	187,868
Total assets	243,613	261,732	251,527	230,809
Long-term debt	57,256	74,649	58,656	43,577
Member’s equity	154,257	147,941	156,867	154,050

Other Financial and Operating Data:

	Year ended on December 31,		Nine months ended September 30,
	2019	2018	2020	2019
	(in thousands, unless otherwise indicated)
Renewable Natural Gas total revenues	$85,826	$98,584	$62,192	$67,322
Renewable Electricity Generation total revenues	$19,859	$18,207	$13,282	$14,927
CY RNG production volumes (MMBtu)	5,361	4,485	4,451	4,040
Total RINs Available for Sale	37,866	21,841	30,767	29,851
Adjusted EBITDA (1)	$33,615	$56,921	$21,376	$27,038

(1)	EBITDA Reconciliation:

The following table is a reconciliation of Montauk USA’s net income from continuing operations to Adjusted EBITDA for the years ended December 31, 2019 and 2018 and the nine months ended September 30, 2020 and 2019:

	Year ended December 31,		Nine months ended September 30,
	2019	2018	2020	2019
	(in thousands)
Net income	$5,820	$28,767	$2,147	$5,448
Depreciation and amortization	19,760	16,195	16,120	14,754
Interest expense	5,576	3,083	3,510	5,293
Income tax expense (benefit)	(354)	7,796	(291)	(539)

EBITDA	30,802	55,841	21,486	24,956

Impairment loss (1)	2,443	854	278	1,550
Transaction costs	202	176	—	202
Equity loss (gain) of nonconsolidated investments	(94)	224	—	(94)
Net loss (gain) on sale of assets	10	(266)	—	10
Non-cash hedging charges	252	92	(388)	414

Adjusted EBITDA	$33,615	$56,921	$21,376	$27,038

(1)

For the year ended December 31, 2019, we recorded an impairment of $1.5 million associated with our decision to cancel a site conversion agreement and we recorded an impairment loss of $0.9 million associated with an asset distribution from Red Top Renewable AG, LLC (“Red Top”) for the year ended December 31, 2018. For the nine months ended September 30, 2020, we recorded an impairment loss of $0.3 million related to the termination of a development agreement related to our Pico acquisition. We recorded an impairment loss of $1.6 million for the nine months ended September 30, 2019 related to the cancellation of a site conversion agreement and conversion of existing Renewable Electricity to RNG sites as well as the write-off of Red Top assets.

RISK FACTORS

Investing in our common stock is speculative and involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, including the consolidated financial statements and the related notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding to invest in our common stock. If any of the events described in the following risk factors actually occur, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, financial condition and results of operations could be adversely affected, the trading price of our common stock could decline, and you could lose all or part of your investment.

COVID-19 Risks

The COVID-19 pandemic has had, and is expected to continue to have, an adverse effect on our business, financial condition and results of operations.

In December 2019, there was an outbreak of a novel strain of coronavirus (“COVID-19”) in China that has since spread to nearly all regions of the world. The outbreak was subsequently declared a pandemic by the World Health Organization in March 2020. To date, the COVID-19 pandemic and preventative measures taken to contain or mitigate the pandemic have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas and significant disruptions in the financial markets both globally and in the United States.

In response to the COVID-19 pandemic and related mitigation measures, we began implementing changes in our business in March 2020 to protect our employees and customers, and to support appropriate health and safety protocols. For example, we arranged shifts at facilities to stagger employees to assist with following social distancing protocols, utilized overnight and weekend remote facility monitoring during normal operating shifts, implemented extensive cleaning and sanitation processes for both facilities and office spaces, incorporated temperature checks and facial covering requirements, instituted employee and visitor fitness questionnaires, restricted corporate travel and visitor access to sites and implemented work-from-home initiatives for certain employees. Further, we established the Infectious Disease and Response Committee (the “IDRC”) to lead the development and implementation of Montauk’s Infectious Disease and Response Plan and to oversee the company’s response to any infectious disease event. These measures resulted in additional costs, which we expect will continue into 2021 as we continue to work to address employee safety.

Although we are unable to predict the ultimate effects of the COVID-19 pandemic at this time, to date, the pandemic has adversely affected, and is expected to continue to adversely affect, our business, financial condition and results of operations. While we are considered an essential company under the U.S. Federal Cybersecurity and Infrastructure Security Agency guidance and the various state or local jurisdictions in which we operate, the spread of COVID-19 has disrupted certain aspects of our operations, including our ability to execute on our business strategy and goals, and complete the development of our projects. Commissioning of our development sites was delayed four to five months in 2020. Delayed commissioning also delays the registrations and qualifications necessary for EPA pathways, which in turn delays revenue streams from these facilities. In addition, the COVID-19 pandemic has caused delays and disruptions in our operations, including contract cancellations, and decreased our operational efficiency in maintenance and operations. State and local mitigation protocols have contributed to reduced needs for transportation fuels, which has lowered and could continue to lower state-based environmental premiums. We have also faced a reduction in RINs pricing due to the outbreak of COVID-19.

Additionally, certain third parties with whom we engage, including our project partners, third-party manufacturers and suppliers, and regulators with whom we conduct business have adjusted their operations and are assessing future operational and project needs in light of the COVID-19 pandemic. If these third parties experience shutdowns or continued business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and adversely affected.

The COVID-19 pandemic could continue to adversely affect our business, financial condition and results of operations in the future. Such future effects may be material, and include, but are not limited to:

•	reductions in state-based Environmental Attribute premiums associated with reduced volumes in the transportation sector;

•	new “shelter-in-place” orders, quarantines or similar orders, which may reduce our operating effectiveness or the availability of personnel necessary to conduct our business activities;

•	disruptions in our supply chain due to transportation delays, travel restrictions, raw material cost increases and shortages, and closures of businesses or facilities;

•	delays in construction and other capital expenditure projects, regulatory approvals and collections of our receivables for the services we perform;

•

attempts by customers to cancel or delay projects or for customers or subcontractors to invoke force majeure clauses in certain contracts resulting in a decreased or delayed demand for our products and services;

•	the inability of a significant portion of our workforce, including our management team, to work as a result of illness or government restrictions; and

•	reduced ability to access capital and limited availability of credit or financing upon acceptable terms or at all.

The situation surrounding the COVID-19 pandemic remains dynamic, and given its inherent uncertainty, it could have an adverse effect on our business in the future. The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the extent and effectiveness of containment actions and the impact of these and other factors on our employees, customers, suppliers, and distributors. Should these conditions persist for a prolonged period, the COVID-19 pandemic, including any of the above factors and others that are currently unknown, could have a material adverse effect on our business, financial condition and results of operations. The impact of the COVID-19 pandemic may also exacerbate other risks discussed in these risk factors, any of which could have a material effect on us.

Renewable Energy Risks

Our commercial success depends on our ability to develop and operate individual renewable energy projects.

Our specific focus on the renewable energy sector exposes us to risks related to the supply of and demand for energy commodities and Environmental Attributes, the cost of capital expenditures, government regulation, world and regional events and economic conditions, and the acceptance of alternative power sources. As a renewable energy producer, we may also be negatively affected by lower energy output resulting from variable inputs, mechanical breakdowns, faulty technology, competitive electricity markets or changes to the laws and regulations that mandate the use of renewable energy sources by refiners and importers of gasoline and diesel fuel and electric utilities.

In addition, a number of other factors related to the development and operation of individual renewable energy projects could adversely affect our business, including:

•

regulatory changes that affect the demand for or supply of Environmental Attributes and the prices thereof, which could have a significant effect on the financial performance of our projects and the number of potential projects with attractive economics;

•	changes in energy commodity prices, such as natural gas and wholesale electricity prices, which could have a significant effect on our revenues;

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changes in pipeline gas quality standards or other regulatory changes that may limit our ability to transport RNG on pipelines for delivery to third parties or increase the costs of processing RNG to allow for such deliveries;

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changes in the broader waste collection industry, including changes affecting the waste collection and biogas potential of the landfill industry, which could impede the LFG resource that we currently target for our projects;

•	substantial construction risks, including the risk of delay, that may arise as a result of inclement weather or labor disruptions;

•	operating risks and the effect of disruptions on our business, including the effects of the COVID-19 pandemic on us, our customers, suppliers, distributors and subcontractors;

•	entering into markets where we have less experience, such as our projects for biogas recovery at livestock farms;

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the need for substantially more capital to complete projects than initially budgeted and exposure to liabilities as a result of unforeseen environmental, construction, technological or other complications;

•	failures or delays in obtaining desired or necessary land rights, including ownership, leases or easements;

•	a decrease in the availability, pricing and timeliness of delivery of raw materials and components, necessary for the projects to function;

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obtaining and keeping in good standing permits, authorizations and consents from local city, county, state and U.S. federal governments as well as local and U.S. federal governmental organizations; and

•	the consent and authorization of local utilities or other energy development off-takers to ensure successful interconnection to energy grids to enable power sales.

Any of these factors could prevent us from completing or operating our projects, or otherwise adversely affect our business, financial condition and results of operations.

If there is not sufficient demand for renewable energy, or if renewable energy projects do not develop or take longer to develop than we anticipate, we may be unable to achieve our investment objectives.

If demand for renewable energy fails to grow sufficiently, we may be unable to achieve our business objectives. In addition, demand for renewable energy projects in the markets and geographic regions that we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of renewable energy and demand for renewable energy projects, including:

•	cost-effectiveness of renewable energy technologies as compared with conventional and competitive technologies;

•	performance and reliability of renewable energy products as compared with conventional and non-renewable products;

•	fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;

•	increases or decreases in the prices of oil, coal and natural gas;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability or effectiveness of government subsidies and incentives.

Regulatory Risks

We may be unable to obtain, modify, or maintain the regulatory permits, approvals and consents required to construct and operate our projects.

In order to construct, modify and operate our projects, we will need to obtain or may need to modify numerous environmental and other regulatory permits, approvals and consents from federal, state and local governmental entities, including air permits, wastewater discharge permits, permits or consents related to the management of municipal solid waste landfills and permits or consents related to the management and disposal of waste. A number of these permits, approvals and consents must be obtained prior to the start of development of a project. Other permits, approvals and consents are required to be obtained at, or prior to, the time of first commercial operation or within prescribed time frames following commencement of commercial operations. Any failure to successfully obtain or modify the necessary environmental and other regulatory permits, approvals and consents on a timely basis could delay the construction, modification or commencement of commercial operation of our projects. In addition, once a permit, approval or consent has been issued or acquired for a project, we must take steps to comply with the conditions of each permit, approval or consent conditions, including conditions requiring timely development and commencement of the project. Failure to comply with certain conditions within a permit, approval or consent could result in the revocation or suspension of such permit, approval or consent; the imposition of penalties; or other enforcement action by governmental entities. We also may need to modify permits, consents or approvals we have already obtained to reflect changes in project design or requirements, which could trigger a legal or regulatory review under a standard more stringent than the standard under which the permits, approvals or consents were originally issued.

Obtaining and modifying necessary permits, approvals and consents is a time-consuming and expensive process, and we may not be able to obtain or modify them on a timely or cost effective basis or at all. In the event that we fail to obtain or modify all necessary permits, approvals or consents, we may be forced to delay construction or operation of a project or abandon the project altogether, which could adversely affect our business, financial condition and results of operations. In addition, we may be required to make capital expenditures on an ongoing basis to comply with increasingly stringent federal, state, provincial and local EHS laws, regulations and permits.

The reduction or elimination of government economic incentives for renewable energy projects or other related policies could adversely affect our business, financial condition and results of operations.

We depend, in part, on Environmental Attributes, which are federal, state and local government incentives in the United States, provided in the form of RINs, RECs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy. RINs are created through the RFS program administered by the EPA, which requires transportation fuel sold in the United States to contain a minimum volume of renewable fuel and permits refineries and importers of transportation fuel to satisfy their RVOs by purchasing either (i) D5 RINs and cellulosic waiver credits (“CWCs”) or (ii) D3 RINs. RECs are created through state law requirements for utilities to purchase a portion of their energy from renewable energy sources. 56% and 53% of our revenues for 2019 and 2018, respectively, were generated from the sale of Environmental Attributes. These government economic incentives could be reduced or eliminated altogether, or the categories of renewable energy qualifying for such government economic incentives could be changed. These renewable energy program incentives are subject to regulatory oversight and could be administratively or legislatively changed in a manner that could adversely affect our operations. Further, the generation of LCFS credits on our dairy farm project is expected to increase the percentage of our revenues generated from Environmental Attributes. Reductions in, changes to, or eliminations or expirations of governmental incentives could result in decreased demand for, and lower revenues from, our projects. Changes in the level or structure of the RPS of a state for electricity could also result in a decline in our revenues or decreased demand for, and lower revenues from, our electricity projects.

Negative attitudes toward renewable energy projects from the U.S. government, other lawmakers and regulators, and activists could adversely affect our business, financial condition and results of operations.

Parties with an interest in other energy sources, including lawmakers, regulators, policymakers, environmental and advocacy organizations or other activists may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote renewable energy. Many of these parties have substantially greater resources and influence than we have. Further, changes in U.S. federal, state or local political, social or economic conditions, including a lack of legislative focus on these programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementing, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other energy sources over renewable energy, could adversely affect our business, financial condition and results of operations.

In addition, the current U.S. presidential administration may continue to create regulatory uncertainty in the renewable energy sector generally. Members of the current U.S. presidential administration, including representatives of the U.S. Department of Energy, have made public statements that indicate that the administration may not be supportive of various clean energy programs and initiatives designed to curtail climate change. For example, the United States announced its withdrawal from the 2015 Paris Agreement on climate change mitigation that will be effective on November 4, 2020. In addition, in June 2019, the EPA issued the final Affordable Clean Energy (“ACE”) rule and repealed the Clean Power Plan (the “CPP”), which had previously established standards to limit carbon dioxide emissions from existing power generation facilities. Under the ACE rule, emissions from electric utility generation facilities would be regulated only through the use of various “inside the fence” or onsite efficiency improvements and emission control technologies. In contrast, the CPP allowed facility owners to reduce emissions with “outside the fence” measures, including those associated with renewable energy projects. The ACE rule is currently subject to legal challenges and may be subject to future challenges. The ultimate resolution of such legal challenges, and the ultimate impact of the ACE rule, is uncertain. As a result of the new ACE rule and other policies or actions of the current U.S. administration or the U.S. Congress, we may be subject to significant additional risks, including the following:

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a reduction or removal of clean energy programs and initiatives and the incentives they provide could diminish the market for renewable energy, slow the retirement of aging fossil fuel plants, including the retirements of coal generation plants, and reduce the ability for renewable energy project developers to compete for future projects, which may reduce incentives for such parties to develop renewable energy projects; and

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any effort to overturn federal and state laws, regulations, or policies that are supportive of renewable energy generation or that remove costs or other limitations on other types of electricity generation that compete with renewable energy projects could adversely affect our ability to compete with traditional forms of electricity generation and adversely affect our business, financial condition and results of operations.

The outcome of the 2020 election could lead to significant legislative and regulatory reforms affecting the regulation of our projects. If the current U.S. presidential administration or the U.S. Congress were to take action to eliminate or reduce legislation, regulations and incentives supporting renewable energy, such actions could decrease demand for renewable energy in the United States, which could adversely affect our business, financial condition and results of operations.

Revenue from any projects we complete may be adversely affected if there is a decline in public acceptance or support of renewable energy, or regulatory agencies, local communities, or other third parties delay, prevent, or increase the cost of constructing and operating our projects.

Certain persons, associations and groups could oppose renewable energy projects in general or our projects specifically, citing, for example, misuse of water resources, landscape degradation, land use, food scarcity or price increase and harm to the environment. Moreover, regulation may restrict the development of renewable energy plants in certain areas. In order to develop a renewable energy project, we are typically required to obtain, among other things, environmental impact permits or other authorizations and building permits, which in turn require environmental impact studies to be undertaken and public hearings and comment periods to be held during which any person, association or group may oppose a project. Any such opposition may be taken into account by government officials responsible for granting the relevant permits, which could result in the permits being delayed or not being granted or being granted solely on the condition that we carry out certain corrective measures to the proposed project. Opposition to our projects’ requests for permits or successful challenges or appeals to permits issued for our projects could adversely affect our operating plans.

As a result, we cannot guarantee that the renewable energy plants we currently plan to develop or, to the extent applicable, are developing, will ultimately be authorized or accepted by the local authorities or the local population. For example, the local population could oppose the construction of a renewable energy plant or infrastructure at the local government level, which could in turn lead to the imposition of more restrictive requirements. This type of negative response may lead to legal, public relations or other challenges that could impede our ability to meet our construction targets, achieve commercial operations for a project on schedule, address the changing needs of our projects over time or generate revenues.

In certain jurisdictions, if a significant portion of the local population were to mobilize against a renewable energy plant, it may become difficult, or impossible, for us to obtain or retain the required building permits and authorizations. Moreover, such challenges could result in the cancellation of existing building permits or even, in extreme cases, the dismantling of, or the retroactive imposition of changes in the design of, existing renewable energy plants.

Authorization for the use, construction, and operation of systems and associated transmission facilities on federal, state, and local lands will also require the assessment and evaluation of mineral rights, private rights-of-way, and other easements; environmental, agricultural, cultural, recreational, and aesthetic impacts; and the likely mitigation of adverse effects to these and other resources and uses. The inability to obtain the required permits and other federal, state and local approvals, and any excessive delays in obtaining such permits and approvals due, for example, to litigation or third-party appeals, could potentially prevent us from successfully constructing and operating such projects in a timely manner and could result in the potential forfeiture of any deposit we have made with respect to a given project. Moreover, project approvals subject to project modifications and conditions, including mitigation requirements and costs, could affect the financial success of a given project. Changing regulatory requirements and the discovery of unknown site conditions could also adversely affect the financial success of a given project.

A decrease in acceptance of renewable energy plants by local populations, an increase in the number of legal challenges, or an unfavorable outcome of such legal challenges could adversely affect our business, financial condition and results of operations. We may also be subject to labor unavailability due to multiple simultaneous projects in a geographic region. If we are unable to grow and manage the capacity that we expect from our projects in our anticipated timeframes, it could adversely affect our business, financial condition and results of operations.

Existing regulations and policies, and future changes to these regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of renewable energy, and may adversely affect the market for credits associated with the production of renewable energy.

The market for renewable energy is influenced by U.S. federal, state and local government regulations and policies concerning renewable energy. These regulations and policies are continuously being modified, which could result in a significant future reduction in the potential demand for renewable energy, including RINs, RECs and LCFS credits, renewable energy project development and investments. Any new government regulations applicable to our renewable energy projects or markets for renewable energy may result in significant additional expenses or related development costs and, as a result, could cause a significant reduction in demand for our renewable energy.

The EPA annually sets proposed RVOs for D3 RINs in accordance with the mandates established by EISA. The EPA’s issuance of timely and sufficient annual RVOs to accommodate the RNG industry’s growing production levels is necessary to stabilize the RIN market. Although the 590 million D3 RIN volume for 2020 is a 41% increase over 2019 levels, there can be no assurance that the EPA will timely set annual RVOs or that the RVOs will continue to increase or satisfy the growing receivable natural gas market. The manner in which the EPA will establish RVOs beginning in 2023, when the statutory RVO mandates are set to expire, is expected to create additional uncertainty as to RIN pricing. In addition, the EPA has exempted a number of small refineries from their RVOs through the issuance of waivers under U.S. federal law and is expected to continue to do so. Uncertainty as to how the RFS program will continue to be administered and supported by the EPA under the current U.S. presidential administration has created price volatility and illiquidity in the RIN market and the inability to sell RINs on a forward basis beyond the current calendar year. We cannot assure you that we will be able to monetize the RINs we generate at the same price levels as we have in the past.

In order to benefit from RINs and LCFS credits, our RNG projects are required to be registered and are subject to regulatory audit.

We are required to register an RNG project with the EPA and relevant state regulatory agencies. Further, we qualify our RINs through a voluntary Quality Assurance Plan, which typically takes from three to five months from first injection of RNG into the commercial pipeline system. Although no similar qualification process currently exists for LCFS credits, we expect such a process to be implemented and would expect to seek qualification on a state by state basis under such future programs. Delays in obtaining registration, RIN qualification, and any future LCFS credit qualification of a new project could delay future revenues from the project and could adversely affect our cash flow. Further, we typically make a large investment in the project prior to receiving the regulatory approval and RIN qualification. By registering each RNG project with the EPA’s voluntary Quality Assurance Plan, we are subject to quarterly third-party audits and semi-annual on-site visits of our projects to validate generated RINs and overall compliance with the RFS program. We are also subject to a separate third party’s annual attestation review. The Quality Assurance Plan provides a process for RIN owners to follow, for an affirmative defense to civil liability, if used or transferred Quality Assurance Plan verified RINs were invalidly generated. A project’s failure to comply could result in remedial action by the EPA, including penalties, fines, retirement of RINs, or termination of the project’s registration, any of which could adversely affect our business, financial condition and results of operations.

Operating Risks

Our renewable energy projects may not generate expected levels of output.

The renewable energy projects that we construct and own are subject to various operating risks that may cause them to generate less than expected amounts of RNG or electricity. These risks include a failure or wearing out of our or our landfill operators’, customers’ or utilities’ equipment; an inability to find suitable replacement equipment or parts; less than expected supply or quality of the project’s source of biogas and faster than expected diminishment of such biogas supply; or volume disruption in our fuel supply collection system. Any extended interruption and or volume disruption in the project’s operation, or failure of the project for any reason to generate the expected amount of output, could adversely affect our business and operating results. In addition, we have in the past, and may in the future, incur material asset impairment charges if any of our renewable energy projects incurs operational issues that indicate our expected future cash flows from the project are less than the project’s carrying value. Any such impairment charge could adversely affect our operating results in the period in which the charge is recorded.

The concentration in revenues from five of our projects and geographic concentration of our projects expose us to greater risks of production interruptions from severe weather or other interruptions of production or transmission.

A substantial portion of our revenues are generated from five project sites. For the years ended December 31, 2019 and 2018, excluding the effect of derivative instruments, approximately 80.4% and 77.2%, respectively, of operating revenues were derived from these locations. During 2019, RNG production at our McCarty, Rumpke, Atascocita and Apex facilities accounted for approximately 22.6%, 29.8%, 20.3%, and 8.2% of our RNG revenues, respectively, and 29.5%, 22.6%, 20.2% and 10.4% of the RNG we produced during 2019, respectively. During 2019, Renewable Electricity production at our Bowerman Power LFG, LLC (“Bowerman”) facility accounted for approximately 88.6% of our Renewable Electricity Generation revenues and 82.0% of the Renewable Electricity we produced during 2019. A lengthy interruption of production or transmission of renewable energy from one or more of these projects, as a result of a severe weather event, failure or degradation of our or a landfill operator’s equipment or interconnection transmission problems could have a disproportionate effect on our revenues and cash flow.

Our Atascocita, McCarty, Galveston and Coastal Plains projects are located within 20 miles of each other near Houston, Texas and seven of our other RNG projects are located in relatively close proximity to each other in Pennsylvania and Ohio. Regional events, such as gas transmission interruptions, regional availability of replacement parts and service in the event of equipment failures and severe weather events in either of those geographic regions could adversely affect our RNG production and transmission more than if our projects were more geographically diversified.

Our use and enjoyment of real property rights for our projects may be adversely affected by the rights of lienholders and leaseholders that are superior to those of the grantors of those real property rights to our projects.

Our projects generally are, and any of our future projects are likely to be, located on land occupied pursuant to long-term easements, leases and rights of way. The ownership interests in the land subject to these easements, leases and rights-of-way may be subject to mortgages securing loans or other liens (such as tax liens) and other easement, lease rights and rights-of-way of third parties (such as leases of oil or mineral rights) that were created prior to our projects’ easements, leases and rights-of-way. As a result, certain of our projects’ rights under these easements, leases or rights-of-way may be subject, and subordinate, to the rights of those third parties. We may not be able to protect our operating projects against all risks of loss of our rights to use the land on which our projects are located, and any such loss or curtailment of our rights to use the land on which our projects are located and any increase in rent due on such lands could adversely affect our business, financial condition and results of operations.

Our projects are not able to insure against all potential risks and may become subject to higher insurance premiums.

Our projects are exposed to the risks inherent in the construction and operation of renewable energy projects, such as breakdowns, manufacturing defects, natural disasters, terrorist attacks and sabotage. We are also exposed to environmental risks. For example, our McCarty facility experienced the loss of one of its two production engines for the period of November 27, 2019 through March 27, 2020. The related commissioning and ramp up of the replacement engine was completed during the second quarter of 2020. Additionally, our Bowerman facility is located in California near major earthquake faults and fire zones. Recent California wild fires, which occurred in October of 2020, have forced our Bowerman facility to temporarily shut down and caused limited damage to our facility and equipment. We expect our production to be reduced by approximately 50% at the Bowerman facility during the fourth quarter of 2020 and we anticipate resuming full operations in January 2021. We expect that our Bowerman revenues will be reduced by approximately 25% in the fourth quarter of 2020 and by less than 10% through the first half of 2021.

We have insurance policies covering certain risks associated with our business. Our insurance policies do not, however, cover all losses, including those as a result of force majeure. Insurance liabilities are difficult to assess and quantify due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program. In addition, while our insurance policies for some of our projects cover losses as a result of certain types of natural disasters, terrorist attacks or sabotage, among other things, such coverage is subject to important limitations and is not always available in the insurance market on commercially reasonable terms (if at all) and is often capped at predetermined limits. In addition, our insurance policies are subject to annual review by our insurers and may not be renewed on similar or favorable terms or at all. A serious uninsured loss or a loss significantly exceeding the limits of our insurance policies could adversely affect our business, financial condition and results of operations.

New Project and Growth Risks

Acquisition, financing, construction and development of new projects and project expansions and conversions may not commence on anticipated timelines or at all.

Our strategy is to continue to expand in the future, including through the acquisition of additional projects. From time to time, we enter into nonbinding letters of intent for projects. However, until the negotiations are finalized and the parties have executed definitive documentation, we cannot assure you that we will be able to enter into any development or acquisition transactions, or any other similar arrangements, on the terms in the applicable letter of intent or at all.

The acquisition, financing, construction and development of new projects involves numerous risks, including:

•	difficulties in identifying, obtaining and permitting suitable sites for new projects;

•	failure to obtain all necessary rights to land access and use;

•	assumptions with respect to the cost and schedule for completing construction;

•	assumptions with respect to the biogas potential, including quality, volume, and asset life, for new projects;

•	the ability to obtain financing for a project on acceptable terms or at all;

•	delays in deliveries or increases in the prices of equipment;

•	permitting and other regulatory issues, license revocation and changes in legal requirements;

•	increases in the cost of labor, labor disputes and work stoppages;

•	failure to receive quality and timely performance of third-party services;

•	unforeseen engineering and environmental problems;

•	cost overruns;

•	accidents involving personal injury or the loss of life; and

•	weather conditions, global health crises such as COVID-19, catastrophic events, including fires, explosions, earthquakes, droughts and acts of terrorism, and other force majeure events.

In addition, new projects have no operating history and may employ recently developed technology and equipment. A new project may be unable to fund principal and interest payments under its debt service obligations or may operate at a loss, which may adversely affect our business, financial condition or results of operations.

We may also experience delays and cost overruns in converting existing facilities from Renewable Electricity to RNG production. During the conversation projects, there is a gap in production and relating revenue while the electricity project is offline until it commences operation as an RNG facility, which adversely affects our financial condition and results of operations.

In order to secure contracts for new projects, we typically face a long and variable development cycle that requires significant resource commitments and a long lead time before we realize revenues.

The development, design and construction process for our renewable energy projects generally lasts from 12 to 24 months, on average. We frequently receive requests for proposals from potential site hosts as part of their consideration of alternatives for their proposed projects. Prior to responding to an RFP, we typically conduct a preliminary audit of the site host’s needs and assess whether the site is commercially viable based on our expected return on investment, investment payback period, and other operating metrics, as well as the necessary permits to develop a project on that site. If we are awarded a project, we then perform a more detailed review of the site’s facilities, which serves as the basis for the final specifications of the project. Finally, we negotiate and execute a contract with the site host. This extended development process requires the dedication of significant time and resources from our sales and management personnel, with no certainty of success or recovery of our expenses. A potential site host may go through the entire sales process and not accept our proposal. Further, upon commencement of operations, it typically takes 12 months or longer for the project to ramp up to our expected production level. All of these factors, and in particular, increased spending that is not offset by increased revenues, can contribute to fluctuations in our quarterly financial performance and increase the likelihood that our operating results in a particular period will fall below investor expectations.

We plan to expand our business in part through developing RNG recovery projects at landfills and livestock farms, but we may not be able to identify suitable locations or complete development of new projects.

Historically, development of new RNG projects at landfills and livestock farms has been a significant part of our growth strategy. We plan to continue to develop new RNG projects at landfills and livestock farms to expand our project skillsets and capabilities, expand and complement our existing geographic markets, add experienced management and increase our product offerings. However, we may be unable to implement this growth strategy if we cannot identify suitable landfills and livestock farms on which to develop projects, reach agreements with landfill or livestock farm owners to develop RNG projects on acceptable terms or arrange required financing for new projects on acceptable terms. While the EPA has identified an additional 477 landfills as candidates for biogas projects, based on our industry experience and technical knowledge and analysis, after evaluating their currently available LFG collection systems and potential production capacities, we believe that approximately 25 of these sites are potentially economically viable as projects for acquisition and growth. In the future, additional candidate landfills may become economically viable as their growth increases LFG production and requires installation of LFG collection systems. However, the time and effort involved in attempting to identify suitable sites and development of new projects may divert members of our management from our operations.

Our dairy farm project has, and any future digester project will have, different economic models and risk profiles than our landfill facilities, and we may not be able to achieve the operating results we expect from these projects.

Our dairy farm project produces significantly less RNG than our landfill facilities. As a result, we will be even more dependent on the LCFS credits and RINs produced at our dairy farm project than on the RINs produced at our landfill facilities for the project’s commercial viability. Since the number of LCFS credits for RNG generated on dairy farms is significantly greater than the number of LCFS credits for RNG generated at landfills, we are substantially more dependent upon the revenue from LCFS credits for the commercial viability of the dairy farm project. In the event that CARB reduces the CI score that it applies to waste conversion projects, such as dairy digesters, the number of LCFS credits for RNG generated at our dairy farm project will decline. Additionally, revenue from LCFS credits also depends on the price per LCFS credit, which is driven by various market forces, including the supply of and demand for LCFS credits, which in turn depends on the demand for traditional transportation fuel and the supply of renewable fuel from other renewable energy sources, and mandated CI targets, which determine the number of LCFS credits required to offset LCFS deficits, and which increase over time. Fluctuations in the price of LCFS credits or the number of LCFS credits assigned will have a significantly greater impact on the success of our dairy farm project than the value that RINs have on our landfill facilities. A significant decline in the value of LCFS credits could require us to incur an impairment charge on our dairy farm project and could adversely affect our business, financial condition and results of operations.

While we currently focus on converting methane into renewable energy, in the future we may decide to expand our strategy to include other types of projects. Any future energy projects may present unforeseen challenges and result in a competitive disadvantage relative to our more established competitors.

Our business is currently focused on converting methane into renewable energy. In the future, we may expand our strategy to include other types of projects. We cannot assure you that we will be able to identify attractive opportunities outside of our current area of focus or acquire or develop such projects at a price and on terms that are attractive or that, once acquired or developed, such projects will operate profitably. In addition, these projects could expose us to increased operating costs, unforeseen liabilities or risks, and regulatory and environmental concerns associated with entering into new sectors of the energy industry, including requiring a disproportionate amount of our management’s attention and resources, which could adversely affect our business, as well as place us at a competitive disadvantage relative to more established market participants. A failure to successfully integrate such new projects into our existing project portfolio as a result of unforeseen operational difficulties or otherwise, could adversely affect our business, financial condition and results of operations.

Any future acquisitions, investments or other strategic relationships that we make could disrupt our business, cause dilution to our stockholders or harm our business, financial condition or operating results.

We expect future acquisitions of companies, purchases of assets and other strategic relationships to be an important part of our growth strategy. We plan to use acquisitions to expand our capabilities, expand our geographic markets, add experienced management and add to our project portfolio. However, we may not be able to identify suitable acquisition or investment candidates, reach agreements with acquisition targets on acceptable terms or arrange for any required financing for an acquisition on acceptable terms, any of which would materially impact our present strategy. Further, if we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including:

•	the purchase prices we pay could significantly deplete our cash reserves or result in dilution to our existing stockholders;

•	we may find that the acquired companies or assets do not improve our customer offerings or market position as planned;

•	we may have difficulty integrating the operations and personnel of the acquired companies;

•	key personnel and customers of the acquired companies may terminate their relationships with the acquired companies as a result of or following the acquisition;

•	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

•	we may incur additional costs and expenses related to complying with additional laws, rules or regulations in new jurisdictions;

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we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence or adequately adjust for in our acquisition arrangements;

•	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically diverse enterprises;

•	we may incur one-time write-offs or restructuring charges in connection with an acquisition;

•	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

•	we may not be able to realize the cost savings or other financial benefits we anticipated.

Any of these factors could adversely affect our business, financial condition and operating results.

Third-Party Partner Risks

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in developing and operating our projects, which could damage our reputation, adversely affect our partner relationships or adversely affect our growth.

Our success depends on our ability to develop and operate projects in a timely manner, which depends in part on the ability of third parties to provide us with timely and reliable products and services. In developing and operating our projects, we rely on products meeting our design specifications and components manufactured and supplied by third parties, and on services performed by subcontractors. We also rely on subcontractors to perform substantially all of the construction and installation work related to our projects, and we often need to engage subcontractors with whom we have no experience.

If any of our subcontractors are unable to provide services that meet or exceed our customers’ expectations or satisfy our contractual commitments, our reputation, business and operating results could be harmed. In addition, if we are unable to avail ourselves of warranties and other contractual protections with providers of products and services, we may incur liability to our customers or additional costs related to the affected products and services, which could adversely affect our business, financial condition and results of operations. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect the quality and performance of our projects and require considerable expense to maintain and repair our projects. This could cause us to experience interruption in our production and distribution of renewable energy and generation of related Environmental Attributes, difficulty retaining current relationships and attracting new relationships, or harm our brand, reputation or growth.

Our projects rely on interconnections to distribution and transmission facilities that are owned and operated by third parties, and as a result, are exposed to interconnection and transmission facility development and curtailment risks.

Our projects are interconnected with electric distribution and transmission facilities owned and operated by regulated utilities necessary to deliver the Renewable Electricity that we produce. Our RNG projects are similarly interconnected with gas distribution and interstate pipeline systems that are also required to deliver RNG A failure or delay in the operation or development of these distribution or transmission facilities could result in a loss of revenues or breach of a contract because such a failure or delay could limit the amount of RNG and Renewable Electricity that our operating projects deliver or delay the completion of our construction projects. In addition, certain of our operating projects’ generation may be curtailed without compensation due to distribution and transmission limitations, reducing our revenues and impairing our ability to capitalize fully on a particular project’s potential. Such a failure or curtailment at levels above our expectations could impact our ability to satisfy our supply agreements and adversely affect our business. For example, our Bowerman project lost a partial day in 2018 (March 31), and five days in 2019 (April 1-5), and then was curtailed for approximately 55 days (ending at 80% of power output) while the utility operator designed and permitted a permanent fix. Our Bowerman project also lost two days in 2019 (June 30-July 1) while the utility operator made permanent repairs. Additionally, we experience work interruptions from time to time due to federally required maintenance shutdowns.

We may acquire projects with their own interconnections to available transmission and distribution networks. In some cases, these projects may cover significant distances. A failure in our operation of these projects that causes the projects to be temporarily out of service, or subject to reduced service, could result in lost revenues because it could limit the amount of Renewable Electricity and RNG our operating projects are able to deliver.

We are dependent upon our relationships with Waste Management and Republic Services for the operation and maintenance of landfills on which several of our RNG and Renewable Electricity projects operate.

We currently operate or are developing eight renewable energy projects (seven RNG projects and one Renewable Electricity project) on landfills operated by Waste Management and two RNG projects on landfills operated by Republic Services. Our projects located on Waste Management and Republic Services operated landfills represented approximately 30.7% and 23.7%, respectively, of our revenues for 2019. We are dependent upon Waste Management and Republic Services to operate and maintain their landfill facilities and provide a continuous supply of waste for conversion to RNG and Renewable Electricity. Further, we consider our relationship with these landfill operators an important factor in our growth strategy for additional projects. In the event that we fall out of favor with either of these landfill operators due to a dispute, problems with our operations at one of their facilities or otherwise, the landfill operator may seek to terminate the related project and be less inclined to work with us on future projects.

Additionally, Waste Management and Republic Services could seek to develop their own waste-to-renewable energy conversion projects at other existing landfill locations in lieu of contracting with us for these projects. Failure to maintain these favorable relationships could adversely affect our business, growth strategy, financial condition and results of operations.

We have significant customer concentration, with a limited number of customers accounting for a substantial portion of our revenues.

For 2019, sales to Royal Dutch Shell plc, ACT Fuels, Inc., and the City of Anaheim each represented approximately 14% of our operating revenues and sales to Victory Renewables, LLC and BP Products North America each represented approximately 11% of our operating revenues, respectively. In addition, five customers made up approximately 67% and 72% of our accounts receivable as of December 31, 2019 and December 31, 2018, respectively. Revenues from our largest customers may fluctuate from time to time based on our customers’ business needs, market conditions or other factors outside of our control. If any of our largest customers terminates its relationship with us, such termination could adversely affect our revenues and results of operations.

Our fuel supply agreements with site hosts have defined contractual periods, and we cannot assure you that we will be able to successfully extend these agreements.

Fuel supply rights are issued by the landfill owner to operators for a contractual period. As operators, we have already invested resources in the development of existing sites and the ability to extend these contracts on expiration would enable us to achieve operational efficiency in continuing to generate revenues from a site without significant additional capital investments. We cannot assure you that we will be able to extend existing fuel supply agreements when they expire.

Our PPAs, fuel-supply agreements, RNG off-take agreements and other agreements contain complex price adjustments, calculations and other terms based on gas price indices and other metrics, the interpretation of which could result in disputes with counterparties that could affect our results of operations and customer relationships.

Certain of our PPAs, fuel supply agreements, RNG off-take agreements and other agreements require us to make payments or adjust prices to counterparties based on past or current changes in gas price indices, project productivity or other metrics and involve complex calculations. Moreover, the underlying indices governing payments under these agreements are subject to change, may be discontinued or replaced. The interpretation of these price adjustments and calculations and the potential discontinuation or replacement of relevant indices or metrics could result in disputes with the counterparties with respect to these agreements. Any such disputes could adversely affect project revenues, expense margins, customer or supplier relationships, or lead to costly litigation, the outcome of which we would be unable to predict.

Market Pricing Risks

Our renewable fuel projects may be exposed to the volatility of the price of RINs.

The price of RINs is driven by various market forces, including gasoline prices and the availability of renewable fuel from other renewable energy sources and conventional energy sources. Refiners are permitted to carry-over up to 20% RINs generated for one calendar year after the RINs are generated to satisfy their RVOs. As a result, we are only able to sell RINs on a forward basis for the year in which the RINs are generated and the following year. We may be unable to manage the risk of volatility in RIN pricing for all or a portion of our revenues from RINs, which would expose us to the volatility of commodity prices with respect to all or the portion of RINs that we are unable to sell through forward contracts, including risks resulting from changes in regulations, general economic conditions and changes in the level of renewable energy generation. We expect to have quarterly variations in the revenues from the projects in which we generate revenue from the sale of RINs that we are unable to sell through forward contracts.

Our revenues may be subject to the risk of fluctuations in commodity prices.

The operations and financial performance of projects in the renewable energy sectors may be affected by the prices of energy commodities, such as natural gas, wholesale electricity and other energy-related products. For example, the price of renewable energy resources changes in relation to the market prices of natural gas and electricity. The market price for natural gas is sensitive to cyclical demand and capacity supply, changes in weather patterns, natural gas storage levels, natural gas production levels, general economic conditions and the volume of natural gas imports and exports. The market price of electricity is sensitive to cyclical changes in demand and capacity supply, and in the economy, as well as to regulatory trends and developments impacting electricity market rules and pricing, transmission development and investment to power markets within the United States and in other jurisdictions through interconnects and other external factors outside of the control of renewable energy power-producing projects. Volatility of commodity prices also creates volatility in the prices of Environmental Attributes, since the value of D3 RINs is linked to the price of CWCs, which are inversely affected by the wholesale price of unleaded gasoline. In addition, volatility of commodity prices, such as the market price of gas and electricity, may also make it more difficult for us to raise any additional capital for our renewable energy projects that may be necessary to operate, to the extent that market participants perceive that a project’s performance may be tied directly or indirectly to commodity prices. Accordingly, the potential revenues and cash flows of these projects may be volatile and adversely affect the value of our investments.

Our off-take agreements for the sale of RNG are typically shorter in duration than our fuel supply agreements. Accordingly, if we are unable to renew or replace an off-take agreement for a project for which we continue to produce RNG, we would be subject to the risks associated with selling the RNG produced at that project at then-current market prices. We may be required to make such sales at a time when the market price for natural gas as a whole or in the region where that project is located, is depressed. If this were to occur, we would be subject to the volatility of gas prices and be unable to predict our revenues from such project, and the sales prices for such RNG may be lower than what we could sell the RNG for under an off-take agreement.

We are subject to volatility in prices of RINs and other Environmental Attributes.

Volatility of commodity prices creates volatility in the price of Environmental Attributes. The value of RINs is inversely proportionate to the wholesale price of unleaded gasoline. Further, the production of RINs significantly in excess of the RVOs set by the EPA for a calendar year could adversely affect the market price of RINs, particularly towards the end of the year, if refiners and other Obligated Parties have satisfied their RVOs for the year. A significant decline in the price of RINs and price of LCFS credits for a prolonged period could adversely affect our business, financial condition and results of operations, and could require us to take an impairment charge relating to one or more of our projects.

We are exposed to the risk of failing to meet our contractual commitments to sell RINs from our production.

We have in the past, and may from time to time in the future, sell forward a portion of our RINs under contracts to fix the revenues from those attributes for financing purposes or to manage our risk against future declines in prices of such Environmental Attributes. If our RNG projects do not generate the amount of RINs sold under such forward contracts, or if for any reason the RNG we generate does not produce RINs, we may be required to make up the shortfall of RINs under such forward contracts through purchases on the open market or by making payments of liquidated damages.

The failure of our hedge counterparties or significant customers to meet their obligations to us may adversely affect our financial results.

To the extent we are able to hedge our RNG revenues, our hedging transactions expose us to the risk that a counterparty fails to perform under a derivative contract. Disruptions in the financial markets could lead to sudden decreases in a counterparty’s liquidity, which could make them unable to perform under the terms of the derivative contract and we may not be able to realize the benefit of the derivative contract. Any default by the counterparty to these derivative contracts when they become due would adversely affect our business, financial condition and results of operations.

We also face credit risk through the sale of our RNG production. We are also subject to credit risk due to concentration of our RNG receivables with a limited number of significant customers. We do not require our customers to post collateral. The inability or failure of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results.

Environmental Risks

Our operations are subject to numerous stringent environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.

Our operations are subject to stringent and complex federal, state and local EHS laws and regulations, including those relating to the release, emission or discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials and wastes, the health and safety of our employees and other persons, and the generation of RINs and LCFS credits.

These laws and regulations impose numerous obligations applicable to our operations, including the acquisition of permits before construction and operation of our projects; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of our activities on certain lands lying within wilderness, wetlands and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from the ownership or operation of our properties. These laws, regulations and permits can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment.

Numerous governmental entities have the power to enforce difficult and costly compliance measures or corrective actions pursuant to these laws and regulations and the permits issued under them. We may be required to make significant capital and operating expenditures on an ongoing basis, or to perform remedial or other corrective actions at our properties, to comply with the requirements of these environmental laws and regulations or the terms or conditions of our permits. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations. In addition, we may experience delays in obtaining or be unable to obtain required environmental regulatory permits or approvals, which may delay or interrupt our operations and limit our growth and revenue.

Our operations inherently risk incurring significant environmental costs and liabilities due to the need to manage waste from our processing facilities. Spills or other releases of regulated substances, including spills and releases that occur in the future, could expose us to material losses, expenditures and liabilities under applicable environmental laws, rules and regulations. Under certain of such laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination, regardless of whether we were responsible for the release or contamination and even if our operations met previous standards in the industry at the time they were conducted. In connection with certain acquisitions, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses. In addition, claims for damages to persons or property, including natural resources, may result from the EHS impacts of our operations. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us.

New laws, changes to existing laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make significant additional expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our plants. Present and future environmental laws and regulations, and interpretations of those laws and regulations, applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on our results of operations and financial condition.

Our ability to generate revenue from sales of RINs and LCFS credits depends on our strict compliance with these federal and state programs, which are complex and can involve a significant degree of judgment. If the agencies that administer and enforce these programs disagree with our judgments, otherwise determine that we are not in compliance, conduct reviews of our activities or make changes to the programs, then our ability to generate or sell these credits could be temporarily restricted pending completion of reviews or as a penalty, permanently limited or lost entirely, and we could also be subject to fines or other sanctions. Moreover, the inability to sell RINs and LCFS credits could adversely affect our business.

Liability relating to contamination and other environmental conditions may require us to conduct investigations or remediation at the properties underlying our projects and may impact the value of properties that we may acquire.

We may incur liabilities for the investigation and cleanup of any environmental contamination at the properties underlying or adjacent to our projects, or at off-site locations where we arrange for the disposal of hazardous substances or wastes. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other federal, state and local laws, an owner or operator of a property may become liable for costs of investigation and remediation, and for damages to natural resources. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances or whether the conduct giving rise to the release was legal at the time when it occurred. In addition, liability under certain of these laws is joint and several. We also may be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties.

The presence of environmental contamination at a project may adversely affect an owner’s ability to sell such project or borrow funds using the project as collateral. To the extent that an owner of the real property underlying one of our projects becomes liable with respect to contamination at the real property, the ability of the owner to make payments to us may be adversely affected.

The presence of any environmental contamination with respect to one of our projects could adversely affect our ability to sell the affected project, and we may incur substantial investigation costs, remediation costs or other damages, thus harming our business, financial condition and results of operations.

Our business is subject to the risk of climate change and extreme or changing weather patterns.

Extreme weather patterns related to climate change could cause changes in rainfall and storm patterns and intensities, water shortages and changing temperatures, which could result in significant volatility in the supply and prices of energy. In addition, legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to capital equipment, environmental monitoring and reporting and other costs to comply with such regulations.

Furthermore, extreme weather events, such as lightning strikes, ice storms, tornados, extreme wind, hurricanes and other severe storms, wildfires and other unfavorable weather conditions or natural disasters, such as floods, fires, earthquakes, and rising sea-levels, could adversely affect the input and output commodities associated with the renewable energy sector. Such weather events or natural disasters could also require us to temporarily or permanently shut down the equipment associated with our renewable energy projects, such as our access to power and our power to biogas collection, separation and transmission systems, which would impede the ability of our projects to operate, and decrease production levels and our revenue. Operational problems, such as degradation of our project’s equipment due to wear or weather or capacity limitations or outages on the electrical transmission network, could also affect the amount of energy that our projects are able to deliver. Any of these events, to the extent not fully covered by insurance, could adversely affect our business, financial condition and results of operations.

These events could result in significant volatility in the supply and prices of energy. This volatility may create fluctuations in commodity or energy prices and earnings of companies in the renewable energy sectors.

Capital and Credit Risks

Our senior credit facility contains financial and operating restrictions that may limit our business activities and our access to credit.

Provisions in our Amended Credit Agreement, as described under “Description of Indebtedness,” imposes customary restrictions on our and certain of our subsidiaries’ business activities and uses of cash and other collateral. These agreements also contain other customary covenants, including covenants that require us to meet specified financial ratios and financial tests.

The Amended Credit Agreement consists of a $95.0 million principal amount term loan and an $80.0 million revolving credit line that matures in December 2023. The Amended Credit Agreement may not be sufficient to meet our needs as our business grows, and we may be unable to extend or replace it on acceptable terms, or at all. Under the Amended Credit Agreement, we are required to maintain a maximum ratio of total liabilities to tangible net worth of no greater than 2.0 to 1.0 as of the end of any fiscal quarter. We are also required to maintain:

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as of the end of each fiscal quarter, a fixed charge coverage ratio (meaning as of any date of determination, the ratio, (a) the numerator of which is consolidated EBITDA (as defined in the Amended Credit Agreement) for the applicable measuring period ending on such date of determination, minus taxes paid in cash during such period, minus Tax Distributions made on a consolidated basis (other than the excluded entities) during such period, minus consolidated maintenance capital expenditures (other than the excluded entities) during such period, and (b) the denominator of which is the Fixed Charges (as defined in the Amended Credit Agreement), for such period) of at least 1.2 to 1.0; and

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as of the end of each fiscal quarter, a total leverage ratio (meaning as of any date of determination, the ratio of (a) Funded Debt (as defined in the Amended Credit Agreement) on a consolidated basis (other than the excluded entities) on such date to (b) the sum of (i) the EBITDA Credit (as defined in the Amended Credit Agreement) as of such date and (ii) consolidated EBITDA for the four preceding fiscal quarters then ending, all as determined on a consolidated basis in accordance with GAAP of not more than 3.0 to 1.0.

Consolidated EBITDA, as used in the Amended Credit Agreement, may be calculated differently than EBITDA or Adjusted EBITDA, as used in this prospectus.

The Amended Credit Agreement also contemplates that we would be in default if for any fiscal quarter, (a) the average monthly D3 RIN price (as determined in accordance with the Amended Credit Agreement) is less than $0.80 per RIN and (b) the consolidated EBITDA for such quarter is less than $6,000,000.

Our failure to comply with these covenants could result in the declaration of an event of default and cause us to be unable to borrow under the Amended Credit Agreement. In addition to preventing additional borrowings under the Amended Credit Agreement, an event of default, if not cured or waived, could result in the acceleration of the maturity of indebtedness outstanding under it which would require us to pay all amounts outstanding. If an event of default occurs, we may not be able to cure it within any applicable cure period, or at all. As of September 30, 2020, we were in compliance with all covenants. Certain of our debt agreements also contain subjective acceleration clauses based on a lender deeming that a “material adverse change” in our business has occurred. If these clauses are implicated, and the lender declares that an event of default has occurred, the outstanding indebtedness would likely be immediately due. If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all.

Changes to and replacement of the LIBOR Benchmark Interest Rate may adversely affect our business, financial condition and results of operations.

Our Amended Credit Agreement and certain of our project loans are indexed to the London Interbank Offered Rate (“LIBOR”) to calculate the loan interest rate. In 2017, the United Kingdom’s Financial Conduct Authority (“FCA”), a regulator of financial services firms and financial markets in the United Kingdom, stated that it will plan for a phase out of regulatory oversight of LIBOR interest rate indices. The FCA has indicated that they will support the LIBOR indices through 2021 to allow for an orderly transition to alternative reference rates. However, this announcement indicated that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Consequently, at this time, it is not possible to predict whether and to what extent banks will continue to provide submissions for the calculation of LIBOR. Similarly, it is not possible to predict whether LIBOR will continue to be viewed as an acceptable market benchmark, what rate or rates may become accepted alternatives to LIBOR, or what the effect of any such changes in views or alternatives may be on the markets for LIBOR-indexed financial instruments. In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve Board and Federal Reserve Bank of New York announced the Secured Overnight Financing Rate (“SOFR”) as its recommended alternative to LIBOR for USD obligations. However, because the SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from LIBOR.

Regulators, industry groups and certain committees (e.g., the ARRC) have published recommended fallback language for LIBOR-linked financial instruments, identified recommended alternatives for certain LIBOR rates (e.g., the SOFR as the recommended alternative to USD LIBOR), and proposed implementations of the recommended alternatives in floating rate instruments. However, at this time, it is not possible to predict whether these recommendations and proposals will be broadly accepted, whether they will continue to evolve and what the effect of their implementation may be on the markets for floating-rate financial instruments. The language in our LIBOR-based contracts and financial instruments has developed over time and may have various events that trigger when a successor rate to the designated rate would be selected. If a trigger is satisfied, contracts and financial instruments may give the calculation agent discretion over the substitute index or indices for the calculation of interest rates to be selected. The implementation of a substitute index or indices for the calculation of interest rates under the Amended Credit Agreement and certain of our project loans may result in our incurring significant expenses in effecting the transition and could adversely affect our financial condition or results of operations.

We may be required to write-off or impair capitalized costs or intangible assets in the future or we may incur restructuring costs or other charges, each of which would harm our earnings.

In accordance with GAAP, we capitalize certain expenditures and advances relating to our acquisitions, pending acquisitions, project development costs, interest costs related to project financing and certain energy assets. In addition, we have considerable unamortized assets. In 2019, we recorded impairment charges of $0.9 million, $0.8 million and $0.8 million related to one digester joint venture, one RNG facility, and one Renewable Electricity facility, respectively. In 2018, we recorded impairment charges of $0.9 million related to two Renewable Electricity facilities. In addition, from time to time in future periods, we may be required to incur a charge against earnings in an amount equal to any unamortized capitalized expenditures and advances, net of any portion thereof that we estimate will be recoverable, through sale or otherwise, relating to: (i) any operation or other asset that is being sold, permanently shut down, impaired or has not generated or is not expected to generate sufficient cash flow; (ii) any pending acquisition that is not consummated; (iii) any project that is not expected to be successfully completed; and (iv) any goodwill or other intangible assets that are determined to be impaired. A material write-off or impairment change could adversely affect our ability to comply with the financial covenants under the Amended Credit Agreement, and otherwise adversely affect our business, financial condition and results of operations.

Our ability to use our U.S. net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

As of December 31, 2019, we had U.S. federal net operating loss (“NOL”) carryforwards of approximately $60.4 million, of which $42.9 million were incurred prior to the enactment of the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”) and, therefore, can be carried forward for 20 years to fully offset taxable income in a future year, and of which $17.5 million were incurred in 2018 or later taxable years and, therefore, can generally be carried forward indefinitely to offset 80% of taxable income in a future year. The CARES Act temporarily lifts the 80% limitation, allowing us to use our NOLs to offset 100% of our taxable income for our 2018, 2019, and 2020 taxable years. Our NOL carryforwards incurred in 2017 or earlier taxable years expire between 2027 and 2037, while our NOL carryforwards incurred in 2018 or later taxable years survive indefinitely. Our ability to utilize our U.S. NOL carryforwards is dependent upon our ability to generate taxable income in future periods.

In addition, our U.S. NOL carryforwards and certain other tax attributes may be limited if we have experienced or experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), which generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our shares increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling period that begins on the later of three years prior to the testing date and the date of the last ownership change. Similar rules may apply under state tax laws. Previous issuances and sales of MNK’s ordinary shares, this offering of our common stock, and future issuances and sales of our common stock (including certain transactions involving our common stock that are outside of our control) could have caused or could cause an “ownership change.” If an “ownership change” either had occurred or were to occur, Section 382 of the Code would impose an annual limit on the amount of pre-ownership change NOL carryforwards and other tax attributes we could use to reduce our taxable income, potentially increasing and accelerating our liability for income taxes, and also potentially causing certain tax attributes to expire unused. It is possible that such an ownership change could materially reduce our ability to use our U.S. NOL carryforwards or other tax attributes to offset taxable income, which could adversely affect our profitability.

Competition Risks

We may face intense competition and may not be able to successfully compete.

There are a number of other companies operating in the renewable energy and waste-to-energy markets. These include service or equipment providers, consultants, managers or investors.

We may not have the resources to compete with our existing competitors or with any new competitors, including in a competitive bidding process. Some of our competitors have significantly larger personnel, financial and managerial resources than we have, and we may fail to maintain or expand our business. Our competitors may also offer energy solutions at prices below cost, devote significant sales forces to competing with us or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. Moreover, if the demand for renewable energy increases, new companies may enter the market, and the influx of added competition will pose an increased risk to us.

Further, certain of our strategic partners and other landfill operators could decide to manage, recover and convert biogas from waste to renewable energy on their own which would further increase our competition, limit the number of commercially viable landfill sites available for our projects or require us to reduce our profit margins to maintain or acquire projects.

Technological innovation may render us uncompetitive or our processes obsolete.

Our success will depend on our ability to create and maintain a competitive position in the renewable energy industry. We do not have any exclusive rights to any of the technologies that we utilize, and our competitors may currently use and may be planning to use identical, similar or superior technologies. In addition, the technologies that we use may be rendered obsolete or uneconomical by technological advances, more efficient and cost-effective processes or entirely different approaches developed by one or more of our competitors or others.

We may also face competition based on technological developments that reduce demand for electricity, increase power supplies through existing infrastructure or that otherwise compete with our projects. We also encounter competition in the form of potential customers electing to develop solutions or perform services internally rather than engaging an outside provider such as us.

We may not be able to obtain long-term contracts for the sale of power produced by our projects on favorable terms and we may not meet certain milestones and other performance criteria under existing PPAs.

Obtaining long-term contracts for the sale of power produced by our projects at prices and on other terms favorable to us is essential for the long term success of our business. We must compete for PPAs against other developers of renewable energy projects. This intense competition for PPAs has resulted in downward pressure on PPA pricing for newly contracted projects. The inability to compete successfully against other power producers or otherwise enter into PPAs favorable to us would negatively affect our ability to develop and finance our projects and negatively affect our revenues. In addition, the availability of PPAs depends on utility and corporate energy procurement practices that could evolve and shift allocation of market risks over time. In addition, PPA availability and terms are a function of a number of economic, regulatory, tax, and public policy factors, which are also subject to change.

Our PPAs typically require us to meet certain milestones and other performance criteria. Our failure to meet these milestones and other criteria, including minimum quantities, may result in price concessions, in which case we would lose any future cash flow from the relevant project and may be required to pay fees and penalties to our counterparty. We cannot assure you that we will be able to perform our obligations under such agreements or that we will have sufficient funds to pay any fees or penalties thereunder.

Cybersecurity and Information Technology Risks

A failure of our information technology (“IT”) and data security infrastructure could adversely affect our business and operations.

We rely upon the capacity, reliability and security of our IT and data security infrastructure and our ability to expand and continually update this infrastructure in response to the changing needs of our business. Our existing IT systems and any new IT systems we may not perform as expected. We also face the challenge of supporting our older systems and implementing necessary upgrades. If we experience a problem with the functioning of an important IT system or a security breach of our IT systems, including during system upgrades or new system implementations, the resulting disruptions could adversely affect our business.

We and some of our third-party vendors receive and store personal information in connection with our human resources operations and other aspects of our business. Despite our implementation of reasonable security measures, our IT systems, like those of other companies, are vulnerable to damages from computer viruses, natural disasters, fire, power loss, telecommunications failures, personnel misconduct, human error, unauthorized access, physical or electronic security breaches, cyber-attacks (including malicious and destructive code, phishing attacks, ransomware, and denial of service attacks), and other similar disruptions. Such attacks or security breaches may be perpetrated by bad actors internally or externally (including computer hackers, persons involved with organized crime, or foreign state or foreign state-supported actors). Cybersecurity threat actors employ a wide variety of methods and techniques that are constantly evolving, increasingly sophisticated, and difficult to detect and successfully defend against. We have experienced such incidents in the past, and any future incidents could expose us to claims, litigation, regulatory or other governmental investigations, administrative fines and potential liability. Any system failure, accident or security breach could result in disruptions to our operations. A material network breach in the security of our IT systems could include the theft of our trade secrets, customer information, human resources information or other confidential data, including but not limited to personally identifiable information. Although past incidents have not had a material effect on our business operations or financial performance, to the extent that any disruptions or security breach results in a loss or damage to our data, or an inappropriate disclosure of confidential, proprietary or customer information, it could cause significant damage to our reputation, affect our relationships with our customers and strategic partners, lead to claims against us from governments and private plaintiffs, and ultimately harm our business. We cannot guarantee that future cyberattacks, if successful, will not have a material effect on our business or financial results.

Many governments have enacted laws requiring companies to provide notice of cyber incidents involving certain types of data, including personal data. If an actual or perceived cybersecurity breach or unauthorized access to our system or the systems of our third-party vendors, we may incur liability, costs, or damages, contract termination, our reputation may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected. Any compromise of our security could also result in a violation of applicable domestic and foreign security, privacy or data protection, consumer and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. In addition, we may be required to incur significant costs to protect against and remediate damage caused by these disruptions or security breaches in the future.

We rely on the technology, infrastructure, and software applications of certain third parties in order to host or operate some of our business. Additionally, we rely on computer hardware purchased in order to operate our business. We do not have control over the operations of the facilities of the third parties that we use. If any of these third-party services experience errors, disruptions, security issues, or other performance deficiencies, if these services, software, or hardware fail or become unavailable due to extended outages, interruptions, defects, or otherwise, or if they are no longer available on commercially reasonable terms or prices (or at all), these issues could result in errors or defects in our platforms, cause our platforms to fail, our revenue and margins could decline, or our reputation and brand to be damaged, we could be exposed to legal or contractual liability, our expenses could increase, our ability to manage our operations could be interrupted, and our processes for servicing our customers could be impaired until equivalent services or technology, if available, are identified, procured, and implemented, all of which may take significant time and resources, increase our costs, and could adversely affect our business. Many of these third-party providers attempt to impose limitations on their liability for such errors, disruptions, defects, performance deficiencies, or failures, and if enforceable, we may have additional liability to our customers or third-party providers. A failure to maintain our relationships with our third-party providers (or obtain adequate replacements), and to receive services from such providers that do not contain any material errors or defects, could adversely affect our ability to deliver effective products and solutions to our customers and adversely affect our business and results of operations.

Our business could be negatively affected by security threats, including cybersecurity threats and other disruptions.

As a renewable energy producer, we face various security threats, including among others, computer viruses, malware, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the internet, attachments to emails, persons with access to systems inside our organization, cybersecurity threats to gain unauthorized access to sensitive information or to expose, exfiltrate, alter, delete or render our data or systems unusable, threats to the security of our projects and infrastructure or third-party facilities and infrastructure, such as processing projects and pipelines, natural disasters, threats from terrorist acts and war.

Our implementation of various procedures and controls to monitor and mitigate these security threats, and to increase security for our information projects and infrastructure, may result in increased capital and operating costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to the loss of sensitive information, critical infrastructure or capabilities essential to our operations, and could adversely affect our reputation, financial position, results of operations or cash flows. Cybersecurity attacks, in particular, are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and systems and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. These events could lead to financial losses from remedial actions, loss of business or potential liability.

Emerging Growth Company Risks

For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies.

We are an emerging growth company, as defined in the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, we, unlike other public companies, will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation and any golden-parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for adopting new or revised financial accounting standards. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards permitted under the JOBS Act until we are no longer an emerging growth company. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

For so long as we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. We cannot predict whether investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

During the preparation of our interim financial statements in connection with this offering, we and our independent public accounting firm identified a material weakness in internal control over financial reporting. The material weakness related to inadequate procedures and controls with respect to complete and accurate recording of inputs to the consolidated income tax provision and related accruals.

The identified control deficiency could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected, and accordingly, we determined that these control deficiencies constitute material weaknesses.

The material weakness also resulted in adjustments to deferred tax assets, income tax payable, member’s equity and income tax expense (benefit) in our consolidated financial statements as of and for the nine months ended September 30, 2020 and 2019, which were recorded prior to their issuance.

Prior to the completion of this offering, we were not required to implement internal controls over financial reporting similar to those required by Sections 302 and 404 of the Sarbanes-Oxley Act. We are in the process of implementing measures designed to improve our internal control over financial reporting and remediate the control deficiencies that led to the material weaknesses, including increasing review of our tax calculations by external specialists and initiating design and implementation of our financial control environment which includes creation of additional controls including those designed to strengthen our review processes around preparation of the tax provision.

As a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in our internal controls over financial reporting or are unable to comply with the requirements of Section 404 or assert that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. In addition, we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Common Stock Risks

Our stock price may be volatile, and the value of our common stock may decline.

The market price of our common stock may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, some of which are beyond our control, including:

•	actual or anticipated fluctuations in our operating results due to factors related to our businesses;

•	success or failure of our business strategies;

•	our quarterly or annual earnings or those of other companies in our industries;

•	our ability to obtain financing as needed;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover our common stock;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	investor perception of our company;

•	overall market fluctuations;

•	results from any material litigation or government investigation;

•	changes in senior management or key personnel;

•	changes in laws and regulations (including energy, environmental and tax laws and regulations) affecting our business;

•	natural disasters and weather conditions disrupting our business operations;

•	the trading volume of our common stock;

•	changes in capital gains taxes and taxes on dividends affecting stockholders; and

•	changes in the anticipated future growth rate of our business.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also adversely affect the market price of our common stock, particularly in light of uncertainties surrounding the ongoing COVID-19 pandemic and the related impacts.

No public market for our common stock currently exists in the United States, and an active public trading market may not develop or be sustained following this offering.

No public market for our common stock currently exists in the United States. An active public trading market for our common stock may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies by using our shares as consideration.

Our shares of common stock may trade on more than one market and this may result in price variations.

We expect that our common stock will have a secondary listing on the JSE. Trading in our common stock will take place in USD on Nasdaq and ZAR on the JSE, and at different times, resulting from different time zones, trading days and public holidays in the United States and South Africa. The trading prices of our common stock on these two markets may differ due to these and other factors. Any decrease in the price of our common stock on the JSE could cause a corresponding decrease in the trading price of the common stock on Nasdaq.

Future sales of our common stock in the public market could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Many of our existing equity holders have substantial unrecognized gains on the value of the equity they hold based upon the price of this offering, and therefore they may take steps to sell their shares or otherwise secure the unrecognized gains on those shares. We are unable to predict the timing of or the effect that such sales may have on the prevailing market price of our common stock.

All of our directors and officers and certain stockholders will be subject to lock-up agreements that restrict their ability to transfer shares of our capital stock for 180 days from the date of this prospectus, subject to certain exceptions. Roth Capital Partners, LLC may, in its sole discretion, permit our stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements, subject to applicable notice requirements. If not earlier released, all of the shares of common stock sold in this offering will become eligible for sale upon expiration of the 180-day lock-up period, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act.

In addition, there were 2,580,647 shares of MNK common stock issuable upon the exercise of outstanding stock options as of December 31, 2020 which will be cancelled in connection with the Reorganization Transactions. We intend to register shares under the Securities Act issuable pursuant to the terms of an equity incentive plan for awards to be granted in the future.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us. Securities and industry analysts do not currently, and may never, publish research focused on us. If no securities or industry analysts commence coverage of us, the price and trading volume of our common stock likely would be adversely affected. If securities or industry analysts initiate coverage and one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our company, our common stock share price would likely decline. If analysts publish target prices for our common stock that are below the historical sales prices for the ordinary shares of MNK on the JSE or the then-current public price of our common stock, it could cause our stock price to decline significantly. Further, if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline.

We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for, and intend to rely on, exemptions and relief from certain governance requirements.

After the Reorganization Transactions and prior to the completion of the offering, the parties to the Consortium Agreement will beneficially own, in the aggregate, approximately 54.2% of our common stock and, after completion of this offering, they will beneficially own, in the aggregate, approximately 53.2% of our common stock (or 53.1% if the underwriter exercises in full its option to purchase additional shares of our common stock). These stockholders have informed us that they intend to enter into the Consortium Agreement whereby the parties thereto will agree to act in concert with respect to voting our common stock, including in the election of directors, among other matters. See “Certain Relationships and Related Person Transactions—Consortium Agreement” for a complete description of the Consortium Agreement. As a result, we will continue to be a “controlled company” within the meaning of the Nasdaq corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. For example, controlled companies are not required to have:

•	a board that is composed of a majority of “independent directors,” as defined under the Nasdaq rules;

•	a compensation committee that is composed entirely of independent directors; and

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director nominations that are made, or recommended to the full board of directors, by its independent directors, or by a nominations/governance committee that is composed entirely of independent directors.

The concentration of our capital stock ownership may limit our stockholders’ ability to influence corporate matters and may involve other risks.

As a result of the Consortium Agreement, certain of our stockholders will control matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by stockholders other than management. Accordingly, other stockholders may not have any influence over significant corporate transactions and other corporate matters. There is also a risk that certain controlling stockholders may have interests which are different from other stockholders and that they will pursue an agenda which is beneficial to themselves at the expense of other stockholders.

You will incur immediate and substantial dilution in your investment because our earlier investors paid less than the initial public offering price when they purchased their shares.

If you purchase shares in this offering, you will incur immediate dilution of $6.41 in net tangible book value per share (or $6.39 if the underwriter exercises its option to purchase additional shares in full), based on an assumed initial public offering price of $7.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) because the price that you pay will be greater than the net tangible book value per share of the shares acquired. This dilution arises because our earlier investors paid less than the initial public offering price when they purchased their shares of our common stock. See “Dilution.”

Provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware law may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.

In connection with this offering, we adopted an Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which together with applicable Delaware law, may discourage, delay or prevent a merger or acquisition that our stockholders consider favorable. These provisions may discourage, delay or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of us, including unsolicited takeover attempts, even though the transaction may offer our stockholders the opportunity to sell their common stock at a price above the prevailing market price. See “Description of Capital Stock—Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law” for more information.

Our Amended and Restated Certificate of Incorporation provides that, unless we determine otherwise, the Court of Chancery of the State of Delaware and the U.S. federal district courts are the sole and exclusive forums for certain litigation matters, which could discourage stockholder lawsuits or limit our stockholders’ ability to bring a claim in any judicial forum that they find favorable for disputes with us or our officers and directors.

Pursuant to our Amended and Restated Certificate of Incorporation, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our Amended and Restated Certificate of Incorporation, or our Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. We refer to this provision in our Amended and Restated Certificate of Incorporation as the Delaware Forum Provision. The Delaware Forum Provision does not apply to any claim arising under the Securities Act or the Exchange Act. Furthermore, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts are, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act. We refer to this provision in our Amended and Restated Certificate of Incorporation as the Federal Forum Provision. Any person or entity purchasing or otherwise acquiring an interest in any of our securities shall be deemed to have notice of and to have consented to the Delaware Forum Provision and the Federal Forum Provision, provided, however, that such security holders cannot and will not be deemed to have waived compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Delaware Forum Provision and the Federal Forum Provision may impose additional litigation costs on security holders in pursuing any such claims to the extent the provisions require the security holders to litigate in a particular or different forum. Additionally, these forum selection clauses may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders or us. The Court of Chancery of the State of Delaware and the federal district courts, as applicable, may reach a different judgment or result than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. The Federal Forum Provision may impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters.

Certain of our directors reside outside of the United States and it may be difficult to enforce judgments against them in the United States.

Two of our directors, all of our executive officers and all of our operating assets reside in the United States. Certain of our directors, including John A. Copelyn, Theventheran (Kevin) G. Govender and Mohamed H. Ahmed are residents of South Africa. Another director, Michael A. Jacobson, is a resident of Australia. As a result, it may not be possible for you to effect service of legal process, within the United States or elsewhere, upon certain of our directors, including matters arising under U.S. federal securities laws. This may make it difficult or impossible to bring an action against these individuals in the United States in the event that a person believes that their rights have been violated under applicable law or otherwise. Even if an action of this type is successfully brought, the laws of the United States and of South Africa or Australia may render a judgment unenforceable.

General Risk Factors

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute stockholders.

We expect to issue additional capital stock in the future that will result in dilution to stockholders. We expect to grant equity awards to employees, directors and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

We will have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds that we receive from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds that we receive from this offering, our ultimate use may vary substantially from our currently intended use. Investors will need to rely upon the judgment of our management with respect to the use of such proceeds. Pending use, we may invest the net proceeds that we receive from this offering in short-term, investment-grade, interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield for our stockholders. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition and results of operations could be harmed, and the market price of our common stock could decline.

We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including engineering, design, finance, marketing, sales and support personnel. Our senior management team has extensive experience in the renewable energy industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and adversely affect our business, financial condition and results of operations.

Competition for qualified highly skilled personnel can be strong, and we cannot assure you that we will be successful in attracting or retaining such personnel now or in the future. Any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability. Additionally, we do not carry key personnel insurance for any of our management executives, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could adversely affect our business, financial condition and results of operations.

Our ability to pay regular dividends on our common stock is subject to the discretion of our Board of Directors.

Our common stock will have no contractual or other legal right to dividends. The payment of future dividends on our common stock will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. Accordingly, we may not make, or may have to reduce or eliminate, the payment of dividends on our common stock, which could adversely affect the market price of our common stock. See “Dividend Policy.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this prospectus are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, and growth rates, our plans and objectives for future operations, growth, or initiatives, or strategies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to:

•	the impact of the ongoing COVID-19 pandemic on our business, financial condition and results of operations;

•	our ability to develop and operate new renewable energy projects, including with livestock farms;

•	reduction or elimination of government economic incentives to the renewable energy market;

•	delays in acquisition, financing, construction and development of new projects, including expansion plans into new areas such as dairy;

•	the length of development cycles for new projects, including the design and construction processes for our renewable energy projects;

•	dependence on third parties for the manufacture of products and services;

•	identifying suitable locations for new projects;

•	reliance on interconnections to distribution and transmission products for our Renewable Natural Gas and Renewable Electricity Generation segments;

•	our projects not producing expected levels of output;

•	concentration of revenues from a small number of customers and projects;

•	dependence on our landfill operators;

•	our outstanding indebtedness and restrictions under our credit facility;

•	our ability to extend our fuel supply agreements prior to expiration;

•	our ability to meet milestone requirements under our PPAs;

•	existing regulation and changes to regulations and policies that effect our operations;

•	decline in public acceptance and support of renewable energy development and projects;

•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

•	market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes;

•	profitability of our planned livestock farm projects;

•	sustained demand for renewable energy;

•	security threats, including cyber-security attacks;

•	the need to obtain and maintain regulatory permits, approvals and consents;

•	potential liabilities from contamination and environmental conditions;

•	potential exposure to costs and liabilities due to extensive environmental, health and safety laws;

•	impacts of climate change, changing weather patterns and conditions, and natural disasters;

•	failure of our information technology and data security systems;

•	increased competition in our markets;

•	continuing to keep up with technology innovations;

•	an active trading market for our common stock may not develop;

•	our belief that we are taking the appropriate measures to remediate the material weakness identified in our internal control over financial reporting;

•	concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and

•	the other risks and uncertainties detailed in the section titled “Risk Factors.”

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

See the “Risk Factors” section and elsewhere in this prospectus for a more complete discussion of the risks and uncertainties mentioned above and for discussion of other risks and uncertainties we face that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus and hereafter in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

We caution you that the risks and uncertainties identified by us may not be all of the factors that are important to you. Furthermore, the forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

THE REORGANIZATION TRANSACTIONS

Prior Organizational Structure

MNK is a holding company that is the ultimate parent of various subsidiaries through which its business is operated. Until January 4, 2021, its subsidiaries included Montauk USA as shown below.

The Reorganization Transactions

MNK is a holding company whose ordinary shares are currently traded on the JSE under the symbol “MNK.” MNK’s sole asset consists of our business. Our operations, however, have always been and remain based in the United States. We are pursuing the Reorganization Transactions and this offering to raise the profile of our operations in the United States by obtaining a primary listing on a stock exchange in the country where our core operations are located. In particular, the market for RNG generated from landfill methane, which generation comprises our primary business, is not currently well-developed in South Africa for various reasons, most notably quality constraints in respect of existing landfill sites. The lack of public and market awareness in South Africa regarding this sector diminishes MNK’s ability to raise capital in South Africa. We believe that access to a liquid and informed U.S. equity market will be of great benefit to our operations as a potential future source of funding for growth, including through acquisitions, new developments, and redevelopments of existing sites.

Montauk, the issuer of the common stock offered hereby, is a newly formed holding company that is participating in a series of Reorganization Transactions with MNK and its subsidiaries. Montauk had no significant operations or assets prior to January 4, 2021 when it engaged in the Equity Exchange with Montauk USA described below.

Montauk USA owned 100% of the shares of MEH. Prior to this offering and the Reorganization Transactions, MNK’s business and operations were conducted entirely through MEH and its U.S. subsidiaries, and MNK held no assets other than equity of its subsidiaries.

On January 4, 2021, MNK and its subsidiaries were reorganized through a series of transactions that resulted in Montauk owning all of the assets and entities through which MNK’s business and operations are conducted. The key steps involved in this reorganization included or will include:

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On January 4, 2021, Montauk USA transferred to Montauk all of the issued and outstanding equity of MEH (and any other assets and liabilities of Montauk USA) in exchange for all of the outstanding shares of Montauk common stock (the “Transfer”). Subsequently, Montauk USA was the sole stockholder of Montauk and MEH was a wholly owned subsidiary of Montauk.

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On January 4, 2021, Montauk USA distributed all of the shares of Montauk common stock to Montauk USA’s sole equity holder, MNK, and elected to be disregarded for U.S. tax purposes (collectively, with the Transfer, the “Equity Exchange”). Montauk is now a direct wholly owned subsidiary of MNK and Montauk USA ceased to own any assets.

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MNK will distribute all of the outstanding shares of Montauk common stock as a pro rata dividend to holders of MNK’s ordinary shares (the “Distribution”), subject to any tax witholding obligations under applicable South African law. Each ordinary share of MNK outstanding on January 21, 2021, the record date for the Distribution (the “Record Date”), will entitle the holder thereof to receive one share of Montauk common stock. The Transaction Implementation Agreement with MNK will govern the Distribution, the allocation of assets and liabilities between MNK and Montauk, and Montauk’s relationship with MNK following the Reorganization Transactions. See “Certain Relationships and Related Party Transactions—Relationship with MNK—Transaction Implementation Agreement.”

•	Following the Distribution, MNK and Montauk USA will be liquidated.

We refer to the Equity Exchange and the Distribution collectively as the “Reorganization Transactions.” We have completed the Equity Exchange and intend to complete the Distribution prior to the closing of this offering. All material approvals and actions required to execute each of the Reorganization Transactions have been or will have been obtained or taken, as appropriate, prior to the commencement of this offering. This offering will not be consummated unless each of the Reorganization Transactions is completed.

Following the completion of the Reorganization Transactions, but immediately prior to the consummation of this offering, MNK and holders of MNK’s ordinary shares will hold 100% of the outstanding shares of our common stock. Immediately following the consummation of this offering, MNK and holders of MNK’s ordinary shares will hold approximately 98.3% of the outstanding shares of our common stock, or approximately 98.1% if the underwriter exercises its option to purchase additional shares in full.

After full completion of the Reorganization Transactions and this offering, (i) Montauk USA will not own any assets and (ii) all entities through which MNK’s business and operations are currently conducted will be owned, directly or indirectly, by Montauk. Additionally, MNK will adopt a plan contemporaneously with the completion of the Reorganization Transactions that will authorize the liquidation and dissolution of MNK. As a result, we expect that MNK will be delisted from the JSE and liquidated subsequent to the consummation of this offering. Accordingly, MNK’s business is the business in which you are investing if you buy shares of common stock in this offering.

Following the completion of Reorganization Transactions and this offering, Montauk will be the parent holding company of MEH and its subsidiaries as shown below:

We will provide further information regarding the Reorganization Transactions in subsequent amendments to this registration statement of which this prospectus forms a part and prior to the completion of this offering.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $10.2 million, or approximately $12.7 million if the underwriter exercises in full its option to purchase additional shares, based on an assumed initial public offering price of $7.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

We intend to use the net proceeds that we receive in this offering to fund the identification of, and diligence activities with respect to, potential new projects, which include evaluating new project sites, project conversions and strategic acquisitions. The timing of our use of the net proceeds received in this offering may vary significantly depending on numerous factors. While we have no current agreements, commitments or understandings for any specific use of the net proceeds at this time, we continue to actively consider potential opportunities.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

Assuming no exercise of the underwriter’s option to purchase additional shares, each $1.00 increase (decrease) in the assumed initial public offering price of $7.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by $2,185,500, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us. Similarly, an increase (decrease) of one million shares of common stock sold in this offering by us would increase (decrease) our net proceeds by $6,980,000, assuming the initial public offering price of $7.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business condition, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in application of the net proceeds of this offering in a manner other than as described in this prospectus.

DIVIDEND POLICY

We declared dividends of $7.6 million and $4.1 million in May 2018 and October 2018, respectively. We did not declare any cash dividends in 2019 or 2020. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our Board of Directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability, and other factors that our Board of Directors may deem relevant.

Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries. In addition, under Delaware law, our Board of Directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then current or immediately preceding fiscal year.

Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—General Risk Factors—Our ability to pay regular dividends on our common stock is subject to the discretion of our Board of Directors.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2020:

•	on an actual basis;

•	on a pro forma basis to give effect to the Reorganization Transactions as if such transactions had occurred on September 30, 2020; and

•

on a pro forma as adjusted basis to give effect to (i) the pro forma adjustments set forth above; (ii) our receipt of the estimated net proceeds from the sale of common stock by us in the offering, after deducting the underwriting discounts and commissions and estimated fees and expenses payable by us, based on an assumed initial public offering price of $7.50 per share (the midpoint of the range appearing on the cover page of this prospectus); and (iii) the application of the net proceeds of this offering, as described in “Use of Proceeds.”

You should read this information in conjunction with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2020
	Actual (1)	Pro Forma	Pro Forma as Adjusted (2)
	(in thousands, except per share data)
Cash and cash equivalents	$19,537	$19,537	$29,753

Debt:
Term Loans	32,500	32,500	32,500
Revolving Credit Facility	36,698	36,698	36,698
Total debt	69,198	69,198	69,198
Stockholders’/Member’s equity:
Common stock, $0.01 par value: 1,000 shares authorized, 10 shares issued and outstanding, actual; 690,000,000 shares authorized, 138,312,713 shares issued and outstanding, pro forma; 690,000,000 shares authorized, 140,662,713 shares issued and outstanding, pro forma as adjusted	—	1,383	1,407
Preferred stock, $0.01 par value: 10,000,000 shares authorized, no shares issued and outstanding, pro forma; 10,000,000 shares authorized, no shares issued and outstanding pro forma as adjusted	—	—	—
Additional paid-in capital	—	155,484	165,678
Member’s equity	156,867	—	—

Total stockholders’ / member’s equity	156,867	156,867	167,085

Total capitalization	$226,065	$226,065	$236,283

(1)	Reflects historical consolidated financial data of Montauk USA derived from Montauk USA’s unaudited consolidated financial statements included elsewhere in this prospectus.
(2)

Each $1.00 increase or decrease in the public offering price per share would increase or decrease, as applicable, our net proceeds, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by $2.2 million (assuming no exercise of the underwriter’s option to purchase additional shares). Similarly, an increase or decrease of one million shares of common stock sold in this offering by us would increase or decrease, as applicable, our net proceeds, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by $7.0 million, based on an assumed initial public offering price of $7.50 per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the offering price per share and the pro forma as adjusted net tangible book value per share after this offering. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the consummation of this offering.

Our historical net tangible book value as of September 30, 2020 was $142.4 million, or $1.03 per share. Our pro forma net tangible book value as of September 30, 2020 was approximately $152.6 million, or $1.09 per share.

After giving effect to the sale of 2,350,000 shares of common stock in this offering at the assumed initial public offering price of $7.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), less the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2020 would have been approximately $152.6 million, or approximately $1.09 per share. This represents an immediate increase in net tangible book value of $0.06 per share to existing stockholders and an immediate dilution in net tangible book value of $6.41 per share to new investors of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$7.50
Historical net tangible book value per share as of September 30, 2020	1.03
Increase in pro forma net tangible book value per share attributable to new investors in this offering	0.06

Pro forma net tangible book value per share immediately after this offering		1.09

Dilution per share to new investors in this offering		$6.41

Each $1.00 increase (decrease) in the assumed initial public offering price of $7.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), would increase (decrease) our as adjusted net tangible book value, after this offering by $2.2 million, or $0.02 per share and the dilution per share to new investors by $0.02, in each case assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriter were to fully exercise its option to purchase additional shares of our common stock, including pursuant to the underwriter warrants, our pro forma net tangible book value would be $1.11 per share. This represents an increase in pro forma as adjusted net tangible book value of $0.08 per share to our existing investors and an immediate dilution of $6.39 per share to new investors.

A one million share increase (decrease) in the number of shares offered by us would increase (decrease) our as adjusted net tangible book value by approximately $7.0 million, or $0.05 per share, and the dilution per share to new investors by approximately $(0.04), in each case assuming the initial public offering price of $7.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on an as adjusted basis as of September 30, 2020, after giving effect to this offering, the total number of shares of common stock purchased from us, the total cash consideration paid to us, or to be paid, and the average price per share paid, or to be paid, by new investors purchasing shares in this offering, at an assumed initial public offering price of $7.50 per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	—	—%	$—	—%	$—

New investors	2,350,000	100%	$17,625,000	100%	$7.50

Total	2,350,000	100%	$17,625,000	100%	$7.50

If the underwriter were to fully exercise its option to purchase 352,500 additional shares of our common stock, the percentage of shares of our common stock held by existing investors would be 98.1%, and the percentage of shares of our common stock held by new investors would be 1.9%.

Sales of shares of our common stock by the selling stockholder in this offering will reduce the number of shares held by the existing stockholders to 136,759,772, or approximately 97.2% of the total shares of common stock outstanding after this offering (or approximately 97.0% of the total shares of common stock outstanding after this offering, if the underwriter exercises its option to purchase additional shares in full) and will increase the number of shares held by new investors to 3,902,941, or approximately 2.8% of the total shares of common stock outstanding after this offering (or 4,255,441 shares, or approximately 3.0% of the total shares of common stock outstanding after this offering, if the underwriter exercises its option to purchase additional shares in full).

The foregoing tables and calculations exclude 20,000,000 shares of our common stock, reserved for future issuance under the Equity Plan as of the date hereof, which will be effective upon the completion of this offering. To the extent equity awards are granted and exercised, there will be further dilution to new investors.

The above discussion and tables are based on the number of shares outstanding at September 30, 2020, after giving effect to the Reorganization Transactions. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth a summary of the historical consolidated financial data of Montauk USA for the years ended December 31, 2019 and 2018 and the nine months ended September 30, 2020 and 2019. The consolidated financial statements of Montauk USA, our predecessor for accounting purposes, will be our historical financial statements following this offering. The historical summary consolidated financial data set forth in the following tables for the years ended December 31, 2019 and 2018 and the nine months ended September 30, 2020 and 2019 have been derived from Montauk USA’s consolidated financial statements included elsewhere in this prospectus. You should read this data together with Montauk USA’s financial statements and the related notes appearing elsewhere in this prospectus and the information included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Montauk USA’s historical results are not necessarily indicative of our future results.

Statement of Operations Data:

	Year ended December 31,		Nine months ended September 30,
	2019	2018	2020	2019
	(in thousands, except per share data)
Total revenues	$107,383	$116,433	$75,559	$83,703
Operating expenses
Operating and maintenance expenses	39,783	29,073	30,884	30,306
General and administrative expenses	13,632	11,953	11,336	10,593
Royalties, transportation, gathering and production fuel expenses	20,558	22,359	14,769	16,197
Depreciation and amortization	19,760	16,195	16,120	14,754
Impairment loss	2,443	854	278	1,550
Gains on insurance proceeds	—	—	(3,444)	—
Transaction costs	202	176	—	202

Total operating expenses	$96,378	$80,610	$69,943	$73,602

Operating profit	$11,005	$35,823	$5,616	$10,101

Other expenses (income):
Interest expense	$5,576	$3,083	$3,510	$5,293
Equity loss (gain) of nonconsolidated investments	(94)	224	—	(94)
Net loss (gain) on sale of assets	10	(266)	—	10
Other expense (income)	47	(3,781)	250	(17)

Total other expenses (income)	$5,539	$(740)	$3,760	$5,192
Income tax expense (benefit)	(354)	7,796	(291)	(539)
Net income	$5,820	$28,767	$2,147	$5,448

Pro forma earnings per share (unaudited):
Basic	$0.04		$0.02
Diluted	$0.04		$0.02

Balance Sheet Data:

	As of December 31,		As of September 30,
	2019	2018	2020	2019
	(in thousands)
Cash and cash equivalents	$9,788	$54,032	$19,537	$3,003
Working capital (deficit)	(154)	34,790	6,537	(8,661)
Property, plant and equipment—net	193,498	168,418	189,957	187,868
Total assets	243,613	261,732	251,527	230,809
Long-term debt	57,256	74,649	58,656	43,577
Member’s equity	154,257	147,941	156,867	154,050

Non-GAAP measures:

	Year ended on December 31,		Nine months ended September 30,
	2019	2018	2020	2019
	(in thousands)
EBITDA (1)	$30,802	$55,841	$21,486	$24,956
Adjusted EBITDA (1)	$33,615	$56,921	$21,376	$27,038

(1)	See “Summary Consolidated Financial Data” for a reconciliation of Montauk USA’s income from continuing operations to EBITDA and Adjusted EBITDA for the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes to those statements included elsewhere in this prospectus. The historical consolidated financial data discussed below reflects the historical results of operations and financial position of Montauk USA. The consolidated financial statements of Montauk USA, our predecessor for accounting purposes, will be our historical financial statements following this offering. The historical financial data discussed below relates to periods prior to the Reorganization Transactions. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus.

Our Company

Overview

Montauk is a renewable energy company specializing in the recovery and processing of biogas from landfills and other non-fossil fuel sources for beneficial use as a replacement to fossil fuels. We develop, own, and operate RNG projects, using proven technologies that supply RNG into the transportation industry and use RNG to produce Renewable Electricity. Having participated in the industry for over 30 years, we are one of the largest U.S. producers of RNG. We established our operating portfolio of 12 RNG and three Renewable Electricity projects through self-development, partnerships, and acquisitions that span six states and have grown our revenues from $34.0 million in 2014 to $107.4 million in 2019.

Biogas is produced by microbes as they break down organic matter in the absence of oxygen (during a process called anaerobic digestion). Our two current sources of commercial scale biogas are LFG and ADG, which is produced inside an airtight tank used to breakdown organic matter, such as livestock waste. We typically secure our biogas feedstock through long-term fuel supply agreements and property lease agreements with biogas site hosts. Once we secure long-term fuel supply rights, we design, build, own, and operate facilities that convert the biogas into RNG or use the processed biogas to produce Renewable Electricity. We sell the RNG and Renewable Electricity through a variety of short-, medium-, and long-term agreements. Because we are capturing waste methane and making use of a renewable source of energy, our RNG and Renewable Electricity generate valuable Environmental Attributes, which we are able to monetize under federal and state initiatives.

Factors Affecting Revenue

Our total operating revenues include renewable energy and related Environmental Attributes sales. Renewable energy sales primarily consist of the sale of biogas including LFG and ADG, which is either sold or converted to Renewable Electricity. Environmental Attributes are generated and monetized from the renewable energy.

We report revenues from two operating segments: Renewable Natural Gas and Renewable Electricity Generation. Corporate relates to additional discrete financial information for the corporate function; primarily used as a shared service center for maintaining functions such as executive, accounting, treasury, legal, human resources, tax, environmental, engineering, and other operations functions not otherwise allocated to a segment. As such, the corporate entity is not determined to be an operating segment, but is discretely disclosed for purposes of reconciliation to the Company’s consolidated financial statements.

•

Renewable Natural Gas Revenues: We record revenues from the production and sale of RNG and the generation and sale of the Environmental Attributes, such as RINs and LCFS credits, derived from RNG. Our RNG revenues from Environmental Attributes are recorded net of a portion of

Environmental Attributes shared with off-take counterparties as consideration for such counterparties using the RNG as a transportation fuel. We monetize a portion of our RNG production under fixed-price and counterparty sharing agreements, which provide floor prices in excess of commodity indices and sharing percentages of the monetization of Environmental Attributes. Under these sharing arrangements, we receive a portion of the profits derived from counterparty monetization of the Environmental Attributes in excess of the floor prices.

•

Renewable Electricity Generation Revenues: We record revenues from the production and sale of Renewable Electricity and the generation and sale of the Environmental Attributes, such as RECs, derived from Renewable Electricity. All of our Renewable Electricity production is monetized under fixed-price PPAs from our existing operating projects.

•

Corporate Revenues: Corporate reports realized and unrealized gains or losses under our gas hedge programs. Corporate also relates to additional discrete financial information for the corporate function; primarily used as a shared service center for maintaining functions such as executive, accounting, treasury, legal, human resources, tax, environmental, engineering and other operations functions not otherwise allocated to a segment.

Our revenues are priced based on published index prices which can be influenced by factors outside our control, such as market impacts on commodity pricing and regulatory developments. With our royalty payments structured as a percentage of revenue, royalty payments fluctuate with changes in revenues. Due to these factors, we place a primary focus on managing production volumes and operating and maintenance expenses as these factors are most controllable by us.

RNG Production

Our RNG production levels are subject to fluctuations based on numerous factors, including:

•

Disruptions to Production: Disruptions to waste placement operations at our active landfill sites, severe weather events, failure or degradation of our or a landfill operator’s equipment or interconnection or transmission problems could result in a reduction of our RNG production. We strive to address any issues that may arise proactively through preventative maintenance, process improvement and flexible redeployment of equipment to maximize production and useful life.

•

Quality of Biogas: We are reliant upon the quality and availability of biogas from our site partners. The quality of the waste at our landfill project sites is subject to change based on the volume and type of waste accepted. Variations in the quality of the biogas could affect our RNG production levels. At three of our projects, we operate the wellfield collection system, which allows greater control over the quality and consistency of the collected biogas. At two of our projects, we have operating and management agreements by which we earn revenue for managing the wellfield collection systems. Additionally, our dairy farm project will benefit from the consistency of feedstock and controlled environment of collection of waste to improve biogas quality.

•

RNG Production from Our Growth Projects: We employ a multi-pronged growth strategy that enables us to pursue growth through: (i) expanding, converting and optimizing our existing portfolio, (ii) acquiring and developing new projects and (iii) broadening our sources of fuel supply. We also anticipate increased production at certain of our existing projects as open landfills continue to take in additional waste and the gas available for collection increases. Delays in commencement of production or extended commissioning issues at a new project or a conversion project would delay any realization of production from that project.

Pricing

Our Renewable Natural Gas and Renewable Electricity Generation segments’ revenues are primarily driven by the prices under our off-take agreements and PPAs and the amount of RNG and Renewable Electricity that we produce. We sell the RNG produced from our projects under a variety of short-term and medium-term agreements to counterparties, with contract terms varying from three years to five years. Our contracts with counterparties are typically structured to be based on varying natural gas price indices for the RNG produced. All of the Renewable Electricity produced at our biogas-to-electricity projects is sold under long-term contracts to creditworthy counterparties, typically under a fixed price arrangement with escalators. We are considering conversion to RNG for one Renewable Electricity site in our portfolio.

The pricing of Environmental Attributes, which accounts for a substantial portion of our revenues, is subject to volatility based on a variety of factors, including regulatory and administrative actions and commodity pricing.

Our dairy farm project is expected to be awarded a more attractive CI by CARB, thereby generating LCFS credits at a multiple of those generated by our landfill projects.

The sale of RINs, which is subject to market price fluctuations, accounts for a substantial portion of our revenues. We manage against the risk of these fluctuations through forward sales of RINs, although currently we only sell RINs in the calendar year they are generated and the following calendar year. The EPA set the 2020 RVOs for D3 RINs at 590 million gallons, representing a 41% increase over the 2019 RVOs, and is expected to promulgate final 2021 RVOs by June 2021.

Factors Affecting Operating Expenses

Our operating expenses include royalties, transportation, gathering and production fuel expenses, project operating and maintenance expenses, general and administrative expenses, depreciation and amortization, net loss (gain) on sale of assets, impairment loss and transaction costs.

•

Project Operating and Maintenance Expenses: Operating and maintenance expenses primarily consist of expenses related to the collection and processing of biogas, including biogas collection system operating and maintenance expenses, biogas processing operating and maintenance expenses, and related labor and overhead expenses. At the project level, this includes all labor and benefit costs, ongoing corrective and proactive maintenance, project level utility charges, rent, health and safety, employee communication, and other general project level expenses.

•

Royalties, Transportation, Gathering and Production Fuel Expenses: Royalties represent payments made to our facility hosts, typically structured as a percentage of revenue. Transportation and gathering expenses include capacity and metering expenses representing the costs of delivering our RNG and Renewable Electricity production to end users. These expenses include payments to pipeline operators and other agencies that allow for the transmission of our gas and electricity commodities to end users. Production fuel expenses generally represent alternative royalty payments based on quantity usage of biogas feedstock.

•

General and Administrative Expenses: General and administrative expenses primarily consist of corporate expenses and unallocated support functions for our operating facilities, including personnel costs for executive, finance, accounting, investor relations, legal, human resources, operations, engineering, environmental registration and reporting, health and safety, IT and other administrative personnel and professional fees and general corporate expenses.

•

Depreciation and Amortization: Expenses related to the recognition of the useful lives of our intangible and fixed assets. We spend significant capital to build and own our facilities. In addition to development capital, we annually reinvest to maintain these facilities.

•

Impairment Loss: Expenses related to reductions in the carrying value(s) of fixed and/or intangible assets based on periodic evaluations whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

•	Transaction Costs: Transaction costs primarily consist of expenses incurred for due diligence and other activities related to potential acquisitions and other strategic transactions.

Key Operating Metrics

Total operating revenues reflect both sales of renewable energy and sales of related Environmental Attributes. As a result, our revenues are primarily affected by unit production of RNG and Renewable Electricity, production of Environmental Attributes, and the prices at which we monetize such production. Set forth below is an overview of these key metrics:

•

Production volumes: We review performance by site based on unit of production calculations for RNG and Renewable Electricity, measured in terms of MMBtu and MWh, respectively. While unit of production measurements can be influenced by schedule facility maintenance schedules, the metric is used to measure the efficiency of operations and the impact of optimization improvement initiatives. We monetize a majority of our RNG commodity production under variable-price agreements, based on indices. A portion of our Renewable Natural Gas segment commodity production is monetized under fixed-priced contracts. A majority of our Renewable Electricity Generation segment commodity production is monetized under fixed-priced PPAs

•

Production of Environmental Attributes: We monetize Environmental Attributes derived from our production of RNG and Renewable Electricity. We carry-over a portion of the RINs generated from RNG production to the following year and monetize the carried over RINs in such following calendar year. A majority of our Renewable Natural Gas segment Environmental Attributes are self-monetized, though a portion are generated and monetized by third parties under counterparty sharing agreements. A majority of our Renewable Electricity Generation segment Environmental Attributes are monetized as a component of our fixed-price PPAs.

•

Average realized price per unit of production: Our profitability is highly dependent on the commodity prices for natural gas and electricity, and the Environmental Attribute prices for RINs, LCFS credits, and RECs. Realized prices for Environmental Attributes monetized in a year may not correspond directly with that year’s production as attributes may be carried over and subsequently monetized. Realized prices for Environmental Attributes monetized in a year may not correspond directly to index prices due to the forward selling of commitments.

The following table summarizes the key operating metrics described above, which metrics we use to measure performance.

	Year ended December 31,
	2019	2018	Change $	Change %
	(in thousands, unless otherwise indicated)
Revenues
Renewable Natural Gas Total Revenues	$85,926	$98,584	$(12,658)	(12.8)%
Renewable Electricity Generation Total Revenues	$19,859	$18,207	$1,652	9.1%

RNG Metrics

CY RNG production volumes (MMBtu)	5,361	4,485	876	19.5%
Less: Current period RNG volumes under fixed/floor-price contracts	(1,987)	(1,952)	(35)	1.8%
Plus: Prior period RNG volumes dispensed in current period	371	154	217	140.9%
Less: Current period RNG production volumes not dispensed	(266)	(371)	105	28.3%
Total RNG volumes available for RIN generation (1)	3,479	2,316	1,163	50.2%

RIN Metrics

Current RIN generation (x 11.727) (2)	40,791	27,146	13,645	50.3%
Less: Counterparty share (RINs)	(3,729)	(5,389)	1,660	30.8%
Plus: Prior period RINs carried into CY	1,690	1,774	(84)	(4.7)%
Less: CY RINs carried into next CY	(886)	(1,690)	804	47.6%
Total RINs available for sale (3)	37,866	21,841	16,025	73.4%
Less: RINs sold	(36,767)	(22,091)	(14,676)	(66.4)%
RIN Inventory	1,099	(250)	1,349	539.6%
RNG Inventory (volumes not dispensed for RINs) (4)	(266)	(371)	105	28.3%

Average Realized RIN price	$1.45	$2.37	$(0.92)	(38.8)%

Operating Expenses

Renewable Natural Gas Operating Expenses	$46,853	$37,997	$8,856	23.3%

Operating Expenses per MMBtu (actual)	$8.74	$8.47	$0.27	3.2%

Renewable Electricity Generation Operating Expenses	$13,299	$11,969	$1,330	11.1%
$/MWh (actual)	$56.36	$48.71	$7.65	15.7%

Other Metrics

Renewable Electricity Generation Volumes Produced (MWh)	236	246	(10)	(4.1)%
Average Realized Price $/MWh (actual)	$84.16	$74.10	$10.06	13.6%

(1)	RINs are generated in the month following the month that gas is produced and dispensed. Volumes under fixed/floor-price arrangements generate RINs which we do not self-market.
(2)	One MMBtu of RNG has the same energy content as 11.727 gallons of ethanol, and thus may generate 11.727 RINs under the RFS program.
(3)	Represents RINs available to be self-marketed by us during the reporting period.
(4)	Represents gas production for which RINs are not generated.

Results of Operations

Comparison of Years Ended December 31, 2019 and 2018

The following table summarizes our revenues, expenses and net income for the periods set forth below:

	Year ended December 31,
	2019	2018	Change $	Change %
	(in thousands)
Total operating revenues	$107,383	$116,433	$(9,050)	(7.8)%

Operating expenses:
Operating and maintenance expenses	$39,783	$29,073	$10,710	36.8%
General and administrative expenses	13,632	11,953	1,679	14.0
Royalties, transportation, gathering and production fuel	20,558	22,359	(1,801)	(8.1)
Depreciation and amortization	19,760	16,195	3,565	22.0
Impairment loss	2,443	854	1,589	186.1
Transaction costs	202	176	26	14.8

Total operating expenses	$96,378	$80,610	$15,768	19.6%

Operating profit	11,005	35,823	(24,818)	(69.3)%
Other expenses (income):	5,539	(740)	6,279	848.6%
Income tax expense (benefit)	(354)	7,796	(8,150)	(104.5)%

Net income	$5,820	$28,767	$(22,947)	(79.8)%

Revenues for the Years Ended December 31, 2019 and 2018

Total revenues in 2019 were $107.4 million, a decrease of $9.0 million (7.8%) compared to $116.4 million in 2018. The primary driver for this decrease related to falling D3 RIN index pricing in 2019 as compared to 2018. Partially offsetting the unfavorable price environment was our ability to increase RNG production. In addition to commissioning a new facility during the fourth quarter of 2019, 2019 included a full year of production from two facilities commissioned during the second and third quarters of 2018. Specifically, the following facilities and their commercial operation dates (“COD”) were: Atascocita, May 2018; Apex, August 2018; and Galveston, October 2019.

Renewable Natural Gas Revenues

We produced 5.4 million MMBtu of RNG during 2019, an increase over the 4.5 million MMBtu (20%) produced in 2018. Of this increase, 0.9 million MMBtu of RNG were produced from development sites commissioned during 2018. A site commissioned in 2019 produced 0.1 million MMBtu of RNG.

Revenues from the Renewable Natural Gas segment in 2019 were $85.8 million, a decrease of $12.8 million (13%) compared to $98.6 million in 2018. Average commodity pricing for natural gas for 2019 was 34.7% lower than the prior year. During 2019, we self-monetized 36.8 million RINs, representing a 14.7 million increase (67%) compared to 22.1 million in 2018. The increase was attributable to a shift in our strategy to a self-marketing strategy to sell Environmental Attributes based on index pricing rather than under contract arrangements. Average pricing realized on RIN sales during 2019 was $1.44 as compared to $2.38 in 2018, a decrease of 39.6%. This decrease of the D3 RIN index was driven by a drop in RIN demand due to 2018 RIN carryover, small refinery exceptions to RVOs, and industry production. This compares to the average D3 RIN index price for 2019 of $1.15 being approximately 49.9% lower than the average D3 RIN index price in 2018. The CWC price in 2019 was $1.77, a 9.6% decrease from $1.96 from 2018. RIN sales in 2019 were priced generally on the D3 RIN index while 2018 RIN sales also included sales based on the D5 RIN index plus a portion of the CWC.

At December 31, 2019, we had approximately 0.9 million RINs generated and unsold in inventory as well as 0.3 million MMBtu available for RIN generation. We had to purchase RINs in 2019 to satisfy 2018 commitments and had 1.7 million RINs generated and unsold at December 31, 2018. We had 0.4 million MMBtu available for RIN generation at December 31, 2018.

Renewable Electricity Generation Revenues

We produced 0.2 million MWh in Renewable Electricity in 2019, consistent with the prior year. In 2019, we elected to end the contract and exit our Monmouth, New Jersey facility and ended electricity production at our Coastal Plains location during its conversion to an RNG site. In 2018, we ended electricity production at our Atascocita location during its conversion to an RNG site. Finally, in 2018, we acquired Pico and began reporting our electricity production in the Renewable Electricity Generation segment. As of October 1, 2020, Pico is now reported in our Renewable Natural Gas segment due to its conversion to an RNG site.

Revenues from Renewable Electricity facilities in 2019 were $19.9 million, an increase of $1.7 million (9.1%) compared to $18.2 million in 2018. Pico accounted for $1.0 million of the $1.7 million increase in 2019. For 2019, 93.9% of Renewable Electricity Generation segment revenues were derived from the monetization of Renewable Electricity at fixed prices as compared to 88.9% in 2018.

Corporate Revenue

Our gas hedge program during 2019 was priced at rates in excess of the actual index price resulting in realized gains of $1.7 million, an increase of $2.1 million (574.9%) compared to realized losses of $0.4 million in 2018.

Expenses for the Years Ended December 31, 2019 and 2018

General and Administrative Expenses

Total general and administrative expenses of $13.6 million in 2019 increased by $1.7 million (14.0%) compared to $12.0 million in 2018. Employee related costs, including severance, increased approximately $1.3 million (28.9%) in 2019 as compared to the prior year period. Additionally, our insurance premiums increased approximately $0.6 million (48.3%) in 2019 over 2018. Third-party consulting fees decreased approximately $0.7 million (45.6%) in 2019 resulting from our previous efforts at completing a transaction to change securities exchanges.

Renewable Natural Gas Expenses

Operating and maintenance expenses for our RNG facilities in 2019 were $28.6 million, an increase of $10.5 million (57.9%) compared to $18.1 million in 2018. Of the total, $6.1 million related to development sites commissioned during 2018. A site commissioned in 2019 contributed $0.8 million to the total. Exclusive of the effects of these development sites, operating and maintenance expenses in 2019 were $17.7 million, an increase of $3.7 million (26.0%) compared to $14.1 million in 2018. The increase is attributable to the timing of equipment maintenance and expenses relating to gas cleaning component materials. Royalties, transportation, gathering and production fuel expenses for our RNG facilities for 2019 were $18.2 million, a decrease of $1.6 million (8.3%) compared to $19.8 million in 2018; however, royalties, transportation, gathering and production fuel expenses increased as a percentage of RNG revenues from 20.1%, or $19.8 million, in 2018 to 21.2%, or $18.2 million, in 2019. Of the total, $5.7 million related to development sites commissioned during 2018. A site commissioned in 2019 contributed $0.1 million to the total. Exclusive of the effects of the development sites, royalty related costs in 2019 were $12.5 million, a decrease of $5.1 million (28.8%) compared to $17.6 million in 2018. This decrease correlates to the decrease in revenue recognized by non-development sites in 2019 from 2018.

Renewable Electricity Expenses

Operating and maintenance expenses for our Renewable Electricity facilities in 2019 were $11.0 million, an increase of $1.5 million (15.5%) compared to $9.5 million in 2018. We reported the results of Pico within the Renewable Electricity Generation segment until October 2020. Of the total, Pico contributed $1.2 million in 2019 and, exclusive of Pico, Renewable Electricity facility operating and maintenance expenses increased by $0.7 million (7.4%). The increase is largely attributed to non-capitalized optimization costs for the Bowerman electricity generation facility and to a lesser extent the timing of equipment maintenance at the Security electricity generation location. Royalties, transportation, gathering and production fuel expenses for our Renewable Electricity facilities for 2019 were $2.4 million, a decrease of $0.1 million (4.1%) compared to $2.5 million in 2018 and as a percentage of Renewable Electricity Generation segment revenues decreased from 13.9% to 13.1%. This decrease relates to reduced royalty related expenses at sites converted to RNG sites during 2018 and from a site vacated in 2019.

Royalty Payments

Royalties, transportation, gathering, and production fuel expenses in 2019 were $20.6 million, a decrease of $1.8 million (8.1%) compared to $22.4 million in 2018. We make royalty payments to our fuel supply site partners on the commodities we produce and the associated Environmental Attributes. These royalty payments are typically structured as a percentage of revenue subject to a cap, with fixed minimum payments when Environmental Attribute prices fall below a defined threshold. To the extent commodity and Environmental Attributes’ prices fluctuate, our royalty payments may fluctuate upon renewal or extension of a fuel supply agreement or in connection with new projects. Our fuel supply agreements are typically structured as 20-year contracts, providing long-term visibility into the margin impact of future royalty payments.

Depreciation

Depreciation and amortization in 2019 was $19.8 million, an increase of $3.6 million (22.0%) compared to $16.2 million in 2018. The increase was due to approximately $52.9 million in development site assets being placed into service during 2018 at the time of COD. In 2019, approximately $21.2 million of assets were placed into service at the time of COD.

Impairment loss

We calculated and recorded an impairment loss of $2.4 million for 2019, an increase of $1.6 million (186.1%) compared to $0.9 million in 2018. The impairment loss was due to the cancellation of a site conversion agreement and conversion of existing Renewable Electricity to RNG sites in 2019 and the write-off of assets distributed from our Red Top joint venture. In 2018, the impairments related to the conversion of existing Renewable Electricity to RNG sites and continued deterioration in market pricing for electricity. We calculated impairments based upon replacement cost, if applicable, and pre-tax cash flow projections.

Other Expenses (Income)

Other expenses in 2019 were $5.5 million, an increase of $4.8 million (685.7%) compared to income of $0.7 million in 2018. During 2018, we realized a gain of $2.6 million attributable to one-time settlement proceeds from arbitration related to the construction of a facility as well as a non-cash gain of $1.2 million related to an outstanding liability for the construction of the same facility which was not required to be paid.

We recorded a gain of $0.1 million in 2019 associated with the sale of the Red Top joint venture interests and related distribution of fixed assets. We recorded our share of losses from Red Top in 2018 of ($0.2) million.

Income Tax Expense (Benefit)

Prior to 2018, we generated sizeable NOLs, which reduced our income tax payable for 2018 and 2019. Based upon our historical pre-tax book income and forecasts, we expect to utilize all remaining NOLs sometime after 2022 and thus have not recorded a valuation allowance against such NOLs.

Our effective income tax rate for 2019 was a benefit of 6.5% compared to an expense of 21.3% for the prior year period. We recorded a deferred tax asset related to disallowed interest expense which was fully offset by a deferred tax liability related to bonus depreciation. In 2018, we revalued our deferred tax assets associated with the enactment of the Tax Act resulting in a reduction of approximately $6.3 million of its existing deferred tax assets.

Operating Profit for the Years Ended December 31, 2019 and 2018

Operating profit in 2019 was $11.0 million, a decrease of $24.8 million (69.3%) compared to $35.8 million in 2018. RNG operating profit for 2019 was $25.7 million, a decrease of $25.1 million (49.5%) compared to $50.8 million in 2018. Renewable Electricity Generation operating loss for 2019 was $2.4 million, an increase of $0.1 million (4.7%) compared to $2.3 million in 2018.

Results of Operations

Comparison of Nine Months Ended September 30, 2020 and 2019

The following table summarizes our revenues, expenses and net income for the periods set forth below:

	Nine months ended September 30,
	2020	2019	Change $	Change %
	(in thousands)
Total operating revenues	$75,559	$83,703	$(8,144)	(9.7)%
Operating expenses:
Operating and maintenance expenses	$30,884	$30,306	$578	1.9%
General and administrative expenses	11,336	10,593	743	7.0
Royalties, transportation, gathering and production fuel	14,769	16,197	(1,428)	(8.8)
Depreciation and amortization	16,120	14,754	1,366	9.3
Impairment loss	278	1,550	(1,272)	(82.1)
Gains on insurance proceeds	(3,444)	—	(3,444)	(100)
Transaction costs	—	202	(202)	(100)

Total operating expenses	69,943	73,602	(3,659)	(5.0)

Operating profit	$5,616	$10,101	$(4,485)	(44.4)%
Other expenses:
Interest expense	$3,510	$5,293	$(1,783)	(33.7)%
Equity loss (gain) of nonconsolidated investments	—	(94)	94	100
Net loss (gain) on sale of assets	—	10	(10)	(100)
Other expense (income)	250	(17)	267	1,571
Income tax benefit	(291)	(539)	248	46.0

Net income	$2,147	$5,448	$(3,301)	(60.6)%

The following table summarizes the key operating metrics described above, which metrics we use to measure performance.

	Nine months ended September 30,
	2020	2019	Change $	Change %
Revenues	(in thousands, unless otherwise indicated)
Renewable Natural Gas Total Revenues	$62,192	$67,322	$(5,130)	(7.6)%
Renewable Electricity Generation Total Revenues	$13,282	$14,927	$(1,645)	(11.0)%

RNG Metrics
CY RNG production volumes (MMBtu)	4,451	4,040	411	10.2%
Less: Current period RNG volumes under fixed/floor-price contracts	(1,579)	(1,480)	(99)	(6.7)%
Plus: Prior period RNG volumes dispensed in current period	266	371	(105)	(28.3)%
Less: Current period RNG production volumes not dispensed	(320)	(282)	(38)	(13.5)%
Total RNG volumes available for RIN generation (1)	2,818	2,649	169	6.4%

RIN Metrics
Current RIN generation (x 11.727) (2)	33,049	31,065	1,984	6.4%
Less: Counterparty share (RINs)	(3,612)	(2,904)	(708)	(24.4)%
Plus: Prior period RINs carried into CY	1,330	1,690	(360)	(21.3)%
Less: CY RINs carried into next CY	—	—	—	—
Total RINs available for sale (3)	30,767	29,851	916	3.1%
Less: RINs sold	(30,269)	(26,686)	(3,583)	(13.4)%

RIN Inventory	498	3,165	(2,667)	(84.3)%
RNG Inventory (volumes not dispensed for RINs) (4)	320	282	38	13.5%
Average Realized RIN price	$1.25	$1.59	$(0.34)	(21.4)%

Operating Expenses
Renewable Natural Gas Operating Expenses	$23,015	$21,719	$1,296	6.0%
Operating Expenses per MMBtu (actual)	$5.17	$5.38	$(0.21)	(3.9)%
Renewable Electricity Generation Operating Expenses	$9,216	$10,309	$(1,093)	(10.6)%
$/MWh (actual)	$60.62	$56.41	$4.21	7.5%

Other Metrics
Renewable Electricity Generation Volumes Produced (MWh)	152	183	(31)	(16.9)%
Average Realized Price $/MWh (actual)	$87.14	$81.69	$5.45	6.7%

(1)	RINs are generated the month following the month gas is produced and dispensed. Volumes under fixed/floor-price arrangements generate RINs which we do not self-market.
(2)	One MMBtu of RNG has the same energy content as 11.727 gallons of ethanol, and thus may generate 11.727 RINs under the RFS program.
(3)	Represents RINs available to be self-marketed by us during the reporting period.
(4)	Represents gas production on which RINs are not generated.

Revenues for the Nine Months Ended September 30, 2020 and 2019

Total revenues for the nine months ended September 30, 2020 were $75.6 million, a decrease of $8.1 million (9.7%) compared to $83.7 million for the nine months ended September 30, 2019. The primary driver for this decrease related to a 7.6% decrease in RNG revenues related to decreased commodity prices of approximately 29.6% and realized RIN pricing of 21.4% as compared to the prior year period. Improved volumes and related increased RIN sales partially offset this decrease. To a lesser extent, reduced renewable electricity volumes in the current year period led to a decrease of 11.0% over the prior year period.

Renewable Natural Gas Revenues

We produced 4.5 million MMBtu of RNG during the nine months ended September 30, 2020, an increase over the 4.0 million MMBtu (10.2%) produced during the nine months ended September 30, 2019. Of this increase, 0.2 million MMBtu of RNG were produced from a development site commissioned after the nine months ended September 30, 2019. Wellfield improvement initiatives at our Apex site yielded an increase of 0.1 million MMBtu over the prior year period. Our McCarty site was unfavorably impacted by the loss of one of its production engines leading to a reduction in 2020 of 0.1 million MMBtu over the 2019 period.

Revenues from the Renewable Natural Gas segment for the nine months ended September 30, 2020 were $62.2 million, a decrease of $5.1 million (7.6%) compared to $67.3 million for the nine months ended September 30, 2019. Average commodity pricing for natural gas for the nine months ended September 30, 2020 was 29.6% lower than the comparative period. During the nine months ended September 30, 2020, we self-monetized 30.3 million RINs, representing a 3.6 million increase (13.4%) compared to 26.7 million during the nine months ended September 30, 2019. The increase was primarily related to increased MMBtu production over the prior year period. D3 RIN pricing continued its decline through 2019, with the third quarter of 2019 experiencing the largest decline with a D3 RIN price index average of $0.68. The negative impact of the COVID-19 pandemic on D3 RIN pricing in the second quarter of 2020 has decreased, and D3 RIN pricing has continued to improve throughout 2020 with a third quarter D3 RIN price index average of $1.55. Average pricing realized on RIN sales during the nine months ended September 30, 2020 was $1.25 as compared to $1.59 during the nine months ended September 30, 2019, a decrease of 21.4%. This compares to the average D3 RIN index price for the nine months ended September 30, 2020 of $1.39 being approximately 10.6% higher than the average D3 RIN index price during the nine months ended September 30, 2019. Approximately 8.0 million of our RIN sales during the nine months ended September 30, 2019 were based on D5 RIN index pricing and the cellulosic waiver credit which results in a RIN sales price in excess of the D3 RIN index.

At September 30, 2020, we had approximately 0.4 million RINs generated and unsold in inventory as well as 0.3 million MMBtu available for RIN generation. We had approximately 3.2 million RINs generated and unsold at September 30, 2019. We had 0.3 million MMBtu available for RIN generation at September 30, 2019.

Renewable Electricity Generation Revenues

We produced 0.2 million MWh in Renewable Electricity during the nine months ended September 30, 2020, consistent with the comparative period. During the nine months ended September 30, 2019, we elected to end the contract and exit our Monmouth, New Jersey facility and ended electricity production at our Coastal Plains location during its conversion to an RNG site.

Revenues from Renewable Electricity facilities for the nine months ended September 30, 2020 were $13.3 million, a decrease of $1.6 million (11.0%) compared to $14.9 million for the nine months ended September 30, 2019. The exit of Monmouth and conversion of Coastal Plains resulted in approximately $1.1 million of the decrease. Pico accounted for $0.4 million of the $1.6 million decrease between the nine months ended September 30, 2020 and 2019. For 2020, 100% of Renewable Electricity Generation segment revenues were derived from the monetization of Renewable Electricity at fixed prices as compared to 70.7% during the nine months ended September 30, 2019.

Corporate Revenue

Our gas hedge program during the nine months ended September 30, 2020 was priced at rates in excess of the actual index price resulting in realized gains of $0.1 million, a decrease of $1.4 million (94.2%) compared to realized gain of $1.5 million during the nine months ended September 30, 2019.

Expenses for the nine months ended September 30, 2020 and 2019

General and Administrative Expenses

Total general and administrative expenses of $11.3 million for the nine months ended September 30, 2020 increased by $0.7 million (7.0%) compared to $10.6 million for the nine months ended September 30, 2019. Employee related costs, including severance, increased approximately $0.2 million (4.1%) for the nine months ended September 30, 2020 as compared to the prior comparative period. Additionally, our insurance premiums increased approximately $0.5 million (40.4%) for the nine months ended September 30, 2020 over the nine months ended September 30, 2019.

Renewable Natural Gas Expenses

Operating and maintenance expenses for our RNG facilities for the nine months ended September 30, 2020 were $23.0 million, an increase of $1.3 million (6.0%) compared to $21.7 million for the nine months ended September 30, 2019. Of the total, $2.4 million related to a development site commissioned after the nine months ended September 30, 2019. A site commissioned during the nine months ended September 30, 2020 contributed $0.1 million to the total. Exclusive of the effects of these development sites, operating and maintenance expenses for the nine months ended September 30, 2020 were $20.3 million, a decrease of $1.2 million (5.6%) compared to $21.5 million for the nine months ended September 30, 2019. The decrease is primarily attributable to reduced media change-outs at our McCarty location. Partially offsetting this decrease were increased utility expenses at our Rumpke location. Royalties, transportation, gathering and production fuel expenses for our RNG facilities for the nine months ended September 30, 2020 were $13.4 million, a decrease of $0.9 million (6.7%) compared to $14.3 million for the nine months ended September 30, 2019; however, royalties, transportation, gathering and production fuel expenses increased as a percentage of RNG revenues from 21.2% for the nine months ended September 30, 2020 to 21.4% for the nine months ended September 30, 2019. Of the total, $0.7 million related to development sites commissioned during October 2019. A site commissioned during the nine months ended September 30, 2020 contributed an immaterial amount. Exclusive of the effects of the development sites, royalty related costs for the nine months ended September 30, 2020 were $12.6 million, a decrease of $1.7 million (11.7%) compared to $14.3 million for the nine months ended September 30, 2019. This decrease correlates to the decrease in revenue recognized by non-development sites for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019.

Renewable Electricity Expenses

Operating and maintenance expenses for our Renewable Electricity facilities for the nine months ended September 30, 2020 were $7.9 million, a decrease of $0.5 million (6.4%) compared to $8.4 million for the nine months ended September 30, 2019. We reported the results of Pico within the Renewable Electricity Generation segment until October 2020. Of the total, Pico contributed $1.4 million for the nine months ended September 30, 2020 and, exclusive of Pico, Renewable Electricity facility operating and maintenance expenses decreased by $1.1 million (14.4%). The decrease is largely attributed to a reduction of $0.7 million associated with the exit and conversion of our Monmouth and Coastal Plains, respectively, sites. Our Bowerman site also had decreased planned maintenance during the current period. Royalties, transportation, gathering and production fuel expenses for our Renewable Electricity facilities for the nine months ended September 30, 2020 were $1.4 million, a decrease of $0.5 million (29.4%) compared to $1.9 million for nine months ended September 30, 2019 and as a percentage of Renewable Electricity Generation segment revenues decreased from 13.9% for the nine months ended September 30, 2019 to 10.8% in the nine months ended September 30, 2020. This decrease relates to $0.6 million in royalty related expenses incurred in 2019 associated with Monmouth and Coastal Plains.

Royalty Payments

Royalties, transportation, gathering, and production fuel expenses for the nine months ended September 30, 2020 were $14.8 million, a decrease of $1.4 million (8.8%) compared to $16.2 million for the nine months ended September 30, 2019. We make royalty payments to our fuel supply site partners on the commodities we produce and the associated Environmental Attributes. These royalty payments are typically structured as a percentage of revenue subject to a cap, with fixed minimum payments when Environmental Attribute prices fall below a defined threshold. To the extent commodity and Environmental Attributes’ prices fluctuate, our royalty payments may fluctuate upon renewal or extension of a fuel supply agreement or in connection with new projects. Our fuel supply agreements are typically structured as 20-year contracts, providing long-term visibility into the margin impact of future royalty payments.

Depreciation

Depreciation and amortization for the nine months ended September 30, 2020 was $16.1 million, an increase of $1.3 million (9.3%) compared to $14.8 million for the nine months ended September 30, 2019. The increase was due to approximately $21.3 million in development site assets being placed into service after the nine months ended September 30, 2019 at the time of COD. For the nine months ended September 30, 2020, approximately $35.3 million of assets were placed into service at the time of COD.

Impairment Loss

We calculated and recorded an impairment loss of $0.3 million for the nine months ended September 30, 2020, a decrease of $1.3 million (82.1%) compared to $1.6 million for the nine months ended September 30, 2019. The impairment loss for the nine months ended September 30, 2020 was related to the termination of a development agreement related to our Pico acquisition. The impairment loss for the nine months ended September 30, 2019 was due to the cancellation of a site conversion agreement and conversion of existing Renewable Electricity to RNG sites in 2019 and the write-off of assets distributed from our Red Top joint venture. We calculated impairments based upon replacement cost, if applicable, and pre-tax cash flow projections.

Gains on Insurance Proceeds

During the nine months ended September 30, 2020, we received insurance proceeds related to an engine failure at our McCarty RNG location. During the fourth quarter of 2019, one of the McCarty production engines failed resulting in reduced production. The engine was replaced and commissioning began during the first quarter of 2020. We submitted this claim to our insurance carrier and have received total proceeds of $3.4 million for business interruption and property loss, net of deductibles. These proceeds were recorded within “Operating expenses” in the consolidated statements of operations.

Other Expense (Income)

Other expense was $3.8 million for the nine months ended September 30, 2020, a decrease of $1.4 million (27.6%) compared to $5.2 million for the nine months ended September 30, 2019. Other expense for the comparative periods was primarily comprised of interest expense.

Income Tax Benefit

Income tax benefit decreased $248 for the nine months ended September 30, 2020 compared with the nine months ended September 30, 2019 primarily due to the impact of generated tax credits compared to lower pre-tax earnings in the current year. We recorded a tax benefit of ($2,251) in connection with the January 1, 2020 dissolution of the Montauk Energy Capital, LLC partnership which will allow all entities under Montauk Energy Capital, LLC to file as part of our consolidated federal tax group.

See Note 14, “Income Taxes” to our unaudited consolidated financial statements for more information on the computation of the income tax expense in interim periods.

The CARES Act, enacted by the United States on March 27, 2020, did not have a material impact on our provision for income taxes for the nine months ended September 30, 2020. The Company is continuing to analyze the ongoing impact of the CARES Act.

Operating Profit for the Nine Months Ended September 30, 2020 and 2019

Operating profit for the nine months ended September 30, 2020 was $5.6 million, a decrease of $4.5 million (44.4%) compared to $10.1 million for the nine months ended September 30, 2019. RNG operating profit for the nine months ended September 30, 2020 was $18.8 million, a decrease of $3.2 million (14.5%) compared to $22.0 million for the nine months ended September 30, 2019. Renewable Electricity Generation operating loss for the nine months ended September 30, 2020 was $1.8 million, a decrease of $0.7 million (27.8%) compared to $2.5 million for nine months ended September 30, 2019. The aforementioned decreased revenues within our RNG and Renewable Electricity Generation segments drove the decrease in operating profit. The primary reason for the reduced RNG revenues was related to index price declines of both our commodity sales and our RIN sales. To a lesser extent, the lower Renewable Electricity Generation revenues were related to site exits and conversions in the prior year period.

Key Trends

Trends Affecting the Renewable Fuel Market

We believe rising demand for RNG is attributable to a variety of factors, including growing public support for renewable energy, U.S. governmental actions to increase energy independence, environmental concerns increasing demand for natural gas-powered vehicles, job creation, and increasing investment in the renewable energy sector.

Key drivers for the long-term growth of RNG include the following factors:

•

Regulatory or policy initiatives, including the federal RFS program and state-level low-carbon fuel programs in states such as California and Oregon, that drive demand for RNG and its derivative Environmental Attributes.

•

Efficiency, mobility and capital cost flexibility in our operations enable RNG to compete successfully in multiple markets. Our operating model is nimble, as we commonly use modular equipment; our RNG processing equipment is more efficient than its fossil-fuel correlates.

•

Demand for compressed natural gas (“CNG”) from natural gas-fueled vehicles. The RNG we create is pipeline quality and can be used for transportation fuel when converted to CNG. CNG is commonly used by medium-duty fleets that are close to fueling stations, such as city fleets, local delivery trucks and waste haulers.

•	Regulatory requirements, market pressure and public relations challenges increase the time, cost and difficulty of permitting new fossil fuel-fired facilities.

There is significant potential for sustained growth in biogas conversion from waste sources, given evolving consumer preferences, regulatory conditions, ongoing waste industry trends, and project economics. We believe that our status as a large producer of RNG from LFG, our 30-year track record of developing and operating projects, and our deep relationships with some of the largest landfill owners in the country position us well to continue to grow our portfolio. We intend to continue to pursue financially disciplined growth through our proven growth channels, including expansion of existing projects, conversion projects, optimization across our portfolio, greenfield development and acquisitions.

The primary factors that we believe will affect our future operating results are as follows:

Conversion of Electricity Projects to RNG Projects

We periodically evaluate opportunities to convert existing facilities from Renewable Electricity to RNG production. These opportunities tend to be most attractive for any merchant electricity facilities given the favorable economics for the sale of RNG plus RINs relative to the sale of market rate electricity plus RECs. This strategy has been an increasingly attractive avenue for growth since 2014 when RNG from landfills became eligible for D3 RINs. However, during the conversion of a project, there is a gap in production while the electricity project is offline until it commences operation as an RNG facility, which can adversely affect us. This timing effect may adversely affect our 2021 operating results as a result of our potential conversion of Renewable Electricity projects. Upon completion of a conversion, we expect that the increase in revenue upon commencement of RNG production will more than offset the loss of revenue from Renewable Electricity production. Historically, we have taken advantage of these opportunities on a gradual basis at our merchant electricity facilities, such as Atascocita and Coastal Plains.

Acquisition and Development Pipeline

The timing and extent of our development pipeline affects our operating results due to:

•

Impact of Higher Selling, General and Administrative Expenses Prior to the Commencement of a Project’s Operation: We incur significant expenses in the development of new RNG projects. Further, the receipt of RINs is delayed, and typically does not commence for a period of four to six months after the commencement of injecting RNG into a pipeline, pending final registration approval of the project by the EPA and then the subsequent completion of a third-party quality assurance plan certification. During such time, the RNG is either physically or theoretically stored and later withdrawn from storage to allow for the generation of RINs.

•

Shifts in Revenue Composition for Projects from New Fuel Sources: As we expand into livestock farm projects, our revenue composition from Environmental Attributes will change. We believe that livestock farms offer us a lucrative opportunity, as the value of LCFS credits for dairy farm projects, for example, are a multiple of those realized from landfill projects due to the significantly more attractive CI score of livestock farms.

•

Incurrence of Expenses Associated with Pursuing Prospective Projects That Do Not Come to Fruition: We incur expenses to pursue prospective projects with the goal of a site host accepting our proposal or being awarded a project in a competitive bidding process. Historically, we have evaluated opportunities which we decided not to pursue further due to the prospective project not meeting our internal investment thresholds or a lack of success in a competitive bidding process. To the extent we seek to pursue a greater number of projects or bidding for projects becomes more competitive, our expenses may increase.

Regulatory, Environmental and Social Trends

Regulatory, environmental and social factors are key drivers that incentivize the development of RNG and Renewable Electricity projects and influence the economics of these projects. We are subject to the possibility of legislative and regulatory changes to certain incentives, such as RINs, RECs and GHG initiatives. The EPA is expected to promulgate final 2021 RVOs by June 2021, which will affect the market price of RINs for 2021. The manner in which the EPA will establish RVOs beginning in 2023, when the statutory RVO mandates are set to expire, is expected to create additional uncertainty as to RIN pricing. Further changes to the CI score assigned to a project upon its renewal or a change in the way CARB develops the CI score for a new project could significantly affect the profitability of a project, particularly in the case of a livestock farm project.

Non-GAAP Financial Measures

The following table presents Adjusted EBITDA, a non-GAAP financial measure for each of the periods presented below. We present Adjusted EBITDA because we believe the measure assists investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, Adjusted EBITDA is a financial measurement of performance that management and the Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA should not be considered an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

The following table provides our EBITDA and Adjusted EBITDA for the periods presented, as well as a reconciliation to net income:

	Year ended December 31,		Nine months ended September 30,
	2019	2018	2020	2019
	(in thousands)
Net income	$5,820	$28,767	$2,147	$5,448
Depreciation and amortization	19,760	16,195	16,120	14,754
Interest expense	5,576	3,083	3,510	5,293
Income tax expense (benefit)	(354)	7,796	(291)	(539)

EBITDA	30,802	55,841	21,486	24,956

Impairment loss (1)	2,443	854	278	1,550
Transaction costs	202	176	—	202
Equity loss (gain) of nonconsolidated investments	(94)	224	—	(94)
Net loss (gain) on sale of assets	10	(266)	—	10
Non-cash hedging charges	252	92	(388)	414

Adjusted EBITDA	$33,615	$56,921	$21,376	$27,038

(1)

For the year ended December 31, 2019, we recorded an impairment of $1.5 million associated with our decision to cancel a site conversion agreement and we recorded an impairment loss of $0.9 million associated with an asset distribution from Red Top for the year ended December 31, 2018. For the nine months ended September 30, 2020, we recorded an impairment loss of $0.3 million related to the termination of a development agreement related to our Pico acquisition. We recorded an impairment loss of $1.6 million for the nine months ended September 30, 2019 related to the cancellation of a site conversion agreement and conversion of existing Renewable Electricity to RNG sites as well as the write-off of Red Top assets.

Liquidity and Capital Resources

Sources of Liquidity

At December 31, 2019 and 2018, our cash and cash equivalents, net of restricted cash, was $9.8 million and $54.0 million, respectively. At September 30, 2020 and 2019, our cash and cash equivalents, net of restricted cash, was $19.5 million and $3.0 million, respectively. We intend to fund near-term development projects using cash flows from operations and borrowings under our revolving credit facility. We believe that we will have sufficient cash flows from operations and borrowing availability under our credit facility to meet our debt service obligations and anticipated required capital expenditures (including for projects under development) for at least the next 24 months. However, we are subject to business and operational risks that could adversely affect our cash flows and liquidity.

At December 31, 2019, we had debt before debt issuance costs of $68.2 million, compared to debt before debt issuance costs of $95.0 million at December 31, 2018. In September 2019, we repaid $38.2 million in term loan debt associated with the Second Amendment (as defined below). These debt maturities are reflected in the contractual obligations table below. The debt is subject to various financial covenants. At September 30, 2020, we had debt before debt issuance costs of $69.2 million, compared to debt before issuance costs of $68.2 million at December 31, 2019. As of September 30, 2020, we were in compliance with all financial covenants associated with the borrowings.

Our debt before issuance costs is as follows:

	As of
	September 30, 2020	December 31, 2019	December 31, 2018
	(in thousands)
Term Loans	$32,500	$40,000	$95,000
Revolving Credit Facility	36,698	28,198	—

Debt before debt issuance costs	$69,198	$68,198	$95,000

In addition, we had $36.7 million available to be borrowed under our revolving credit facility at September 30, 2020.

Amended Credit Agreement

On December 12, 2018, we entered into an amended revolving credit and term loan agreement (as amended, the “Amended Credit Agreement”), with Comerica Bank (“Comerica”) and certain other financial institutions. The Amended Credit Agreement, which is secured by substantially all of our assets and assets of certain of our subsidiaries and provides for a five-year $95.0 million term loan and a five-year $80.0 million revolving credit facility.

As of December 31, 2019, $40.0 million was outstanding under the term loan and $28.2 million was outstanding under the revolving credit facility. The term loan amortizes in quarterly installments of $2.5 million and has a final maturity of December 12, 2023 with an interest rate of 4.642% and 5.511% at December 31, 2019 and 2018, respectively. The revolving and term loans under the Amended Credit Agreement bear interest at the Eurodollar Margin or Base Rate Margin based on our Total Leverage Ratio (in each case, as those terms are defined in the Amended Credit Agreement).

The Amended Credit Agreement contains customary covenants applicable to us and certain of our subsidiaries, including financial covenants. The Amended Credit Agreement is subject to customary events of default, and contemplates that we would be in default if, for any fiscal quarter (x) the average monthly D3 RIN price (as determined in accordance with the Amended Credit Agreement) is less than $0.80 per RIN and (y) the consolidated EBITDA for such quarter is less than $6.0 million.

Under the Amended Credit Agreement, we are required to maintain the following ratios:

•

a maximum ratio of Total Liabilities to Tangible Net Worth (in each case, as those terms are defined in the Amended Credit Agreement) of greater than 2.0 to 1.0 as of the end of any fiscal quarter; and

•

as of the end of each fiscal quarter, (x) a Fixed Charge Coverage Ratio (as defined in the Amended Credit Agreement) of not less than 1.2 to 1.0 and (y) a Total Leverage Ratio (as defined in the Amended Credit Agreement) of not more than 3.0 to 1.0.

On August 28, 2019, we received a waiver for a Specified Event of Default (as defined in the Amended Credit Agreement), for the period from August 31, 2019 to October 1, 2019. The Specified Event of Default related to the average monthly D3 RIN price being less than the minimum required price for a consecutive three-month period. The waiver was temporary in nature and expired on October 1, 2019, at which time no events of default were ongoing.

As of September 30, 2020, we were in compliance with all financial covenants related to the Amended Credit Agreement.

The Amended Credit Agreement replaced our prior credit agreements with Comerica Bank and a portion of the proceeds of the term loan made under the Amended Credit Agreement were used by us to, among other things, fully satisfy an aggregate of $52.5 million outstanding under such credit agreements. For additional information regarding the Amended Credit Agreement, see the sections entitled “Description of Indebtedness” and Note 2, “Debt” to our audited consolidated financial statements.

Debt Financing

We have historically funded our growth and capital expenditures with our working capital, cash flow from operations and debt financing. Our Amended Credit Agreement provides us with an $80.0 million revolving credit facility, with a $75.0 million accordion option, providing us with access to additional capital to implement our acquisition and development strategy.

Cash Flow

The following table presents information regarding our cash flows and cash equivalents for years ended December 31, 2019 and 2018 and the nine months ended September 30, 2020 and 2019:

	Year ended December 31,		Nine months ended September 30,
	2019	2018	2020	2019
	(in thousands)
Net cash flows provided by operating activities	$27,464	$49,681	$21,947	$21,662
Net cash flows used in investing activities	(44,566)	(52,886)	(13,054)	(32,057)
Net cash flows (used in) provided by financing activities	(27,515)	34,231	1,000	(41,014)
Net (decrease) increase in cash, cash equivalents and restricted cash	(44,617)	31,026	9,893	(51,409)
Restricted cash, end of period	574	947	718	567
Cash and cash equivalents and restricted cash, end of period	10,362	54,979	20,255	3,570

For 2019, we generated $27.5 million of cash from operating activities, a 44.7% decrease from the prior year primarily due to increased operating costs associated with new operating locations being commissioned. When we commission new sites, we invest capital to ramp up operations prior to the project generating revenue. In addition, our operating profit was also adversely affected by lower RIN pricing in 2019 over the prior year period. Our net cash flows used in investing activities has historically focused on project development and facility maintenance. For 2019, our capital expenditures were $45.2 million, of which $12.6 million, $10.7 million and $10.6 million related to the construction of our Galveston, Coastal Plains, and Pico RNG facilities, respectively. For 2018, our capital expenditures were $40.2 million, of which $6.1 million related to the construction of the Atascocita RNG facility, $9.3 million for the Galveston RNG facility, $6.4 million for the Coastal Plains RNG facility, and $9.8 million for the Apex RNG facility. Our net cash flows used in financing activities of $27.5 million for 2019 increased by $61.8 million (180.4%) compared to 2018, primarily due to lower borrowings in 2019. Additionally, we made a distribution to acquire outstanding share rights related to a minority partner of a fully consolidated entity, but otherwise paid no dividends in 2019 as compared to $11.8 million in 2018. Higher debt issuance costs in the prior year period related to closing of the Amended Credit Agreement.

For the nine months ended September 30, 2020, we generated $21.9 million of cash from operating activities, a 1.3% increase from the prior comparative period primarily due to the receipt of insurance proceeds related to the McCarty engine failure of $3.4 million. The proceeds reimbursed the Company for the lost operating profit during the period of reduced production. Without the receipt of these insurance proceeds, cash from operating activities for the nine months ended September 30, 2020 would have decreased $3.0 million compared to the nine months ended September 30, 2019. This decrease would have been driven primarily from reduced commodity and attribute index pricing which negatively impacted operating profit. Our net cash flows used in investing activities has historically focused on project development and facility maintenance. For the nine months ended September 30, 2020, our capital expenditures were $14.2 million, of which $4.6 million, $4.1 million and $2.0 million related to the construction of our Coastal Plains, McCarty, and Pico RNG facilities, respectively. For the nine months ended September 30, 2019, our capital expenditures were $33.6 million, of which $9.8 million related to the construction of the Coastal Plains RNG facility, $9.0 million for the Galveston RNG facility, $6.4 million for the Pico RNG facility, and $1.7 for the Apex RNG facility. Our net cash flows provided by financing activities of $1.0 million for the nine months ended September 30, 2020 increased by $42.0 million (102.4%) compared to $41.0 million of cash flows used in financing activities the nine months ended September 30, 2019, primarily due to borrowing and repayment activities associated with the September 2019 amendment to our Amended Credit Agreement.

Contractual Obligations and Commitments

The following table summarizes our outstanding contractual obligations as of December 31, 2019 that require us to make future cash payments:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 years	More than 5 years
	(in thousands)
Long-term debt (1)	$66,566	$9,310	$19,140	$38,116	$—
Operating lease obligations (2)	856	301	527	28	—
Minimum obligation under gas rights agreements (3)	57,500	3,408	10,224	10,224	33,644

Total (4) (5)	$124,922	$13,019	$29,891	$48,368	$33,644

(1)	Includes fixed interest associated with these obligations.
(2)	Operating lease obligations consist of leases for various office spaces and equipment.
(3)	Minimum royalty and capital obligations associated with fuel supply agreements at certain operating sites.
(4)

This table does not include the estimated discounted liability for the decommissioning and removal requirements for specific gas processing and distribution assets of $5.9 million. See Note 10, “Asset Retirement Obligations” to our audited consolidated financial statements.

(5)	This table excludes any obligations which may arise in connection with any future site closures.

Internal Control Over Financial Reporting

In the preparation of our financial statements to meet the requirements of this offering, we determined a material weakness in our internal control over financial reporting existed during 2019 and remained unremediated as of September 30, 2020. See “Risk Factors-Emerging Growth Company Risks-We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.”

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in conformity with GAAP and require our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates, and such estimates may change if the underlying conditions or assumptions change.

Revenue Recognition

The Financial Accounting Standards Board (“FASB”) issued Revenue from Contracts with Customers (“ASC 606”) superseding virtually all existing revenue recognition guidance. We adopted this new standard in the first quarter of 2018 using the modified retrospective approach. Revenue from our point in time product sales continue to be recognized when products are shipped or services are invoiced. Revenue from our product and service sales provided under long-term agreements is recognized as we transfer control of the product or renders service to its customers, which approximates the time when the customer is invoiced. The adoption of ASC 606 had no material effect on our financial position, results of operations, or cash flows, and no adjustment to January 1, 2018 opening retained earnings was needed.

Our revenues are comprised of renewable energy and the related Environmental Attribute sales provided under long-term contracts with its customers. All revenue is recognized when we satisfy our performance obligation(s) under the contract (either implicit or explicit) by transferring the promised product to the customer either when (or as) the customer obtains control of the product. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation. We allocate the contract’s transaction price to each performance obligation using the product’s observable market standalone selling price for each distinct product in the contract.

Revenue is measured as the amount of consideration we expect to receive in exchange for transferring our products. As such, revenue is recorded net of allowances and customer discounts. To the extent applicable, sales, value add, and other taxes collected from customers and remitted to governmental authorities are accounted for on a net (excluded from revenues) basis. The nature of our long-term contracts may give rise to several types of variable consideration, such as periodic price increases. This variable consideration is outside of our control as the variable consideration is dictated by the market.

The nature of the Company’s long-term contracts may give rise to several types of variable consideration, such as periodic price increases. This variable consideration is outside of the Company’s influence as the variable consideration is dictated by the market. Therefore, the variable consideration associated with the long-term contracts is considered fully constrained.

RINs

We generate D3 RINs through our production and sale of RNG used for transportation purposes as prescribed under the RFS program. Our operating costs are associated with the production of RNG. The RINs are generated as an output of our renewable operating projects. The RINs that we generate are able to be separated and sold independently from the energy produced. Therefore, no cost is allocated to the RIN when it is generated. Revenue is recognized on these Environmental Attributes when there is an agreement in place to monetize the credits at an agreed upon price with a customer and transfer of control has occurred.

RECs

We generate RECs through our production and conversion of landfill methane into Renewable Electricity in various states, including California, Oklahoma, and Texas. These states have various laws requiring utilities to purchase a portion of their energy from renewable resources. Our operating costs are associated with the production of Renewable Electricity. The RECs are generated as an output of our renewable operating projects. The RECs that we generate are able to be separated and sold independently from the electricity produced. Therefore, no cost is allocated to the REC when it is generated. Revenue is recognized on these Environmental Attributes when there is an agreement in place to monetize the credits at an agreed upon price with a customer and transfer of control has occurred.

Income Taxes

We are subject to income taxes in the U.S. federal jurisdiction and various state and local jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply.

Our deferred tax assets are a result of NOLs, the difference between book and tax basis in property, plant, and equipment and tax credit carryforwards. The realization of deferred tax assets is dependent upon our ability to generate sufficient future taxable income during the periods in which those temporary differences become deductible, prior to the expiration of the tax attributes. The evaluation of deferred tax assets requires judgment in assessing the likely future tax consequences of events that have been recognized in our financial statements or tax returns and forecasting future profitability by tax jurisdiction.

See Note 15, “Income Taxes” to our audited consolidated financial statements included elsewhere in this prospectus. We evaluate our deferred tax assets at reporting periods on a jurisdictional basis to determine whether adjustments to the valuation allowance are appropriate considering changes in facts or circumstances. As of each reporting date, management considers new evidence, both positive and negative, when determining the future realization of our deferred tax assets. We account for uncertain tax positions using a “more-likely-than-not” threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors that include, but are not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. Given our current level of pre-tax earnings and forecasted future pre-tax earnings, we expect to generate income before taxes in the United States in future periods at a level that would fully utilize our U.S. federal NOL carryforwards and the majority of its state NOL carryforwards prior to their expiration.

Intangible Assets

Separately identifiable intangible assets are recorded at their fair values upon acquisition. We account for intangible assets in accordance with ASC 350, Intangibles—Goodwill and Other. Finite-lived intangible assets include interconnections, customer contracts, and trade names and trademarks. The interconnection intangible asset is the exclusive right to utilize an interconnection line between the operating project and a utility substation to transmit produced electricity. Included in that right is full maintenance provided on this line by the utility. Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful life. We evaluate our finite-lived intangible assets for impairment as events or changes in circumstances indicate the carrying value of these assets may not be fully recoverable. Events that could result in an impairment include, among others, a significant decrease in the market price or the decision to close a site.

Indefinite-lived intangible assets are not amortized and include emission allowances and land use rights. Emission allowances consist of credits that need to be applied to nitrogen oxide (“NOx”) emissions from internal combustion engines. These engines emit levels of NOx for which environmental permits are required in certain regions in the United States. Except for permanent allocations of NOx credits, allowances available for use each year are capped at a level necessary for ozone attainment per the National Ambient Air Quality Standards. We assess the impairment of intangible assets that have indefinite lives at least on an annual basis or whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

If finite-lived or indefinite-lived intangible assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The fair value is determined based on the present value of expected future cash flows. We use our best estimates in making these evaluations, however, actual future pricing, operating costs and discount rates could vary from the assumptions used in our estimates and the impact of such variations could be material.

Finite-Lived Asset Impairment

In accordance with FASB Accounting Standards Codification (“ASC”) Topic 360, Property, Plant and Equipment and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results, including considering project specific assumptions for long-term credit prices, escalated future project operating costs and expected site operations. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is generally determined by considering (i) internally developed discounted cash flows for the asset group, (ii) third-party valuations, and/or (iii) information available regarding the current market value for such assets. We use our best estimates in making these evaluations and consider various factors, including future pricing and operating costs. However, actual future market prices and project costs could vary from the assumptions used in our estimates and the impact of such variations could be material.

We recorded impairment of $2.4 million and $0.9 million for the years ended December 31, 2019 and 2018, respectively. See Note 4, “Asset Impairment” to our audited consolidated financial statements included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

Off-balance sheet arrangements comprise those arrangements that may potentially impact our liquidity, capital resources and results of operations, even though such arrangements are not recorded as liabilities under GAAP. Our off-balance sheet arrangements are limited to the outstanding letters of credit and operating leases described below. Although these arrangements serve a variety of our business purposes, we are not dependent on them to maintain our liquidity and capital resources, and we are not aware of any circumstances that are reasonably likely to cause the off-balance sheet arrangements to have a material adverse effect on liquidity and capital resources.

During 2019, we did not have off-balance sheet arrangements other than outstanding letters of credit of approximately $7.6 million. During 2018, we did not have off-balance sheet arrangements other than outstanding letters of credit and operating leases of approximately $8.3 million and $0.4 million, respectively.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks related to Environmental Attribute pricing, commodity pricing, changes in interest rates and credit risk with our contract counterparties. We currently have no foreign exchange risk and do not hold any derivatives or other financial instruments purely for trading or speculative purposes.

We employ various strategies to economically hedge the risks related to these market risks, including derivative transactions relating to commodity pricing and interest rates. Any realized or unrealized gains or losses from our derivative transactions are reported within corporate revenue in our consolidated financial statements. For information about our realized or unrealized gains or losses with respect to our derivative transactions and the fair value of such financial instruments, see Note 11, “Derivative Instruments” and Note 12, “Fair Value of Financial Instruments” to our audited consolidated financial statements.

Environmental Attribute Pricing Risk

We attempt to negotiate the best prices for our Environmental Attributes and to competitively price our products to reflect the fluctuations in market prices. Reductions in the market prices of Environmental Attributes may have a material adverse effect on our revenues and profits as they directly reduce our revenues.

To manage this market risk we use a mix of short-, medium-, and long-term sales contracts and sell a portion of our Environmental Attributes at fixed-prices, through floor-price margin share agreements and pursuant to forward contracts with terms between one and two years.

We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to RIN prices. Our analysis. which may differ from actual results, was based on a 2020 estimated D3 RIN Index price of approximately $1.35 and our actual 2019 RINs sold. The estimated annual impact of a hypothetical 10% decrease in the average realized price per RIN would have a negative effect on our operating profit of approximately $4.0 million.

RIN and Renewable Electricity Pricing Risk

The price of RNG and Renewable Electricity changes in relation to the market prices of wholesale gas and wholesale electricity, respectively. Pricing for wholesale gas and wholesale electricity is volatile and we expect this volatility to continue in the future. Further, volatility of wholesale gas and electricity prices also creates volatility in the prices of Environmental Attributes.

We use a mix of short-, medium-, and long-term sales contracts and commodity hedging derivatives to manage our exposure to our pricing risk. In particular, during the calendar years 2018 and 2019 we entered into derivative transactions to hedge our exposure to the market price of wholesale gas.

We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to the market price of wholesale gas. Our analysis. which may differ from actual results, was based on a 2020 estimated NYMEX average Index Price of approximately $2.10/MMBtu and our actual 2019 gas production sold pursuant to contracts that do not provide for a fixed or floor price. The estimated annual impact of a hypothetical 10% decrease in the market price of wholesale gas would have a negative effect on our operating profit of approximately $0.6 million.

Interest Rate Risk

In order to maintain liquidity and fund a portion of development and working capital needs, we have the Amended Credit Facility, which bears a variable interest rate based on the Eurodollar Margin or Base Rate Margin based on our Total Leverage Ratio (in each case, as those terms are defined in the Amended Credit Agreement). We use interest rate swaps to set the variable interest rates under the Amended Credit Facility at a fixed interest rate to manage our interest rate risk.

As of December 31, 2019, we had $65.6 million outstanding under the Amended Credit Facility. Our weighted average interest rate on variable debt balances during 2019 was approximately 3.76%. We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to changes in interest rates. Based on our analysis, which may differ from actual results, a hypothetical increase in our effective borrowing rate of 10% would not have a material effect on our annual interest expenses and consolidated financial statements.

Credit Risk

We have certain financial and derivative instruments that subject us to credit risk. These consist of our interest rate swaps and commodity price hedging contracts. We are exposed to credit losses in the event of non-performance by the counterparties to our financial and derivative instruments.

We are also subject to credit risk due to concentration of our RNG receivables with a limited number of significant customers. This concentration increases our exposure to credit risk on our receivables, since the financial insolvency of these customers could have a significant impact on our results of operations.

Emerging Growth Company

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act allows emerging growth companies to delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. We intend to utilize these transition periods, which may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.

Recent Accounting Pronouncements

For a description of our recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see Note 2, “Summary of Significant Accounting Policies” to our consolidated financial statements appearing elsewhere in this prospectus.

INDUSTRY OVERVIEW

This section includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

Biogas

Biogas is naturally produced from the decomposition of organic waste in the absence of oxygen. Biogas can be collected and processed for use as RNG (a form of high-Btu fuel), electricity, or boiler heat (a form of medium-Btu fuel). RNG has the same applications as natural gas produced from fossil fuels and can serve as a replacement for pipeline-quality natural gas. Common sources of biogas include landfills, livestock waste and WRRFs.

Biogas is produced from anaerobic digestion either as LFG or as ADG. An anaerobic digester is an airtight tank that creates an oxygen-free environment to enable the breakdown of organic matter and other products into usable products such as biogas.

Methane is the primary component of biogas and natural gas, though the composition of biogas varies depending upon the source and anaerobic conditions. Methane from the decomposition of organic matter in landfills or in digesters from livestock waste and WRRFs can be harvested to produce RNG. Methane is one of the main GHGs, in addition to carbon dioxide and nitrous oxide, and accounts for roughly 9.5 % of all GHG emissions in the United States according to the EPA. Furthermore, methane is a more potent GHG with a global warming potential about 25 times more powerful than that of carbon dioxide according to the EPA. The main sources of methane emissions in the United States include the production and transport of coal, natural gas and petroleum systems, livestock waste and other agricultural practices, and landfills, as outlined in the chart below. Biogas processing facilities can play a key role in reducing methane emissions produced by landfills and livestock waste, which together accounted for 27% of U.S. methane emissions in 2018.

Sources of U.S. Methane Emissions

2018 U.S. Methane Emissions, By Source

Source: EPA

LFG typically has methane concentrations around 50% while biogas sourced from manure and processed in an anaerobic digester commonly has methane concentrations as high as 55% to 75%. Biogas can replace natural gas in almost any application, but first it must be processed to remove non-methane compounds. The level of processing varies depending on the source of the biogas and the final application of the RNG.

Advantages of Biogas as a Source of Renewable Energy

Due to low feedstock cost and natural production, LFG and ADG are likely to be more economical than ethanol or biodiesel in the renewable fuel market according to the Energy Information Administration (“EIA”). Unlike intermittent forms of renewable energy, such as wind and solar, electricity produced from LFG or ADG is a baseload resource that generally can run 24 hours a day, seven days a week. Gas flows continuously from landfills and anaerobic digesters, which enables LFG and ADG projects to typically have capacity factors between 79% and 98%. In comparison, wind and solar had capacity factors of 35% and 25% in 2019, respectively, according to the EIA. Capacity factor is the ratio between what the project is capable of generating at maximum output versus the project’s actual generation output over a period of time.

Biogas Pathways to Renewable Energy

RNG

Overview

Biogas can be processed into RNG through treatment processes that reduce the presence of moisture, contaminates, and other gases such as carbon dioxide, hydrogen sulfide and oxygen. Post-processing, RNG has the same chemical composition as fossil fuel based natural gas. RNG can be transported and distributed via existing natural gas pipeline infrastructure, providing natural gas customers access to RNG while requiring no extra capital outlay from the customer or the transmission supplies. RNG can be injected into natural gas pipelines for use as a transportation fuel or for fueling combustion equipment. In the case of transportation fuel, RNG is used to produce the equivalent of CNG and LNG. While RNG can be blended with traditional natural gas for any purpose that natural gas alone can be used, the sale of RNG for end-use as a transportation industry fuel offers a distinct economic benefit driven by government incentives under the RFS program and state-level carbon reduction initiatives.

Environmental Attributes of RNG

The RFS program is a federal program administered by the EPA requiring transportation fuel sold in the United States to contain a minimum volume of renewable fuel. Under the RFS program, refiners and importers of gasoline or diesel fuel are obligated to blend renewable fuels into transportation fuel to meet an EPA-specified RVO, which is based on the Clean Air Act (“CAA”) volume requirements and projections of gasoline and diesel production for the coming year. The original RFS program was created by the Energy Policy Act of 2005 (“EPACT 2005”). In 2007, EISA created the RIN to track compliance by gasoline and diesel refiners and importers, also known as Obligated Parties, with the RFS. RINs are generated when eligible renewable fuels are produced or imported and blended with a petroleum product for use as a transportation fuel. Obligated Parties can evidence their compliance with the RFS by either blending RNG into their existing fuel supply or purchasing RINs. RINs can be sold along with the physical volume of RNG or purchased separately in the market. If RINs are not sold in the year they were generated, they can be saved (“banked”) for compliance in the following year. Note that EPA generated RIN price data quotes a RIN price as of the date of the contract, unlike price data provided by certain industry subscription services, which quote the EPA Moderated Transaction System transfer date price.

The RFS program was expanded under the EISA to require 36 billion gallons of renewable fuel blended into gasoline or diesel by 2022 of which 16 billion gallons must be cellulosic biofuel. A cellulosic biofuel must be produced from cellulose, hemicelluloses, or lignin and must meet a 60% lifecycle GHG reduction. In 2014, the EPA ruled that RNG produced from landfills, municipal WRRF digesters, agricultural digesters and separated Municipal Solid Waste (“MSW”) digesters would qualify as a biofuel under the cellulosic and advanced fuel pathways of the RFS. This action made RNG, when used as transportation fuel, eligible for D3 RINs.

In addition to federal incentives for RNG production through RINs, some states offer additional incentives for the production and sale of RNG. For example, RNG falls under CA LCFS, which uses a market-based cap and trade approach aiming to lower GHG emissions from fossil fuels. CA LCFS requires producers of petroleum-based fuels to reduce the CI of their products, beginning with a quarter of a percent in 2011, culminating in a 10% total reduction in 2020 and a 2030 target of 20% emissions reductions below 1990 levels. Petroleum importers, refiners and wholesalers can either develop their own low-carbon fuel products or buy CA LCFS credits from other companies that develop and sell low carbon alternative fuels, such as RNG.

CARB awards CA LCFS credits to sources of low-carbon transportation fuels based on the CI score of the project pathway relative to CARB’s annual CI benchmark for gasoline, diesel and jet fuels. The CI score represents the overall net impact on carbon emissions to the environment for each low-carbon fuel pathway and is determined on a project by project basis taking into account the location and other project and operational specific factors that affect the project’s carbon emissions. The amount of CA LCFS credits awarded to each pathway is based on the differential between the pathway’s CI score and CARB annual CI benchmark, divided by the fuel’s Energy Economy Ratio (“EER”). CARB assigns a temporary pathway CI score to new pathways that have not yet obtained a CI score. The current CARB temporary pathway CI score for biomethane produced from livestock waste is -150 gCO2e/MJ, however, operating livestock waste biomethane projects have received approved modeled CI scores up to -532.74 gCO2e/MJ. As shown below, the net impact of carbon emissions from livestock ADG operations is negative due to the capturing and removal of carbon dioxide in the biomethane conversion process that would otherwise be released into the atmosphere. Thus, based on 2020 CI targets and average CA LCFS price per credit, the production of livestock waste biomethane earns a substantially larger amount of CA LCFS credits relative to other pathways. We anticipate that our livestock waste RNG projects could potentially earn two to three times the amount of revenue per MMBtu in credits relative to LFG based on our expected CI scores.

CA LCFS Value Breakdown by Registered Pathways

	2020 CARB CI Diesel Benchmark	CI (gCO2e/MJ)	CA LCFS Differential	2020 Average CA LCFS Price per Credit	Est. Revenue per MMBtu (3)
Livestock Waste	92.92	(150.0) (1)	242.92	$198.9	$44.27
Landfills	92.92	60.4 (2)	32.52	$198.9	$4.40

Source: CARB

(1)	Represents the temporary CI score assigned by CARB because our Pico pathway(s) have not been assigned CI scores by CARB.
(2)	Represents the average CI score for all of our current LFG pathways, other than Atascocita, Coastal and Galveston, which have not been assigned CI scores.
(3)	Estimated revenue per MMBtu is calculated by dividing the value of our estimated CA LCFS credit awards by estimated pathway production.

RNG Use in Transportation Fuels

The growing use of natural gas as a transportation fuel further supports demand for RNG. Momentum in the use of natural gas as a transportation fuel has continued to develop since the mid-2000s. Under EPACT 2005, federal tax credits were provided through 2013 to help stimulate the shift of trucks and buses from diesel to natural gas fuel by covering up to 80% of the incremental costs of these new natural gas powered vehicles. A portion of the costs of new refueling infrastructure was also covered. The Transportation Equity Act enacted that same year included an excise tax credit encouraging the fuel shift further by making alternative fuels cheaper than petroleum-derived fuels for retailers and non-profit fuel purchasers. The use of natural gas as a vehicle fuel grew by over 70% between 2013 and 2019, according to the Natural Gas Vehicle Association, from approximately 237 to 404 million gallons of gasoline equivalents.

The shift towards adoption of low-carbon transportation fuels is also expected to remain a key driving factor for the global CNG market. CNG emerged as a substitute transportation fuel for gasoline, diesel and liquefied petroleum gas on account of its lower emission of GHG emissions on combustion. CNG can be used in traditional internal combustion engines that were originally designed for gasoline/diesel, but have been modified for CNG use, which has further propelled adoption of CNG vehicles.

According to the EIA, use of CNG transportation fuel in the United States grew at a five-year compound annual growth rate (“CAGR”) of 7.7% between 2014 and 2019. Globally, the CNG market is forecasted to grow at a 11.4% CAGR from 2019 to 2025, to a total market size of $46.6 billion by the end of 2025 according to the EIA. Though exploration of shale gas and other non-conventional sources of energy have brought down global CNG prices, increasing government regulation of fossil fuels due to environmental concerns is expected to positively impact the continued growth of the global CNG market.

LFG Fundamentals

LFG is a long-term baseload renewable energy resource that is an environmentally sound alternative to fossil fuels. The EPA endorses LFG as a renewable energy resource in the same category as wind, solar and geothermal resources. In addition to qualifying as a cellulosic biofuel under the RFS program, LFG is also recognized as a renewable resource by each state with an RPS.

Landfills are the main form of solid waste management in the United States. A landfill is an engineered excavation into which solid waste is placed. Solid waste landfills are constructed and operated on land with engineering safeguards and have highly regulated operating procedures that limit the possibility of water and air pollution. A landfill must meet federal, state and local regulations during its design, construction, operation and closure. The operation and closure activities of a solid waste landfill include excavation, construction of liners, continuous spreading and compacting of waste, covering of waste with earth or other acceptable material and constructing the final capping of the landfill. A landfill is divided into compaction areas, or cells, where solid waste is deposited within the landfill. After a cell is filled, it is compacted by heavy equipment, covered permanently with a polyethylene cap and then covered with soil. These operations are carefully planned to maintain environmentally safe conditions and to maximize the use of the space. Given the high level of planning and coordination involved in these operations, landfill owners typically seek to partner closely with LFG project operators with known track records and experience, creating barriers to entry for many new LFG developers without a known track record.

LFG is produced naturally as waste decomposes in a landfill. The decomposition of organic material in landfills occurs under conditions where oxygen is absent (anaerobic). LFG contains roughly 50% methane and 50% carbon dioxide, with less than 1% non-methane organic compounds and trace amounts of inorganic compounds. When waste is first deposited in a landfill, it undergoes an aerobic decomposition stage during which little methane is generated. Then, typically within less than one year, anaerobic conditions are established and methane-producing bacteria decompose the waste and produce methane and carbon dioxide.

EPA regulations under the CAA require many larger landfills to collect and control LFG in order to minimize the environmental impact, though typically collection begins much sooner than required to maximize gas recovery while controlling odors. An LFG collection system consists of a series of pipes that are embedded in the landfill. A vacuum induction system is used to transport the gas to a collection facility. Subsequently, the gas is either transported to be flared or sent to an energy recovery system. Using LFG in an energy recovery system requires some treatment to remove excess moisture, particulates and other impurities. The type and extent of treatment depends on site-specific characteristics and the type of energy recovery system employed.

According to the EPA, landfills continue to produce LFG for as many as 20 to 30 years after being capped. The amount of gas produced generally increases for up to five to seven years after the waste has been buried, at which time the gas volume begins to gradually decline. Using certain parameters, production history and other statistical information for a given site, engineers can predict the estimated quantity of LFG that a landfill is expected to generate over time. As a result, LFG can provide a more steady, predictable and reliable source of energy relative to other intermittent renewable energy production methods, such as solar and wind. Capturing LFG and using it as an energy resource produces significant energy, environmental, economic and other benefits.

Overview of the LFG Industry

LFG is a reliable, renewable fuel option that remains untapped at many landfills across the United States. The LFG industry has grown rapidly over the last 30 years driven both by EPA regulations and the inclusion of LFG into renewable energy programs. According to the EPA, in 1982 there were only three known LFG projects in the United States. By 1990, the number of LFG projects had increased to 32. According to the EPA, as of August 2020, there were 565 LFG projects in operation in the United States, including 67 RNG projects, 399 operating LFG-to-energy electricity projects and 99 direct-use projects. While historically most LFG projects were used to produce electricity, more recent development has favored RNG facilities (where gas is typically used in industry applications), given the ability to generate D3 RINs beginning in 2014.

Operational LFG Projects by Type

Source: EPA

While the deployment of LFG projects has accelerated, there is still potential growth in the industry. The EPA has identified 477 landfills as candidate sites, meaning they meet high-level criteria for LFG project suitability and could have their gas turned into an energy source. In addition, there are 399 operating Renewable Electricity projects that have the potential to be converted to produce RNG. Based on our industry experience and technical knowledge and analysis, after evaluating their currently available LFG collection systems and potential production capacities, we believe that approximately 25 of the candidate landfills are potentially economically viable as projects for acquisition and growth. In the future, additional candidate landfills may become economically viable as their growth increases LFG production and requires installation of LFG collection systems.

LFG Projects by State

Source: EPA

The LFG market is heavily fragmented. According to the EPALMOP project database, the top ten players in the LFG industry account for approximately 53% of installed LFG capacity as of August 2020, and over 90% of developers own five or fewer projects. Aside from the top five players in this industry, including us, no company accounts for more than 5% of the total LFG to energy capacity.

The significant regulatory compliance requirements for developing and operating a landfill serve as a barrier to new landfill development and have resulted in a decrease in the number of operating landfills in the United States since 1986 and also in existing landfills becoming larger over time. As of 2019, there were approximately 2,627 Municipal Solid Waste Landfills in the United States. As a result, incumbent LFG operators on operating landfills that have secured long-term fuel supply agreements and established conversion facilities on site are well-positioned to benefit from future growth of existing landfills. These long-term contracts secure access to a steady source of biogas for LFG operators and offer a steady revenue stream in the form of royalties to landfill owners along with helping them to meet regulatory compliance requirements, resulting in a mutually beneficial arrangement.

LFG can be processed to produce pipeline-quality RNG, used to fuel power generation, or delivered by pipeline directly to industrial customers. The economics of an LFG project depend on several factors. Most importantly, RNG projects must have close proximity to off-take infrastructure. LFG-to-energy producers evaluate potential landfills to assess recovery potential, which are dependent on a variety of factors, including landfill size, age, local precipitation and landfill composition. LFG developers then evaluate the most profitable method of selling their RNG, either for power, pipeline use or direct use in industrial applications. Projects can then be structured in a variety of ways. Typically, the landfill owner operates the wellfield and the LFG operator obtains control at the gas inlet meter to the processing facility. We operate the wellfield collection system at five of our sites, which allows greater control over the quality and consistency of the collected biogas.

Under EPA standards, RNG qualifies as a renewable fuel resource and is therefore eligible for RINs when sold for end-use in the transportation fuel industry. Thus, LFG projects that produce RNG benefit from two revenue streams. The first revenue stream is from the commodity value of the natural gas generated by selling the RNG into the pipeline at market pricing. The second revenue stream is from the Environmental Attributes of RNG which are generated by the registration of a RIN once the RNG is used as a transportation fuel. Additionally, RNG generates revenue when used as a transportation fuel in states with LCFS programs. Since the 2014 EPA ruling that designated RNG produced from LFG facilities as a cellulosic biofuel and eligible for D3 RINs, development of new LFG facilities has trended towards RNG production over electricity production. While LFG-to-RNG facilities have grown at a five-year CAGR of 14.6% from 2014 to 2019, LFG-to-electricity facilities have grown at a 2.9% CAGR.

Historical Growth LFG-to-Electricity and LFG-to-RNG Projects

Historical Electric and RNG Project Growth

The number of RNG projects in the U.S. has grown at a 14.6% CAGR since 2014

Source: EPA

Anaerobic Digester Fundamentals

Anaerobic digestion is a series of biological processes in which microorganisms break down organic matter in the absence of oxygen, which results in ADG. A range of anaerobic digestion technologies are converting livestock waste, municipal wastewater solids, food waste, high strength industrial wastewater and residuals, fats, oils and grease and various other organic waste streams into ADG. Currently, we are focused primarily on developing RNG from LFG and livestock waste due to the positive economics of cellulosic RINs under the RFS program which enables the generation of D3 RINs from our operations.

In order to generate RNG from livestock waste, manure from dairy cows, pigs or other livestock is collected and either flushed or scraped into an anaerobic digester resulting in the production of ADG. Captured biogas is transported via pipe from the digester, either directly to a gas use device or to a gas treatment system for moisture and hydrogen sulfide removal. Captured ADG can be further upgraded by removing carbon dioxide, nitrogen and oxygen to increase purity to meet requirements for pipeline injection. The ADG is then delivered into a processing plant where it is refined to meet the fuel quality standards of pipeline-quality natural gas.

Separated digested solids can be composted, utilized for dairy bedding, directly applied to cropland or converted into other products. Nutrients in the liquid stream are used in agriculture as fertilizer.

There are several types of digesters. A digester can be wet, which means it processes feedstock with less than 15% solids content, whereas a dry digester processes 15% or more solids content. Certain digesters can only process one type of feedstock and other digesters are designed to process multiple feedstocks. Furthermore, in a batch digester, feedstock can be loaded into a digester all at once, whereas in a continuous flow digester, feedstocks are constantly fed into the digester and digested material is continuously removed. Standalone digesters process feedstock from one or more sources for a tipping fee, which is a fee paid by anyone disposing of waste at a landfill, where the primary feedstock is typically food waste. Digesters help farmers manage nutrients, reduce odors and generate additional revenue. Dairy, swine and poultry farms are the primary candidates for digesters given their significant production of livestock waste.

In addition to its economic potential, the increased use of anaerobic digesters has several environmental benefits. Anaerobically digested livestock waste produces significantly less odor than conventional storage and land application systems. The odor of stored livestock waste mainly comes from volatile organic acids and hydrogen sulfide, which has a “rotten egg” smell. In an anaerobic digester, volatile organic compounds are reduced to methane and carbon dioxide, which are odorless gases. The volatized fraction of hydrogen sulfide is captured with the collected ADG and destroyed.

Anaerobic digestion provides several water quality and land conservation benefits as well. Digesters, particularly heated digesters, can destroy more than 90% of disease-causing bacteria that might otherwise enter surface waters and pose a risk to human and animal health. Digesters also reduce biochemical oxygen demand (“BOD”). BOD is one measure of the potential for organic wastes to reduce dissolved oxygen in natural waters. Because fish and other aquatic organisms need minimum levels of dissolved oxygen for survival, farm practices that reduce BOD protect the health of aquatic ecosystems. In addition to protecting local water resources, implementing anaerobic digesters on livestock facilities improves soil health. The addition of digestate to soil increases the organic matter content, reduces the need for chemical fertilizers, improves plant growth and alleviates soil compaction. In addition, digestion converts nutrients in manure to a more accessible form for plants to use. The risks of water and soil contamination from flooding of open lagoons are also mitigated by digesters.

Digesters also significantly reduce emissions of GHG that are harmful to the environment. In 2018, the EPA estimated that livestock waste management was responsible for approximately 10% of annual U.S. methane emissions; the majority of those methane emissions came from dairy and swine operations. ADG recovery systems could capture and process methane, significantly reducing methane emissions. The use of ADG to generate energy can also offset fossil fuel use, which in turn lowers emissions of carbon dioxide, another critical GHG.

Overview of Anaerobic Digester Industry

The feasibility of anaerobic digestion projects varies state-to-state; however, advances in technological application and favorable legislative developments are driving investment interest in the space. As of January 2019, there were 255 anaerobic livestock digester systems in the United States operating on commercial livestock facilities, a portion of which could meet our criteria for future RNG projects.

While a large portion of RNG today in the United States is produced at landfills, the market to produce ADG using livestock waste from dairy and swine farms is almost entirely untapped, according to the American Biogas Council.

The dairy RNG market is highly concentrated in a few key states. The top ten states for dairy RNG represent roughly 79% of the market, while the top three states (California, Idaho, and Wisconsin) represent 62% of this share of the market and California alone holds 38% of this share.

Potential Livestock RNG Market

RNG created by anaerobic digestion of livestock waste is among the lowest-carbon intensive transportation fuel options available today achieving up to a 91% reduction compared to petroleum gasoline. Nationwide, “manure management” —field spreading for fertilizer, storage in ponds, among others—is a major source of methane emissions, contributing to over 60 million metric tons of carbon dioxide equivalent (“CO2E”) annually or roughly 10% of total U.S. annual methane emissions according to the EPA.

Wastewater is another significant potential source of RNG. Over 1,200 WRRFs have anaerobic digesters according to the EPA. Food processing plants, resorts, universities and supermarkets are also other potential sites that produce significant volumes of organics that can be collected to put in anaerobic digesters.

Regulatory Incentives for RNG Production

The production and use of RNG as a transportation fuel generates additional revenue through the sale of Environmental Attributes under the EPA’s RFS program and state-level low-carbon initiatives. There are several federal and state-level programs that have historically incentivized the conversion of biogas from landfills and other waste sources into RNG and Renewable Electricity, including programs like RFS and LCFS for RNG production, and RPS for Renewable Electricity. Existing air quality laws and RPS targets are also regulatory drivers that incentivize the development of LFG projects.

RFS Program

The EPA administers the RFS program with volume requirements for several categories of renewable fuels. The EPA first issued regulations implementing the RFS program in 2007, which established rules for fuel supplied and created the RIN system for compliance and trading credits and rules for waivers. The EPA calculates a blending standard for each year based on estimates of gasoline usage from the EIA. Separate quotas and blending requirements are determined for cellulosic biofuels, biomass-based diesel (“BBD”), advanced biofuels and total renewable fuel.

The individual obligations for producers are called RVO. An RVO is determined by multiplying the output of the producer by the EPA’s announced blending ratios for cellulosic biofuels, bio-mass based diesel, advanced biofuels and total renewable fuel. In order to comply with the RFS, diesel and gasoline refiners and importers either blend renewable fuels into the U.S. supply of transportation fuel or buy renewable fuel credits to meet the minimum percentage of renewable fuel production annually under the RVO. The EPA has historically published an RVO target each November for the amount of renewable fuel gallons for the following year. The 2019 RVO for D3 RINs was 418 million gallons. The 2020 RVO for D3 RINs was 590 million gallons, representing a 41% increase over 2019. As the RVO determines the level of RNG that must be in the motor fuel mix in any given year, the RVO sets the demand for RINs, which in effect causes it to have a material effect on RIN pricing. As the RVO increases, a greater number of RINs must be purchased by Obligated Parties, which in turn drives demand for and pricing of RINs. The EPA is expected to promulgate final 2021 RVOs by June 2021.

For every gallon equivalent of renewable fuel created, a RIN is issued to the producer which can then be sold to an Obligated Party (such as a fuel refiner). Cellulosic or D3 RINs can be generated by RNG produced through the conversion of organic matter and used as renewable fuel including LFG, ADG and sewage waste treatment. One MMBtu of renewable fuel represents approximately 11.7 RINs. RINs create an additional revenue stream for the developers of RNG assets as they provide an additional cash revenue stream with no additional capital.

The below table lists the various types of RNG recognized by the EPA and the corresponding RIN compliance categories.

Sources of RNG and RIN Compliance

RNG Source	RNG Type	GHG Savings %	RIN Compliance Eligibility

Landfill Gas	Cellulosic Biofuel	60%	D3, D5, D6
Dairy I Swine Farms	Cellulosic Biofuel	60%	D3, D5, D6

Waste Water	Cellulosic Biofuel	60%	D3, D5, D6
Soybean I Canola I Waste Oil or Animal Fats	Biomass-Based Diesel	50%	D4, D5, D6
Sugar-Cane Based Ethanol	Advanced Biofuel	50%	D5, D6
Corn-Based Ethanol	Renewable Fuel	20%	D6

Source: EPA

RIN compliance is nested, such that cellulosic biofuel and BBD are part of the advanced mandate, and the advanced mandate is part of the renewable mandate. Cellulosic biofuel is further subdivided into “cellulosic biofuel” and “cellulosic diesel”; with both types counting towards the cellulosic mandate, and cellulosic diesel also counts towards the BBD mandate.

Historical Pricing of D3 and D5 RINs, Wholesale Gasoline Prices, and the CWC

Historical D3, D5, and U.S. Wholesale Gas Pricing	Historical CWC Pricing

D3 = D5 + CWC – Market Discount

Source: EPA and EIA

Production of cellulosic biofuels has not developed at the pace envisioned in the RFS program, creating a shortage of supply of cellulosic D3 RINs to meet blending requirements. When production volumes do not meet mandated volume obligations, instead of blending cellulosic biofuel, the EPA allows Obligated Parties to satisfy the RFS compliance obligation through the purchase of CWCs plus D5 RINs or the sole purchase of D3 RINs. D3 RIN prices are therefore a derivative of D5 RINs and CWCs with the D3 RIN price equal to the D5 RIN Price plus the CWC less a market discount. CWC prices are set annually as the greater of (i) $0.25 or (ii) $3.00 (as adjusted by the Consumer Price Index) less the average wholesale price of gasoline for the most recent 12-month period of data available as of September 30th prior to the calendar year in question. CWC prices are and typically published by the EPA each November, with an announced CWC price for 2020 of $1.80. The value of a D3 RIN is therefore a derivative of the market price for D5 RINs and CWCs, which in turn are inversely linked to the wholesale price of gasoline. Given that the CWC price is fixed by statutory formula in advance of each calendar year, D3 RIN price changes are determined by fluctuations in D5 RIN prices or changes in the market discount.

Annual Average RNG Price per MMBtu

Annual Average RNG Price per MMBtu

Source: EPA

USDA Advanced Biofuel Payment Program

Through the Bioenergy Program for Advanced Biofuels, the U.S. Department of Agriculture sponsors the Advanced Biofuel Payment Program, which makes payments to eligible producers of advanced biofuels to support and ensure an expanding production of advanced biofuels. The Advanced Biofuel Payment Program provides quarterly payments based on actual production volumes. The amounts paid to individual producers depends on the number of producers, the amount of advanced biofuel produced and the amount of funds available during the fiscal year. $7.0 million per year has been set aside for 2019 through 2023. There is no minimum or maximum payment established for the program. Any entity that produces and sells advanced biofuel is eligible to apply.

State Low-Carbon Initiatives

In addition to federal incentives for RNG production through RINs, some states offer incentives for the production and sale of RNG.

California LCFS

Established in 2009, the CA LCFS is the first state-level low-carbon initiative aimed at encouraging the use and production of low-carbon fuels in order to reduce GHG emissions. The CA LCFS requires producers of petroleum-based fuels to reduce the CI of their products, beginning with a quarter of a percent in 2011, a 10% total reduction in 2020, and a 20% reduction from 2010 levels in 2030. Petroleum importers, refiners and wholesalers can either develop their own low-carbon fuel products or buy CA LCFS credits from other companies that develop and sell low-carbon alternative fuels, such as biofuels, electricity, natural gas or hydrogen.

CA LCFS CI Compliance Standards for Diesel and Gasoline

CA LCFS Compliance Standards (gCO2/MJ)

Year	Diesel	Gasoline
2016	99.97	96.50
2017	98.44	95.02
2018	96.91	93.55
2019	94.17	93.23
2020	92.92	91.98

Source: CARB

Under the CA LCFS, various low-carbon transportation fuel pathways, using feedstocks such as LFG, ADG, and wastewater, receive approved modeled CI scores by CARB based on the level of GHG emissions across the lifecycle of conversion to a low-carbon fuel (i.e. biomethane). The lifecycle includes the processing, production, transportation, and use of the pathway as biomethane. The number of CA LCFS credits received for the use of a certain pathway is calculated by taking the difference between the pathway’s CI score and CARB annual CI benchmark for gasoline or diesel (depending on the end use of the fuel), and dividing by the EER. Revenue from the CA LCFS program is based on the number of credits received for the use of a certain pathway as a low-carbon transportation fuel and the then-current CA LCFS trading price. Based on 2020 CI targets and average CA LCFS price per credit, the production of biomethane earns a substantially large amount of LCFS credits relative to other pathways. We anticipate that our livestock waste projects could potentially earn two to three times the amount of revenue per MMBtu relative to our LFG projects based on our expected CI scores.

Historical Monthly CA LCFS Credit Transfer Pricing

Historical LCFS Trading Price

Source: CARB

(1)	Price performance measures the increase in the annual average CARB LCFS credit price between 2020 and the historical time periods indicated.

On September 23, 2020, the California Governor issued an Executive Order N-79-20 setting goals for expanding the sale and use of zero-emission vehicles within California, including 100% of in-state sales of new passenger cars and trucks to be zero-emission by 2035, and 100% of medium-, and heavy-duty truck vehicles in California to be zero-emission by 2045 for all operations where feasible. The Governor also directed CARB to develop and propose regulations to achieve these goals consistent with state and federal law. This order is the latest in a series of targets set by California to transform the energy and transportation fuel sectors and reduce GHG emissions. In September 2018, the state enacted Senate Bill 100, setting a statewide target for 100% of all retail sales of electricity to California end-use customers to be supplied from eligible renewable energy and zero-carbon resources by 2045. Executive Order B55-18 sets a statewide target to achieve carbon neutrality no later than 2045. The transitioning of California’s energy markets to increased reliance on renewable and carbon-free sources has the potential to create favorable market conditions for RNG. Future regulatory actions will be required to meet the state’s zero-emission and carbon neutrality targets. Additional incentive programs or mandates, if adopted, could create favorable market conditions or additional revenue streams to biogas projects that produce electricity from biogas.

Other Low-Carbon Initiatives

In 2009, the State of Oregon passed legislation to adopt its Clean Fuels Program (“CFP”), which requires a 10% reduction in average CI from 2015 levels by 2025. The program was fully implemented beginning in 2016. In March 2020, Oregon’s Governor signed Executive Order No. 20-04, directing the Oregon Department of Environmental Quality (“DEQ”) to amend the CFP target to a 20% reduction in average CI from 2015 levels by 2025 and a 25% reduction below 2015 levels by 2030. DEQ rulemaking in response to the executive order has been delayed by a lawsuit challenging the executive order. As of December 2018, California and Oregon were the only two states that had passed low-carbon initiatives related to RNG though several other states have been exploring the adoption of similar programs and are expected to pass legislation for implementation over the next several years.

To meet the mandates of the 2019 Climate Leadership and Community Protection Act, New York must reduce its GHG emissions from the transportation sector, the state’s largest source of emissions. Various stakeholders have advocated for the state to adopt a LCFS similar to California and Oregon and have supported proposals to require a 20% reduction in CI by 2030.

In 2018, a coalition of nine Northeast and Mid-Atlantic states and the District of Columbia announced their intention to create a program aimed at reducing GHG emissions from transportation fuels. These states and district are all members of the Transportation & Climate Initiative of the Northeast and Mid-Atlantic States (“TCI”), which is facilitating the development of this program. The participating TCI jurisdictions designed a regional low-carbon transportation policy proposal that proposes to cap and reduce carbon emissions from the combustion of transportation fuels through a cap-and-invest program or other pricing mechanism, and allow each TCI jurisdiction to invest proceeds from the program into low-carbon and more resilient transportation infrastructure. After the coalition solicited feedback on a draft memorandum of understanding, the final memorandum of understanding is expected to be complete in the fall of 2020, at which point each TCI jurisdiction is expected to decide whether to participate in the program.

Updates to the RPS Volume Standards

With many states looking to increase renewable energy capacity rapidly to meet increasingly stringent RPS targets, there has been heightened interest in the development of LFG facilities. In light of LFG’s low development costs and ability to reliably produce as a baseload form of generation, it presents an attractive option for states interested in supporting both the environment and the stability of their electricity grid.

U.S. state RPS and renewable portfolio targets have been a key driver of growth in the Renewable Electricity industry. As of July 2018, 30 states, the District of Columbia, and Puerto Rico have RPS in place, and seven other states have non-binding goals supporting renewable energy. RPS are enacted through the RECs, which is a commodity traded in MWh, representing the environmental and other non-power attributes of Renewable Electricity generation. RECs provide a significant revenue stream for renewable energy producers. Of the ten states with the largest number of operational LFG projects, eight have RPS and two have voluntary or targeted RPS. LFG projects’ high capacity factors also mean greater revenue from RECs per unit of capacity than renewables with lower capacity factors such as wind and solar.

RFS Program Volume Standards

On December 9, 2019, the EPA finalized volume requirements under the RFS program for cellulosic biofuel, biomass-based diesel, advanced biofuel, and total renewable fuel for 2020. The volume requirements are listed in the table below.

Renewable Fuel Volume Requirements for 2019-2020

	2019	2020
Cellulosic Biofuel (mm gallons)	418	590
Biomass-based Diesel (bn gallons)	2.1	2.43
Advanced Biofuel (bn gallons)	4.92	5.09
Renewable Fuel (bn gallons)	19.92	20.09
Implied Conventional Biofuel (bn gallons)	15	15

Source: EPA

The RFS program sets forth renewable fuel volumes through 2022 with volumes for subsequent years to be established under a new framework. Historically, the RNG industry has been unable to meet statutory mandates for cellulosic biofuel. When mandated cellulosic biofuel volumes cannot be met, the statute requires that the EPA reduce the annual volume requirement to an amount equal to the amount projected to be available during that calendar year. As permitted under the statute, the EPA reduces the required volume of cellulosic biofuel by allowing refineries and importers of transportation fuel to purchase CWCs to satisfy their RFS obligations through a waiver.

Under the statutory provisions governing the RFS program, the EPA is required to modify, or “reset”, the applicable annual volume targets specified in the statute for future years if waivers of those volumes in past years met certain specified thresholds.

For the years after 2022, required volumes of each renewable fuel will be determined by the EPA administrator in coordination with the Secretary of Energy and the Secretary of Agriculture. Although the framework for setting renewable fuel volumes will change, the mandate for cellulosic biofuel is required to be at least the same as it was in 2022 and “shall be based on the assumption that the EPA will not need to issue a waiver for such years.” Under this new framework, RFS volumes are to be established no later than 14 months before the first year for which applicable volumes will apply and the EPA, in coordination with the aforementioned government agencies, will consider the following six factors to renewable fuel volumes:

1.

The impact of the production and use of renewable fuels on the environment, including on air quality, climate change, conversion of wetlands, ecosystems, wildlife habitat, water quality and water supply;

2.	The impact of renewable fuels on the energy security of the United States;

3.	The expected annual rate of future commercial production of renewable fuels, including advanced biofuels in each category (D3 cellulosic biofuel and BBD);

4.

The impact of renewable fuels on the infrastructure of the Unites States, including deliverability of materials, goods and products other than renewable fuel, and the sufficiency of infrastructure to deliver and use renewable fuel;

5.	The impact of the use of renewable fuels on the cost to consumers of transportation fuel and on the cost to transport goods; and

6.	The impact of the use of renewable fuels on other factors, including job creation, the price and supply of agricultural commodities, rural economic development, and food prices.

BUSINESS

Our Company

Overview

We are a renewable energy company specializing in the recovery and processing of biogas from landfills and other non-fossil fuel sources for beneficial use as a replacement to fossil fuels. We develop, own, and operate RNG projects, using proven technologies that supply renewable fuel into the transportation and electrical power sectors. Having participated in the industry for over 30 years, we are one of the largest U.S. producers of RNG. We established our operating portfolio of 12 RNG and three Renewable Electricity projects through self-development, partnerships, and acquisitions that span six states and have grown our revenues from $34.0 million in 2014 to $107.4 million in 2019.

Biogas is produced by microbes as they break down organic matter in the absence of oxygen (during a process called anaerobic digestion). Our two current sources of commercial scale biogas are LFG or ADG. We typically secure our biogas feedstock through long-term fuel supply agreements and property lease agreements with biogas site hosts. Once we secure long-term fuel supply rights, we design, build, own, and operate facilities that convert the biogas into RNG or use the processed biogas to produce Renewable Electricity. We sell the RNG and Renewable Electricity through a variety of short-, medium-, and long-term agreements. Because we are capturing waste methane and making use of a renewable source of energy, our RNG and Renewable Electricity generate valuable Environmental Attributes which we are able to monetize under federal and state initiatives.

Based on our analysis, we believe there are numerous sources of waste methane in the United States that could serve as potential future project opportunities. We expect to continue our growth through optimization of our current project portfolio, securing greenfield developments and acquiring existing projects, all while pursuing vertical integration opportunities. Our successful evaluation and execution of project opportunities is based on our ability to leverage our significant industry experience, relationships with customers and vendors, access to interconnections for rights-of-way, and capabilities to construct pipeline and electrical interconnections that ensure the economic viability of opportunities we pursue. We exercise financial discipline in pursuing these projects by targeting project returns that are in line with the relative risk of the specific projects and associated feedstock costs, offtake contracts and any other related attributes that can be monetized.

Our current operating projects generate RNG from landfill sites and livestock farms. We view livestock farms as a significant opportunity for us to expand our RNG business and we are also evaluating other agricultural markets. We believe that our business is highly scalable, which will allow us to continue to grow through development and acquisitions.

Our projects provide our landfill and livestock farm partners with a variety of benefits, including a means to monetize biogas from their sites, support their regulatory compliance, and providing them environmental services. We differentiate ourselves from our competitors based on our long history of working with leading vendors and technologies and through our extensive expertise in designing, tuning and managing gas control collection systems at our host sites. We have significant experience with commercialized beneficial uses of processed biogas, including pipeline quality natural gas, power generation, carbon capture and boiler fuel gas products.

Our revenues are generated from the sale of RNG and Renewable Electricity, under long-term contracts, along with the Environmental Attributes that are derived from these products. RNG has the same chemical composition as natural gas from fossil sources, but has unique Environmental Attributes assigned to it due to its origin from low-carbon, renewable sources, which we can also monetize. Virtually all of the RNG we produce is used as a transportation fuel because this end market generally provides the most value for our RNG production. The RNG we process is pipeline-quality and can be used for transportation fuel when converted to CNG or LNG. CNG has been the most common fuel used by fleets where medium-duty trucks are close to the fueling station, such as city fleets, local delivery trucks, and waste haulers. The Environmental Attributes that we sell are composed of RINs and state low-carbon fuel credits, which are generated from the conversion of biogas to RNG that is used as a transportation fuel, as well as RECs generated from the conversion of biogas to Renewable Electricity. In addition to revenues generated from our product sales, we also generate revenues by providing operations and maintenance services to certain of our biogas site partners.

Whenever possible, we seek to mitigate our exposure to commodity and Environmental Attribute pricing volatility. Through contractual arrangements with our site hosts and counterparties, we typically share pricing and production risks while retaining our ability to benefit from potential upside. A significant portion of the RNG volume we produce is sold under bundled fixed-price arrangements for the RNG and Environmental Attributes, with a sharing arrangement where we benefit from prices above certain thresholds. For our remaining RNG projects, we sometimes enter into in-kind sharing arrangements where our partners receive the Environmental Attributes instead of a cash payment, thereby sharing in the Environmental Attribute pricing risk.

We strive to sell our remaining RNG and environmental products under medium-and long-term indexed pricing and margin sharing arrangements designed to give us optimal price and revenue certainty. On the electricity side, all of our products and related Environmental Attributes are sold under fixed-price contracts with escalators, limiting our pricing risk. Finally, our payments to our site hosts are entirely in the form of royalties based on realized revenues, or, in some select cases, based on production volumes.

The Montauk Model

Reorganization Transactions

MNK is a holding company whose ordinary shares are currently traded on the JSE under the symbol “MNK.” Prior to this offering, 100% of MNK’s business and operations were conducted through its U.S. subsidiaries, and, prior to January 4, 2021, Montauk USA and MEH and its subsidiaries, and MNK held no assets other than equity of its subsidiaries. On January 4, 2021, we entered into a share exchange with Montauk USA in which we replaced Montauk USA as the top tier subsidiary of MNK and we became the direct parent company of MEH. As we are the successor to all of Montauk USA’s interests in MEH, we present historical consolidated financial statements of Montauk USA. In connection with the Reorganization Transactions and this offering, MNK and the existing stockholders of MNK will become stockholders of Montauk. After the Reorganization Transactions and the closing of this offering, MNK will not own any significant assets and we expect that MNK will be delisted from the JSE and liquidated. Accordingly, MNK’s business is the business in which you are investing if you buy shares of our common stock in this offering. For more information, see “The Reorganization Transactions.”

Market Opportunity

Increasing Demand for RNG

Demand for RNG produced from biogas is significant and growing in large part due to an increased focus by the public and governments on reducing the emission of GHG, such as methane, and increasing the energy independence of the United States. According to the EPA, methane is a significant GHG, which accounted for roughly 9.5% of all U.S. GHG emissions from human activities in 2018 and which has a comparative impact on global warming that is about 25 times more powerful than that of carbon dioxide (which is produced during the combustion process). Biogas processing facilities could substantially reduce methane emissions at landfills and livestock farms, which together accounted for approximately 27% of U.S. methane emissions in 2018 according to the EPA. The development of this energy source further supports the U.S. national security objective of attaining energy independence, as evidenced by EISA, which aimed to increase U.S. energy security, develop renewable energy production, and improve vehicle fuel economy.

Over the past decade, the fastest growing end market for RNG has been the transportation sector, where RNG is used as a replacement for fossil-based fuel. This growth has been driven, in large part, by more aggressive environmental subsidies to support the production of renewable transportation fuels. According to NGV America, a national organization dedicated to the development of a growing, profitable, and sustainable market for vehicles powered by natural gas or biomethane, from 2015 to 2020, “RNG use as a transportation fuel…increased 291%, displacing close to 7.5 million tons of carbon dioxide equivalent.”

Given public calls for, and U.S. federal, state and local regulatory trends and policies aimed at, reducing GHG emissions and increasing U.S. energy independence, we expect continued regulatory support for RNG as a replacement for fossil-based fuels and therefore continued and growing demand for RNG over the next several years.

Availability of Long-Term Feedstock Supply

Biogas can be collected and processed to remove impurities for use as RNG (a form of high-Btu fuel) and injected into existing natural gas pipelines as it is fully interchangeable with natural gas. Partially treated biogas can be used directly in heating applications (as a form of medium-Btu fuel) or in the production of electricity. Common sources of biogas include landfills, livestock farms, and WRRFs.

Landfill- and livestock-sourced biogas represent a significant opportunity to produce RNG and Renewable Electricity, while also reducing GHG emissions. While landfill projects for RNG and Renewable Electricity have been developed over the past few decades, undeveloped landfills remain a significant source of biogas. Moreover, as technology continues to develop and economic incentives grow, livestock farm biogas, in particular, represents a relatively untapped biogas opportunity.

While LFG has accounted for most of the growth in biogas projects to date, we believe that additional economically viable LFG project opportunities exist. According to the EPALMOP project database, as of August 2020, there were 565 LFG projects in operation in the United States, including 399 operating LFG-to-electricity projects that may be converted to produce RNG, 11 construction projects, and 54 planned RNG and Renewable Electricity projects, as well as 477 additional candidate landfills. Based on the EPA data, these 477 candidate landfills have the potential to collect a combined 499 million standard cubic feet of LFG per day, or the equivalent of carbon dioxide emissions from approximately 63,000 barrels of oil. Based on our industry experience and technical knowledge and analysis, after evaluating their currently available LFG collection systems and potential production capacities, we believe that approximately 25 of these sites are potentially economically viable as projects for acquisition and growth. In the future, additional candidate landfills may become economically viable as their growth increases LFG production and requires installation of LFG collection systems.

The LFG market is heavily fragmented, which represents, in our view, a good opportunity for companies like ours to find project opportunities. The top ten players account for approximately 53% of installed

LFG capacity as of August 2020, and over 90% of developers own five or fewer projects, according to the EPA. Aside from the top five players in the industry, which includes us, no company accounts for more than 5% of the total LFG-to-energy capacity. Within the LFG market, over three-quarters of projects are Renewable Electricity projects with PPAs dating back as far as 1984. As these PPAs expire, these legacy facilities present an opportunity for conversion to RNG facilities, which, in certain instances, can provide better financial terms than Renewable Electricity projects. This market fragmentation and limited expertise in RNG processing by other market participants creates significant acquisition opportunities for us.

Biogas from livestock farm waste also represents significant opportunities for RNG production that remain largely untapped. According to the U.S. Department of Agriculture, as of June 2018, biogas recovery systems are feasible, notwithstanding economic viability considerations, at 2,704 dairy farms and 5,409 swine farms in the United States, with potential to produce roughly 172.0 million MMBtu of RNG annually, or the equivalent of the carbon dioxide emissions from 4,556 million gallons of gasoline. Although many of the EPA identified project sites are not currently economically viable because of distance from pipelines and contaminants in the biogas, among other reasons as described above, we believe that there is potential for sustained growth in biogas conversion from waste sources given our significant experience in evaluating sites and assessing their viability, evolving consumer preferences, regulatory conditions, ongoing waste industry trends, and project economics. Additionally, all-in prices paid for RNG from livestock farms can be significantly higher than prices for RNG from landfills due to state-level low-carbon fuel incentives for these projects. Given our strong understanding of biogas processing and our market leadership in RNG, we believe that we are well-positioned to take advantage of opportunities in this emerging market.

The availability of additional waste streams, including from organic waste diversion, food waste, sludge, and waste water, in combination with technological advances permitting new or more economical waste processing also have the potential to support long-term feedstock supply availability and the growth of our business.

Use of Environmental Attributes to Promote RNG Growth

When used as a transportation fuel or to produce electricity, RNG can generate additional revenue streams through Environmental Attributes. Environmental Attributes are provided for under a variety of programs, including the national RFS program and state-level RPS and LCFS.

The RFS program requires transportation fuel to contain a minimum volume of renewable fuel. To fulfill this regulatory mandate, the EPA requires Obligated Parties to blend renewable fuel with standard fuel to meet RVOs. Obligated Parties can comply with RVOs by either blending RNG into their existing fuel supply or purchasing RINs. RINs are generated when eligible renewable fuels are produced or imported and blended with a petroleum product for use as a transportation fuel. The RFS program has been a key driver of growth in the RNG industry since 2014 when the EPA ruled that RNG, when used as a transportation fuel, would qualify for D3 RINs (for cellulosic biofuels), which are generally the most valuable of the four RIN categories. In 2019, our projects generated approximately 15% of all D3 RINs in the United States.

The monetization of RNG also benefits from low-carbon fuel initiatives at the state-level, specifically from established programs in California and Oregon. The CA LCFS requires fuel producers and importers to reduce the CI of their products, with goals of a 10% reduction in carbon emissions from 1990 levels by 2020 and a 20% reduction by 2030. CARB awards CA LCFS credits to RNG projects based on each project’s CI score relative to the target CI score for gasoline and diesel fuels. The CI score represents the overall net impact of carbon emissions for each RNG pathway and is determined on a project-by-project basis. Based on our expected CI scores, we anticipate that RNG produced by livestock farms can potentially earn two to three times the amount of revenue per MMBtu relative to RNG produced from LFG projects. Several other states are considering LCFS initiatives similar to those implemented in California and Oregon.

Additionally, biogas is considered to be a renewable resource in all 37 states that encourage or mandate the use of renewable energy. Thirty states, the District of Columbia, and Puerto Rico have RPS that require utilities to supply a percentage of power from renewable resources, and seven states have a Renewable Portfolio Goal that is similar to RPS, but is not a requirement. Many states allow utilities to comply with RPS through tradable RECs, which provide an additional revenue stream to RNG projects that produce electricity from biogas.

Our Strengths

Management and Project Expertise

Our management team has decades of combined experience in the development, design, construction and operation of biogas facilities that produce RNG and Renewable Electricity. We believe that our team’s proven track record and focus on development of RNG projects gives us a strategic advantage in continuing to grow our business profitably. Our diverse experience and integration of key technical, environmental, and administrative support functions support our ability to design and operate projects with sustained and predictable cash flows.

Our experience and extensive project portfolio has given us access to the full spectrum of available biogas-to-RNG and biogas-to-Renewable Electricity conversion technologies. We are technology agnostic and base project design on the available technologies (and related equipment) most suitable for the specific application, including membranes, media, and solvent-based gas cleanup technologies. We are actively engaged in the management of each project site and regularly serve in engineering, construction management, and commissioning roles. This allows us to develop a comprehensive understanding of the operational performance of each technology and how to optimize application of the technology to specific projects, including through enhancements and improvements of operating or abandoned projects. We also work with key vendors on initiatives to develop and test upgrades to existing technologies.

We continually seek to optimize the highest-value use of our existing assets. Because our equipment is modular, it can be disassembled and redeployed from one site to another at a lower cost than new greenfield development. For example, when equipment capacity at an existing project is larger than needed and can be repurposed for newer sites with larger production and growth potential where that capacity can be more fully utilized. This can occur at older landfill sites that have limited or no acceptance of waste intake or at sites where fuel supply agreements have expired, but where the equipment still has sufficient remaining useful life.

Access to Development Opportunities

We have strong relationships throughout the industry supply chain from technology and equipment providers to feedstock owners, and RNG off-takers. We believe that the trust and strong reputation we have attained in combination with our understanding of the various and complex Environmental Attributes gives us a competitive advantage relative to new market entrants.

We leverage our relationships built over the past several decades to identify and execute new project opportunities. Typically, new development opportunities come from our existing relationships with landfill owners who value our long operating history and strong reputation in the industry. This includes new projects with or referrals from existing partners. These relationships include Waste Management and Republic Services, the two largest waste management companies in the United States, which operate ten of our 14 landfill sites. We are the leading third-party developer for Waste Management and operate projects on both private and publicly owned landfills. We actively seek to extend the term of our contracts at our project sites and view our positive relationships with the owners and managers of our host landfills as a contributing factor to our ability to extend contract terms as they come due. Additionally, as one of the largest producers of RNG from LFG, we also frequently receive RFPs from landfill owners for new biogas facilities at their landfills.

Finally, our prominence in the industry often makes us a preferred suitor for owners seeking to sell existing projects. Acquisition opportunities often come to our attention by direct communications with industry participants as well as firms marketing portfolios of project.

Large and Diverse Project Portfolio

We believe that we have one of the largest and most technologically diverse project portfolios in the RNG Industry. Our ability to solve unique project development challenges and integrate such solutions across our entire project portfolio has supported the long-term successful partnerships we have with our landfill hosts. Because we are able to meet the varying needs of our host partners, we have a strong reputation and are actively sought out for new project and acquisition opportunities. Additionally, our size and financial discipline generally affords us the ability to achieve priority service and pricing from contractors, service providers, and equipment suppliers.

Environmental, Health and Safety and Compliance Leadership

Our executive team places the highest priority on the health and safety of our staff and third parties at our sites, as well as the preservation of the environment. Our corporate culture is built around supporting these priorities, as reflected in our well-established practices and policies. By setting and maintaining high standards in the renewable energy field, we are often able to contribute positively to the safety practices and policies of our host landfills, which reflects favorably on us with potential hosts when choosing a counterparty. Our high safety standards include use of wireless gas monitoring safety devices, active monitoring of all field workers, performing periodic EHS audits and using technology throughout our safety processes from employee training in compliance with operational processes and procedures to emergency preparedness. By extension, we incorporate our EHS standards into our subcontractor selection qualifications to ensure that our commitment to high EHS standards is shared by our subcontractors which provides further assurances to our host landfills. As of October 25, 2020, excluding two incidents related to COVID-19, our year-to-date TRIR was 1.11 which is lower than the 2019 national average of 1.20 TRIR for the mining, quarrying and oil and gas extraction industries and the 2019 national average of 3.00 TRIR for all industries. As of September 2020, we have not received any U.S. OSHA or state OSHA citations in the last five years. Our EHS programs include partnering with Blackline Safety to provide each of our site employees with a four-gas monitoring device with work-anywhere wireless capabilities; emergency response protocols for all locations which include facility and landfill access, gate access, and site specific alerts to account for employee safety at all points throughout the workday; a learning management system that combines traditional online safety training and instructor-led training; and monthly evaluations for training compliance at each operations facility.

Our Strategy

We aim to maintain and grow our position as a leading producer of RNG in the United States. We support this objective through a multi-pronged strategy of:

•	promoting the reduction of methane emissions and expanding the use of renewable fuels to displace fossil-based fuels;

•	expanding our existing project portfolio and developing new project opportunities;

•	expanding our industry position as a full-service partner for development opportunities, including through strategic transactions; and

•	expanding our capabilities to new feedstock sources and technologies.

Promoting the Reduction of Methane Emissions and Expanding the Use of Renewable Fuels to Displace Fossil-Based Fuels

We share the renewable fuel industry’s commitment to providing sustainable renewable energy solutions and to offering products with high economic and ecological value. By simultaneously replacing fossil-based fuels and reducing overall methane emissions, our projects have a substantial positive environmental impact. We are committed to capturing as much biogas from our host landfills as possible for conversion to

RNG. As a leading producer of RNG, we believe it is imperative to our continued growth and success that we remain strong advocates for the sustainable development, deployment and utilization of RNG to reduce our dependence on fossil fuels while increasing our domestic energy production.

Many of our team members have been involved in the renewable fuel industry for over 30 years. We are a founding member and active participant in the RNGC. The RNGC was formed to provide an educational platform and to be an advocate for the protection, preservation and promotion of the RNG industry in North America. The RNGC’s diverse membership includes each sector of the RNG industry, such as waste collection and management companies, renewable energy developers, engineers, bankers, financiers, investors, marketers, transporters, manufacturers, and technology and service providers. Our participation allows us to align with industry colleagues to better understand the challenges facing the industry and to collaborate with them to develop creative solutions to such problems.

As a founding member of the RNGC and participant in several RNGC technical committees, we regularly participate in conferences and regulatory initiatives, including lobbying, to address key issues and promote the RNG industry. Collaborating with the diverse RNGC membership provides us with a holistic view of the RNG industry, which aides us in identifying emerging trends and opportunities. Our participation allows us to align with industry colleagues to better understand the challenges facing the industry and to collaborate with them to develop creative solutions to such problems. A primary function of the RNGC is to educate those in the natural gas industry, including pipeline owners, who are not familiar with RNG and its fungibility with traditional pipeline natural gas. We are focused on maintaining and nurturing our relationships with pipeline off-takers and seek to ensure that such relationships are a priority, including by maintaining continuous communication, enforcing stringent real-time monitoring of our product quality, and providing marketing material to assist with their corporate sustainability messaging.

Expanding Our Existing Project Portfolio and Developing New Development Opportunities

We exercise financial discipline in pursuing projects by targeting project returns that are in line with the relative risk of the specific projects and associated feedstock costs, offtake contracts and any other related attributes that can be monetized. We are currently evaluating three project expansion opportunities at existing project sites and one new electricity-to-RNG conversion project. We regularly analyze several potential new projects that are at various stages of negotiation and review. The potential projects typically include a mix of new project sites, project conversions and strategic acquisitions. Currently, no new potential projects are subject to definitive agreements and each potential opportunity is subject to competitive market conditions.

Montauk Growth Channels

Expanding Operations at Existing Project Sites. We monitor biogas supply availability across our portfolio and seek to maximize production at existing projects by expanding operations when economically feasible. Most of our landfill locations continue to accept waste deliveries and the available LFG at these sites is expected to increase over time, which we expect to support expanded production. This has allowed us to maintain average production availability of approximately 94% at our RNG projects and 90% at our electricity projects, weighted by 2020 expected production, excluding projects that commenced operation in 2020. Additionally, we are evaluating opportunities to utilize excess gas for RNG production at some of our electricity projects. Most recently, we increased the gas production at our McCarty project by 7% through an expansion project completed in January 2018, as described below.

We treat our existing assets as an integrated portfolio rather than a collection of individual projects. This allows us to utilize any new business practices across our entire project portfolio quickly, including advances with respect to troubleshooting, optimization, cost savings, and host site interaction. For example, we recently were able to take advantage of findings from a root cause failure analysis on a particular piece of equipment at a single project site to improve maintenance on similar equipment throughout our portfolio. We frequently identify services that result in a positive reaction from our project partners and then communicate that to other project managers so that they can incorporate such services into their project sites. Our integrated, pro-active and value-add approach helps us maintain strong relationships with our partners, which can often lead to term extensions and new opportunities.

We also experience organic growth in production at our existing projects because of increases in biogas supply at our projects and continued operation optimization. We size our projects to account for this increase in the biogas supply curve over time. For example, at many of our newer projects, such as Apex and Galveston, we expect gradual increases in production as those landfill sites continue to grow. Additionally, many of our expansion efforts to date, such as those at McCarty and Rumpke, have helped to optimize our project capacity to take advantage of excess biogas at older landfills that are still open and growing. Not only have these projects achieved an initial increase in production following the expansion project, but we also expect to see continued gradual increases over time.

Case Study of an Expansion Project: McCarty Landfill: The McCarty landfill is owned and operated by Republic Services and is one of the largest waste disposal facilities in Texas. Our RNG project at this landfill was originally constructed as a 3,892 MMBtu/day facility that achieved commercial operations in 1986. In January 2018, we undertook and completed an expansion of the project to increase RNG production by 7%, to a design capacity of 4,415 MMBtu at a cost of $2.1 million. The expansion effort added blower capacity, which increased the inlet pressure to the main compressors leading to higher production. The increased output from the project did not require amendments to our existing fuel supply and off-take agreements. Prior to commissioning the expansion, we applied for and obtained the necessary permits and other approvals to expand the project and the interconnects that we relied upon at this project. Engineering and design activities began in February 2017, with construction beginning in August 2017 and commissioning in November 2017.

Expanding through Acquisition. The RNG industry is highly fragmented with approximately 90% of operating projects owned by companies that own five or fewer projects. We believe that these small project portfolios present opportunity for industry consolidation. We are well-positioned to take advantage of this consolidation opportunity because of our scale, operational and managerial capabilities, and execution track record in integrating acquisitions. Over the last ten years, we have acquired 11 projects and members of our current management team have led all of those acquisitions. We expect that as we continue to scale up our business, our increased size, industry position and access to capital will provide us with increased acquisition opportunities.

Converting Existing Electricity Projects to RNG. We periodically evaluate opportunities to convert existing projects from electricity generation to RNG production. These opportunities tend to be attractive for our merchant electricity projects given the favorable economics for RNG plus RIN sales relative to merchant electricity rates plus REC sales. This strategy has been an increasingly attractive avenue for growth since 2014 when RNG from landfills became eligible for D3 RINs. Historically, we have taken advantage of these opportunities on a gradual basis as PPAs for our electricity projects have expired. To date, we have converted two projects from LFG-to-electricity to LFG-to-RNG and one project from ADG-to-electricity to ADG-to-RNG, and we are currently evaluating a fourth conversion opportunity for LFG-to-RNG.

Looking forward, several of our development and pipeline projects may convert existing electricity projects to RNG. For example, the existing generation facilities at the Coastal Plains project, which currently sells merchant power and RECs into the Electric Reliability Council of Texas market, was shut down in May 2019 and was converted to a RNG production facility with commercial operations that commenced commercial operations in September 2020.

Case Study of a Conversion Project: Atascocita Landfill: We acquired the Atascocita project, an LFG-to-electricity project located in Humble, Texas, from Viridis Energy (Texas), LP in 2011. The Atascocita landfill is owned and operated by Waste Management. Electricity produced by the facility was sold on a merchant basis into the Electric Reliability Council of Texas market. Recognizing an opportunity to realize returns on favorable pricing for RNG and RIN attributes, we approached Waste Management about converting the project to RNG in 2016. We signed an updated gas supply agreement with Waste Management in October 2016, which included a royalty based on the monetization of Environmental Attributes, including RINs and LCFS credits. Construction was managed in-house and completed over 19 months after the gas supply agreement was signed, with the project achieving commercial operations in May 2018, making it one of the largest plants constructed for processing RNG. All of these aspects required unique design and implementation along with cooperation from Waste Management in order to meet regulatory requirements.

New equipment installed includes membrane separation, nitrogen removal, deoxygenation, and H2S removal technologies. The repurposed facility has a design capacity of 5,570 MMBtu/day. Known vendors and suppliers were used to procure the majority of equipment and systems. As such, timely ordering and delivery of equipment was achieved relative to the construction schedule. The total capital expenditures to convert Atascocita were approximately $40 million. The project has a remaining fuel supply contract with Waste Management for 20 years from commercial operation.

Leveraging and Creating Long-Term Relationships. Dependable and economic sources of renewable methane are critical to our success. Our projects provide our landfill and livestock farm partners with a variety of benefits, including a means to monetize biogas from their sites and support their regulatory compliance. By addressing the management of byproducts of our project hosts’ primary businesses, our services allow landfill owners and operators and livestock farms to increase their permitted landfill space and livestock count, respectively. These services facilitate long-term relationships with project hosts that may serve as a source for future projects and relationships.

Expanding Our Industry Position as a Full-Service Partner for Development Opportunities, Including Through Strategic Transactions

Over our three decades of experience, we have developed the full range of RNG project related capabilities from engineering, construction, management and operations, through EHS oversight and Environmental Attributes management. By vertically integrating across RNG services, we are able to reduce development and operations costs, optimize efficiencies and improve operations. Our full suite of capabilities allows us to serve a multi-project partner for certain project hosts across multiple transactions, including through strategic transactions. To that end, we actively identify and evaluate opportunities to acquire entities that will further our vertically-integrated services.

Expanding Our Capabilities to New Feedstock Sources and Technologies

We intend to diversify our project portfolio beyond landfill biogas through expansion into additional methane producing assets, while opportunistically adding third-party developed technology capabilities to boost financial performance and our overall cost competitiveness. We are commercially operating our first livestock waste project (dairy), actively pursuing new fuel supply opportunities in WRRFs, and looking at long-term organic waste and sludge opportunities. The drive toward voluntary and most likely regulatory-required organic waste diversion from landfills is of particular interest as we leverage our current experience base, and we believe this trend will provide long-term growth opportunities.

We believe that the market has not yet unlocked the full potential of RNG and Renewable Electricity. We do not own any material registered intellectual property. However, as biogas processing technology continues to improve and the required energy intensity of the RNG and Renewable Electricity production process is reduced, we expect that we will be able to enter new markets for our products, such as providing fuel for the production of energy sources. With our experience and industry expertise, we are well-positioned to take advantage of opportunities to meet the clean energy needs of other industries looking to use renewable energy in their operations.

Products Sold

The revenues received from selling renewable energy consist of two main components. The first component is revenues from the commodity value of the natural gas or electricity generated. The second component is from the Environmental Attributes derived from the production of RNG and Renewable Electricity. For RNG, Environmental Attribute revenues are substantially generated from RINs when used as a transportation fuel. In addition, RNG can generate an additional revenue stream when used as a transportation fuel in states that have adopted low-carbon fuel incentive programs. The primary Environmental Attributes derived from the production of electricity from renewable resources are RECs, which translate into additional revenues for units of Renewable Electricity produced.

RNG

LFG and gas from livestock digesters can be processed into pipeline-quality RNG by removing the majority of the non-methane components including carbon dioxide, water, sulfur, nitrogen, and other trace compounds. RNG can be used for transportation fuel when compressed (CNG) or liquefied (LNG) and virtually all of the RNG we produce is used in this manner.

RNG, like traditional natural gas, is traded nationally. Once in an interstate pipeline, RNG can be transported to vehicle fueling stations to be used as a transportation fuel, to utilities to generate power, or for use in generating fuel cell energy anywhere within the North American pipeline system. This flexibility enables us to capture value from the renewable attributes of biogas by delivering RNG to markets and customers that place a premium on renewable energy.

RNG is priced in line with the wholesale natural gas market, based on Henry Hub pricing, with regional variation according to demand and supply issues. We sell the RNG produced from our projects under a variety of short-term and medium-term agreements to counterparties, with tenures varying from three years to five years. Our contracts with counterparties are typically structured to be based on varying natural gas price indices for the RNG produced. We also share a portion of our Environmental Attributes with our off-take counterparties as consideration for the counterparty using our RNG as a transportation fuel.

D3 RINs

RNG has the same chemical composition as natural gas from fossil sources, but has unique Environmental Attributes assigned to it due to its origin from organic sources. These attributes qualify RNG as a renewable fuel under the federal RFS program, established pursuant to the EPACT 2005 and EISA, allowing RNG to generate renewable fuel credits called RINs when the RNG is used as a transportation fuel.

RINs are saleable regulatory credits that represent a quantity of qualifying fuel and are used by refiners and importers to evidence compliance with their RFS obligations. Given that the RFS is a national program, the price of a RIN is the same anywhere in the United States. The RFS program originally contemplated 1.75 billion gallons of fuel from cellulosic biofuels by 2014, the use of which would be tracked through D3 RINs. However, cellulosic biofuel production grew slower than expected, with 2013 output at only 281,819 gallons (422,740 RINs). This prompted the EPA to expand the definition of biofuels that could qualify for D3 RINs in July 2014, to include fuels from cellulosic biogas, including biogas from landfills, livestock farms, and WRRFs. This significantly increased the quantity of D3 RINs produced, with production increasing to over 33 million gallons in 2014 and 250.6 million gallons in 2017. In addition, given the historic shortage in supply of D3 RINs to meet blending requirements, the EPA allows obligated refiners to satisfy RFS compliance obligations for D3 RINs by either purchasing CWC plus D5 RINs or by purchasing D3 RINs. CWC prices are set annually as the greater of (i) $0.25 or (ii) $3.00 (as adjusted by Consumer Price Index) less the average wholesale price of gasoline for the most recent 12-month period of data available as of September 30th prior to the calendar year in question. CWC prices are typically published by the EPA each November, with an announced CWC price for 2020 of $1.80. The value of a D3 RIN is therefore a derivative of the market price for D5 RINs and CWCs, which in turn are inversely linked to the wholesale price of gasoline.

We have been active in the RFS program since 2014 and expect to remain a significant contributor to the overall generation of RINs from RNG. We monetize our portion of the RINs, directly, at auction or through third-party agents or marketers.

CA LCFS

CA LCFS credits are environmental credits generated in California in order to stimulate the use of cleaner, low-carbon fuels. This program encourages the production of low-carbon fuels by setting annual CI standards, which are intended to reduce GHG emissions from the state’s transportation sector. One of the key aspects of the program is that it encourages the use of low-carbon transportation fuel, such as CNG, in vehicles instead of gasoline. This program further encourages use of renewable fuels in vehicles over CNG from fossil fuels.

The value of an CA LCFS credit varies according to the CI value of the fuel source as determined by CARB. Fuels that have a lower CI score benefit from a higher CA LCFS credit. RNG from LFG and livestock digester biogas that are used as a transport fuel both qualify for CA LCFS credits. The number of CA LCFS credits for RNG from livestock digesters is significantly higher than the number of CA LCFS credits for RNG from landfills, due to the relative CI scores of the two fuels. Fuel that is eligible for RINs can also receive CA LCFS credits. As a result, CA LCFS credits represent a revenue stream incremental to the value RNG producers receive for RINs. For livestock digester RNG projects, CA LCFS credits are a substantial revenue driver. We currently earn CA LCFS credits on seven of our projects, and we expect the revenue generated by CA LCFS credits to increase as we continue to develop and bring additional livestock digester projects online over the next few years.

Several states in the United States also have or are considering adopting this model. Oregon’s Clean Fuels Program, enacted in 2009 and implemented in 2016, operates using a credit system similar to the CA LCFS program. Similar to RINs, LCFS credits can be sold separately from the RNG fuel sold, allowing us to monetize LCFS credits for fuel produced and purchased outside of states that have LCFS programs.

Renewable Electricity

Electricity is a commodity that trades and is priced on a regional basis in and among regional control areas. Pricing for commodity-sold electricity can be based on day-ahead prices for scheduled deliveries or hourly, real-time prices for unscheduled deliveries. Prices vary across the country based on weather, load patterns and local power and transmission restrictions. The Renewable Electricity produced at our biogas-to-electricity projects is sold under long-term contracts to credit-worthy counterparties, typically under a fixed price with escalators. The terms of these contracts range from 6 to 23 years, with a weighted average remaining tenure of 15 years, as of March 31, 2020, based on 2020 expected electricity production.

RECs

Biogas is considered to be a renewable resource in all 37 states that encourage or mandate the use of renewable energy. Thirty states, the District of Columbia, and Puerto Rico have RPS that require utilities to supply a percentage of power from renewable resources, and seven states have a Renewable Portfolio Goal that is similar to RPS, but is an objective or goal and not a requirement. Many states allow utilities to comply with RPS through tradable RECs, which provide an additional revenue stream to RNG projects that produce electricity from biogas.

The value of a REC is dependent on each state’s renewable energy requirements as mandated by its RPS. REC values are higher in states which require a percentage of total electricity to come from renewable resources. In states with no renewable energy requirements, RECs can have no value at all. In some markets, we have entered into PPAs under which we sell RECs and other renewable attributes bundled with the power being sold at a combined price. This occurs where the utility off-take counterparty offers a combined rate for the renewable energy it needs to satisfy RPS or other business requirements that is the best combined price for one of our projects.

Our Projects

We currently own and operate 15 projects, 12 of which are RNG projects and three of which are Renewable Electricity projects. Of our three Renewable Electricity projects we currently operate, we expect to convert one of them to produce RNG. In addition to the electricity-to-RNG conversion project, we are currently in the process of developing one additional RNG project from LFG. We are also working on other projects which will repurpose equipment from existing biogas facilities for use at new project sites.

We have a long history of operating our projects with partners, with our oldest relationship going back 46 years. On average, we have had an 18-year history with our current project site owners. Our operating RNG projects have an average expected remaining useful life of approximately 14 years, as weighted by 2020 expiration. Our operating electricity projects have an average expected remaining useful life of approximately 15 years, as weighted by 2020 expected expiration.

Approximately 73% of our expected 2020 RNG production has been monetized under fuel supply agreements with expiration dates more than 15 years from September 30, 2020. Additionally, approximately 89% of our expected 2020 Renewable Electricity production has been monetized under fuel supply agreements with expiration dates more than 15 years from September 30, 2020. Concurrent with our fuel supply agreements, we typically enter into property leases with our project hosts, which govern access rights, permitted activities, easements and other property rights. We own all equipment and facilities on each leased property, other than equipment provided by utility companies providing services on-site. Lease termination typically requires the restoration of the leased area to its original condition. We have successfully ended leases on four facilities and are currently restoring a fifth facility.

Once collected, biogas can be processed into pipeline-quality RNG or converted into electricity. The conversion facility is typically located on landfill property away from the active fill operations where additional waste is added to the landfill site.

An RNG project involves the conversion of raw LFG into pipeline quality gas for introduction to a natural gas transmission or distribution line. An RNG plant processes the gas by removing the majority of the non-methane components including carbon dioxide, water, and other volatile and non-volatile organic compounds to attain pipeline quality gas. This complex process has numerous variables that need to be managed in order to be cost-effective and efficient. At the end of the gas processing chain, RNG is typically compressed and then sold into a natural gas pipeline or to a dedicated end user. These sales occur at market prices for the energy and the value of the Environmental Attributes derived from the use of the RNG as a transportation fuel.

Our projects currently utilize three of the four proven commercial technologies available to process raw biogas into RNG, including: PSA, Membrane Filtration and solvent scrubbing. We also have historically used the other proven technology, refrigerated physical absorption, commonly referred to as Kryosol; however, it is not in use at any of our existing operating projects. All four of these technologies have similar features, but are distinguished primarily by the means employed to separate carbon dioxide from methane in biogas. We are capable of working with virtually all available biogas processing technologies at our sites. We attend industry conferences and maintain an ongoing dialogue with key equipment providers to ensure we stay informed of the latest technology that could be deployed at our current and future facilities.

Electricity is generated using gas-fueled engines or turbine-driven electrical generators, which are designed to operate efficiently on medium-Btu gas. As such, electricity generation typically involves producing medium-Btu gas, which is then pumped into a generating facility. The electricity is metered and sold under long-term contracts to utilities and municipalities or at spot prices.

Stated capacity reflects the design capacity of each facility. Several of our projects have reserve capacity when comparing design capacity to available biogas feedstock. Several previous acquisitions are gas limited and operate in this fashion. Our larger projects are at or near design capacity and either have expansions planned or are being evaluated for future expansions dependent on the availability of excess biogas feedstock.

RNG Projects

We currently own and operate 12 RNG projects in Ohio (two), Pennsylvania (five), Texas (four) and Idaho (one) which, in the aggregate, have a total design capacity of approximately 33,850 MMBtu/day, which equates to 624,000 tons of carbon dioxide emission reduction annually over using fossil fuels, or the equivalent of the carbon dioxide emissions from consuming approximately 1,940,000 gallons of gasoline per day.

RNG Projects

Site	Location	Capacity*

Rumpke	Cincinnati, OH	7,271 MMBtu/day

Atascocita	Humble, TX	5,570 MMBtu/day

McCarty	Houston, TX	4,415 MMBtu/day

Apex	Amsterdam, OH	2,673 MMBtu/day

Monroeville	Monroeville, PA	2,372 MMBtu/day

Valley	Harrison City, PA	2,372 MMBtu/day

Galveston	Galveston, TX	1,857 MMBtu/day

Raeger Mountain	Johnstown, PA	1,857 MMBtu/day

Shade	Cairnbrook, PA	1,857 MMBtu/day

Coastal Plains	Alvin, TX	1,775 MMBtu/day

Southern	Davidsville, PA	928 MMBtu/day

Pico	Jerome, ID	903 MMBtu/day

Total		33,850 MMBtu/day

*	Assumes inlet methane content of 56% for all sites other than Pico, which assumes inlet methane content of 62%, and process efficiency of 91%.

Typically, a biogas-to-RNG facility includes three phases: biogas collection, primary processing and additional processing.

At landfills, biogas collection systems can be configured as vertical wells or horizontal trenches. The most common method is drilling vertical wells into the waste mass and connecting the wellheads to lateral piping that transports the gas to a collection header using a blower or vacuum induction system. Horizontal trench systems are useful in areas of landfills that continue to have active filling. Some landfills use a combination of vertical wells and horizontal collectors. Collection system operators “tune” or adjust the wellfield to maximize the volume and quality of biogas collected while maintaining environmental compliance.

A basic biogas processing plant includes a knock-out drum to remove moisture, blowers to provide a vacuum to “pull” the gas and pressure to convey the gas, and a flare. System operators monitor parameters to maximize system efficiency. Using biogas in an energy recovery system usually requires some treatment of the gas to remove excess moisture, particulates, and other impurities. The type and extent of treatment depends on site-specific biogas characteristics and the type of energy recovery system. Treatment of the gas typically includes the removal of hydrogen sulfide (H2S), moisture and contaminants within the gas, and then separation of the carbon dioxide (CO2) from the methane (CH4). Further treatment of the biogas is often required to remove residual nitrogen and/or oxygen to meet pipeline specifications. Some end uses, such as pipeline injection or vehicle fuel projects, require additional cleaning and compression of the biogas.

Illustrative Projects

Rumpke. The Rumpke landfill, located in Cincinnati, Ohio, is an open landfill with significant filling capacity available. The landfill, which is our largest site by capacity, currently holds approximately 62 million tons of waste, receives over 10,000 tons of waste per day and is expected to operate through 2052 under its current permits. The landfill has filed for a new MSW permit to expand its footprint. The MSW permit includes a Land-GEM model that anticipates the landfill accepting waste through 2085.

At this site, we own and operate a 15 million standard cubic feet per day (“SCFD”) RNG processing facility using PSA technology. The facility consists of one, six million SCFD plant that was placed into service in 1985, one, five million SCFD plant that was placed into service in 2007 and one, three million SCFD plant that was placed into service in 1994. Pursuant to a fuel supply agreement with the owner of the landfill we have fuel for this project through December 31, 2037. We are responsible for operation, maintenance and costs of this site’s biogas collection system.

The Rumpke project is registered with the EPA as a qualified facility for the generation of RINs under the RFS program and with CARB as a qualified facility for the generation of CA LCFS credits for fuel generated for use as a transportation fuel. We currently sell the RNG and Environmental Attributes produced at this facility at a fixed price. The fixed price is supplemented by sharing of incremental revenues from monetization of the Environmental Attributes under a margin sharing agreement.

Atascocita. The Atascocita landfill, located in Humble, Texas, is an open landfill with approximately 25.3 million tons of capacity available. The landfill currently holds approximately 36.4 million tons of waste, receives over 3,600 tons of waste per day and is expected to operate through 2045 under its current permits.

At this site, we shut down a merchant electricity project that was only able to process a portion of the gas the site was producing and repurposed it to an RNG project where we own and operate a 10.8 million SCFD RNG processing facility using membrane separation technology. The project was placed into service in May 2018. The plant is equipped with membrane separation, nitrogen removal, deoxygenation, and H2S removal technologies. Pursuant to a fuel supply agreement, we have fuel supply for this project through May 1, 2038. We are responsible for the operation, management and capital costs of the processing facility.

The Atascocita project is registered with the EPA as a qualified facility for the generation of RINs under the RFS program and for fuel generated for use as a transportation fuel. We currently sell the RNG produced at this facility at market prices under contract through 2023, and separately sell the RINs produced to Obligated Parties on either a spot or forward basis based on current calendar year.

McCarty. The McCarty landfill, located in Houston, Texas, is an open landfill that holds approximately 62.4 million tons of waste, receives approximately 4,573 tons per day, has been in operation since 1967 and is expected to operate through 2024 under its current permits.

At this site, we own and operate a nine million SCFD RNG gas processing facility that employs Selexol, a solvent scrubbing based gas separator technique.

Pursuant to a fuel supply agreement, we have fuel supply for this project through December 31, 2036, and we are responsible for the operation, management and capital costs of the LFG collection system.

The McCarty project is registered with the EPA as a qualified facility for the generation of RINs under the RFS program and with CARB as a qualified facility for the generation of CA LCFS credits. We currently sell the RNG produced at this facility at market prices under a contract extending through January 31, 2024, and separately sell the RINs produced to Obligated Parties on either a spot or forward basis based on current calendar year.

Renewable Electricity Projects

We currently own and operate the following three Renewable Electricity projects in California, Oklahoma, and Texas which, in the aggregate, have a total design capacity of approximately 30.2 MW, which equates to 175,600 tons of carbon dioxide emission annually over using fossil fuels, or the equivalent of the carbon dioxide emissions from consuming approximately 469,000 gallons of gasoline per day. During 2019, our Renewable Electricity projects collectively produced 236,000 MWh. Our Renewable Electricity projects utilize reciprocating engine generator sets to generate electricity at landfills.

Renewable Electricity Projects

Site	Location	Capacity*

Bowerman Power	Irvine, CA	23.6 MW

Security	Cleveland, TX	3.4 MW

Tulsa/AEL	Sand Springs, OK	3.2 MW

Total		30.2 MW

*	Assumes inlet methane content of 56% and process efficiency of 91%

Illustrative Projects

Bowerman Power. The Bowerman Power Facility, located in Irvine, California, is an open landfill with over 54 million tons of waste, receives approximately 6,800 tons of waste per day, has been in operation since 1990, and is expected to operate through 2053 under its current permits.

At this site, we own and operate a 19.6 MW (net) electricity generation facility which consists of seven CAT CG-260-16 reciprocating engine generator sets. The Bowerman facility is located in the southern part of the California Independent System Operator (“CAISO”) Regional Transmission Organization. CAISO is a regional transmission organization (“RTO”) that coordinates the movement of wholesale electricity in all or parts of California and Nevada. CAISO acts as a neutral, independent party that operates a competitive wholesale electricity market and manages the high-voltage electricity grid. CAISO provides an attractive and ready market for energy, capacity and RECs for new and existing resources.

Bowerman’s electricity output is sold under a PPA with the City of Anaheim, California, with a term running through 2036. Pursuant to a fuel supply agreement with the owner of the landfill, we have fuel supply for this project through 2067.

New Projects

Much of our historic growth has come from the addition of new projects either through third-party acquisitions or new development. We plan to leverage both of these avenues for growth as we seek to continue to expand our business. We exercise financial discipline in pursuing these projects by targeting project returns that are in line with the relative risk of the specific projects and associated feedstock costs, offtake contracts and any other related attributes that can be monetized. We are currently evaluating three project expansion opportunities at existing project sites and one new electricity-to-RNG conversion project. We regularly analyze several potential new projects that are at various stages of negotiation and review. The potential projects typically include a mix of new project sites, project conversions and strategic acquisitions. Currently, no new potential projects are subject to definitive agreements and each potential opportunity is subject to competitive market conditions.

Acquisition of Existing Projects

Pursuing opportunities for acquisitions of existing projects has and continues to be a key component of our growth strategy. Small project portfolios present the opportunity for industry consolidation that we believe we are well-positioned to take advantage of because of our scale, operational efficiency, execution track record and technological flexibility. In evaluating new opportunities, we often look for underperforming projects or underutilized sites where we can leverage our premier operational platform to optimize efficiency at these facilities. As we continue to acquire new projects, we have the ability to improve synergies across our portfolio that we believe give us an advantage over other LFG operators and new entrants into the industry.

While new project and acquisition opportunities exhibit attractive processable biomethane quantities, we are experienced in both understanding the common deviations between feedstock projections (both in quantity and quality), and the best approach to plan and execute on development investments in making those projections reality. In evaluating a potential project, we evaluate whether there is economically viable access to an interconnection. We use our experience in the complexities of interconnection study and design, the securitization of rights-of-way, oversight of utility construction and self-construction of pipeline and electrical interconnections to determine economic viability. In addition to interconnection experience, our experience in detailed and scheduled preventative maintenance allows us to develop realistic operating cost projections for greenfield and other acquisition project opportunities at their onset.

In particular, a major focus area for us is the acquisition of existing LFG-to-electricity projects that we can convert to RNG. We look for opportunities where existing operators have a PPA with a limited remaining contract life or are selling power on a merchant basis and where sites are located close to existing natural gas pipelines. We believe we have a competitive advantage in pursuing these opportunities because of our strong track record as an RNG producer. Cleaning up biogas for use as RNG is a significantly more involved process than electricity production. There are few others that have the capabilities that we have to tune wellfields to process gas in the manner needed to produce pipeline-quality RNG. As a result, we are well-positioned to acquire these projects where the existing operator is not positioned to pursue the technology conversion on their own and merchant electricity prices do not support continued operation of the electricity facility.

Much of our historic growth has been achieved through acquisitions and our management team has significant experience in identifying, executing, closing and integrating acquisitions. Most recently, we closed on an acquisition of an existing anaerobic digester and Jenbacher engines at a large commercial dairy farm in Idaho. The project was converted to an RNG facility in order to sell transportation fuel into the California transportation market and began commercial operation in September 2020.

Our operational capabilities across a broad array of gas clean-up and electricity generation technologies, including solvent scrubbing, PSA, membrane separation, reciprocating engines, and turbines, gives us flexibility to pursue a variety of potential projects. We have strong relationships with most major industry vendors and landfill owners. We believe we can use these existing relationships and our reputation in the industry to identify potential transactions and to minimize concerns about a change of the operator of a biogas project.

Greenfield Development

We are always looking for opportunities to expand our portfolio through new projects that we can design, build, own and operate at greenfield sites. A significant portion of our pipeline for new development comes from our existing relationships with landfill owners who value our long operating history and strong reputation in the industry. This includes new projects with existing partners as well as projects we have sourced through referrals from existing partners. For example, our Apex project, which was completed in 2019, came to us through our existing relationship with the landfill owner.

As one of the largest producers of RNG from LFG, we also frequently receive RFPs from landfill owners for new biogas facilities at their landfills. We exercise financial discipline in pursuing these projects by targeting project returns that are in line with the relative risk of the specific projects and associated feedstock costs, offtake contracts and any other related attributes that can be monetized.

With our broad geographic footprint, we believe we are well-positioned to take advantage of opportunities in states where we currently operate. Although we believe that many of the EPA identified candidate landfills are not currently economically viable, approximately 40% of the these sites that we have identified as potentially economically viable are located in states in which we currently operate and we believe, due to our industry experience and technical knowledge, we will continue to be able to identify potentially economically viable sites in these locations in the future. Additionally, we also currently operate in three of the top four states with the largest biogas production potential from livestock farms. Our geographic footprint strategically positions us to take advantage of these opportunities given our existing relationships with operators, vendors and regulators, and our ability to realize operational synergies with nearby projects.

New Sources of Fuel Supply

Historically, our business has grown through new LFG projects. While we will continue to pursue LFG opportunities, we also anticipate projects that utilize other sources of fuel supply, including livestock farms and WRRFs, as major opportunities to further expand and diversify our footprint.

Dairy

We view dairy farms as a significant opportunity for us to expand our RNG business. Processing biogas from dairy farms requires similar expertise and capabilities as processing biogas from landfills. Meanwhile, the collection of the fuel supply is much easier at dairy farms than at landfills due to higher quality, more uniform feedstock, less volatility in inlet gas and biogas collection in a more controlled environment.

The presence of our digester benefits dairy farmers in a number of ways, creating a mutually beneficial relationship. We assist in managing the waste for the dairy farmer, which they would otherwise have to manage. Additionally, processing this waste in a digester is significantly more environmentally friendly by reducing GHG emissions. Finally, a byproduct of the production process can be returned to farmers for use as bedding, alleviating the need to purchase other materials for bedding for the cows.

We undertook a dairy farm project when we closed on the acquisition of Pico, the anaerobic digester and two Jenbacher engines at the Bettencourt dairy farm in Jerome, Idaho in September 2018. The project sources manure from a dairy farm with approximately 18,500 milking cows as of October 2020. While Pico was initially a Renewable Electricity site, we have developed an RNG facility at this project that came online in August 2020. The facility sells transportation fuel into the California transportation market.

Other Waste Sources

Our long-term strategy is to continue to seek new opportunities for biogas processing with alternative sources of fuel supply as we have done recently with our entrance into the dairy farm biogas industry. Other industries that present opportunities of scale for biogas conversion include swine farms and WRRFs. Similar to dairy farms, biogas production from swine farms is a nascent biogas industry, with less than 1% of swine farms with biogas processing capabilities. Additionally, roughly 23% of WRRFs have biogas processing facilities, however, most process biogas for electricity production creating additional opportunities for acquisition and conversion to RNG facilities. As with LFG and dairy farms, biogas from both swine farms and WRRFs qualify for D3 RINs under the RFS program. We believe our demonstrated versatility to operate processing facilities using multiple fuel supply sources will give us a competitive advantage in these markets relative to other new entrants who have only demonstrated capabilities with one fuel supply source.

Fuel Supply Agreements

A critical component of our business is our ability to negotiate and maintain long-term fuel supply agreements. We have developed strong working relationships with our landfill site owners, including ten of 14 operating projects and one development project with Waste Management and Republic Services, the two largest waste companies in the United States, and actively seek to strategically extend our tenure at our project sites.

Our projects provide our landfill and dairy farm partners a solution to monetize biogas from their sites, support their regulatory compliance and provide them with environmental services. We have had working relationships with Republic Services since 1986 and with Waste Management since 2004 and we enable monetization of their biogas while maintaining regulatory compliance. We seek to differentiate ourselves from our competitors through our extensive experience across a variety of commercialized beneficial uses of processed biogas, including pipeline quality natural gas, power generation and boiler fuel gas products. To date, we have not had any fuel supply agreement terminated by any site partner once we have established a facility on the site, which we believe serves as evidence of our operational expertise, reliability and consistent value delivered to our site partners. The table below is a summary of the expiration periods of those agreements.

Fuel Supply Agreement Summary

RNG Projects

Fuel Supply Agreement Expiration Dates	Current Sites as of September 30, 2020	% of 2019 Total RNG Production
Within 0-5 years	0	0.0%
Between 6-15 years	3	7.3%
Greater than 15 years (1)	9	92.7%

Renewable Electricity Projects

Fuel Supply Agreement Expiration Dates	Current Sites as of September 30, 2020	% of 2019 Total Renewable Electricity Production
Within 0-5 years	0	0.0%
Between 6-15 years	1	7.0%
Greater than 15 years (1)	3	93.0%

(1)	Our Pico project is included in both RNG and Renewable Electricity fuel supply agreements due to its conversion from a Renewable Electricity site to an RNG site in August 2020.

Each of our RNG projects in development has a contract length of 20 years from commencement of commercial operation, except for Pico, which has a contract length of 20 years from the date of the fuel supply agreement. Our fuel supply agreement expiration dates account for contract extensions at our option. We are consistently reviewing and pursuing extensions for all of our fuel supply agreements well before their expirations and for future agreements, we continue to target contracts with expiration of 20 years from commencement of operation with options for extension.

Customers

Our customers for RNG and RINs typically include large, long-term owner-operators of landfills and livestock farms, local utilities, and large refiners in the natural gas and refining sectors. Royalty structures included in our agreements, as well as the large size of our counterparties, limit their credit risk. For 2019, our sales to Royal Dutch Shell plc represented approximately 14% of our operating revenues. We sell RNG and Environmental Attributes to Royal Dutch Shell plc at a fixed price, which is supplemented by sharing of incremental revenues from monetization of the Environmental Attributes under a margin sharing agreement. Further, Victory Renewables, LLC and BP Products North America each represented approximately 11% of our operating revenues in 2019 from the sale of Environmental Attributes. ACT Fuels, Inc. represented approximately 14% of our operating revenues in 2019 as the largest off-taker of RINs during this period. We sell RINs to numerous RIN off-take parties and our largest RIN off-taker as a percentage of revenue can vary year to year given the short-term nature of these contracts. In addition to revenues from sales of RNG and RINs, we also share a portion of our Environmental Attributes with our off-take counterparties as in-kind consideration for the counterparty using our RNG as a transportation fuel.

Our customers for electricity typically include investor-owned and municipal electricity utilities. For the sale of Renewable Electricity and RECs, the City of Anaheim represented approximately 14.1% of our operating revenues in 2019. These sales occurred under a PPA between us and the City of Anaheim, in which electricity and RECs are sold at fixed prices. By the end of 2020, we expect to convert 100% of the monetization of our Renewable Electricity production and Environmental Attributes to fixed-price agreements. For our electricity sales, all of our customers with whom we have off-take agreements are investment-grade entities with low credit risk.

No other single customer represented more than 10% of our total 2019 operating revenues.

Suppliers and Equipment Vendors

We use a variety of technological means to operate facilities that produce RNG and electricity from raw biogas collected from landfills and digesters. This affords Montauk experience with substantially all major vendors in the sector, and technical expertise in numerous technologies.

The major technologies used by our projects for gas processing include solvent scrubbing, pressure swing adsorption (“PSA”), and membrane separation. For electricity generation, we use reciprocating engines and gas turbines.

We source equipment from a variety of major suppliers with specialties in each technology. We enter into written ordinary-course agreements with suppliers to obtain industry-standard equipment for use in our operations. The contracts generally do not include any intellectual property rights other than for the intended use of the equipment. Membrane separation equipment is primarily provided by UOP and Air Liquide. PSA equipment is primarily provided by Xebec, Air Products, and BioFerm. Solvent scrubbing is primarily provided by Selexol. RNG ancillary constituent removal is done using equipment provided by Iron Sponge, MV Technologies, Thiopaq, Guild Associates, and PSB Industries. Electricity generation equipment is provided by Solar Turbines, CAT, and Jenbacher.

We have made substantial investments in a centralized Enterprise Resource Planning (“ERP”) system (Microsoft Dynamics) to better integrate operations across our projects. This system centralizes maintenance operations across all of our projects. Our proactive approach to maintenance, corrective maintenance, root cause analysis, failure reporting, project management, and budgeting are all completed using the ERP system.

Competition

There are a number of other companies operating in the renewable energy and waste-to-energy space, ranging from other project developers to service or equipment providers.

Our primary competition is from other companies or solutions for access to biogas from waste. Evolving consumer preferences, regulatory conditions, ongoing waste industry trends, and project economics have a strong effect on the competitive landscape and our relative ability to continue to generate revenues and cash flows. We believe that our status as one of the largest operators of LFG-to-RNG projects, our 30-year track record of operating and developing projects, and our deep relationships with some of the largest landfill owners and dairy farms in the country position us very well to continue to operate and grow our portfolio, and respond to competitive pressures. We have demonstrated a track record of strategic flexibility across our 30-year history which has allowed us to pivot towards projects and markets that we believe deliver optimal returns and stockholder value in response to changes in market, regulatory and competitive pressures.

The biogas market is heavily fragmented. We believe our size relative to many other LFG companies and our expected capital structure upon the completion of this offering will leave us in a strong position to compete for new project development opportunities or acquisitions of existing projects. However, competition for such opportunities, including the prices being offered for fuel supply, will impact the expected profitability of projects to us, and may make projects unsuitable to pursue. Likewise, prices being offered by our competitors for fuel supply may increase the royalty rates that we pay under our fuel supply agreements when such agreements expire and need to be renewed or when expansion opportunities present themselves at the landfills where our projects currently operate. It is also possible that more landfill owners may seek to install their own LFG projects on their sites, which would reduce the number of opportunities for us to develop new projects. Our overall size, reputation, access to capital, experience and decades of proven execution on LFG project development and operation leave us well-positioned to compete with other companies in our industry.

We are aware of several competitors in the United States that have a similar business model to our own, including Aria Energy and Morrow Renewables, as well as companies with biogas-to-energy facilities as a segment or subsidiary of their operations, including DTE and Ameresco. In addition, certain landfill operators such as Waste Management have also chosen to selectively pursue biogas conversion projects at their sites.

Governmental Regulation

Each of our projects is subject to federal, state and local air quality, solid waste, and water quality regulations and permitting requirements. Specific construction and operating permit requirements may differ among states. Specific permits we frequently must obtain when developing our projects include: air permits, nonhazardous waste management permits, pollutant discharge elimination permits, and beneficial use permits. Our existing projects must also maintain compliance with relevant federal, state and local environmental, health and safety requirements.

Our RNG projects are subject to federal RFS program regulations, including the EPACT 2005 and EISA. The EPA administers the RFS program with volume requirements for several categories of renewable fuels. The EPA’s RFS regulations establish rules for fuel supplied and administer the RIN system for compliance, trading credits and rules for waivers. The EPA calculates a blending standard for each year based on estimates of gasoline usage from the Department of Energy’s Energy Information Agency. Separate quotas and blending requirements are determined for cellulosic biofuels, BBD, advanced biofuels and total renewable fuel. Further, we are required to register each RNG project with the EPA and relevant state regulatory agencies. We qualify our RINs through a voluntary Quality Assurance Plan, which typically takes from three to five months from first injection of RNG into the commercial pipeline system. Further, we typically make a large investment in the project prior to receiving the regulatory approval and RIN qualification. In addition to registering each RNG project, we are subject to quarterly audits under the Quality Assurance Plan of our projects to validate our qualification.

Our RNG projects are also subject to state renewable fuel standard regulations. The CA LCFS program requires producers of petroleum-based fuels to reduce the CI of their products, beginning with a quarter of a percent in 2011 a 10% total reduction in 2020, and a 20% total reduction in 2030. Petroleum importers, refiners and wholesalers can either develop their own low-carbon fuel products, or buy CA LCFS credits from other companies that develop and sell low-carbon alternative fuels, such as biofuels, electricity, natural gas or hydrogen. We are subject to a qualification process similar to that for RINs, including verification of CI levels and other requirements, currently exists for CA LCFS credits.

The CAA regulates emissions of pollutants to protect the environment and public health and contains provisions for New Source Review (“NSR”) permits and Title V permits. New biogas projects may be required to obtain construction permits under the NSR program. The combustion of biogas results in emissions of carbon monoxide, oxides of nitrogen, sulfur dioxide, volatile organic compounds and particulate matter. The CAA and state and local laws and regulations impose significant monitoring, testing, recordkeeping and reporting requirements for these emissions. Requirements vary for control of these emissions, depending on local air quality. Applicability of the NSR permitting requirements will depend on the level of emissions resulting from the technology used and the project’s location. Many biogas projects must obtain operating permits that satisfy Title V of the 1990 CAA Amendments. The operating permit describes the emission limits and operating conditions that a facility must satisfy and specifies the reporting requirements that a facility must meet to show compliance with all applicable air pollution regulations. A Title V operating permit must be renewed every five years. Even when a biogas project doesn’t require a Title V permit, the project may be subject to other federal, state and/or local air quality regulations and permits.

In addition, our operations and the operations of the landfills at which we operate may be subject to New Source Performance Standards and emissions guidelines, pursuant to the CAA, applicable to municipal solid waste landfills and to oil and gas facilities. Among other things, these regulations are designed to address the emission of methane, a potent GHG, into the atmosphere.

Before an RNG project can be developed, all Resource Conservation and Recovery Act (“RCRA”) Subtitle D requirements (requirements for nonhazardous solid waste management) must be satisfied. In particular, methane is explosive in certain concentrations and poses a hazard if it migrates beyond the project boundary. Biogas collection systems must meet RCRA Subtitle D standards for gas control. RNG projects may be subject to other federal, state and local regulations that impose requirements for nonhazardous solid waste management.

Certain biogas projects may be subject to federal requirements to prepare for and respond to spills or releases from tanks and other equipment located at these projects and provide training to employees on operation, maintenance and discharge prevention procedures and the applicable pollution control laws. At such projects, we may be required to develop spill prevention, control and countermeasure plans to memorialize our preparation and response plans and to update them on a regular basis.

Our operations may result in liability for hazardous substances or other materials placed into soil or groundwater. Pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other federal, state or local laws governing the investigation and cleanup of sites contaminated with hazardous substances, we may be required to investigate and/or remediate soil and groundwater contamination at our projects, contiguous and adjacent properties and other properties owned and/or operated by third parties.

Additionally, biogas projects may need to obtain National Pollutant Discharge Elimination System permits if wastewater is discharged directly to a receiving water body. If wastewater is discharged to a local sewer system, biogas projects may need to obtain an industrial wastewater permit from a local regulatory authority for discharges to a Publicly Owned Treatment Works. The authority to issue these permits may be delegated to state or local governments by the EPA. The permits, which typically last five years, limit the quantity and concentration of pollutants that may be discharged. Permits may require wastewater treatment or impose other operating conditions to ensure compliance with the limits. In addition, the Clean Water Act and implementing state laws and regulations require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities.

FERC

The Federal Energy Regulatory Commission (“FERC”) regulates the sale of electricity at wholesale and the transmission of electricity in interstate commerce pursuant to its regulatory authority under the FPA. FERC also regulates certain natural gas transportation and storage facilities and services, and regulates the rates and terms of service for natural gas transportation in interstate commerce under the Natural Gas Act and the Natural Gas Policy Act.

With respect to electricity transmission and sales, FERC’s jurisdiction includes, among other things, authority over the rates, charges and other terms for the sale of electricity at wholesale by public utilities (entities that own or operate projects subject to FERC jurisdiction) and for transmission services. In most cases, wholesale sales of electricity take place at market-based rates where sellers (electric generators and other energy suppliers) have FERC-approved market-based rate (“MBR”) authority. In order to be eligible for MBR authority, and to maintain exemptions from certain FERC regulations, our projects must obtain market based rate authorization from FERC. With respect to its regulation of the transmission of electricity, FERC requires transmission providers to provide open access transmission services, which supports the development of competitive markets by assuring nondiscriminatory access to the transmission grid. FERC has also encouraged the formation of RTOs to allow greater access to transmission services and certain competitive wholesale markets administered by ISOs and RTOs.

In 2005, the U.S. federal government enacted the EPACT 2005 conferring new authority for FERC to act to limit wholesale market power if required and strengthening FERC’s civil penalty authority (including the power to assess fines of up to $1.0 million per day per violation), and adding certain disclosure requirements. EPACT 2005 also directed FERC to develop regulations to promote the development of transmission infrastructure, which provides incentives for transmitting utilities to serve renewable energy projects and expanded and extended the availability of U.S. federal tax credits to a variety of renewable energy technologies, including wind power. EPACT 2005’s market conduct, penalty and enforcement provisions also apply to fraud and certain other misconduct in the natural gas sector.

Qualifying Facilities

PURPA established a class of generating facilities that would receive special rate and regulatory treatment, termed qualifying facilities (“QFs”). There are two categories of QFs: qualifying small power production facilities and qualifying cogeneration facilities. A small power production facility is a generating facility of 80 MW or less whose primary energy source is hydro, wind, solar, biomass, waste, or geothermal. A cogeneration facility is a generating facility that produces electricity and another form of useful thermal energy (such as heat or steam) in a way that is more efficient than the separate production of both forms of energy. QFs are generally subject to reduced regulatory requirements. Small power production facilities up to 20 MW are exempt from rate regulation under Sections 205 and 206 of the Federal Power Act.

In addition, PUHCA provides FERC and state regulatory commissions with access to the books and records of holding companies and other companies in holding company systems. It also provides for the review of certain costs. Companies that are holding companies under PUHCA solely with respect to one or more exempt wholesale generators, QFs or foreign utilities are exempt from these PUHCA books and records requirements.

State Utility Regulation

While federal law provides the utility regulatory framework for our sales of electricity at wholesale in interstate commerce, there are also important areas in which state regulatory control over traditional public utilities that fall under state jurisdiction may have an effect on our projects. For example, the regulated electricity utility buyers of electricity from our projects are generally required to seek state public utility commission approval for the pass through in retail rates of costs associated with PPAs entered into with a wholesale seller. Certain states, such as New York, regulate the acquisition, divestiture, and transfer of some wholesale power projects and financing activities by the owners of such projects. California, which is one of our markets, requires compliance with certain operations and maintenance reporting requirements for wholesale generators. In addition, states and other local agencies require a variety of environmental and other permits.

State law governs whether an independent generator or power marketer can sell retail electricity in that state, and whether gas can be sold by an entity other than a traditional, state-franchised gas utility. Some states, such as Florida, prohibit most sales of retail electricity except by the state’s franchised utilities. In other states, such as New Jersey and Pennsylvania, an independent generator may sometimes sell retail electricity power to a co-located or adjacent business customer, and a gas supplier can sometimes make on-premises or adjacent-premises gas deliveries to a single plant or customer. Some states, such as Massachusetts and New York, permit retail power and gas marketers to use the facilities of the state’s franchised utilities to sell power and/or gas to retail customers as competitors of the utilities.

Independent System Operators and Regional Transmission Organizations

The bulk electricity transmission system and the electricity markets in several geographic regions of the U.S. are operated by FERC-regulated ISOs and RTOs. Each of the ISOs/RTOs established the market design, market rules, tariffs, cost allocations and bidding rules to which its market participants are subject. There is also a separate ISO in an entirely intrastate market in a portion of Texas that is not directly subject to FERC regulation under the FPA.

ISO/RTO market participants include traditional utilities that own transmission and distribution facilities and sell power to retail customers; transmission and distribution utilities within an ISO/RTO market turn control over their facilities over to the ISO/RTO. ISO/RTO market participants also include independent generating companies that produce and sell electricity to other market participants who in turn typically re-sell the electricity; municipal and cooperative utilities that distribute and sell electricity to customers in their service territories; power management businesses that engage in load-reduction and provide power management contract services; and power marketers that engage in power trading and re-sales from generation assets owned or operated by others.

Each ISO/RTO has a monopoly on the provision of transmission service over the facilities of the ISO/RTO’s member utilities that the ISO/RTO controls but does not own, and on the management of the wholesale power sales market that relies on the same utilities’ facilities. The ISOs/RTOs themselves develop and determine their own market rules, market clearing practices, pricing rules including floors and ceilings on electricity prices, and establish eligibility requirements for market participation. Bulk power transmission within the ISO/RTO regional markets is only available from the ISOs/RTOs and not from transmission-owning utilities.

RNG Production and Sale

Our projects typically convert biogas to RNG for sale as a fuel product. FERC regulates the natural gas pipelines that transport gas in interstate commerce, and specifies or approves a gas pipeline’s tariff that sets the rates, terms and conditions, gas quality, and other requirements applicable to transportation of natural gas on the pipelines, including shipping RNG. Our sites are not permitted, and may not be physically able, to deliver RNG to a FERC-regulated pipeline unless the pipeline’s receipt of the gas is consistent with the standards adopted in the pipeline’s FERC tariff. State regulators determine whether RNG may be purchased by the state’s local gas utilities, and whether a site operator may directly sell gas to a retail, or direct end-use, customer. Purely local gas sales not utilizing FERC-regulated or certificated facilities are typically not subject to FERC gas regulation. The local distribution of gas to end-use customers by a state-regulated gas utility is also typically outside the scope of

FERC’s gas regulatory jurisdiction. The opening and operation of a landfill or dairy farm that is expected to produce gas does not ordinarily require a FERC certificate or the acceptance by FERC of a gas tariff.

Future Regulations

The regulations that are applicable to our projects vary according to the type of energy being produced and the jurisdiction of the facility. As part of our growth strategy, we are looking to grow by pursuing development and acquisition opportunities. Such opportunities may exist in jurisdictions where we have no current operations and, as such, we may become exposed to different regulations for which we have no experience. Some states periodically revisit their regulation of electricity and gas sales. Other states, such as South Carolina and Florida, have adhered to traditional exclusive-franchise practices, and in these and other states most electricity and gas customers may receive service only from a utility that holds an exclusive geographic franchise to provide service at that customer’s location. In some states that have experienced energy price hikes or market volatility, such as New York and California, investments in expanding facilities or buying or building additional facilities may be subject to changing regulatory requirements that may encourage competitive market entry.

Effect of Existing or Probable Government Regulations on Our Business

Our business is affected by numerous laws and regulations on the international, federal, state and local levels, including energy, environmental, conservation, tax and other laws and regulations relating to our industry. Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

We believe that our operations comply in all material respect with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in our industry. We do not anticipate any material capital expenditures to comply with international, federal and state environmental requirements.

Employees

We have 115 full time professionals as of December 31, 2020. None of our employees are subject to any collective bargaining agreements.

The success and growth of our business is significantly correlated with our ability to recruit, train, promote and retain talented individuals at all levels of our organization. To succeed in a competitive labor market, we have developed and maintain key recruitment and retention strategies. These include competitive salary structures, including bonus compensation programs, and competitive benefits policies, including paid time off for vacations, sick leave and holidays, short-term and long-term disability coverage, group term life insurance, tuition reimbursement for job-related education and training, and various retirement savings and incentive plans.

Safety of our personnel is a core value of Montauk and maintaining a safe work environment is critical to an energy company’s ability to attract and retain employees. As described in “Risk Factors,” to support the health and safety of our employees due to the COVID-19 pandemic, we have enhanced our safety protocols by arranging shifts at facilities to stagger employees to ensure social distancing, implemented more extensive cleaning and sanitation processes for both facilities and office spaces, incorporated temperature checks, required facial covering, instituted employee and visitor fitness questionnaires, restricted corporate travel and visitor access to sites and implemented work-from-home and work-flex initiatives for certain employees. We also established the IDRC to lead the development and implementation of such policies and to oversee the Company’s response to any infectious disease event. See “Business—Our Strengths—Environmental, Health and Safety and Compliance Leadership” for a description of our employee-level EHS programs.

Segments and Geographic Information

We have two operating segments: Renewable Natural Gas and Renewable Electricity Generation. While our corporate entity is not an operating segment, we discretely disclose corporate entity revenues for purposes of reconciliation of the Company’s consolidated financial statements. For information regarding revenues and other information regarding our results of operations for each of our last two financial years, please refer to our financial statements included in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Prospectus.

Properties

Our principal executive office is located in Pittsburgh, Pennsylvania. We lease a 10,874 square foot office space at this site for $19,279 per month pursuant to a lease which expires on December 31, 2022.

We also lease a 8,400 square foot office and warehouse in Houston, Texas, pursuant to a lease which expires on December 31, 2022, for $3,816 per month. We currently own and operate 15 projects, 12 of which are RNG projects and three of which are Renewable Electricity projects. See “—Our Projects” for further descriptions of our properties.

Legal Proceedings

From time to time we and our subsidiaries may be parties to legal proceedings arising in the normal course of our business. We and our subsidiaries are currently not a party, nor is our property subject, to any material pending legal proceedings. None of our directors, officers, affiliates, or any owner of record or beneficially of more than 5% of our common stock, is involved in a material proceeding adverse to us or our subsidiaries or has a material interest adverse to us or our subsidiaries.

MANAGEMENT

Executive Officers and Directors

The executive officers and most of the directors of MNK, Montauk USA and/or MEH serve as our executive officers and directors.

Below is a list of the names, ages, positions, and a brief summary of the business experience of the individuals who serve as our executive officers and directors (ages as of December 31, 2020).

Name	Age	Position
Sean F. McClain	46	President and Chief Executive Officer, Director
Kevin A. Van Asdalan	43	Treasurer and Chief Financial Officer
James A. Shaw	49	Vice President of Operations
Scott Hill	54	Vice President of Business Development
John Ciroli	49	Vice President, General Counsel and Secretary
Mohamed H. Ahmed	56	Director
John A. Copelyn	70	Director
Theventheran (Kevin) G. Govender	49	Director
Michael A. Jacobson	52	Director
Bruce S. Raynor	70	Director

Executive Officers

Sean F. McClain. Mr. McClain has served as the President and Chief Executive Officer of MNK since September 2019, and as a member of the Board of Directors of MNK since August 2014. From August 2014 until September 2019, he served as Chief Financial Officer of MNK and, from April 2011 until September 2019, he served as the Chief Financial Officer of MEH and Montauk USA. Mr. McClain has more than 25 years of business and financial management experience including with public and private equity placements, debt structuring transactions, acquisitions, financial reporting, compliance and accounting. Prior to joining MEH and Montauk USA, he held various management positions with BPL Global Limited, Bayer A.G. and Dick’s Sporting Goods, Inc. and was in public accounting at Arthur Andersen LLP. He is a Certified Public Accountant. As our Chief Executive Officer, Mr. McClain’s insight into the business and related risks and challenges will contribute to the Board and in its understanding of our business and strategy.

Kevin A. Van Asdalan. Mr. Van Asdalan has served as the Chief Financial Officer and a member of the Board of Directors of MNK since September 2019. Since September 2019, he has served as Chief Financial Officer of MEH and Montauk USA. He previously served as Controller of MEH and Montauk USA from March 2018 to September 2019. Prior to joining MEH and Montauk USA, Mr. Van Asdalan served as Controller, Construction Products, Controller, Tubular Products, and Manager of External Financial Reporting at the L.B. Foster Company, a manufacturer and distributor of products and provider of service for transportation and energy infrastructure (“L.B. Foster”), from July 2011 to March 2018. Prior to L.B. Foster, Mr. Van Asdalan held senior associate positions at PricewaterhouseCoopers LLP and Sisterson & Co LLP, both accounting firms. He has 20 years of business and financial management experience including accounting, financial reporting, corporate compliance and acquisitions. He is a Certified Public Accountant and Chartered Global Management Accountant.

James A. Shaw. Mr. Shaw has served as Vice President of Operations of MEH since September 2019. He previously served as North Region Manager of MEH from May 2016 to September 2019. He also held the position of Site Manager for five MEH operating sites in Pennsylvania from April 2015 to April 2016 and two MEH operating sites in Pennsylvania from June 2010 to March 2015. Prior to joining MEH, he was a facility manager for SONY Electronics Inc. at the world’s first vertically integrated television manufacturing facilities. Mr. Shaw has more than 25 years of experience in facilities operations and management.

Scott Hill. Mr. Hill joined Montauk in 2010 and has served as Vice President of Business Development of MEH and Montauk USA since December 2020. Mr. Hill served as Vice President of Engineering from April 2018 to December 2020, Vice President of Engineering and Operations from September 2015 to April 2018, and Vice President of Operations from May 2010 to September 2015. Mr. Hill has over 30 years of experience in landfill and landfill-to-gas operations and engineering, including contract negotiation, permitting, construction, design, and management. Prior to joining MEH and Montauk USA, he held positions with Energy Systems Group, Energy Developments Inc., Ecogas Corporation, HDR Engineering, Inc. and the City of Los Angeles. Mr. Hill obtained his Bachelor of Science degree in Agricultural Engineering from Texas A&M University. He is a registered Professional Engineer.

John Ciroli. Mr. Ciroli joined MEH in July 2020 as the Vice President General Counsel and Corporate Secretary. Immediately prior to joining Montauk from July 2016 to July 2020, Mr. Ciroli was the North American Counsel and HR Manager for the North American subsidiaries of FAAC Group, a company that designs, builds and markets reliable solutions for pedestrian and vehicle needs, representing all the entities in their American and Canadian portfolio. From 2014 to July 2016, Mr. Ciroli was a Senior Litigation Counsel with the Housing Authority of the City of Pittsburgh. Mr. Ciroli has over 23 years of experience representing and advising domestic and international corporations and government entities in the areas of contracts, mergers and acquisitions, litigation, employment and governmental procurement and regulatory affairs. He was also a professor for Concord Law School, now Purdue Global, in the areas of Contracts, Constitutional Law, Torts and Evidence and is a member of the Pennsylvania State Bar and the bar of the U.S. Supreme Court.

Directors

Mohamed H. Ahmed. Mr. Ahmed has served on the Board of Directors of MNK as the lead independent non-executive director since August 2014. He has served as an executive director of Ritz Tiles, an importer and distributor of tiles, since 2002. Mr. Ahmed is also a director for investment holding companies and a real estate investment trust, and previously held directorships with other companies in the clothing and textile industry. We believe that Mr. Ahmed’s qualifications to serve as a director include his finance and leadership experience over more than 25 years and related industry and investment experience.

John A. Copelyn. Mr. Copelyn has served as the non-executive chairman of the Board of Directors of MNK since December 2014 and commenced service on the Board of Directors of MNK in June 2011. He has served as the Chief Executive Officer of Hosken Consolidated Investments Limited (“HCI”), an investment holding company, since 1997. He has served as a non-executive independent director of Platinum Group Metals Ltd., a mining company focused on platinum and palladium, since May 2018. He previously served as a member of the parliament of South Africa from 1994 to 1997, and as General Secretary in various unions in the clothing and textile industry from 1974 to 1994. We believe that Mr. Copelyn’s qualifications to serve as a director include his leadership positions at natural-resource and financial companies, as well as his policymaking and public affairs experience.

Theventheran (Kevin) G. Govender. Mr. Govender has served as a member of the Board of Directors of MNK since September 2018. He has served as an executive director at HCI, an investment holding company, since 1998 and was formerly HCI’s Chief Financial Officer from 2001 to August 2019. He also serves as a director on the boards of directors of several of HCI’s subsidiaries. We believe that Mr. Govender’s qualifications to serve as a director include his financial expertise, and extensive executive and director experience.

Michael A. Jacobson. Mr. Jacobson has served as a member of the Board of Directors of MNK and Montauk USA since August 2014. He has served as an executive director of Oceania Capital Partners, an investment holding company, since January 2012. He previously served in various executive positions with HCI. We believe that Mr. Jacobson’s qualifications to serve as a director include his global executive and director leadership experience.

Bruce S. Raynor. Mr. Raynor has served as a member of the Board of Directors of MNK since August 2014. He has served as Principal of R and S Associates LLC, a consulting firm, since October 2011. He has also served as President of The Sidney Hillman Foundation, a foundation that supports and rewards socially conscious journalism, since January 2001, a member of the Board of Directors of the TransAfrica Forum Inc., a foreign-policy organization promoting diversity, equity and justice, since January 2003, and Chairman of the Board of Directors of the Rockland BOCES Family Resource Center Foundation, a community-based education non-profit, since January 2005. Previously, Mr. Raynor served as Executive Vice President of the Service Employees International Union, a labor union, and as President of Workers United, a labor union, from 2009 to 2011. We believe that Mr. Raynor’s qualifications to serve as a director include his extensive leadership and policymaking experience.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. In connection with this offering, we adopted an Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our Amended and Restated Certificate of Incorporation provides that our Board of Directors consists of such number of directors as the Board of Directors may from time to time exclusively determine, provided that the directors then in office are not less than 33 1/3% of the total number of directors then authorized and subject to the rights, if any, of the holders of any series of preferred stock to elect directors. Our Board of Directors is initially composed of six members.

Classified Board of Directors

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes with staggered three-year terms. While our Board of Directors is classified, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our Board of Directors is designated as follows:

•	Messrs. Ahmed and Copelyn serve as Class I directors, and their terms will expire at the annual meeting of stockholders to be held in 2021;

•	Messrs. Govender and Jacobson serve as Class II directors, and their terms will expire at the annual meeting of stockholders to be held in 2022; and

•	Messrs. McClain and Raynor serve as Class III directors, and their terms will expire at the annual meeting of stockholders to be held in 2023.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Each director whose term expires at the 2028 annual meeting of stockholders (expected to be our eighth annual meeting) or any annual meeting thereafter shall be elected for a term expiring at the next annual meeting of stockholders. As a result of these provisions, beginning with the 2030 annual meeting of stockholders (expected to be our tenth annual meeting), all of our directors will be subject to annual election.

The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See “Description of Capital Stock—Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law” for a discussion of other anti-takeover provisions found in our Amended and Restated Certificate of Incorporation.

Independence

Our Board of Directors is determined that Messrs. Ahmed, Jacobson, and Raynor are “independent directors” as defined under the Nasdaq listing requirements. Further, Mr. Ahmed is our lead independent director with Mr. Copelyn appointed as our chairman of the Board of Directors. In making these independence determinations, our Board of Directors has reviewed and discussed information provided by the directors to us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock following the Reorganization Transactions by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.” In addition to determining whether each director satisfies the director independence requirements set forth in the Nasdaq listing requirements, in the case of members of the audit committee, our Board of Directors also made an affirmative determination that members satisfy separate independence requirements under the SEC rules for such members. As a newly public company and a “controlled company” within the meaning of the Nasdaq listing rules, we are availing ourselves of certain exemptions relating to director independence, including that we are not required to have fully independent compensation or nominating and corporate governance committees for so long as we are a “controlled company.”

Controlled Company Exception

After the completion of the Reorganization Transactions and prior to the completion of the offering, the parties to the Consortium Agreement will beneficially own approximately 54.2% of our common stock. After the completion of this offering, they will beneficially own approximately 53.2% of our common stock (or 53.1% if the underwriter exercises in full its option to purchase additional shares of our stock). As a result, we will be a “controlled company” within the meaning of the Nasdaq corporate governance standards. The Consortium Agreement is described in the section entitled “Certain Relationships and Related Person Transactions—Consortium Agreement.”

Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our Board of Directors consist of independent directors, (2) that our Board of Directors have a compensation committee that consists entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) that our director nominees be selected, or recommended to our full Board of Directors, by a majority of our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process. Accordingly, our stockholders will not have the same protections afforded to stockholders of companies that are subject to these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq, we will be required to comply with these provisions within the applicable transition periods.

Committees of the Board of Directors

We established three standing committees of our Board of Directors, each of which operates under a written charter: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors. The charters for each of our committees will be available on our website upon completion of this offering.

Audit Committee

Our Audit Committee consists of Messrs. Jacobson (Chair), Raynor, and Ahmed. Messrs. Jacobson, Raynor, and Ahmed have been deemed independent under the listing standards and Rule 10A-3 under the

Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each director that has been appointed to the Audit Committee is financially literate and qualifies as an audit committee financial expert in accordance with SEC rules. We intend to comply with the independence requirements for all members of the Audit Committee within the time periods specified under applicable rules.

Our Audit Committee is responsible for, among other things:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•

reviewing at least annually, a report by our independent registered public accounting firm regarding the independent registered public accounting firm’s internal-quality control procedures, any material issues relating thereto, and any steps taken to deal with any such issues;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting with both management and our independent registered public accounting firm;

•	reviewing and discussing with the appropriate officers and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	periodically advising the Board of Directors with respect to our policies and procedures regarding compliance with applicable laws and regulations and with our Code of Business Conduct and Ethics;

•	discussing guidelines and policies with respect to risk assessment and risk management to assess and manage our exposure to risk;

•	approving, if appropriate, all transactions between us and our subsidiaries and any related party (as described in Item 404 of Regulation S-K);

•	establishing policies for the hiring of employees and former employees of our independent registered public accounting firm; and

•	preparing, with the assistance of management, the independent auditors, and outside legal counsel the audit committee report required by SEC rules to be included in our annual proxy statement.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and the authority and to retain counsel and advisors at our expense to fulfill its responsibilities and duties.

Compensation Committee

Our Compensation Committee consists of Messrs. Raynor (Chair), Copelyn, and Jacobson. Messrs. Raynor, and Jacobson have been deemed independent under the listing standards and Rule 10C-1 under the Exchange Act. We intend to comply with the independence requirements for all members of the Compensation Committee within the time periods specified under applicable rules.

Our Compensation Committee is responsible for, among other things:

•	reviewing and approving our overall executive and director compensation philosophy to support our overall business strategy and objectives;

•	reviewing and approving base salary, cash incentive compensation, equity compensation, and severance rights for our executive officers, including our CEO;

•	administering our broad-based equity incentive plans, including the granting of stock awards; and

•	managing such other matters that are specifically delegated to our Compensation Committee by applicable law or by the Board of Directors from time to time.

The Compensation Committee has the power to investigate any matter brought to its attention within the scope of its duties and authority and to retain counsel and advisors at our expense to fulfill its responsibilities and duties.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Copelyn (Chair) and Ahmed. Mr. Ahmed has been deemed independent under the listing standards. We intend to comply with the independence requirements for all members of the Nominating and Corporate Governance Committee within the time periods specified under applicable rules.

Our Nominating and Corporate Governance Committee is responsible for, among other things:

•

assessing, developing, and communicating with our Board of Directors concerning the appropriate criteria for nominating and appointing directors, including the size and composition of the Board of Directors, corporate governance policies, applicable listing standards, laws, rules and regulations, the consideration of stockholder nominees to the Board of Directors, and other factors considered appropriate by our Board of Directors or the Nominating and Corporate Governance Committee;

•	identifying and recommending to our Board of Directors the director nominees for meetings of our stockholders, or to fill a vacancy on the Board of Directors;

•	having sole authority to retain and terminate any search firm used to identify director candidates and approve the search firm’s fees and other retention terms;

•	recommending to the Board of Directors candidates for appointment to our standing committees;

•	reviewing, as necessary, any executive officer’s request to accept a directorship position with another company;

•	at least annually, reviewing our Corporate Governance Guidelines, and recommending changes as appropriate;

•	recommending to the Board of Directors appropriate revisions to our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and committee charters;

•	overseeing an annual evaluation of our Board of Directors, its committees, and each director;

•	developing with management and monitoring the process of orienting new directors and continuing education for all directors;

•	overseeing our policies, objectives and initiatives regarding corporate social responsibility matters; and

•	regularly reporting its activities and any recommendations to our Board of Directors.

The Nominating and Corporate Governance Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain independent counsel and independent advisors at our expense for any matters related to the fulfillment of its responsibilities and duties.

Other Committees

Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Compensation Committee Interlocks and Insider Participation

Prior to the completion of the Reorganization Transactions, MNK’s board of directors had a standing committee (the “Remuneration Committee”) that had equivalent functions as our Compensation Committee. Except as disclosed under “Certain Relationships and Related Party Transactions,” no member of the Remuneration Committee is or has been one of our officers or employees, and none has any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on the Remuneration Committee.

No member of our Compensation Committee has been one of our officers or employees, and none has any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics, which will be posted on our website upon completion of this offering, that applies to all employees, officers, and directors, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct and Ethics is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that we file with, or submit to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof. We expect that any amendment to the Code of Business Conduct and Ethics, or any waivers of its requirements, will be disclosed on our website. The identification of our website in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

EXECUTIVE COMPENSATION

All of the executive officers of MNK serve as our executive officers and hold the same positions. The Remuneration Committee of the MNK Board of Directors determined the compensation of the executive officers of MNK for 2020. This section describes the material elements of compensation awarded to, earned by or paid to the following named executive officers (“NEOs”), which include MNK’s Chief Executive Officer and the two other most highly compensated individuals who served as MNK’s executive officers as of the end of 2020:

•	Sean F. McClain, President and Chief Executive Officer

•	John Ciroli, Vice President, General Counsel and Secretary

•	Scott Hill, Vice President of Business Development

Summary Compensation Table

Name and Principal Position	Year ($)	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Nonequity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Sean F. McClain, President and Chief Executive Officer	2020 2019	280,123 219,477	328 17,664	137,000 919,000		14,337 12,204	431,788 1,168,345

John Ciroli, Vice President, General Counsel and Secretary	2020	98,038	331	394,000		3,798	496,167

Scott Hill, Vice President of Business Development	2020	219,577	291	128,000		11,476	359,344

(1)

In the case of Mr. McClain, the 2019 amount, equal to approximately 30% of his eligible target bonus amount, reflects a discretionary cash bonus paid to him for 2019 performance. The discretionary bonus amounts for 2020 relate to holiday bonuses paid to each NEO.

(2)

Amounts reflect stock options (“Options”) granted to the NEOs. The value of Options included herein is equal to the aggregate grant date fair value computed in accordance with ASC Topic 718. The 2020 values were calculated using a Black-Scholes pricing model with a volatility indicator of 61% and an annual interest rate of 0.31%. The 2019 value was calculated using a Black-Scholes pricing model with a volatility indicator of 90% and an annual interest rate of between 1.74-1.79%. See Note 2, “Summary of Significant Accounting Policies” and Note 16, “Share-Based Compensation” in our audited consolidated financial statements appearing elsewhere in this prospectus.

(3)

Bonus amounts, if earned, for 2020 have not been determined. It is expected that bonus amounts payable, if any, will be determined by the Compensation Committee at its meeting expected to be held in February 2021. If earned, the amount of the bonuses paid will be based on the achievement of the Adjusted EBITDA goal for 2020 as described below under “- 2020 Performance Bonus Awards.” Once such bonus amounts are known, Montauk will disclose such information in a subsequent filing on Form 8-K.

(4)

Amounts reflected in this column represent the values of all other compensation awarded to the NEOs in 2020 and, in the case of Mr. McClain, 2019. The 2020 amount reported for Mr. McClain reflects $14,022 in company contributions under the 401(k) plan and $315 in company-paid life insurance premiums. The amount reported for Mr. Ciroli reflects $3,603 in company contributions under the 401(k) plan and $195 in company-paid life insurance premiums. The amount reported for Mr. Hill reflects $10,993 in company contributions under the 401(k) plan and $483 in company-paid life insurance premiums.

Narrative Disclosure to Summary Compensation Table

Employment and Severance Agreements

Employment Agreements with Executive Officers. In connection with his employment as President and Chief Executive Officer, Mr. McClain entered into an employment agreement with MEH, effective September 25, 2019. Pursuant to Mr. McClain’s employment agreement, his annual base salary is $260,000, and he is eligible to continue to participate in MEH’s existing annual bonus plan, with a target amount equal to 50% of his annual base salary amount based on individual and company performance goals. Mr. McClain is entitled to receive additional incentive compensation on a discretionary basis as approved annually by MEH or MEH’s board of managers. Mr. McClain’s employment agreement provides that, subject to his execution of a release of claims and compliance with certain post-termination restrictive covenants (including a 12 month post-termination non-compete), he will receive the following payments and benefits upon a termination by the board of managers of MEH without cause or upon Mr. McClain’s termination of his employment for good reason: (1) continued payment of base salary for a period of 12 months following his termination date, (2) the cost of COBRA premiums for Mr. McClain and his family for 12 months following his termination date, and (3) a pro rata bonus for the year in which such termination occurred (as well as any accrued but unpaid bonus for any prior fiscal year). In the event Mr. McClain’s employment terminates as a result of his death or permanent disability, he will instead receive continued salary through the date on which such death occurred or continued salary for six months after the permanent disability is determined, respectively, as well as a pro rata bonus for the year in which such termination occurred (as well as any accrued but unpaid bonus for any prior fiscal year).

In connection with his employment as Vice President, General Counsel and Secretary, Mr. Ciroli entered into an employment agreement with MEH, effective June 1, 2020. Pursuant to Mr. Ciroli’s employment agreement, Mr. Ciroil’s annual base salary is $190,000, and he is eligible to continue to participate in MEH’s existing annual bonus plan, with a target bonus amount equal to 30% of his annual base salary amount based on individual and company performance goals.

In connection with his employment, Mr. Hill entered into an employment agreement with Montauk Energy Capital, LLC, effective April 15, 2010. Pursuant to Mr. Hill’s employment agreement, Mr. Hill’s annual base salary started at $140,000 and has increased to the amount described in the Summary Compensation Table above. Pursuant to his employment agreement, he is also eligible to participate in MEH’s annual bonus plan with his minimum target bonus amount equal to 25% of his annual base salary and, for 2020, the Remuneration Committee determined to approve his target bonus amount at 30% of his annual base salary, which will be paid, if earned, based on the achievement of individual and company performance goals.

Base Salary

Each of the currently employed NEOs receives a fixed base salary in an amount determined by the Remuneration Committee of the MNK Board of Directors in accordance with his employment agreement. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the NEO’s skill set, experience, role and responsibilities. Each NEO’s base salary for 2020, and in the case of Mr. McClain for 2019, is listed in the “Summary Compensation Table,” above.

2020 Performance Bonus Awards

For 2020, the Remuneration Committee determined that Messrs. McClain, Ciroli and Hill may each earn a target bonus equal to approximately 75% of 50%, 30%, and 30% of such NEO’s base salary, which is $100,500, $47,250, and $47,250, respectively. In connection with the change of our fiscal year-end from March 31 to December 31 in 2019, we did not change the performance period applicable to our bonus program which, for 2020, was April 1, 2020 through December 31, 2020 (the “2020 performance period”). The payment of 2020 bonuses, if earned, will be determined by the Compensation Committee at a meeting expected to be held in February 2021 and based on Montauk’s attainment of actual Adjusted EBITDA as compared to budgeted Adjusted EBITDA of $28,858,545 (calculated as described below) for the 2020 performance period as follows*:

Actual Adjusted EBITDA as % of Budget	Payout Opportunity (measured against target)
74%	0%
75%	75%
90%	90%
125%	125% (maximum)

*	Straightline interpolation will be performed between points.

For purposes of this calculation, Adjusted EBITDA is determined as follows: Earnings before income tax, interest, depreciation, depletion, amortization, other income, and certain other non-operating charges as determined by the Remuneration Committee. The payment of bonuses to an NEO, as with other employees, is also subject to their respective completion of safety and IT training mandated by Montauk. Once the Montauk Compensation Committee determines the 2020 bonuses have been earned, if at all, Montauk will disclose such bonus amounts in a subsequent filing on Form 8-K.

Long-Term Equity Compensation

Option awards were granted to certain U.S. employees of MNK, including the NEOs, under the Montauk Holdings Limited Employee Share Appreciation Rights Scheme for U.S. Affiliates (the “Plan”). Any full-time employee of a U.S. Affiliate (each, a “Participant”) was eligible to receive awards under the Plan. “U.S. Affiliate” means direct wholly or majority owned subsidiaries of MNK in the U.S., consisting of Montauk USA, MEH, and Montauk Energy Capital, LLC, and any successors thereto (each, an “Employer Company”). The Plan became effective on October 29, 2015 and is governed by the laws of the Republic of South Africa. All outstanding Option awards under the Plan will be cancelled in connection with the Reorganization Transactions.

The aggregate number of MNK ordinary shares that could have been issued under the Plan was 7,514,231, and the aggregate number of MNK ordinary shares that any one Participant could have acquired under the Plan was 2,000,000, subject to certain adjustments as described in the Plan. As of December 31, 2020, the maximum number of MNK ordinary shares that could be issued upon the exercise of outstanding Options was 2,580,647.

Options may only be exercised in accordance with the terms of the Plan and related award agreement. Upon the valid exercise of an Option, the Participant will receive the number of MNK ordinary shares (“Settlement Shares”) calculated in accordance with the following formula:

A= (B - C) x D / B

Where:

A =	the number of Settlement Shares, provided that where A is not a whole number, it will be rounded down to the nearest whole number;
B =	the Fair Market Value (as defined below) as of the date the Option is exercised by the Participant;
C =	the Fair Market Value as of the date of the grant of the Option (the “Option Price”); and
D =	the number of MNK ordinary shares underlying the Option that are eligible to be exercised.

For the purposes of the Plan, the “Fair Market Value” means (i) the closing sale price of a MNK ordinary share as reported on an established stock exchange on which the MNK ordinary shares are regularly traded on such date or, if there were no sales on such date, on the last date preceding such date on which a sale was reported; or (ii) if the MNK ordinary shares are not listed for trading on an established stock exchange, the Fair Market Value shall be determined by the MNK Board of Directors in good faith and otherwise in accordance with Section 409A of the Code, and any regulations and other guidance thereunder.

Options generally will lapse on the date of the Participant’s Termination of Employment (as defined in the Plan) prior to the occurrence of any Maturity Date (as defined below), or following the Maturity Date if such Termination of Employment is not a Qualifying Termination (as defined below); provided that the MNK Board of Directors will be entitled, but not obliged, to direct that the Participant may exercise such Option on a date as may be determined by the MNK Board of Directors within its sole discretion, provided that such date may not be later than the date that is three months after the Maturity Date, unless otherwise specified in the applicable award agreement.

For the purposes of the Plan, the term “Maturity Date” means, unless otherwise provided in the applicable award agreement, the earlier to occur of:

(i)	the Participant’s continued employment with the Employer Company or MNK or any of its subsidiaries through the date or dates specified in the applicable award agreement, and

(ii)

a Qualifying Termination of the Participant (i.e., Termination of Employment due to death or Disability (as defined in the Plan), by MNK without Cause (as defined in the Plan), or in connection with his or her retirement after reaching the age of 65).

The MNK Board of Directors has the power and authority to amend the Plan at any time, subject to the terms of the Plan and the approval of the JSE; provided, however, that the MNK Board of Directors will not, without the requisite approval of MNK shareholders, make any amendment that requires shareholder approval under applicable South African law or under any other applicable law or rule of any stock exchange that lists the MNK ordinary shares.

Option Awards in 2020

On August 27, 2020, Messrs. McClain, Ciroli and Hill were granted Options to purchase 162,319, 411,306 and 151,640 MNK ordinary shares, respectively, at an exercise price of ZAR 35.50 per share ($1.99 based on the exchange rate of 1 ZAR to .05934 USD on August 27, 2020) under the Plan. Messrs. McClain’s and Hill’s Options vest in full on the third anniversary of the grant date (each vesting date, a Maturity Date as described above). Mr. Ciroli’s Options vest in three equal installments on the third, fourth and fifth anniversaries of the grant date (each vesting date, a Maturity Date as described above). The Options expire on the date that is the three-month anniversary of the applicable Maturity Date for each of Messrs. McClain, Ciroli and Hill. In addition, as described above, the Options will generally lapse upon Termination of Employment prior to the occurrence of any Maturity Date or following the Maturity Date but prior to the applicable expiration date if such Termination of Employment is not a Qualifying Termination.

401(k) Plan

The NEOs participate in a 401(k) plan (the “401(k) Plan”), under which fixed annual contributions are made for the account of each participating employee. After two months of employment, an employee is eligible to participate in the 401(k) Plan. Upon reaching eligibility, MEH will automatically fund a contribution of 3% of eligible compensation on the employee’s behalf and will match 50% of the employee’s first 4% voluntary deferral.

Outstanding Equity Awards at Fiscal Year-End – 2020

The following table summarizes the equity awards MNK made to the NEOs that were outstanding as of the end of 2020. In accordance with the applicable SEC disclosure guidance, this table and the accompanying footnotes do not account for any awards that may have been exercised or have vested pursuant to their terms in the ordinary course since the end of 2020.

Name	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Sean F. McClain	12/11/2015	(1)	25,000	—	0.54		(1)
	06/03/2019	(2)	—	248,864	2.77	09/03/2022
	11/07/2019	(3)	—	402,083	2.28	02/07/2023
	08/27/2020	(4)	—	162,319	2.11	11/27/2023
John Ciroli	08/27/2020	(5)	—	411,306	2.11		(5)
Scott Hill	12/11/2015	(1)	25,000	—	0.54		(1)
	06/03/2019	(2)	—	247,579	2.77	09/03/2022
	08/27/2020	(4)	—	151,640	2.11	11/27/2023

(1)

Represents grants of Options each with an exercise price of ZAR 8.50 per share ($0.54 per share based on the exchange rate of 1 ZAR to .0662 USD on December 11, 2015) under the Plan. Subject to continued employment, the Options vest in three equal installments on the 3rd, 4th and 5th anniversaries of the grant date. The Options expire in three ratable tranches on the date that is the three-month anniversary of the applicable vesting date.

(2)

Represents grants of Options each with an exercise price of ZAR 40.00 per share ($2.77 per share based on the exchange rate of 1 ZAR to .0692 USD on June 3, 2019) under the Plan. Subject to continued employment, the Options vest on the third anniversary of the grant date.

(3)

Represents a grant of an Option at an exercise price of ZAR 33.50 per share ($2.28 per share based on the exchange rate of 1 ZAR to .0679 USD on November 7, 2019) under the Plan. Subject to continued employment, the Option vests on the third anniversary of the grant date.

(4)

Represents grants of Options each with an exercise price of ZAR 35.50 per share ($2.11 per share based on the exchange rate of 1 ZAR to .05934 USD on August 27, 2020) under the Plan. Subject to continued employment, the Options vest on the third anniversary of the grant date.

(5)

Represents a grant of an Option with an exercise price of ZAR 35.50 per share ($2.11 per share based on the exchange rate of 1 ZAR to .05934 USD on August 27, 2020) under the Plan. Subject to continued employment, the Option vests on the 3rd, 4th and 5th anniversaries of the grant date. The Option expires in three ratable tranches on the date that is the three-month anniversary of the applicable vesting date.

Director Compensation

All of the directors of MNK, other than Mr. Van Asdalan and Ms. Naziema F. Jappie, serve as our directors. The Remuneration Committee of MNK’s Board of Directors determined the compensation of the directors of MNK for 2020 in ZAR. For 2019, non-employee directors earned a basic fee of ZAR 120,000 plus a maximum of ZAR 48,075 for serving on MNK’s Board of Directors’ committees. For 2020, non-employee directors earned a basic fee of ZAR 120,190 plus a maximum of ZAR 48,075 for serving on MNK’s Board of Directors’ committees. Employee directors do not receive additional equity or cash compensation for board service.

The table below reflects compensation paid to MNK’s directors during 2020.

Name	Fees earned or paid in cash ($) (1)	Total ($)
John A. Copelyn	10,234	10,234
Sean F. McClain	—	—
Kevin A. Van Asdalan	—	—
Mohamed H. Ahmed	10,234	10,234
Michael A. Jacobson	7,310	7,310
Naziema B. Jappie	10,234	10,234
Bruce S. Raynor	10,234	10,234
Theventheran (Kevin) G. Govender	7,310	7,310

(1)	Represents monthly fees earned or paid in cash (based on the weighted annual average daily exchange rate of 1 ZAR to 0.0608 USD for 2020).

Compensation Arrangements to be Adopted in Connection with this Offering

Equity and Incentive Compensation Plan

In connection with this offering, our Board of Directors adopted, and our stockholder approved, the Montauk Renewables, Inc. Equity and Incentive Compensation Plan (the “Equity Plan”). The material terms of the Equity Plan are as follows:

Purpose. The purpose of the Equity Plan is to permit the grant of awards to our non-employee directors, officers and other employees and certain consultants, and to provide to such persons incentives and rewards for service and/or performance.

Administration; Effectiveness. The Equity Plan will generally be administered by the Compensation Committee of our Board of Directors (the “Committee”); provided that, at the discretion of the Board of Directors, the Equity Plan may be administered by the Board of Directors. The Committee has the authority to determine eligible participants in the Equity Plan, and to interpret and make determinations under the Equity Plan. Any interpretation or determination by the Committee under the Equity Plan will be final and conclusive. The Committee may delegate all or any part of its authority under the Equity Plan to any subcommittee thereof, and may delegate its administrative duties or powers to one or more of our officers, agents or advisors.

Shares Available for Awards under the Equity Plan. Subject to adjustment as described in the Equity Plan, the number of shares of our common stock available for awards under the Equity Plan is, in the aggregate, 20,000,000 shares of our common stock, plus any shares of our common stock that become available under the Equity Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards (which we refer to as the “Available Shares”), with such shares subject to adjustment to reflect any split or combination of our common stock. The Available Shares may be shares of original issuance, treasury shares or a combination of the foregoing.

The Equity Plan also contains limits on the maximum value at grant for awards to non-employee directors in any calendar year of $500,000 and requires that all awards granted under the Equity Plan (other than cash based awards) be subject to a minimum vesting period or minimum performance period, as applicable, of one year, subject to certain exceptions included therein.

Share Counting. The aggregate number of shares of our common stock available for award under the Equity Plan will be reduced by one share of our common stock for every one share of our common stock subject to an award granted under the Equity Plan.

Shares of our common stock subject to an award that is cancelled or forfeited, expires, is settled for cash or is unearned (in whole or in part) will be added (or added back, as applicable) to the aggregate number of shares of our common stock available under the Equity Plan, however the following shares of our common stock will not be added (or added back, as applicable): (i) shares of our common stock withheld by us in payment of the exercise price of a stock option granted under the Equity Plan; (ii) shares of our common stock tendered or otherwise used in payment of the exercise price of a stock option granted under the Equity Plan; (iii) shares of our common stock withheld by us or tendered or otherwise used to satisfy a tax withholding obligation; (iv) shares of our common stock subject to share-settled appreciation rights granted under the Equity Plan that are not actually issued in connection with the settlement of such appreciation right; and (v) shares of our common stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options. In addition, if under the Equity Plan a participant has elected to give up the right to receive cash compensation in exchange for shares of our common stock based on fair market value, such shares of our common stock will not count against the aggregate number of shares of our common stock available under the Equity Plan.

Shares of our common stock issued or transferred pursuant to awards granted under the Equity Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries (which we refer to as “Substitute Awards”) will not count against, nor otherwise be taken into account in respect of, the share limits under the Equity Plan unless otherwise provided in the Equity Plan. Additionally, shares of common stock available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Equity Plan, but will not count against, nor otherwise be taken into account in respect of, the share limits under the Equity Plan.

Types of Awards Under the Equity Plan. Pursuant to the Equity Plan, we may grant stock options (including “incentive stock options” as defined in Section 422 of the Code (which we refer to as “Incentive Stock Options”)), appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash incentive awards, and certain other awards based on or related to shares of our common stock.

Each grant of an award under the Equity Plan will be evidenced by an award agreement or agreements, which will contain such terms and provisions as the Committee may determine, consistent with the Equity Plan. Those terms and provisions include the number of our shares of our common stock subject to each award, earning or vesting terms and any other terms consistent with the Equity Plan. A brief description of the types of awards which may be granted under the Equity Plan is set forth below.

Stock Options. Stock options granted under the Equity Plan may be either Incentive Stock Option or non-qualified stock options. Incentive Stock Options may only be granted to employees. Except with respect to Substitute Awards, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of our common stock on the date of grant. The term of a stock option may not extend more than ten years after the date of grant. Each grant will specify the form of consideration to be paid in satisfaction of the exercise price.

Appreciation Rights. The Equity Plan provides for the grant of appreciation rights. An appreciation right is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of shares of our common stock on the date of exercise. An appreciation right may be paid in cash, shares of our common stock or any combination thereof. Except with respect to Substitute Awards, the base price of an appreciation right may not be less than the fair market value of a share of common stock on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant

Restricted Stock. Restricted stock constitutes an immediate transfer of the ownership of shares of our common stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of our common stock on the date of grant. Any grant of restricted stock may specify the treatment of dividends or distributions paid on restricted stock that remains subject to a substantial risk of forfeiture. Any such dividends or other distributions on restricted stock shall be deferred until, and paid contingent upon, the vesting of such restricted stock.

Restricted Stock Units. Restricted stock units awarded under the Equity Plan constitute an agreement by us to deliver shares of our common stock, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify. Each grant or sale of restricted stock units may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our common stock on the date of grant. During the applicable restriction period, the participant will have no ownership, transfer or voting rights in the shares of our common stock underlying the restricted stock units. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of and on the terms determined by the Committee, provided that any dividend equivalents or other distributions on the shares of our common stock underlying the restricted stock units shall be deferred until and paid contingent upon the vesting of such restricted stock units. Each grant of restricted stock units will specify that the amount payable with respect to such restricted stock units will be paid in cash, shares of our common stock, or a combination of the two.

Cash Incentive Awards, Performance Shares, and Performance Units. Performance shares, performance units and cash incentive awards may also be granted to participants under the Equity Plan. A performance share is a bookkeeping entry that records the equivalent of one share of our common stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

These awards, when granted under the Equity Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant. Each grant will specify the management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled in cash, shares of our common stock, or any combination thereof. Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of our common stock, provided that such dividend equivalents shall be subject to deferral and payment on a contingent basis based on the earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The management objectives that may apply with respect to awards of performance shares, performance units, or cash incentive awards (or, when so determined by the Committee, stock options, appreciation rights, restricted stock, restricted stock units, dividend equivalents or other awards pursuant to the Equity Plan) may include (but are not limited to) objectives related to earnings before interest, taxes, depreciation and amortization, income or net income (loss) (either before or after interest, taxes, depreciation and/or amortization), earnings, changes in the market price of our common stock, funds from operations or similar measures, sales, revenue (including recurring revenue), growth in revenue, enterprise value or economic value added, mergers, acquisitions or other strategic transactions, divestitures, financings, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on investments, assets, return on assets, net asset turnover, debt (including debt reduction), return on operating revenue, working capital, regulatory compliance, improvement of financial ratings, annual spend or license annual spend, equity investments, investing activities and financing activities (or any combination thereof) stockholder returns, dividend ratio, orders, return on sales, marketing, gross or net profit levels, productivity, volumes produced and/or transported, margins, leverage ratio, coverage ratio, strategic business objectives (including operating efficiency, geographic business expansion goals, partnerships, customer/client satisfaction, talent recruitment and retention, productivity ratios, product quality, sales of new products, employee turnover, supervision of IT), operating efficiency, productivity, product innovation, number of customers, customer satisfaction and related metrics, individual performance, quality improvements, growth or growth rate, intellectual property, expenses or costs (including cost reduction programs), budget comparisons, implementation of projects or processes, formation of joint ventures, research and development collaborations, marketing or customer service collaborations, employee engagement and satisfaction, diversity, environmental and social measures, IT, technology development, human resources management, litigation, research and development, working capital, earnings (loss) per share of common stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. If the Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conducts its business, or other events or circumstances render such management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement regarding the management objectives, in whole or in part, as the Committee deems appropriate and equitable.

Other Awards. The Committee may authorize the grant of such other awards (which we refer to as “other awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our common stock or factors that may influence the value of such shares of our common stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance of specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of our common stock or the value of securities of, or the performance of our subsidiaries, affiliates or other business units.

Adjustments; Corporate Transactions. The Committee will make or provide for such adjustments in the: (i) number of shares of our common stock covered by outstanding stock options, appreciation rights, restricted stock, restricted stock units, performance shares and performance units granted under the Equity Plan; (ii) if applicable, number of shares of our common stock covered by other awards granted pursuant to the Equity Plan; (iii) exercise price or base price provided in outstanding stock options and appreciation rights; (iv) kind of shares covered thereby; (v) cash incentive awards; and (vi) other award terms, as the Committee determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in our capital structure, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control (as defined in the Equity Plan), the Committee may provide in substitution for any or all outstanding awards under the Equity Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an exercise price greater than the consideration offered in connection with any such transaction or event or change in control, the Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right. The Committee will make or provide for such adjustments to the number of shares available for issuance under the Equity Plan and the share limits of the

Equity Plan as the Committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event.

Transferability of Awards. Except as otherwise provided by the Committee, no stock option, appreciation right, restricted share, restricted stock unit, performance share, performance unit, cash incentive award, other award or dividend equivalents paid with respect to awards made under the Equity Plan may be transferred by a participant except by will or the laws of descent and distribution.

Amendment and Termination of the Equity Plan. Our Board of Directors generally may amend the Equity Plan from time to time in whole or in part. However, if any amendment (i) would materially increase the benefits accruing to participants under the Equity Plan, (ii) would materially increase the number of shares of our common stock which may be issued under the Equity Plan, (iii) would materially modify the requirements for participation in the Equity Plan, or (iv) must otherwise be approved by our stockholders in order to comply with applicable law or the rules, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Our Board of Directors may, in its discretion, terminate the Equity Plan at any time. Termination of the Equity Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Equity Plan more than ten years after the effective date of the Equity Plan, but all grants made prior to such date shall continue in effect thereafter subject to the terms of the Equity Plan.

IPO Equity Grants

In connection with this offering, we expect the Compensation Committee to approve awards of restricted stock units under the Equity Plan to all of our employees with a grant date value of approximately $3,000, including our NEOs and other executive officers. These restricted stock unit awards are expected to vest in full on the first anniversary of the grant date, subject to continued employment through such anniversary date. Following the vesting date, these restricted stock unit awards are expected to be settled in shares of our common stock.

Additionally, we expect the Compensation Committee to approve awards of restricted stock and non-qualified stock options under the Equity Plan to the NEOs and other executive officers in connection with the closing of this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of the outstanding shares of our common stock are currently beneficially owned by MNK, who, in connection with the Equity Exchange, acquired all of the outstanding shares of our common stock and who will effect the Distribution of our common stock as a pro rata dividend to the holders of outstanding MNK ordinary shares, subject to any tax withholding obligations under applicable South African law.

The following table presents certain information with respect to the beneficial ownership of (i) MNK ordinary shares as of December 1, 2020, (ii) shares of common stock after giving effect to the Reorganization Transactions and before this offering, (iii) shares of common stock after giving effect to the Reorganization Transactions and this offering, assuming no exercise of the underwriter’s option to purchase additional shares, and (iv) shares of common stock after giving effect to the Reorganization Transactions and this offering, assuming the underwriter exercises its option to purchase additional shares in full, by:

•	each of the NEOs;

•	each of the directors;

•	all of our executive officers and directors as a group; and

•	each person known to us to be the beneficial owner of more than 5% of outstanding MNK ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all MNK ordinary shares and shares of common stock that they beneficially own, subject to community property laws where applicable. Percentage of beneficial ownership before the Reorganization Transactions and this offering is based on 138,312,713 MNK ordinary shares outstanding as of December 1, 2020, held by 3,940 stockholders of record. Upon the closing of this offering, the Company will issue warrants (“Warrants”) to purchase shares of our common stock to the underwriter as described in “Underwriting.” In computing the number of MNK ordinary shares beneficially owned by a person and the percentage ownership of that person, no ordinary shares of MNK relating to Options were included unless such Options are currently exercisable or exercisable within 60 days of December 1, 2020.

The percentage of beneficial ownership after the Reorganization Transactions and before this offering is based on 138,312,713 shares of common stock outstanding as of December 1, 2020, assuming a distribution ratio of one share of common stock for each MNK ordinary share. The percentage of beneficial ownership after the Reorganization Transactions and after this offering, assuming no exercise of the underwriter’s option to purchase additional shares is based on 140,662,713 shares of common stock expected to be outstanding after giving effect to the sale by the Company of 2,350,000 shares of common stock at the assumed initial public offering price of $7.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). Percentage of beneficial ownership after the Reorganization Transactions and after this offering, assuming the underwriter exercises its option to purchase additional shares in full is based on 141,015,213 shares of common stock expected to be outstanding after giving effect to the sale by the Company of 2,702,500 shares of common stock at the assumed initial public offering price of $7.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

	Securities Beneficially Owned Before the Reorganization Transactions and this Offering		Securities Beneficially Owned After the Reorganization Transactions and Before this Offering		Securities Beneficially Owned After the Reorganization Transactions and this Offering (Assuming No Exercise of the Option to Purchase Additional Shares)		Securities Beneficially Owned After the Reorganization Transactions and this Offering (Assuming Full Exercise of the Option to Purchase Additional Shares)
Name of Beneficial Owner (1)	MNK Ordinary Shares	Percentage	Shares of common stock	Percentage	Shares of common stock	Percentage	Shares of common stock	Percentage
Five Percent Stockholders
Shares subject to the Consortium Agreement (2)	74,900,640	54.2%	74,900,640	54.2%	74,900,640	53.2%	74,900,640	53.1%
Entities Controlled by Mr. Copelyn (3)	57,622,308	41.7%	57,662,308	41.7%	57,662,308	41.0%	57,622,308	40.9%
Entities Controlled by Mr. Govender (4)	17,278,332	12.5%	17,278,332	12.5%	17,278,332	12.3%	17,278,332	12.3%
Swisspartners Marcuard Heritage AG (5)	20,137,233	14.6%	20,137,233	14.6%	20,137,233	14.3%	20,137,233	14.3%
Compagnie Financiere Boshoff Ltd. (6)	15,570,286	11.3%	15,570,286	11.3%	15,570,286	11.1%	15,570,286	11.0%
Entities Affiliated with Andre Van der Veen (7)	10,479,504	7.6%	10,479,504	7.6%	10,479,504	7.5%	10,479,504	7.4%

Selling Stockholder

Montauk Holdings Limited (8)	—	—	3,200,000	2.3%	887,059	*	887,059	*

Directors and NEOs

Sean F. McClain (9)	537,211	*	537,211	*	537,211	*	537,211	*

Scott Hill (9)	637,420	*	637,420	*	637,420	*	637,420	*

John Ciroli	—	*	—	*	—	*	—	*
John A. Copelyn (3)(10)	57,622,308	41.7%	57,622,308	41.7%	57,622,308	41.0%	57,622,308	40.9%
Mohamed H. Ahmed	—	—	—	—	—	—	—	—
Michael A. Jacobson	1,460,040	1.1%	1,460,040	1.1%	1,460,040	1.0%	1,460,040	1.0%
Bruce S. Raynor (11)	905,078	*	905,078	*	905,078	*	905,078	*
Theventheran G. Govender (4)(12)	17,526,137	12.7%	17,526,137	12.7%	17,526,137	12.5%	17,526,137	12.4%
All directors and executive officers as a group (10 persons) (13)	78,688,195	56.9%	78,688,195	56.9%	78,688,195	55.9%	78,688,195	55.8%

*	Less than 1.0%

(1)	Unless otherwise indicated, the address for each of the stockholders listed above is 680 Andersen Drive, 5th Floor, Pittsburgh, PA 15220.

(2)

These shares include the shares beneficially owned by the “Entities Controlled by Mr. Copelyn” and the “Entity Controlled by Mr. Govender” described in Footnotes 3 and 4, respectively. In connection with the closing of the offering, these entities will enter into the Consortium Agreement with respect to their ownership of our common stock. Pursuant to the Consortium Agreement, the parties thereto have agreed to act in concert with respect to voting matters relating to the Company, including the election of directors, and have provided the other parties thereto certain pre-emptive rights with respect to any potential sale of our common stock by a stockholder party thereto. Because of the arrangements in the Consortium Agreement, the parties will be deemed to have formed a “group” for purposes of Section 13(d)(3) of the Exchange Act, and such “group” will be deemed to beneficially own an aggregate of 74,900,640 shares of our common stock, which represents approximately 53.2% of the total number of shares of our common stock issued and outstanding following the Reorganization Transactions and this offering (or 53.1% if the underwriter exercises in full its option to purchase additional shares of our stock). As a result, we will be a “controlled company” within the meaning of the Nasdaq corporate governance standards.

(3)

All of these shares will be subject to the Consortium Agreement and consist of shares held indirectly by certain companies under Mr. Copelyn’s control. Mr. Copelyn, who is the sole director of each entity, has sole voting and investment power over all of these shares. Except with respect to the Consortium Agreement, there are no voting agreements or other arrangements among the entities controlled by Mr. Copelyn.

(4)

Excludes shares held by Mr. Govender described in footnote 12. All of these shares are subject to the Consortium Agreement and consist of shares held indirectly by a company under Mr. Govender’s control. Mr. Govender, who is the sole director of this entity, and has sole voting and investment power over all of the shares. Except with respect to the Consortium Agreement, there are no voting agreements or other arrangements among the entities controlled by Mr. Govender. 16,278,332 of the shares have been pledged as collateral with respect to a loan agreement. Such pledge will not apply to our common stock.

(5)

These shares consist of shares held directly and indirectly by trusts for which Swisspartners Marcuard Heritage AG serves as trustee and includes (i) 7,266,790 shares held indirectly by Liberty Trust, which represents its proportional interest in shares held by Compagnie Financiere Boshoff Ltd. and described in Footnote 6 and another entity which holds less than 5% of the outstanding shares of MNK, and (ii) 12,870,443 shares held by several trusts, each of which owns less than 5% of the outstanding shares of MNK. Voting and investment power over these shares may be exercised by more than three managers of Swisspartners Marcuard Heritage AG, none of whom individually have voting or investment power pursuant to Rule 13d-3. The address for Swisspartners Marcuard Heritage AG is Talstrasse 82, 8001 Zurich, Switzerland. As of January 8, 2021, this stockholder no longer owns more than 5% of the outstanding MNK ordinary shares.

(6)

These shares consist of (i) 3,400,000 shares held directly by Compagnie Financiere Boshoff Ltd. and (ii) 12,170,268 shares held indirectly by CFB Clean Energy Capital Ltd., a wholly-owned subsidiary of Compagnie Financiere Boshoff Ltd. Voting and investment power over these shares is exercised by the board of managers of Compagnie Financiere Boshoff Ltd., which consists of six members, none of whom individually have voting or investment power pursuant to Rule 13d-3. The address for Compagnie Financiere Boshoff Ltd. is Talstrasse 82, 8001 Zurich, Switzerland. As of January 8, 2021, this stockholder no longer owns more than 5% of the outstanding MNK ordinary shares.

(7)

All of these shares are held by entities affiliated with Andre van der Veen, including 9,809,772 shares held by Nport Investment Holdings (Pty) Ltd. To our knowledge, Mr. Van der Veen has voting and investment power over 669,732 of these shares and may be deemed to have shared voting and investment power over the shares held by Nport Investment Holdings (Pty) Ltd. Mr. Van der Veen disclaims beneficial ownership over the shares held by Nport Investment Holdings (Pty) Ltd. The address for Mr. Van Der Veen is 3 Meson Street, Techno Park, Stellenbosch, 7600, South Africa.

(8)

Represents shares expected to be held by MNK following the Reorganization Transactions. Voting and investment power over these shares is exercised by the board of directors of MNK. See “The Reorganization Transactions.”

(9)	These shares include 25,000 Options that are exercisable within 60 days of the date above.

(10)	Mr. Copelyn does not own any shares of our common stock or MNK ordinary shares directly. See Footnote 3 for information regarding shares held by entities under the common control of Mr. Copelyn.

(11)	Includes shares held by Mr. Raynor’s spouse and 130,000 shares purchased by Mr. Raynor subsequent to December 1, 2020.

(12)

Includes 247,565 shares held by Mr. Govender indirectly through an entity that he controls and 120 shares held by Mr. Govender directly, all of which are not subject to the Consortium Agreement and have been pledged as collateral with respect to an overdraft facility. Such pledge will not apply to our common stock. See Footnote 4 for information regarding shares subject to the Consortium Agreement held by an entity controlled by Mr. Govender.

(13)	These shares include 50,000 Options that are exercisable within 60 days of the date above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are summaries of the terms of certain material agreements, which will be filed as exhibits to the registration statement of which this prospectus is a part. The summaries include a summary of the Transaction Implementation Agreement entered into between us and MNK, and which will govern the separation of our business from MNK and provides a framework for our relationship with MNK after the Reorganization Transactions. For more information, see “The Reorganization Transactions.”

These summaries are qualified in their entirety by reference to the full text of such agreements.

Transaction Implementation Agreement

We entered into a transaction implementation agreement (the “Transaction Implementation Agreement”) with MNK. The Transaction Implementation Agreement governs the overall terms of the Reorganization Transactions and the relationship between the Company and MNK following the Distribution. The Transaction Implementation Agreement requires MNK and the Company to use commercially reasonable efforts to obtain consents, approvals and amendments required to complete the Reorganization Transactions, including using commercially reasonable efforts to terminate all guarantees or to cause a member of its group, as applicable, to be substituted in all respects for any guarantee of the other entity.

Unless otherwise provided in the Transaction Implementation Agreement or any of the related ancillary agreements, the equity securities of MEH will be transferred to the Company on an “as is, where is” basis. Generally, the Transaction Implementation Agreement provides for the termination of all intercompany agreements and accounts between the Company and its subsidiaries, on the one hand, and MNK, on the other hand, other than with respect to the promissory note described below, and will be accompanied by a mutual release of claims between MNK and the Company for all matters arising prior to the Distribution. In addition, the Transaction Implementation Agreement governs the treatment of access to information, rights to privileged information and record retention.

Promissory Note with MNK

On or after the Distribution, given that MNK obtained exchange control approval from the South African Reserve Bank, we will advance a cash loan of approximately $5,000,000 or less pursuant to the Loan Agreement and Secured Promissory Note (the “Promissory Note”) to MNK for MNK to pay its dividends tax liability arising from the Distribution under the South African Income Tax Act, 1962 (Act No. 58 of 1962), as amended. The Promissory Note will, among other things, (1) allow MNK (as borrower) to pay interest by increasing the outstanding principal amount of the note or by paying cash to us (or both), (2) grant us a pledge over our shares withheld by MNK to satisfy tax obligations arising from the Distribution as security for MNK’s loan obligations and (3) require MNK to use the proceeds of any sale of the withheld shares to prepay the amounts due to us under the Promissory Note.

Consortium Agreement

Certain stockholders, which are Messrs. Copelyn’s and Govender’s respective affiliates, have informed us that they intend to enter into the Consortium Agreement whereby the parties thereto will agree to act in concert with respect to voting our common stock in the election of directors, among other matters. After the completion of the Reorganization Transactions and prior to the completion of the offering, the parties to the Consortium Agreement will beneficially own, in the aggregate. approximately 54.2% of our common stock, and, after giving effect to this offering, will beneficially own approximately 53.2% of our common stock (or 53.1% if the underwriter exercises in full its option to purchase additional shares of our stock).

The Consortium Agreement will be similar to an existing consortium agreement amongst certain of MNK’s shareholders, including Mr. Copelyn, certain of his affiliates, and an affiliate of Mr. Govender, whereby the parties thereto have agreed to act in concert with respect to certain voting matters relating to MNK and have provided the other parties thereto certain pre-emptive rights with respect to any potential sale of MNK ordinary shares.

Because of the arrangements in the Consortium Agreement, the parties to that agreement will be deemed to have formed a “group” for purposes of Section 13(d)(3) of the Exchange Act, and such “group” will be deemed to beneficially own greater than 50% of the voting power for the election of our directors. As a result, we will be a “controlled company” within the meaning of the Nasdaq corporate governance standards.

Administrative Services Agreement with HCI

As described in the “Management” section, Mr. Copelyn is the chief executive officer of HCI and Mr. Govender is the executive director of HCI. Mr. Copelyn and Mr. Govender both serve on the board of directors of HCI Managerial Services (Pty) Limited, a subsidiary of HCI (“HCI Managerial”). Since 2014, HCI Managerial has provided certain administrative services to MNK pursuant to an administrative services agreement, which provides that HCI Managerial’s services to MNK will include, among other matters, (1) corporate secretarial services relating to calling and holding shareholder meetings, maintaining documents and records, and assisting with regulatory compliance matters; (2) assistance with managing MNK’s expenses, budgeting, and tax matters; (3) assistance with preparing MNK’s financial reporting information as required by applicable law; and (4) assistance with capital management strategies, including interacting with key stakeholders. In consideration for these services, MNK paid HCI Managerial the aggregate amounts of $48,032, $50,074, and $47,252 in each of 2019, 2018, and 2017, respectively, under the agreement. MNK will continue to employ HCI Managerial’s services following the offering until such time that MNK is liquidated as described in “The Reorganization Transactions.” Further, the Company expects to enter into a similar agreement with HCI Managerial following the Reorganization Transactions.

Indemnification Agreements

Upon the completion of this offering, we expect to enter into indemnification agreements with our directors, executive officers and certain other officers and agents pursuant to which they are provided indemnification rights that are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require us, among other things, to indemnify our directors, executive officers, and certain other officers and agents against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors, executive officers, and certain other officers and agents in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve on our behalf.

Policies and Procedures for Related Party Transactions

In connection with this offering, we adopted a written policy relating to the approval of related party transactions. A “related party transaction” is a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which we participate (whether or not we are a party) and a related party has a direct or indirect material interest in such transaction. Our Audit Committee will review and approve or disapprove, or ratify, all relationships and related party transactions between us and (1) our directors, director nominees or executive officers, (2) more than 5% record or beneficial owner of our common stock, (3) any immediate family member of any person specified in (1) and (2) above, and (4) any firm, corporation or other entity in which any person specified in (1), (2) or (3) above is employed or is a partner or principal or in a similar position, or in which such person has more than a 5% beneficial ownership interest. The Audit Committee will review all related party transactions reported to it and, where the Audit Committee determines that such transactions are in our best interests, approve such transactions in advance of such transaction being given effect.

As set forth in the related party transaction policy, in the course of its review and approval or ratification of a related party transaction, the Audit Committee will, in its judgment, consider in light of the relevant facts and circumstances whether the transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.

Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Audit Committee will provide all material information concerning the transaction to the Audit Committee. Our policy will also provide the Audit Committee with the discretion to pre-approve certain transactions.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes certain important terms of our capital stock. We adopted an Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that became effective following the Equity Exchange and this description summarizes the provisions that are included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of shares of capital stock, par value $0.01 per share, of which:

•	690,000,000 shares are designated as common stock; and

•	10,000,000 shares are designated as preferred stock.

Outstanding Capital Stock

As of January 4, 2021, following the Equity Exchange and prior to the completion of this offering, we had 138,312,713 shares of our common stock outstanding and no shares of our preferred stock outstanding. Following this offering, we expect to have 140,662,713 shares of common stock outstanding (or 141,015,213 shares of common stock if the underwriter exercises its option to purchase additional shares in full) and no shares of preferred stock outstanding.

Common stock

Voting Rights

Except as provided by law, our Amended and Restated Certificate of Incorporation or the certificate of designation pursuant to which a particular series of preferred stock is issued, the holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders, including the election of directors. An election of directors by our stockholders shall be determined by a plurality of the votes properly cast by the stockholders at a meeting for the election of directors at which a quorum is present. There are no cumulative voting in the election of directors. The holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, will constitute a quorum at all meetings of stockholders for the transaction of business, except as otherwise provided by law or the certificate of designation pursuant to which a particular series of preferred stock is issued. Except as otherwise provided by law, our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws or the certificate of designation pursuant to which a particular series of preferred stock is issued, if a quorum is present at a meeting of the stockholders, matters will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter, except in the election of directors.

Dividend Rights

The holders of our common stock are entitled to dividends if, as, and when declared by our Board of Directors, from funds legally available therefor, subject to certain contractual limitations on our ability to declare and pay dividends or the preferential dividend rights of outstanding preferred stock (if any). See “Dividend Policy.”

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any.

Other Rights

No holder of our common stock has any preemptive or other subscription rights for any shares of our capital stock issued in the future. In addition, no conversion, redemption or sinking fund provisions apply to our common stock, and our common stock is not liable to further call or assessment by us or subject to any restriction on alienability, except as required by law.

Preferred Stock

Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative participation, optional or other rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors may increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law

Certain provisions of our Amended and Restated Certification of Incorporation, our Amended and Restated Bylaws, and the DGCL could have anti-takeover effects and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, as discussed below.

DGCL Section 203—Business Combinations with Interested Stockholders

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any “business combination” with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•

prior to the time that the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) the corporation’s officers and directors and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of its outstanding voting stock that is not owned by the interested stockholder.

The term “business combination” is broadly defined to include mergers, consolidations, and sales and other dispositions of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation, and other specified transactions resulting in financial benefits to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute. Neither our Amended and Restated Certificate of Incorporation nor our Amended and Restated Bylaws contain a provision electing to “opt-out” of Section 203. Section 203 of the DGCL could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Undesignated Preferred Stock

As discussed above under “Preferred Stock,” our Board of Directors has the authority to designate and issue preferred stock with voting or other rights or preferences that could delay, defer or prevent any attempt to acquire or control us.

Classified Board of Directors

The number of directors is fixed solely by resolution duly adopted from time to time by our Board of Directors, provided that the directors then in office are not less than 33 1/3% of the total number of directors then authorized, subject to the rights, if any, of the holders of preferred stock as specified in a certificate of designation. The directors, other than those directors who may be elected by the holders of preferred stock, are in classes with respect to the term for which they severally hold office. Our Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, with the number of directors in each class to be as nearly equal as possible. Our classified Board of Directors staggers the three-year terms of the three classes. With this structure, only approximately one-third of the members of our Board of Directors will be elected each year. This classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board of Directors. As described above under “Management—Classified Board of Directors,” each director whose term expires at the 2028 annual meeting of stockholders (expected to be our eighth annual meeting) or any annual meeting thereafter shall be elected for a term expiring at the next annual meeting of stockholders. Beginning with the 2030 annual meeting of stockholders (expected to be our tenth annual meeting), all of our directors will be subject to annual election.

Vacancies; Removal

Subject to any rights of any holders of preferred stock to elect directors and fill vacancies on the Board of Directors, all vacancies created in our Board of Directors resulting from any increase in the authorized number of directors or the death, resignation, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors on our Board of Directors then in office, even if less than a quorum is present or by a sole remaining director. Any director appointed to fill a vacancy on our Board of Directors will be appointed for the full term of the class of directors in which the new directorship was created or the vacancy occurred, if applicable, and until such director’s successor will have been duly elected and qualified. No decrease in the number of directors will shorten the terms of any incumbent director.

While the Board of Directors is classified, directors may be removed by the affirmative vote of holders of 66 2/3% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors voting together as a single class, but only for cause, except as otherwise provided by law. Following such time as our Board of Directors is no longer classified, our directors may be removed with or without cause by the affirmative vote of holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, except as otherwise provided by law. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors.

Advance Notice Requirements

Our Amended and Restated Bylaws establishes advance notice procedures for stockholders seeking to nominate candidates for election to the Board of Directors or for proposing matters which can be acted upon at stockholders’ meetings.

Stockholder Action by Unanimous Written Consent

Our Amended and Restated Certificate of Incorporation prohibits stockholder action by written consent in lieu of a meeting, except by unanimous written consent.

Special Meetings of Stockholders

Our Amended and Restated Bylaws provides that special meetings of stockholders may be called by (a) the Chairman of the Board of Directors, (b) our Chief Executive Officer, or (c) our Secretary acting at the request of the Chairman of the Board of Directors or a majority of the total number of directors that would comprise our Board of Directors if there were no vacancies on the Board of Directors.

Amendments to Our Governing Documents

Generally, amendments to our Amended and Restated Certificate of Incorporation require the approval of our Board of Directors and an affirmative vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class. However, prior to the conclusion of the 2030 annual meeting of our stockholders, an amendment to certain provisions of our Amended and Restated Certificate of Incorporation that relate to (a) the amendment of our Amended and Restated Bylaws, (b) the number, election and terms of our directors, (c) the nomination of director candidates, (d) newly created directorships and vacancies, (e) the removal of our directors, and (f) the indemnification of our directors will require the affirmative vote of at least 66 2/3% of the voting power of all shares of our capital stock entitled to vote generally in the election of directors then outstanding, voting together as a single class. Our Amended and Restated Certificate of Incorporation provides that the Board of Directors is expressly authorized to make, amend or repeal our Amended and Restated Bylaws. After the conclusion of the 2030 annual meeting of our stockholders, all amendments to our Amended and Restated Certificate of Incorporation will require the approval of our Board of Directors and an affirmative vote of a majority of our outstanding capital stock entitled to vote thereon, and a majority of our outstanding capital stock of each class entitled to vote thereon as a class.

Generally, amendments to our Amended and Restated Bylaws require approval (a) at a meeting of the stockholders, provided the proposed amendment or supplement has been properly described or referred to in the notice of meeting or (b) by the Board of Directors, provided that no amendment adopted by our Board of Directors may vary or conflict with any amendment adopted by our stockholders, except as otherwise provided by law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws. However, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that, prior to the conclusion of the 2030 annual meeting, our stockholders may amend certain provisions of our Amended and Restated Bylaws that relate to (a) the classification of our directors, (b) the removal of our directors and (c) the amendment of our Amended and Restated Bylaws only with the approval of at least 66 2/3% of the voting power of all shares of our capital stock entitled to vote generally in the election of directors then outstanding, voting together as a single class. After the conclusion of the 2030 annual meeting of our stockholders, all amendments to our Amended and Restated Bylaws will require approval (a) at a meeting of the stockholders, provided the proposed amendment or supplement has been properly described or referred to in the notice of meeting or (b) by the Board of Directors, provided that no amendment adopted by our Board of Directors may vary or conflict with any amendment adopted by our stockholders.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of Nasdaq and the DGCL, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our stockholders for issuance of common stock or preferred stock unless our Board of Directors believes that approval is advisable or is required by applicable stock exchange rules or the DGCL.

Choice of Forum

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (of if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employees to us or to our stockholders; any action asserting a claim arising pursuant to the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws; or any action asserting a claim that is governed by the internal affairs doctrine. We refer to this provision in our Amended and Restated Certificate of Incorporation as the Delaware Forum Provision. The Delaware Forum Provision will not apply to any claim arising under the Securities Act or the Exchange Act. Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act. We refer to this provision in our Amended and Restated Certificate of Incorporation as the Federal Forum Provision. Any person or entity purchasing or otherwise acquiring an interest in any of our securities shall be deemed to have notice of and to have consented to the Delaware Forum Provision and Federal Forum Provision, provided, however, that such security holders cannot and will not be deemed to have waived compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Delaware Forum Provision and the Federal Forum Provision may impose additional litigation costs on security holders in pursuing any such claims to the extent the provisions require the security holders to litigate in a particular or different forum. Additionally, these forum selection clauses may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders or us. The Court of Chancery of the State of Delaware and the federal district courts, as applicable, may reach a different judgment or result than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. The Federal Forum Provision

may impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

Listing

We have applied to have our common stock listed on Nasdaq under the symbol “MNTK.”

DESCRIPTION OF INDEBTEDNESS

Amended Credit Agreement

On December 12, 2018, we entered into the Second Amended and Restated Revolving Credit and Term Loan Agreement (as amended by the First Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 21, 2019 (the “First Amendment”), as further amended by the Second Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of September 12, 2019 (the “Second Amendment”), and as further amended by the Third Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 4, 2021 (the “Third Amendment”), and as may be further amended from time to time, the “Amended Credit Agreement”), with Comerica Bank, as administrative agent, sole lead arranger and sole bookrunner, and the other financial institutions from time to time party thereto.

The Amended Credit Agreement, which is secured by substantially all of our assets and assets of certain of our subsidiaries, provides for a five-year $95.0 million term loan and a five-year $80.0 million revolving credit facility. Following the Second Amendment, the term loan amortizes in quarterly installments of $2.5 million and has a final maturity of December 12, 2023. The revolving and term loans under the Amended Credit Agreement bear interest at the Eurodollar Margin or Base Rate Margin based on our Total Leverage Ratio (in each case, as those terms are defined in the Amended Credit Agreement).

The Amended Credit Agreement contains customary covenants applicable to the Company and certain of its subsidiaries, including financial covenants. Under the Amended Credit Agreement, we are required to maintain a maximum ratio of Total Liabilities to Tangible Net Worth (in each case, as those terms are defined in the Amended Credit Agreement) of greater than 2.0 to 1.0 as of the end of any fiscal quarter. We are also required to maintain, as of the end of each fiscal quarter, (x) a Fixed Charge Coverage Ratio (as defined in the Amended Credit Agreement) of not less than 1.2 to 1.0 and (y) a Total Leverage Ratio (as defined in the Amended Credit Agreement) of not more than 3.0 to 1.0. The Amended Credit Agreement is subject to customary events of default, and contemplates that we would be in default if for any fiscal quarter, (x) the average monthly D3 RIN Price (as determined in accordance with the Amended Credit Agreement) is less than $0.80 per RIN and (y) the consolidated EBITDA for such quarter is less than $6.0 million.

Our obligations under the Amended Credit Agreement are required to be guaranteed by certain of our subsidiaries. As of January 4, 2021, the subsidiary guarantors of the Amended Credit Agreement are Montauk Energy Capital, LLC, Montauk USA, MEDC, LLC, MH Energy LLC, MH Energy (GP), LLC, TX LFG Energy, LP, Monroeville LFG, LLC, Valley LFG, LLC, GSF Energy, LLC, Johnstown LFG Holdings Inc., Johnstown Regional Energy, LLC, Apex LFG Energy, LLC, Montauk Renewable Ag, LLC, Galveston LFG, LLC, Bowerman Power LFG, LLC, Tulsa LFG, LLC, Monmouth Energy, Inc. and Pico Energy, LLC. The Amended Credit Agreement is also guaranteed by Montauk.

A copy of the Amended Credit Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the completion of this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the perception that sales may occur, could materially adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital in the future.

Sale of Restricted Securities

Upon completion of this offering, we will have 140,662,713 shares of our common stock outstanding (or 141,015,213 shares, if the underwriter exercises its option to purchase additional shares in full). Of these shares, all shares sold in this offering will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. Of the remaining outstanding shares, shares will be deemed “restricted securities” under the Securities Act and may be subject to lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

•	no restricted shares will be eligible for immediate sale upon the closing of this offering; and

•

shares will be eligible for sale upon expiration of the lock-up agreements 181 days after the date of this prospectus, subject to any volume and other limitations applicable to the holders of such shares.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale, and (iii) we are current in our Exchange Act reporting at the time of sale. Additionally, a person who has beneficially owned restricted shares for at least one year and who is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days before the sale, would be entitled to sell those securities at any time.

Persons who have beneficially owned shares of our common stock for at least six months, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 1,406,627 shares immediately after the completion of this offering; and

•	the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Such sales by affiliates must also comply with the manner of sale, current public information, and notice provisions of Rule 144.

Rule 701

In general, under Rule 701 a person who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days may sell these shares in reliance upon Rule 144, but without being required to comply with the notice, manner of sale, public information requirements, or volume limitation provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

Lock-Up Agreements

In connection with this offering, we, each of our directors, executive officers and certain other stockholders will enter into lock-up agreements with Roth Capital Partners, LLC. See “Underwriting—Lock-up Agreements.”

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act promptly after the completion of this offering to register the offer and sale of shares of our common stock reserved for future issuance under our Equity Plan. The registration statement on Form S-8 will become effective immediately upon filing, and shares of our common stock covered by the registration statement may then be publicly resold under a valid exemption from registration and subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable market standoff agreements and lock-up agreements. See “Executive Compensation—Compensation Arrangements to be Adopted in Connection with this Offering—Equity and Incentive Compensation Plan” for a description of our equity incentive plan.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of our common stock sold pursuant to this offering by non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury regulations promulgated or proposed thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below, and there can be no assurance that the IRS will not take a position contrary to those discussed below or that any position taken by the IRS will not be sustained.

This summary is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address the tax consequences arising under the laws of any non-U.S., state, or local jurisdiction or under U.S. federal gift and estate tax laws or the effect, if any, of the alternative minimum tax, the Medicare contribution tax imposed on net investment income, or the effects of Section 451 of the Code conforming the timing of income accruals to financial statements. In addition, this discussion does not address tax considerations applicable to an a non-U.S. holder’s particular circumstances or to a non-U.S. holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes and investors therein;

•	tax-exempt organizations or governmental organizations;

•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. expatriates and former citizens or former long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interest which are held by qualified foreign pension funds; and

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS

ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, U.S. ALTERNATIVE MINIMUM TAX RULES, OR UNDER THE LAWS OF ANY NON-U.S., STATE, OR LOCAL TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock and you are neither a “U.S. person” nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States person” (as defined in the Code) who have the authority to control all substantial decisions of the trust or (y) which has made an election under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described under “Dividend Policy” in this prospectus, we do not expect to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, other than certain pro rata distributions of common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent distributions exceed both our current and our accumulated earnings and profits, they will first constitute a return of capital and will reduce your adjusted tax basis in our common stock, but not below zero, and then any excess will be treated as capital gain from the sale of our common stock, subject to the tax treatment described below in “—Gain on Sale or Other Taxable Disposition of Common Stock.”

Any dividend paid to you generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, or such lower rate as may be specified by an applicable income tax treaty, except to the extent that the dividends are “effectively connected” dividends, as described below. In order to claim treaty benefits to which you are entitled, you must provide us with a properly completed IRS Form W-8BEN or W-8BEN-E certifying qualification for the reduced treaty rate. If you do not timely furnish the required documentation, but are otherwise eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, who then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

We may withhold up to 30% of the gross amount of the entire distribution even if greater than the amount constituting a dividend, as described above, to the extent provided for in the Treasury Regulations. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a refund of any such excess amounts may be obtained if a claim for refund is timely filed with the IRS.

Dividends received by you that are effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty requires, attributable to a permanent establishment or fixed base maintained by you in the United States) are exempt from the U.S. federal withholding tax described above. In order to claim this exemption, you must provide us with an IRS Form W-8ECI (or other successor form) properly certifying that the dividends are effectively connected with your conduct of a trade or business within the United States. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are generally taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, you may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on your effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items.

Gain on Sale or Other Taxable Disposition of Common Stock

Subject to the discussions below regarding FATCA and backup withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty requires, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes, at any time during the shorter of the five-year period ending on the date of the sale or other taxable disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you generally will be subject to U.S. federal income tax on the gain derived from the sale or other taxable disposition (net of certain deductions or credits) under regular graduated U.S. federal income tax rates generally applicable to U.S. persons, and corporate non-U.S. holders described in the first bullet above also may be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you are an individual non-U.S. holder described in the second bullet above, you will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition, which may be offset by U.S. source capital losses for that taxable year (even though you are not considered a resident of the United States), provided that you have timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet above, in general, we would be a USRPHC if our “U.S. real property interests” comprised at least 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held in our trade or business. We believe that we are not currently and (based upon our projections as to our business) will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded” (within the meaning of applicable Treasury regulations) on an established securities market, and such non-U.S. holder owned, actually or constructively, five percent or less of our common stock at any time during the applicable period described above.

You should consult your tax advisor regarding any potential applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Payments of dividends on our common stock will not be subject to backup withholding, provided you either certify your non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establish an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to you, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or you otherwise establish an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to tax authorities in your country of residence, establishment, or organization.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules maybe allowed as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Tax on Payments Made to Foreign Accounts

Sections 1471 through 1474 of the Code and Treasury regulations thereunder, commonly referred to as FATCA, generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The United States Treasury Department has released proposed Treasury regulations which, if finalized in their present form, would eliminate the application of this regime with respect to payments of gross proceeds (but not dividends). Pursuant to these proposed Treasury regulations, we and any other applicable withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final regulations are issued or until such proposed regulations are rescinded. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. government requiring, among other things, that it undertakes to withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders, and to annually identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. THIS DISCUSSION IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We will enter into an underwriting agreement with the underwriter, Roth Capital Partners, LLC, and the selling stockholder. We refer to Roth Capital Partners, LLC as the “underwriter.” Subject to the terms and conditions of the underwriting agreement, we and the selling stockholder will agree to sell to the underwriter, and the underwriter will agree to purchase from us and the selling stockholder, shares of our common stock.

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we and the selling stockholder will agree to sell to the underwriter named below, and the underwriter will agree to purchase from us and the selling stockholder, the number of shares of common stock set forth opposite its name below:

Number of Shares
Name
Roth Capital Partners, LLC

Total	3,902,941

The underwriting agreement will provide that the obligation of the underwriter to purchase the shares of common stock offered by this prospectus, other than those covered by the option to purchase additional shares of common stock described below, is subject to certain conditions. The underwriter will be obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

The underwriter will offer the shares of common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter will reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts, Commissions and Expenses

The underwriter proposes to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share. After this offering, the public offering price and concession may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the shares to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriter’s commissions and discounts will be    % of the gross proceeds of this offering, or $            per share of common stock based on the public offering price set forth on the cover page of this prospectus.

The expenses of this offering, not including the underwriting discounts and commissions, are estimated at $6,175,288 and are payable by us. We will also agree to reimburse the underwriter for reasonable out-of-pocket expenses in connection with this offering, including fees and disbursements of counsel.

In addition, we will agree to issue the underwriter warrants to purchase a number of shares of common stock equal to 5% of the number of shares sold in this offering by us. The underwriter warrants will be exercisable upon issuance, will have an exercise price equal to 110% of the initial public offering price and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part. The underwriter warrants and the underlying shares of common stock are deemed compensation by the Financial Industry Regulatory Authority, Inc., or FINRA, and will therefore be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriter warrants nor any of our shares issued upon exercise of the underwriter warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter warrants are being issued, subject to certain exceptions.

We will grant the underwriter an overallotment option. This option, which will be exercisable for up to 30 days after the date of this prospectus, will permit the underwriter to purchase up to 352,500 shares of common stock at the public offering price, less underwriting discounts and commissions, to cover overallotments, if any.

The following table shows the total underwriting discounts and commissions to be payable to the underwriter by us in connection with this offering (assuming both the exercise in full and non-exercise of the overallotment option to purchase additional shares of common stock we will grant to the underwriter):

	Per Share		Total
	Without Over- allotment Option	With Over- allotment Option	Without Over- allotment Option	With Over- allotment Option
Public offering price	$	$	$	$
Underwriting discounts and commissions to be paid by us
Underwriting discounts and commissions to be paid by the selling stockholder
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling stockholder

Indemnification

Pursuant to the underwriting agreement, we and the selling stockholder will agree to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We, the selling stockholder and certain of our large stockholders will agree not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock; or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of Roth Capital Partners, LLC and subject to limited exceptions, for a period of 180 days following the date of this prospectus (the “Lock-up Period”). This consent may be given at any time without public notice. These restrictions on future issuances will be subject to exceptions for (i) the issuance of shares of our common stock, (ii) the issuance of shares of our common stock or options to acquire shares of our common stock pursuant to our equity incentive plans and (iii) the filing of one or more registration statements on Form S-8 with respect to shares of our common stock underlying our equity incentive plans from time to time, including the Equity Plan.

In addition, each of our directors and executive officers will enter into a lock-up agreement with the underwriter. Under the lock-up agreements, the directors and executive officers may not, subject to certain exceptions, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of Roth Capital Partners, LLC and subject to limited exceptions, for a period of 180 days from the date of this prospectus. This consent may be given at any time without public notice.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriter’s website or our website and any information contained in any other websites maintained by the underwriter or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Sales by the underwriter of securities in excess of the number of securities the underwriter is obligated to purchase creates a syndicate short position. The underwriter may close out any syndicate short position by purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we, the selling stockholder nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we, the selling stockholder nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriter may engage in passive market making transactions in our common stock on the Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

From time to time, the underwriter and its affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the underwriter for any further services.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representative. Among the factors to be considered in determining the initial public offering price are our future prospects and those of our industry in general, our sales, earnings, and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), no shares of common stock have been offered or will be offered to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock that has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State (all in accordance with the Prospectus Regulation), except that an offer to the public of any shares of common stock in that Relevant State may be made at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation; and

further provided that no such offer of shares of common stock shall result in a requirement for the publication by us or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation, or a supplement to a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, and the expression “Prospectus Regulation” means Regulation 2017/1129/EU (as amended).

United Kingdom

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of any shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to us;

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any shares of common stock in, from or otherwise involving the United Kingdom.

In the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

The shares of common stock have not been and may not and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been, may be or will be issued, or has been, may be, or will be in the possession of any person for the purposes of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The contents of this prospectus have not been reviewed by any Hong Kong regulatory authority. You are advised to exercise caution in relation to the offer. If you are in doubt about any contents of this prospectus, you should obtain independent professional advice.

The information and this prospectus are strictly confidential to the person whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by recipient to any other person or used for any purpose in Hong Kong.

China

The shares of common stock may not be offered or sold directly or indirectly to the public in the People’s Republic of China (“China”) and neither this prospectus, which has not been submitted to the Chinese Securities and Regulatory Commission or registered with the Asset Management Association of China, nor any offering material or information contained herein relating to the shares of common stock, may be supplied to the public in China or used in connection with any offer for the subscription or sale of shares of common stock to the public in China. The shares of common stock may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such qualified institutional investors shall be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations with respect to the subscription and trading of the shares of common stock.

South Africa

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) is being made in connection with the issue of the shares of common stock in connection with this offering. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares in South Africa constitutes an offer of the shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed on for us by Jones Day. Certain legal matters relating to this offering will be passed on for the underwriter by Gibson, Dunn  & Crutcher LLP.

EXPERTS

The audited consolidated financial statements of Montauk Holdings USA, LLC as of December 31, 2019 and 2018 and for the years then ended included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Montauk Renewables, Inc. as of November 15, 2020 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

Upon completion of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. To comply with these requirements, we will file periodic reports, proxy statements and other information with the SEC.

We intend to make available on or through our internet website, www.montaukenergy.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

GLOSSARY OF KEY TERMS

Unless the context requires otherwise, references to “Montauk,” the “Company,” “we,” “us” or “our” refer to Montauk Renewables, Inc. and its consolidated subsidiaries following completion of the Reorganization Transactions. Unless the context requires otherwise, for periods prior to the Reorganization Transactions, references to “MNK” refer to Montauk Holdings Limited and its consolidated subsidiaries, through which our business and operations have historically been conducted.

Unless we otherwise indicate, or unless the context requires otherwise, any references in this prospectus to:

•	“ADG” refers to anaerobic digested gas.

•	“CARB” refers to the California Air Resource Board.

•	“CNG” refers to compressed natural gas.

•	“CI” refers to carbon intensity.

•	“CWCs” refers to cellulosic waiver credits.

•	“D3” refers to cellulosic biofuel with a 60% GHG reduction requirement.

•	“D5” refers to advanced biofuels with a 50% GHG reduction requirement.

•	“EHS” refers to environment, health and safety.

•	“EIA” refers to the U.S. Energy Information Administration.

•	“EPA” refers to the U.S. Environmental Protection Agency.

•

“Environmental Attributes” refer to federal, state and local government incentives in the United States, provided in the form of RINs, RECs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy.

•	“FERC” refers to the U.S. Federal Energy Regulatory Commission

•	“GHG” refers to greenhouse gases.

•	“JSE” refers to the Johannesburg Stock Exchange.

•	“LCFS” refers to Low Carbon Fuel Standard.

•	“LFG” refers to landfill gas.

•	“LNG” refers to liquefied natural gas.

•	“PPAs” refers to power purchase agreements.

•	“RECs” refers to Renewable Energy Credits.

•	“Renewable Electricity” refers to electricity generated from renewable sources.

•	“RFS” refers to the EPA’s Renewable Fuel Standard.

•	“RINs” refers to Renewable Identification Numbers.

•	“RNG” refers to renewable natural gas.

•	“RPS” refers to Renewable Portfolio Standards.

•	“RVOs” refers to renewable volume obligations.

•	“WRRFs” refers to water resource recovery facilities.

MONTAUK HOLDINGS USA, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members and Board of Directors

Montauk Holdings USA, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Montauk Holdings USA, LLC (a Delaware limited liability company) and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, member’s equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2007.

Pittsburgh, Pennsylvania

October 14, 2020

MONTAUK HOLDINGS USA, LLC

CONSOLIDATED BALANCE SHEETS

(in thousands):	As of the year ended December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$9,788	$54,032
Restricted cash	7	—
Accounts and other receivables, net	9,968	11,023
Prepaid expenses and other current assets	2,779	1,431

Total current assets	$22,542	$66,486

Property, plant & equipment, net	$193,498	$168,418
Operating lease right-of-use assets	769	—
Deferred tax assets	8,745	7,847
Intangible assets, net	12,338	13,084
Restricted cash	567	947
Goodwill	60	60
Investments	—	1,096
Other assets	5,094	3,794

Total assets	$243,613	$261,732

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$3,844	$4,541
Accrued liabilities	8,685	6,993
Current portion of operating lease liability	269	—
Income taxes payable	—	1,502
Current portion of derivative instruments	588	347
Current portion of long-term debt	9,310	18,313

Total current liabilities	$22,696	$31,696

Non-current portion of operating lease liability	$511	$—
Non-current portion of derivative instruments	1,045	127
Long-term debt, less current portion	57,256	74,649
Asset retirement obligations	5,928	5,399
Other liabilities	1,920	1,920

Total liabilities	$89,356	$113,791
Member’s equity	$154,257	$147,941

Total liabilities and member’s equity	$243,613	$261,732

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MONTAUK HOLDINGS USA, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data):	For the year ended December 31,
	2019	2018
Total operating revenues	$107,383	$116,433

Operating expenses:
Operating and maintenance expenses	$39,783	$29,073
General and administrative expenses	13,632	11,953
Royalties, transportation, gathering and production fuel	20,558	22,359
Depreciation and amortization	19,760	16,195
Impairment loss	2,443	854
Transaction costs	202	176

Total operating expenses	$96,378	$80,610

Operating profit	$11,005	$35,823

Other expenses (income):
Interest expense	$5,576	$3,083
Equity loss (gain) of nonconsolidated investments	(94)	224
Net loss (gain) on sale of assets	10	(266)
Other expense (income)	47	(3,781)

Total other expenses (income)	$5,539	$(740)

Income before income taxes	$5,466	$36,563
Income tax expense (benefit)	(354)	7,796

Net income	$5,820	$28,767

Pro forma earnings per share (unaudited):
Basic	$0.04
Diluted	$0.04
Pro forma weighted-average common shares outstanding (unaudited):
Basic	140,662,713
Diluted	141,063,213

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MONTAUK HOLDINGS USA, LLC

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY

(in thousands):	Member’s Equity
Balance December 31, 2017	$130,293

Net income	28,767
Stock-based compensation	637
Dividends	(11,756)

Balance December 31, 2018	$147,941

Net income	5,820
Stock-based compensation	570
Class B Shareholder repurchase	(74)

Balance December 31, 2019	$154,257

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MONTAUK HOLDINGS USA, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands):	For the year ended December 31,
	2019	2018
Cash flows from operating activities:
Net Income	$5,820	$28,767
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	19,760	16,195
Provision for deferred income taxes	(898)	6,300
Stock-based compensation	570	637
Non-cash asset held for sale transfer	—	1,234
Derivative mark-to-market and settlements	994	430
Net gain on sale of assets	(40)	(322)
Accretion of asset retirement obligations	391	399
Amortization of debt issuance costs	1,118	655
Inventory obsolescence	—	105
Non-cash adjustment to capital expenditures	(361)	29
Equity (income) loss of nonconsolidated investments	(94)	224
Impairment loss	2,443	854
Accounts receivables and other current assets	(2,287)	(3,196)
Accounts payable and other accrued expenses	48	(2,630)

Net cash provided by operating activities	$27,464	$49,681
Cash flows from investing activities:
Capital expenditures	$(45,249)	$(40,191)
Cash collateral deposits, net	353	(46)
Proceeds from sale of equity method investments	300	—
Proceeds from insurance recovery	30	401
Distributions from equity method investment	—	(1,320)
Proceeds from sale of assets	—	1,250
Acquisitions, net of cash received	—	(12,980)

Net cash used in investing activities	$(44,566)	$(52,886)
Cash flows from financing activities:
Borrowings of long-term debt	$28,198	$114,500
Repayments of long-term debt	(55,001)	(66,165)
Debt issuance costs	(638)	(2,348)
Dividends	—	(11,756)
Class B shareholder repurchase	(74)	—

Net cash provided by (used in) financing activities	$(27,515)	$34,231

Net increase or decrease in cash, cash equivalents and restricted cash	$(44,617)	$31,026
Cash, cash equivalents and restricted cash at beginning of year	$54,979	$23, 953

Cash, cash equivalents and restricted cash at end of year	$10,362	$54,979

Reconciliation of cash, cash equivalents and restricted cash at end of year:
Cash and cash equivalents	$9,788	$54,032
Restricted cash and cash equivalents—current	7	—
Restricted cash and cash equivalents—non-current	567	947

	$ 10,362	$54,979

Supplemental cash flow information:
Capital expenditures financed by accounts payable	$92	$821
Cash paid for interest (net of amounts capitalized)	4,847	2,843
Cash paid for income taxes	2,679	349
Change in asset retirement obligation estimate	—	(1,778)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands, unless otherwise indicated)

NOTE 1—DESCRIPTION OF BUSINESS

Operations and organization

Montauk Holdings USA, LLC and subsidiaries (“Montauk USA” or the “Company”) is a holding company, formed on November 20, 2006 for the specific purpose of acquiring the membership interests in Montauk Energy Capital, LLC (“MEC”). On November 20, 2010, Montauk USA formed Montauk Energy Holdings, LLC (“MEH”), a wholly-owned subsidiary to which Montauk USA contributed its membership interests in MEC. All references to operations and operating results pertain to the combined operations of MEC and MEH (collectively “Montauk Energy”). The Company is 100% owned by Montauk Holdings Ltd., an investment holding company, incorporated in South Africa with its operating subsidiaries domiciled in the United States.

Montauk Energy is a renewable energy company specializing in the management, recovery and conversion of biogas into Renewable Natural Gas (“RNG”). The Company captures methane, preventing it from being released into the atmosphere, converting it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 15 operating projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attributes (as defined below) premiums available under federal and state policies that incentivize their use.

One of the Company’s key revenue drivers is the selling of captured gas and the selling of Renewable Identification Numbers (“RINs”) to fuel blenders. The Renewable Fuel Standard (“RFS”) is an Environmental Protection Agency (the “EPA”) administered federal law that requires transportation fuel to contain a minimum volume of renewable fuel. RNG derived from landfill methane, agricultural digesters and wastewater treatment facilities used as a vehicle fuel qualifies as a D3 (cellulosic biofuel with a 60% greenhouse gas reduction requirement) RIN. The RINs are compliance units for fuel blenders that were created by the RFS program in order to reduce greenhouse gases and imported petroleum into the United States.

An additional program utilized by the Company is the Low Carbon Fuel Standard (“LCFS”). This is state specific and is designed to stimulate the use of low-carbon fuels. To the extent that RNG from the Company’s facilities is used as a transportation fuel in states that have adopted an LCFS program, it is eligible to receive an Environmental Attribute additional to the RIN value under the federal RFS.

The second primary revenue driver is the selling of captured electricity and the associated environmental premiums related to renewable sales. The Company’s electric facilities are designed to conform to and monetize various state renewable portfolio standards requiring a percentage of the electricity produced in that state to come from a renewable resource. Such premiums are in the form of Renewable Energy Credits (“RECs”). All four of the Company’s electric facilities receive revenue for the monetization of RECs either as a part of a power sales agreement or separately.

Collectively, the Company benefits from federal, state and local government incentives in the United States, provided in the form of RINs, RECs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy, as environmental attributes (“Environmental Attributes”).

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Montauk USA, MEH, MEC and their respective subsidiaries and joint ventures in which a controlling interest is held. All intercompany balances and transactions have been eliminated in consolidation. The Company utilizes the equity method of accounting for companies where its ownership is greater than 50% and significant but controlling interest does not exist.

Unaudited Pro Forma Information

Prior to the completion of our initial public offering (“IPO”), the Company’s parent, Montauk Holdings Limited, will distribute the common stock of Montauk Renewables, Inc. to its shareholders and prior thereto Montauk Renewables, Inc. entered into a series of transactions in which it assumed the assets and liabilities of the Company (“Reorganization Transactions”).

The Company has included pro forma per share information in order to give effect to the Reorganization Transactions and share offering contemplated in connection with the Company’s IPO. The share amounts used to calculate the per share information reflect the shares available at the time of the offering. The per share information reflects the earnings per share as if the Reorganization Transactions and IPO had occurred as of January 1, 2019.

The following table sets forth a computation of unaudited pro forma basic and diluted earnings per share for the year ended December 31, 2019:

(unaudited) December 31, 2019
Weighted average common shares outstanding—Basic	140,662,713
Pro forma net earnings per share—Basic	$0.04

(unaudited) December 31, 2019
Weighted average common shares outstanding—Diluted	141,063,213
Pro forma net earnings per share—Diluted	$0.04

Segment Reporting

The Company reports segment information consistent with the internal reporting provided to the chief operating decision maker evaluates operating results and performance. The aforementioned business services and offerings described in Note 1 are grouped and defined by management as two distinct operating segments: RNG and Renewable Electricity Generation. Below is a description of the Company’s operating segments and other activities.

Our RNG segment represents the sale of gas sold at fixed-price contracts, counterparty share RNG volumes and applicable Environmental Attributes. This business unit represents the majority of the revenues generated by the Company.

The Renewable Electricity Generation segment represents the sale of captured electricity and applicable Environmental Attributes.

Corporate & Other relates to additional discrete financial information for the corporate function; primarily used as a shared service center for maintaining functions such as executive, accounting, treasury, legal, human

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

resources, tax, environmental, engineering and other operations functions not otherwise allocated to a segment. As such, the corporate entity is not determined to be an operating segment but is discretely disclosed for purposes of reconciliation to the Company’s consolidated financial statements.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States (“GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include highly liquid investments with maturity dates of three months or less from the date of purchase and are recorded at cost. From time to time, the Company holds cash in banks in excess of federally insured limits. Restricted cash is classified as current or non-current based on the terms of the underlying agreements and represents cash held as deposits, cash held in escrow and cash collateral for financial letters of credit.

Accounts and Other Receivables

Accounts and other receivables on the Consolidated Balance Sheets represent outstanding billings for goods and services delivered to customers on an unsecured basis as well as reimbursable expenses. In evaluating its allowance for doubtful accounts for accounts receivable, the Company performs ongoing reviews of its outstanding receivables to determine if any amounts are uncollectable and adjusts the allowance for doubtful accounts accordingly. The Company recorded an immaterial allowance for doubtful accounts related to other than trade receivables at December 31, 2019. There were no such allowances for doubtful accounts at December 31, 2018.

Property, Plant and Equipment

Property, plant and equipment purchases are stated at cost. Depreciation and amortization are based on costs less estimated salvage values, primarily using the straight-line method over the estimated useful lives or, if applicable, the term of the related gas rights agreements or power purchase agreements, whichever is shorter. Maintenance and repairs are expensed as incurred. Major improvements that extend the useful lives of property are capitalized.

The estimated useful lives of the Company’s property, plant and equipment reflect the expected consumption of the economic benefit of these assets as noted in the following table:

Buildings and improvements	5—30 years
Machinery and equipment	1—43 years
Gas mineral rights	15—25 years

The Company received insurance proceeds of $30 for business interruption at one of its RNG facilities as a result of a truck crash during 2019. During 2018, the Company received insurance proceeds of $401, net of deductibles of $250, related to schedule and performance inefficiencies due to a forced interconnection curtailment at one of its electric generation facilities. These insurance proceeds are included in Other income in the Consolidated Statements of Operations.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and Intangible Assets

Goodwill is the cost of an acquisition less the fair value of the identified net assets of the acquired business. The Company recorded goodwill of $60 resulting from the acquisition of Pico Energy, LLC (“Pico”) on September 21, 2018. More information about Pico is included in Note 3.

Separately identifiable intangible assets are recorded at their fair values upon acquisition. The Company accounts for its intangible assets in accordance with ASC 350, Intangibles—Goodwill and Other (“ASC 350”). Finite-lived intangible assets include interconnections, customer contracts and trade name & trademarks. The interconnection intangible asset is the exclusive right to utilize an interconnection line between the operating plant and a utility substation to transmit produced electricity. Included in that right is full maintenance provided on this line by the utility. Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful life as depicted in the chart below. Indefinite intangible assets are not amortized and include emission allowances and land use rights. Emission allowances consist of permanent allocations of nitrogen oxide (“NOx”) credits. In certain regions of the United States, our business operations require us to obtain environmental permits, including environmental permits for the emission of NOx from internal combustion engines. Except for permanent allocations of NOx credits, the NOx credits available for use each year are capped at a level necessary for ozone attainment per the National Ambient Air Quality Standards. Permanent allowance allocations represent an ongoing authorization to emit NOx, making permanent allocations highly valuable. The Company acquired permanent allowance allocations through a prior acquisition and they are required in order to operate sites that were part of the acquisition.

The estimated useful lives of separately identified intangible assets are as follows:

Interconnection	10—25 years
Customer contracts	2—15 years
Emissions allowances	Indefinite
Land use rights	Indefinite

Assets Held for Sale

Assets classified as held for sale are reported at the lower of their carrying value or fair value less costs to sell. Assets are classified as held for sale if their carrying amounts will be recovered through a sale transaction, rather than through continued use. This condition is met only when the sale is highly probable and the assets are available for immediate sale in their present condition, subject only to terms that are usual and customary for sales of such assets. Management must be committed to a sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification as held for sale and actions required to complete the plan of sale indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Impairment losses on initial classification as held-for-sale are recognized in the consolidated statement of operations. Assets held for sale are no longer depreciated or amortized. At December 31, 2019 and December 31, 2018, the Company had no assets classified as held for sale. See Note 8 for more information on the Company’s investment in Red Top.

Investments

Investments in companies in which the Company has the ability to exert significant influence, but not control, over operating and financial policies (generally, 20% to 50% ownership) are accounted for using the equity method. Under the equity method, investments are initially recorded at cost and adjusted for dividends and undistributed earnings and losses. The equity method of accounting requires a company to recognize a loss in the value of an equity method investment that is other than a temporary decline.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-Lived Asset Impairment

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”) and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

A summary of impairment losses on tangible and intangible assets for the year ended December 31, 2019 and 2018 is included in Note 4.

Indefinite-Lived Asset Impairment

Indefinite-lived intangible assets are required to be evaluated for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The evaluation of impairment under ASC 350 requires the use of projections, estimates and assumptions as to the future performance of the Company’s operations, including anticipated future revenues, expected operating costs and the discount factor used. Actual results may differ from projections which, in turn, may result in the recognition of an impairment loss.

Asset Retirement Obligations

The Company accounts for asset retirement obligations as required under ASC 410, Asset Retirement and Environmental Obligations, (“ASC 410”). ASC 410 requires the fair value of a liability for an asset retirement obligation be recognized in the period in which the legal obligation arises, with the associated discounted asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset and the annual accretion expense recorded in operations. The Company has recorded in the consolidated financial statements estimates for asset retirement obligations related to the decommissioning and removal requirements for specific gas processing and distribution assets, as required by their associated gas rights agreements.

Income Taxes

Montauk USA has elected to be treated as a corporation for income tax purposes. Therefore, income taxes are accounted for under the liability method on a consolidated basis by Montauk USA in accordance with ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws. The provision for income taxes includes federal and state income taxes.

The Company recognizes the financial statement benefit of a tax position only after determining the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense.

Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded in the Consolidated Balance Sheets at its fair value. Changes in a derivative instrument’s fair value are recognized currently in earnings unless specific hedge criteria are met.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

The Company employs varying methods and assumptions in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value. For cash and cash equivalents, receivables and payables, the carrying amounts approximate fair value due to the short maturity of these instruments. For long-term debt, the carrying amounts approximate fair value as the interest rates obtained by the Company approximate the prevailing interest rates available to the Company for similar instruments.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), a hierarchy is established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

Level 1—Unadjusted quoted prices in active markets for identical unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the assets and liabilities or can be corroborated with observable market data for substantially the entire contractual term of the assets or liabilities.

Level 3—Unobservable inputs that reflect the entity’s own assumptions about the assumptions market participants would use in the pricing of the assets or liabilities and are consequently not based on market activity but rather through particular valuation techniques. The Company uses the fair value methodology to value the assets and liabilities recorded at fair value, including the Company’s derivative instruments and asset retirement obligations.

The Company’s gas hedges are valued based on the observable market price of the commodity hedged and are considered a Level 1 measurement. The Company’s electricity hedges were valued based on unobservable inputs with no readily available market data and are considered a Level 3 measurement. The values of the Level 2 interest rate derivatives were determined using a model, which incorporates market inputs including the implied forward interest rate yield curve for the same period as the future interest rate swap settlement. The Company has also considered both its own credit risk and counterparty credit risk in determining fair value and determined these adjustments were insignificant for the years ended December 31, 2019 and 2018. The Company’s asset retirement obligations are recorded at fair value at the time the liability is incurred if a reasonable estimate of fair value can be made. Fair value is determined by calculating the estimated present value of the cost to retire the asset as determined by qualified engineers, based on currently available information and inflation estimates and is considered a Level 3 measurement.

A summary of changes in the fair values of the Company’s Level 3 instruments, attributable to asset retirement obligations, for the years ended December 31, 2019 and 2018 is included in Note 12.

Renewable Identification Numbers

The Company generates D3 RINs through its production and sale of RNG used for transportation purposes as prescribed under the Federal Renewable Fuel Standard. The RINs that the Company generates as an output of its renewable operating projects can be separated and sold independent from the energy produced. Therefore, no cost is allocated to the RIN when it is generated. Revenue is recognized on these Environmental Attributes when there is an agreement in place to monetize the credits at an agreed upon price with a customer and transfer of control has occured. Realized prices for Environmental Attributes monetized in a year may not correspond directly to index prices due to the forward selling of commitments. The Company had 886 and 1,690 RINs generated and unsold as of December 31, 2019 and 2018, respectively.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Renewable Energy Credits

The Company generates RECs through its production and sale of landfill methane into renewable electric energy as prescribed by the State of California Renewables Portfolio Standard or the EPA. The RECs that the Company generates as an output of its renewable operating projects are able to be separated and sold independent from the electricity produced. Therefore, no cost is allocated to the REC when it is generated. Revenue is recognized on these Environmental Attributes when there is an agreement in place to monetize the credits at an agreed upon price with a customer and transfer of control has occurred.

Equity-Based Compensation

The Company accounts for equity-based compensation under the provisions of ASC 718, Compensation – Stock Compensation, (“ASC 718”). ASC 718 requires compensation costs related to share-based payment transactions, measured based on the fair value of the instruments issued, be recognized in the consolidated financial statements over the requisite service period of the award. Stock options are initially measured on the grant date using the Black-Scholes valuation model, which requires the use of subjective assumptions related to the expected stock price volatility, term, risk-free interest rate and dividend yield. For restricted stock shares, the Company determines the grant date fair value based on the closing market price of the stock on the date of the grant.

Employee Benefits

Leave entitlement

Employee entitlements to annual leave are recognized when they accrue to employees. An accrual is made for the estimated liability to the employees for annual leave up to the financial year end date. This liability is included in “Accrued Liabilities” in the Consolidated Balance Sheets.

Bonus Plans

The Company recognizes a liability and an expense for incentive compensation bonuses awarded based on the achievement of Company and personnel goals where contractually obliged or where there is a past practice that has created a constructive obligation. An accrual is maintained for the appropriate proportion of the expected bonuses which would become payable at year end.

Recently Adopted Accounting Standards

In May 2014, the FASB issued ASC 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. It also requires additional disclosure about the nature, amount, timing and uncertainty of revenue, cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASC 606 is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Company adopted the provisions of ASC 606 on January 1, 2018, using the modified retrospective approach. Revenue from the Company’s point in time product sales continue to be recognized when products are shipped, or services are invoiced and control transferred. Revenue from the Company’s product and service sales provided under long-term agreements is recognized as the Company transfers control of the product or renders service to its customers, which approximates the time when the customer is invoiced. The adoption of ASC 606 had no material effect on the Company’s financial position, results of operations, or cash flows, and no adjustment to January 1, 2018 opening retained earnings was needed. The Company has presented the disclosures required by ASC 606 in Note 5.

In October 2016, the FASB issued ASU 2016-16, Income Taxes—Intra-Entity Transfers of Assets Other Than Inventory (Topic 740), (“ASU 2016-16”) which requires an entity to recognize the income tax consequences of an

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

intra-entity transfer of an asset, other than inventory, when the transfer occurs. The ASU was effective on for annual reporting periods beginning after December 15, 2018 and was adopted by the Company on January 1, 2019, using the modified retrospective approach. The adoption of ASU 2016-16 had no material effect on the Company’s financial position, results of operations.

On January 1, 2019, the Company early adopted FASB ASU 2016-02, Leases, (“ASU 2016-02”). This ASU requires lessees to recognize a right-of-use asset and lease liability on the Consolidated Balance Sheet for leases classified as operating leases. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize a right-of-use asset and lease liability. Additionally, when measuring assets and liabilities arising from a lease, optional payments should be included only if the lessee is reasonably certain to exercise an option to extend the lease, exercise a purchase option, or not exercise an option to terminate the lease. A right-of-use asset represents an entity’s right to use the underlying asset for the lease term, and a lease liability represents an entity’s obligation to make lease payments. Currently, an asset and liability only are recorded for leases classified as capital leases (financing leases). The measurement, recognition and presentation of expenses and cash flows arising from leases by a lessee remains the same. In connection with the adoption of this guidance, the Company has completed an assessment resulting in an accumulation of all of its leasing arrangements and has validated the information for accuracy and completeness. Upon adoption of the new lease guidance, management recorded a right-of-use asset and lease liability, each in the amount of approximately $1,007, on the Company’s Consolidated Balance Sheet for various types of operating leases, including office space and other equipment. This amount is equivalent to the aggregate future minimum lease payments on a discounted basis. The Company has also elected to apply the package of transitional practical expedients of the new lease guidance by allowing the Company not to: (1) reassess if expired or existing contracts are, or contain, leases; (2) reassess lease classification for any expired or existing leases; and (3) reassess initial direct costs for any existing leases. Additionally, in July 2018, the FASB issued guidance to provide for an alternative transition method to the new lease guidance, whereby an entity can choose not to reflect the impact of the new lease guidance in the prior periods included in its condensed consolidated financial statements. The Company has utilized this alternative transition method in connection with its adoption on January 1, 2019. The Company has included the enhanced disclosures required by this guidance in its consolidated financial statements for the year ended December 31, 2019.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (“ASU 2016-13”). The new guidance changes how entities measure credit losses on financial instruments and the timing of when such losses are recorded. The new standard is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (“ASU 2018-15”). The ASU requires capitalization of certain implementation costs incurred in a cloud computing arrangement that is a service contract. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020 and for interim periods therein with early adoption permitted. The Company is currently evaluating the potential impact of the ASU on its consolidated financial position, results of operations and cash flows.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The new guidance which simplifies the accounting for income taxes, eliminates certain exceptions with ASC 740 and clarifies certain aspects of the current guidance to promote consistency among reporting entities. The new standard is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—ACQUISITIONS

On September 21, 2018, the Company completed the acquisition of 100% of Pico, a dairy digester Renewable Electricity facility, for $14,900 in cash and contingent consideration. The acquisition was accounted for under the acquisition method of accounting under GAAP, which requires an acquiring entity to recognize, with limited exceptions, all the assets acquired and liabilities assumed in a transaction at fair value as of the acquisition date. Goodwill is the cost of an acquisition less the fair value of the identified net assets of the acquired business. The Company incurred $2,443 of acquisition-related costs that are included in the results of operations for the fiscal year ended December 31, 2018.

The purchase agreement for Pico includes an earn-out provision dependent on, and calculated as a factor of, achieving certain levels of EBITDA and production volumes (each as determined under such agreement) during the term of the related gas rights agreement. Any potential earn-out would not be paid until after the commercial operation date of the site. The Company performed a risk adjusted analysis in order to reasonably estimate the earn-out obligation. Based upon the risk adjusted analysis, the preliminary contingent consideration was calculated to be $1,920. A range including an estimated maximum is not readily determinable as the earn-out calculation is dependent on the level of EBITDA and production volumes attained. The earn-out is shown in the purchase price allocation table below as contingent consideration. With the commercial operation date occurring during the period ended September 30, 2020, the first calculation period to determine payment under the earn-out provisions ends December 31, 2020. No such payment has been made as of September 30, 2020.

Included in the Company’s consolidated results from the date of acquisition are revenues of $1,612 and a pre-tax loss of $987. Had the acquisition occurred on the first day of the financial reporting period, approximately an additional $383 in revenues and a pre-tax loss of approximately $413 would have been included in the consolidated statement of operations.

The following table presents the preliminary allocation of purchase price based on estimated values made during the measurement period:

	Preliminary	Adjustments	Final
Trade receivables	$120	$(120)	$—
Inventories	390	(149)	241
Property, plant and equipment	11,031	1,185	12,216
Identified intangible assets	5,219	(2,836)	2,383

Total identified assets acquired	16,760	(1,920)	14,840
Trade payables	(80)	80	—

Net identified assets acquired	16,680	(1,840)	14,840
Goodwill	—	60	60
Contingent consideration	(3,700)	1,780	(1,920)

Purchase price allocation	$12,980	$—	$12,980

The $2,383 of acquired identified intangible assets will be amortized over their respective, expected useful lives. Of the amount allocated to identified intangible assets, $1,883 was assigned to gas mineral rights (20-year useful lives) and $500 was assigned to customer contracts (3.25-year useful life). The weighted average useful life of intangible assets acquired was 16.5 years. The amount allocated to goodwill reflects the cost of the acquisition less the fair value of the identifiable assets of Pico and is deductible for income tax purposes.

NOTE 4—ASSET IMPAIRMENT

The Company completed an evaluation of asset impairment due to triggering events in accordance with ASC 360, the Company calculated and recorded an impairment loss as of December 31, 2019 of approximately $2,443. Of this loss, $1,690 and $753 is included in RNG and Renewable Electricity Generation, respectively.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The impairment loss was due to the continued deterioration in market pricing for electricity, conversion of existing Renewable Electricity to RNG sites, cancellation of a site conversion agreement, and calculated based upon replacement cost and pre-tax cash flow projections, which is considered a Level 3 measurement. The impairment loss was recorded as a component of operating expenses and property, plant and equipment—net within the Consolidated Statements of Operations for the year ended December 31, 2019 and Consolidated Balance Sheet as of December 31, 2019. The Company recorded an impairment loss of $854 for the year ended December 31, 2018 in Renewable Electricity Generation. The impairment loss was due to the conversion of certain Renewable Electricity facilities to RNG facilities and the continued deterioration in market pricing for electricity as well as a cancellation of a site conversion agreement.

NOTE 5—REVENUES FROM CONTRACTS WITH CUSTOMERS

The Company’s revenues are comprised of renewable energy and related Environmental Attribute sales provided under long-term contracts with its customers. All revenue is recognized when (or as) the Company satisfies its performance obligation(s) under the contract (either implicit or explicit) by transferring the promised product or service to its customer either when (or as) its customer obtains control of the product or service. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation. The Company allocates the contract’s transaction price to each performance obligation using the product’s observable market standalone selling price for each distinct product in the contract.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring its products or services. As such, revenue is recorded net of allowances and customer discounts. To the extent applicable, sales, value add and other taxes collected from customers and remitted to governmental authorities are accounted for on a net (excluded from revenues) basis.

The Company’s performance obligations related to the sale of renewable energy (i.e. RNG and Renewable Electricity) are generally satisfied over time. Revenue related to the sale of renewable energy is generally recognized over time either using an output or measure based upon the product quantity delivered to the customer. This measure is used to best depict the Company’s performance to date under the terms of the contract. Revenue from products transferred to customers over time accounted for approximately 38% and 36% of revenue for the years ended December 31, 2019 and December 31, 2018, respectively.

The nature of the Company’s long-term contracts may give rise to several types of variable consideration, such as periodic price increases. This variable consideration is outside of the Company’s influence as the variable consideration is dictated by the market. Therefore, the variable consideration associated with the long-term contracts is considered fully constrained.

The Company’s performance obligations related to the sale of Environmental Attributes are generally satisfied at a point in time and were approximately 62% and 64% of revenue for the years ended December 31, 2019 and December 31, 2018, respectively. The Company recognizes Environmental Attribute revenue at the point in time in which the customer obtains control of the Environmental Attributes, which is generally when the title of the Environmental Attribute passes to the customer upon delivery. In limited cases, title does not transfer to the customer and revenue is not recognized until the customer has accepted the Environmental Attributes.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables display the Company’s revenue by major source, excluding realized and unrealized gains or losses under the Company’s gas hedge program, based on product type and timing of transfer of goods and services for the years ended December 31, 2019 and December 31, 2018:

	Year ended December 31, 2019
	Goods transferred at a point in time	Goods transferred over time	Total
Major Goods/Service Line:
Natural Gas Commodity	$6,591	$27,263	$33,854
Natural Gas Environmental Attributes	52,204	—	52,204
Electric Commodity	—	12,396	12,396
Electric Environmental Attributes	7,231	—	7,231

	$66,026	$39,659	$105,685

Operating Segment:
Renewable Natural Gas	$58,795	$27,263	$86,058
Renewable Electricity Generation	7,231	12,396	19,627

	$66,026	$39,659	$105,685

	Year ended December 31, 2018
	Goods transferred at a point in time	Goods transferred over time	Total
Major Goods/Service Line:
Natural Gas Commodity	$13,069	$30,174	$43,243
Natural Gas Environmental Attributes	55,341	—	55,341
Electric Commodity	—	12,044	12,044
Electric Environmental Attributes	6,163	—	6,163

	$74,573	$42,218	$116,791

Operating Segment:
Renewable Natural Gas	$68,410	$30,174	$98,584
Renewable Electricity Generation	6,163	12,044	18,207

	$74,573	$42,218	$116,791

Practical expedients

Under the new revenue standard, companies may elect various practical expedients upon adoption. As a result, the Company elected to recognize the sale of the gas and electric commodities using the right to invoice practical expedient. The Company determined that the amounts invoiced to customers correspond directly with the value to customers and the Company’s satisfaction of the performance obligations to date. Furthermore, with the election of the right to invoice practical expedient, the Company also elects to omit disclosures on the remaining, or unsatisfied performance obligations since the revenue recognized corresponds to the amount that the Company has the right to invoice.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6—ACCOUNTS AND OTHER RECEIVABLES

The Company extends credit based upon an evaluation of the customer’s financial condition and, while collateral is not required, the Company periodically receives surety bonds that guarantee payment. Credit terms are consistent with industry standards and practices. Reserves for uncollectible accounts, if any, are recorded as part of general and administrative expenses in the Consolidated Statements of Operations and were $360 and $0 for the years ended December 31, 2019 and December 31, 2018 respectively.

Accounts and other receivables consist of the following as of December 31, 2019 and 2018:

	Year ended December 31,
	2019	2018
Accounts receivable	$10,032	$11,023
Other receivables	8	—
Allowance for doubtful accounts	(72)	—

Accounts and Other Receivables, Net	$9,968	$11,023

NOTE 7—PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consists of the following as of December 31, 2019 and 2018:

	Year ended December 31,
	2019	2018
Buildings and improvements	$13,999	$15,626
Machinery and equipment	229,793	195,007
Gas mineral rights	40,451	39,951
Construction work in progress	30,125	20,649

Total	314,368	271,233
Less: Accumulated depreciation and amortization	(120,870)	(102,815)

Property, Plant & Equipment, Net	$193,498	$168,418

Depreciation expense for property plant and equipment was approximately $15,878 and $12,368 and amortization expense for gas mineral rights was approximately $2,355 and $2,256 for the years ended December 31, 2019 and December 31, 2018, respectively.

NOTE 8—INVESTMENTS

On July 18, 2018, the Company entered into a joint venture, Red Top, in which it maintained an 80% ownership interest while a dairy farm owned 20% and represented the Company’s first RNG project on a dairy farm. Red Top was established to own and operate a manure digester and build, own and operate an RNG facility for a term of 20 years from commercial operation.

Under applicable guidance for variable interest entities on ASC 810, Consolidation (“ASC 810”), the Company determined that Red Top was a variable interest entity. The Company concluded that it was not the primary beneficiary of the variable interest entity, as the Company did not have the power to direct the activities that most significantly impacted the economic performance of Red Top. The Company accounted for Red Top under the equity method of accounting.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company made an initial capital contribution to Red Top of $1,000 and an additional capital contribution of $320 in August 2018. The Company recorded equity in the losses of Red Top of $224 for the year ended December 31, 2018.

In March 2019, pursuant to the underlying joint venture agreement, the Company made the decision to sell its equity interest and no longer classified Red Top as a variable interest entity. The Company concluded that Red Top has met the criteria under applicable guidance for a long-lived asset to be held for sale and reclassified its investment in Red Top of $1,096 as a current asset held for sale. On July 26, 2019, the Company entered into an agreement to sell Red Top to the 20% owner for $300. The terms of the sale included the distribution of approximately $892 in fixed assets to the Company. After this distribution, the Company recorded a gain of approximately $94. The Company continued to classify the $892 of fixed assets as held for sale.

At December 31, 2019, the Company estimated the fair value the $892 of fixed assets held for sale and concluded that the carrying value exceeded the fair values and recorded an impairment of $892 for the year ended December 31, 2019.

NOTE 9—INTANGIBLE ASSETS, NET

Intangible assets consist of the following as of December 31, 2019 and December 31, 2018:

	Year ended December 31,
	2019	2018
Intangible assets with indefinite lives:
Emissions allowances	$777	$777
Land use rights	329	329

Total intangible assets with indefinite lives:	$1,106	$1,106

Intangible assets with finite lives:
Interconnection, net of accumulated amortization of $1,613 and $1,041	$9,327	$9,248
Customer contracts, net of accumulated amortization of $15,832 and $14,878	1,905	2,730

Total intangible assets with definite lives:	$11,232	$11,978

Total Intangible Assets	$12,338	$13,084

The weighted average useful life of the customer contracts and interconnection is approximately 14 years and 19 years, respectively. Amortization expense was approximately $1,526 and $1,570 for the years ended December 31, 2019 and December 31, 2018, respectively. Amortization expense for customer contracts and interconnection the next five years is as follows:

	Customer contracts	Inter-Connections
Year Ending:
2020	$884	$639
2021	880	639
2022	37	639
2023	27	570
2024	14	554
Thereafter	63	6,286

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10—ASSET RETIREMENT OBLIGATIONS

The following table summarizes the activity associated with asset retirement obligations of the Company for the years ended December 31, 2019 and December 31, 2018:

	Year ended December 31,
	2019	2018
Asset retirement obligations—beginning of year	$5,399	$6,472
Accretion expense	391	399
Changes in asset retirement obligations estimate	—	(1,778)
New asset retirement obligations	177	306
Decommissioning	(39)	—

Asset retirement obligations—end of year	$5,928	$5,399

During 2018, the gas rights at three sites were extended. The asset retirement obligations were reduced as a result, due to increased discounting periods, and corresponding adjustments made to the property, plant and equipment items to which the cost of the asset retirement obligations were initially capitalized.

NOTE 11—DERIVATIVE INSTRUMENTS

To mitigate market risk associated with fluctuations in energy commodity prices (natural gas) and interest rates, the Company utilizes various hedges to secure energy commodity pricing and interest rates under a board-approved program. As a result of the hedging strategy employed, the Company had the following realized and unrealized gains and losses in the Consolidated Statements of Operations for the years ended December 31, 2019 and December 31, 2018:

		Year ended December 31,
Derivative Instrument	Location	2019	2018
Commodity Contracts:
Realized Natural Gas	Gas commodity sales	$1,446	$(451)
Unrealized Natural Gas	Other income	252	91
Interest Rate Swaps	Interest expense	(1,246)	(520)

Net gain (loss)		$452	$(880)

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12—FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s assets and liabilities that are measured at fair value on a recurring basis include the following as of December 31, 2019 and 2018, set forth by level, within the fair value hierarchy:

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Current commodity derivative asset	$388	$—	$—	$388
Interest rate swap derivative liabilities	—	(1,633)	—	(1,633)
Asset retirement obligations	—	—	(5,928)	(5,928)

	$388	$(1,633)	$(5,928)	$(7,173)

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Interest rate swap derivative assets	$—	$223	$—	$223
Current commodity derivative asset	136	—	—	136
Interest rate swap derivative liabilities	—	(610)	—	(610)
Asset retirement obligations	—	—	(5,399)	(5,399)

	$136	$(387)	$(5,399)	$(5,650)

A summary of changes in the fair values of the Company’s Level 3 instruments, attributable to asset retirement obligations, for the years ended December 31, 2019 and 2018 is included in Note 10.

In addition, certain assets are measured at fair value on a non-recurring basis when an indicator of impairment is identified and the assets fair value is determined to be less than its carrying value. See Note 4 for additional information.

NOTE 13—ACCRUED LIABILITIES

The Company’s Accrued Liabilities consists of the following as of December 31, 2019 and December 31, 2018:

	Year ended December 31,
	2019	2018
Accrued expenses	$4,952	$1,803
Payroll and related benefits	849	610
Royalty	1,440	3,145
Utility	1,105	1,000
Other	339	435

Accrued Liabilities	$8,685	$6,993

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14—DEBT

The Company’s debt consists of the following as of December 31, 2019 and December 31, 2018:

	Year ended December 31,
	2019	2018
Term Loans	$40,000	$95,000
Revolving credit facility	28,198	—
Less: current principal maturities	(10,000)	(19,000)
Less: debt issuance costs (on long-term debt)	(942)	(1,351)

Long-term Debt	$57,256	$74,649
Current Portion of Long-term Debt	9,310	18,313

Total Debt	$66,566	$92,962

Amended Credit Agreement

On December 12, 2018, the Company entered into the Second Amended and Restated Revolving Credit and Term Loan Agreement (as amended by the First Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 21, 2019 (the “First Amendment”), and the Second Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of September 12, 2019 (the “Second Amendment”), and as may be further amended from time to time (the “Credit Agreement”), by and among the Company, the financial institutions from time to time party thereto as lenders and Comerica Bank, as the administrative agent, sole lead arranger and sole bookrunner (“Comerica”). The Credit Agreement (i) amends and restates in its entirety the Amended and Restated Revolving Credit And Term Loan Agreement, dated as of August 4, 2017 (as amended by the First Amendment to Amended and Restated Revolving Credit And Term Loan Agreement, dated as of August 14, 2018 (the “Prior Credit Agreement”), by and between the Company and Comerica and (ii) replaces in its entirety the Credit Agreement, dated as of August 4, 2017 (as amended by the First Amendment to Credit Agreement, dated as of July 30, 2018 (the “Prior Subsidiary Credit Agreement”), by and between Bowerman Power LFG, LLC, a wholly-owned subsidiary of the Company, and Comerica. Proceeds of the term loan made under the Credit Agreement were used by the Company to, among other things, fully satisfy $28,232 of outstanding borrowings under the Prior Credit Agreement and $24,336 of outstanding borrowings under the Prior Subsidiary Credit Agreement.

The Credit Agreement, which is secured by a lien on substantially all assets of the Company and certain of its subsidiaries, provides for a $95,000 term loan and a $90,000 revolving credit facility. The term loan amortizes in quarterly installments of $4,750 and has a final maturity of December 12, 2023 with an interest rate of 4.642% and 5.511% at December 31, 2019 and 2018, respectively.

On March 21, 2019, the Company entered into the First Amendment, which clarified a variety of terms, definitions and calculations in the Credit Agreement. The Credit Agreement requires the Company to maintain customary affirmative and negative covenants, including certain financial covenants, which are measured at the end of each fiscal quarter.

On August 28, 2019 the Company received a temporary waiver for an anticipated Event of Default (as defined in the Credit Agreement) for the consecutive three-month period ending on August 31, 2019 (the “Specified Event of Default”). The Specified Event of Default was waived through October 1, 2019. On September 12, 2019, the Company entered into the Second Amendment. Among other matters, the Second Amendment redefined the Fixed Charge Coverage Ratio (as defined in the Credit Agreement), reduced the commitments under the

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

revolving credit facility to $80,000, redefined the Total Leverage Ratio (as defined in the Credit Agreement) and eliminated the RIN Floor (as defined in the Second Amendment) as an Event of Default. In connection with the Second Amendment, the Company paid down the outstanding term loan by $38,250 and the resulting quarterly principal installments were reduced to $2,500. The maturity date of the Credit Agreement was not changed by the Second Amendment and remains December 12, 2023.

As of December 31, 2019, $40,000 was outstanding under the term loan and $28,198 was outstanding under the revolving credit facility. In addition, the Company had $7,565 of outstanding letters of credit as of December 31, 2019. Amounts available under the revolving credit facility are reduced by any amounts outstanding under letters of credit. As of December 31, 2019, the Company’s capacity available for borrowing under the revolving credit facility was $44,237. Borrowings of the term loans and revolving credit facility bear interest at the LIBOR rate plus an applicable margin or the Prime Reference Rate plus an applicable margin, as elected by the Company.

The Company accounted for the Credit Agreement as a debt modification in accordance with ASC 470, Debt (“ASC 470”). In connection with the Credit Agreement, the Company paid a total of $1,821 in new debt issuance costs comprised of $836 in costs paid to the lenders and $985 in costs paid as arranger fees. Of this amount, $364 was expensed and $1,457 was capitalized and will be amortized over the life of the Credit Agreement. The Company also incurred $59 in legal fees associated with the Credit Agreement.

As of December 31, 2019, the Company was in compliance with all financial covenants related to the Credit Agreement.

Prior Credit Agreement

On August 4, 2017, the Company entered into the Prior Credit Agreement, by and between the Company and Comerica. The Prior Credit Agreement provided a three-year term loan in the amount of $20,000 and a three-year revolving credit facility in the amount of $20,000. On August 14, 2018, the Company entered into the First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement (the “First Amendment to Prior Credit Agreement”), which among other items, temporarily increased commitments of the revolving credit facility to $40,000 and amended certain financial covenants thereunder. The Prior Credit Agreement replaced the Company’s $12,000 term loan and $12,000 revolving credit facility outstanding as of March 31, 2017. In connection with entering into the Prior Credit Agreement, the Company recorded a loss on extinguishment of approximately $1,611. The Company paid approximately $1,127 related to this extinguishment. The Company was the sole borrower under the Prior Credit Agreement, mandatory repayments were due in monthly installments through August 2020, and the obligations thereunder were secured by a lien on substantially all of the assets of the Company, except for those assets secured by the Prior Subsidiary Credit Agreement. The Prior Credit Agreement required the Company to maintain customary affirmative and negative covenants, including certain financial ratios, which were measured at the end of each fiscal quarter. As of December 31, 2018, the Company was in compliance with all financial covenants related to the Prior Credit Agreement. As described above, the Prior Credit Agreement was paid in full on December 12, 2018 when the Company entered into the Credit Agreement.

In addition, the Company had $8,260 of outstanding letters of credit under the Prior Credit Agreement as of December 31, 2018. Amounts available under the revolving credit facility were reduced by any amounts outstanding under letters of credit. The Company’s capacity available for borrowing under the revolving credit facility was $13,700 for the year ended December 31, 2018.

Under the Prior Credit Agreement, the term loans and revolving credit facilities bore interest at the LIBOR plus an applicable margin or the Prime Reference Rate (as defined in the Prior Credit Agreement) plus an applicable margin, as elected by the Company. As of December 31, 2018, the interest rate on the outstanding term loan under the Prior Credit Agreement was 5.590%.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company was in compliance with all financial covenants related to the Prior Credit Agreement through December 12, 2018 when it was amended and restated by the Credit Agreement.

Prior Subsidiary Credit Agreement

On August 4, 2017, Bowerman Power LFG, LLC, a wholly-owned subsidiary of the Company (“Bowerman”), entered into the Prior Subsidiary Credit Agreement, by and between Bowerman and Comerica. The Prior Subsidiary Credit Agreement, which was secured by a lien on substantially all of the assets of Bowerman, provided for a five-year term loan in the amount of $27,500 and a five-year revolving credit facility in the amount of $10,000. On July 30, 2018, the Company entered into the First Amendment to Credit Agreement (the “First Amendment to Prior Subsidiary Credit Agreement”), which among other items, reduced the monthly principal payment and increased the payoff amount at the end of the term under the Prior Subsidiary Credit Agreement. The proceeds from the Prior Subsidiary Credit Agreement were used to repay all indebtedness outstanding under Bowerman’s construction term loan that was outstanding as of August 4, 2017. Mandatory repayments of the Prior Subsidiary Credit Agreement were payable in monthly installments through August 2022 at an interest rate of 4.914%. The Prior Subsidiary Credit Agreement was paid in full on December 12, 2018 when the Company entered into the Credit Agreement.

The Prior Subsidiary Agreement required Bowerman to maintain customary affirmative and negative covenants, including certain financial ratios, which were measured at the end of each fiscal quarter. Amounts available under the Prior Subsidiary Credit Agreement’s revolving credit facility were reduced by $1,960 in outstanding letters of credit.

The Company was in compliance with all financial covenants related to the Prior Subsidiary Agreement through December 12, 2018 when it was fully repaid and replaced by the Credit Agreement.

Capitalized Interest

Capitalized interest was $1,706 and $1,022 for the years ended December 31, 2019 and December 31, 2018, respectively. Interest is capitalized using the borrowing rate for the assets being constructed. Interest capitalized during 2019 and 2018 was for the construction of three and two LFG-to-energy projects, respectively.

Annual Maturities of Long-Term Debt

The following is a summary of annual principal maturities of long-term debt as of December 31, 2019:

Amount
Year Ending
2020	$9,310
2021	9,475
2022	9,665
2023	38,116
2024	—

Total	$66,566

NOTE 15—INCOME TAXES

The Company is subject to income taxes in the U.S. federal jurisdiction and various state and local jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “Tax Act”) which significantly changed U.S. corporate income tax laws beginning, generally, in 2018. These changes included, among others, (i) a permanent reduction of the U.S. corporate income tax rate from a top marginal rate of 35 percent to a flat rate of 21 percent, (ii) elimination of the corporate alternative minimum tax, (iii) immediate deductions for certain new investments instead of deductions for depreciation expense over time, (iv) limitation on the tax deduction for interest expense to 30 percent of adjusted taxable income, (v) limitation of the deduction for net operating losses to 80 percent of current year taxable income and elimination of net operating loss carrybacks and (vi) elimination of many business deductions and credits, including the domestic production activities deduction, the deduction for entertainment expenditures and the deduction for certain executive compensation in excess of $1 million. The 2019 and 2018 tax provisions reflect the legislative changes noted above, including the new corporate tax rate of 21 percent.

The following table details the components of the Company’s income tax provision (benefit) for the years ended December 31, 2019 and December 31, 2018:

	Year ended December 31,
	2019	2018
Current expense (benefit):
Federal	$—	$(973)
State	544	2,469

	$544	$1,496

Deferred expense (benefit):
Federal	$(722)	$4,784
State	(176)	1,516

	$(898)	$6,300

Income tax expense (benefit)	$(354)	$7,796

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table illustrates the deferred tax assets and liabilities as of December 31, 2019 and December 31, 2018:

	Year ended December 31,
	2019	2018
Deferred tax assets:
Net operating loss carry forwards	$16,843	$15,851
Federal tax credits	8,402	6,498
Book reserves	1,768	1,387
Intangible asset amortization	852	1,039
Interest expense	6,501	1,960
Other	2,235	1,351

Total deferred tax assets	36,601	28,086
Less: valuation allowance	(4,174)	(3,540)

Net deferred tax assets	$32,427	$24,546

Deferred tax liabilities:
Property depreciation	$(23,682)	$(16,699)

Total deferred tax liabilities	(23,682)	(16,699)

Net Deferred Tax Assets	$8,745	$7,847

As of December 31, 2019, the Company has net operating loss (“NOL”) carryforwards of $60,423 and federal tax credit carryforwards that expire 20 years from the date incurred. Current NOL carryforwards and tax credits are set to expire between 2027 and 2037. Of the Company’s carryforwards of $60,423, $42,887 were incurred prior to the enactment of the Tax Cuts and Jobs Act and, therefore, can fully offset taxable income in a future year, and $17,536 of the Company’s NOL carryforwards were incurred in 2018 or later taxable years and thus can generally offset 80% of taxable income in a future year.

Section 382 of the Internal Revenue Code has the potential to limit the Company’s ability to utilize existing NOL carryovers once the Company experiences an ownership change. Generally, an ownership change occurs when, within a span of 36 months (or, if shorter, the period beginning the day after the most recent ownership change), there is an increase in the stock ownership by one or more stockholders of more than 50 percentage points. Management continues to track possible ownership changes and currently does not believe there have been any changes that under Section 382 would limit the Company’s usage of NOL carryforwards.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table details the components of the Company’s income tax provision (benefit) for the years ended December 31, 2019 and December 31, 2018:

	Year ended December 31,
	2019	2018
Tax provision at federal statutory rate of 21%	$1,125	$7,693
State tax provision (benefit)	(29)	2,576
Non-controlling interests	16	(15)
Valuation allowance	634	467
Tax credits	(1,881)	(2,821)
Return to provision	(24)	(284)
Other	(195)	$180

Total income tax expense (benefit)	$(354)	$7,796

The Company has completed an Internal Revenue Service (“IRS”) examination for the period ended March 31, 2011 with no material adjustments. Additionally, the IRS completed an exam for the period ended March 31, 2018 with a “No Change” result. As of December 31, 2019, the tax years 2016, 2017 and 2018 are subject to examination by the IRS.

Valuation Allowance

The Company annually reviews its deferred tax assets for the possibility they will not be realized. A valuation allowance will be recorded if it is determined more than a 50% likelihood exists that a deferred tax asset will not be realized. A $4,174 valuation allowance exists for Monmouth Energy, Inc., which represents the subsidiary’s deferred tax assets that are not expected to be realized.

The Company has a $27,552 gross deferred tax asset related to Section 163(j) interest disallowance. As a result of the dissolution of the MEC partnership (see Note 22), the Company’s history of earnings, and the Company’s future forecasts, the Company does not believe a valuation allowance is required at this time related to previously disallowed interest expense.

Uncertain Tax Position

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in both federal and state jurisdictions. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of each situation’s technical merits.

The Company (1) records unrecognized tax benefits as liabilities in accordance with ASC 740 and (2) adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. The Company has not recorded any liability for unrecognized tax benefits as of December 31, 2019 or 2018.

At this point in time the Company is not aware of any tax positions taken that would give rise to recording an uncertain tax position.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16—SHARE-BASED COMPENSATION

The Company records and reports share-based compensation for stock options (“Options”) and restricted stock. When vested and exercised, Options and restricted stock are converted into shares of, and issued by, the Company’s parent, Montauk Holdings Ltd. The Company does not have an equity plan from which it issues options or restricted stock.

In December 2015, the Board of Directors awarded 525,000 Options to certain executives, which vest 1/3 per year over three years beginning in December 2018. The Board of Directors awarded an additional 425,000 Options to certain executives in October 2016, of those Options 250,000 vest 1/3 per year over three years beginning October 2019 and the remaining 175,000 were scheduled to fully vest in October 2019. The Board of Directors awarded 204,480 Options to an executive in March 2018, which were scheduled to vest 1/3 per year over three years beginning in March 2021.

In June 2019, the Board of Directors awarded 918,241 Options to certain executives which vest in full approximately three years following the grant date. In November 2019, the Board of Directors awarded 1,109,425 Options to certain executives of which 402,083 vest in full approximately three years following the grant date and 707,342 vest 1/3 per year over three years beginning in November 2022. Under the Black Scholes Model, a risk-free rate of 1.79% and a volatility factory of 90% were utilized.

In September 2019, the Board of Directors approved an agreement upon the resignation of the Company’s former Chief Executive Officer in which the remaining 746,798 unvested Options and 646,400 shares of restricted stock immediately vested. In September 2019, the Board of Directors terminated the employment of a certain executive and 204,480 Options awarded to this executive were forfeited.

The Options issued allows the recipient to receive common stock equal to the appreciation in the fair market value of the Company’s common stock between the date the award was granted and the conversion date of the shares vested.

In March 2016, the Board of Directors granted shares of restricted stock to certain executives, which vested as follows: 20% by March 2018, 60% by March 2019 and 100% by March 2020. Compensation cost is recorded based on the fair value of the shares at grant date. The following table summarizes the Options and restricted stock as of December 31, 2019 and December 31, 2018:

	Options		Restricted Stock
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Beginning of period—January 1, 2018	875,000	$0.44	1,939,200	$0.95
Granted	204,480	1.84	—	—

End of period—December 31, 2018	1,079,480	$0.81	1,939,200	$0.95

Beginning of period—January 1, 2019	1,079,480	$0.81	1,939,200	$0.95
Granted	2,027,666	1.15	—	—
Forfeited	(626,278)	1.67	—	—
Exercised	(608,334)	0.86	—	—

End of period—December 31, 2019	1,872,534	$0.88	1,939,200	$0.95

Vested and exercisable—December 31, 2019	50,000	$0.92	1,422,080	$0.95

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the period ended December 31, 2019, the intrinsic value of the 608,334 Options exercised was $1,002. The Company received $23 related to the exercise of a portion of these Options. At December 31, 2019 and December 31, 2018, the aggregate intrinsic value (difference between exercise price and closing price at that date) of all Options outstanding was $3,410 and $5,238, respectively.

Stock-based compensation expense for the years ended December 31, 2019 and 2018 was $570 and $637, respectively, and is included in general and administrative expense in the Consolidated Statement of Operations.

As of December 31, 2019, unrecognized compensation expense for awards the Company expects to vest approximated $2,202 and will be recognized over approximately 5 years.

In May 2007, MEC issued 50.7 restricted Class B units to certain executives of MEC. Twenty percent of the units vested immediately upon issuance. The remaining units vested in four equal annual installments beginning in May 2008. The grant date fair value of the units issued was approximately $0.2 million. Six units issued in May 2007 were forfeited during 2011. The value of the units forfeited was immaterial. During 2016, 29.52 units issued in May 2007 were repurchased for an immaterial amount and 8.28 units issued in May 2007 were surrendered. No Class B units were issued and no units were forfeited during the years ended December 31, 2019 or 2018.

In July 2007, MEC issued options to purchase up to 5.52 Class B units to an executive of MEC, with an exercise price of $3,600 per unit. Twenty percent of the options vested immediately upon issuance. The remaining options vested in four equal annual installments beginning in July 2008. In September 2019, 6.9 Class B units were canceled associated with the September 2019 resignation of the Company’s former Chief Executive Officer. In October 2019, 5.52 units were surrendered in consideration of a restricted stock award discussed previously.

As MEC’s units are not publicly traded, the Company utilized the probability-weighted expected return method (“PWERM”) to value the Class B units issued. Under the PWERM, the value of the units was estimated based upon a probability-weighted present value of expected future investment returns for the enterprise assuming various future outcomes. The future outcomes considered were an initial public offering, a merger or sale, dissolution or continued operation as the existing private enterprise. The discount rate utilized was 15%, with an additional 33% discount on the estimated value for the lack of marketability of the units.

NOTE 17—DEFINED CONTRIBUTION PLAN

The Company maintains a 401(k) defined contribution plan for eligible employees. The Company matches 50% of an employee’s deferrals up to 4%. The Company also contributes 3% of eligible employee’s compensation expense as a safe harbor contribution. The matching contributions vest ratably over four years of service, while the safe harbor contributions vest immediately. Incurred expense related to the 401(k) plan was approximately $438 and $400 the years ended December 31, 2019 and December 31, 2018, respectively.

NOTE 18—RELATED-PARTY TRANSACTIONS

Executive Loans

In March 2019, the Company’s former Chief Executive Officer and Vice President of Engineering exercised 100,000 and 25,000 shares, respectively, of a vested tranche of Options. In connection with this exercise, the Company loaned to its former Chief Executive Officer and Vice President Engineering $80 and $20, respectively, related to the personal income tax consequences of the exercise. Both of these loans have an interest rate of 2.53% and matured on July 31, 2019. In July 2019, the maturity of both of these loans was amended to

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

mature on March 21, 2020. The Company’s former Chief Executive Officer repaid the loan in February 2020 and the Vice President of Engineering repaid the loan in March 2020.

These loans are included in Prepaid expenses and other current assets in the Consolidated Balance Sheet.

Options

In December 2019, the Company’s current Chief Executive Officer and former Vice President and General Counsel exercised 50,000 and 83,334 shares, respectively, of a vested tranche of Options. In connection with this exercise, the Company loaned its current Chief Executive Officer and former Vice President and General Counsel $29 and $36, respectively related to the personal income tax consequences of the exercise. Both of these loans were repaid in January 2020.

These loans were included in Prepaid expenses and other current assets in the December 31, 2019 Consolidated Balance Sheet.

NOTE 19—SEGMENT INFORMATION

The Company’s reportable segments for the year ended December 31, 2019 are Renewable Natural Gas and Renewable Electricity Generation. Renewable Natural Gas includes the production of RNG. Renewable Electricity Generation includes generation of electricity at biogas-to-electricity plants. The corporate entity is not determined to be an operating segment, but is discretely disclosed for purposes of reconciliation of the Company’s consolidated financial statements. The following table is consistent with the manner in which the chief operating decision maker evaluates the performance of each segment and allocates the Company’s resources. In the following tables “RNG” refers to Renewable Natural Gas and “REG” refer to Renewable Electricity Generation.

	For the year ended December 31, 2019
	RNG	REG	Corporate	Total
Total revenues	$85,826	$19,859	$1,698	$107,383
Adjusted EBITDA (1)	39,019	6,185	(11,589)	33,615
Net income (loss)	25,640	(1,635)	(18,185)	5,820
Total assets	136,068	83,051	24,494	243,613
Capital expenditures	33,326	11,553	370	45,249

(1)	2019 EBITDA Reconciliation

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the year ended December 31, 2019:

	For the year ended December 31, 2019
	RNG	REG	Corporate	Total
Net Income (loss)	$25,640	$(1,635)	$(18,185)	$5,820
Depreciation and amortization	11,702	7,878	180	19,760
Interest expense	—	7	5,569	5,576
Income tax expense (benefit)	—	(822)	468	(354)

Consolidated EBITDA	$37,342	$5,428	$(11,968)	$30,802

Impairment loss	1,690	753	—	2,443
Transaction costs	83	4	115	202
Equity loss (gain) of nonconsolidated investments	(94)	—	—	(94)
Net loss (gain) of sale of assets	(2)	—	12	10
Non-cash hedging charges	—	—	252	252

Adjusted EBITDA	$39,019	$6,185	$(11,589)	$33,615

	For the year ended December 31, 2018
	RNG	REG	Corporate	Total
Total revenues	$98,584	$18,207	$(358)	$116,433
Adjusted EBITDA (1)	59,877	8,489	(11,445)	56,921
Net income (loss)	51,102	(1,639)	(20,696)	28,767
Total assets	115,392	84,008	62,332	261,732
Capital expenditures	37,557	2,471	163	40,191

(1)	2018 EBITDA Reconciliation

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the year ended December 31, 2018:

	For the year ended December 31, 2018
	RNG	REG	Corporate	Total
Net Income (loss)	$51,102	$(1,639)	$(20,696)	$28,767
Depreciation and amortization	9,074	6,952	169	16,195
Interest expense	—	1,180	1,903	3,083
Income tax expense (benefit)	—	885	6,911	7,796

Consolidated EBITDA	$60,176	$7,378	$(11,713)	$55,841

Impairment loss	$—	$854	$—	$854
Transaction costs	—	—	176	176
Equity loss (gain) of nonconsolidated investments	224	—	—	224
Net loss (gain) of sale of assets	(523)	257	—	(266)
Non-cash hedging charges	—	—	92	92

Adjusted EBITDA	$59,877	$8,489	$(11,445)	$56,921

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2019 and December 31, 2018, five and three customers, respectively, made up greater than 10% of our total revenues.

	For the year ended December 31, 2019
	RNG	REG	Corporate	Total
Customer A	—	14.1%	—	14.1%
Customer B	13.7%	—	—	13.7%
Customer C	13.7%	—	—	13.7%
Customer D	10.8%	—	—	10.8%
Customer E	10.8%	—	—	10.8%

	For the year ended December 31, 2018
	RNG	REG	Corporate	Total
Customer B	18.1%	—	—	18.1%
Customer C	15.8%	—	—	15.8%
Customer A	—	11.7%	—	11.7%

NOTE 20—LEASES

The Company leases office space and other office equipment under operating lease arrangements (with initial terms greater than twelve months), expiring in various years through 2025. These leases have been entered into to better enable the Company to conduct business operations. Office space is leased to provide adequate workspace for all employees in Pittsburgh, Pennsylvania and Houston, Texas.

The Company determines if an arrangement is, or contains, a lease at inception based on whether that contract conveys the right to control the use of an identified asset in exchange for consideration for a period of time. For all operating lease arrangements, the Company presents at the commencement date: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

The Company has elected, as a practical expedient, not to separate non-lease components from lease components, and instead accounts for each separate component as a single lease component for all lease arrangements, as lessee. In addition, the Company has elected, as a practical expedient, not to apply lease recognition requirements to short-term lease arrangements, generally those with a lease term of less than twelve months, for all classes of underlying assets. In determination of the lease term, the Company considers the likelihood of lease renewal options and lease termination provisions.

The Company uses its incremental borrowing rate, as the basis to calculate the present value of future lease payments, at lease commencement. The incremental borrowing rate represents the rate that would approximate the rate to borrow funds on a collateralized basis over a similar term and in a similar economic environment.

As of December 31, 2019, there were no leases entered into which have not yet commenced and that would entitle the Company to significant rights or create additional obligations. The total lease cost included in our consolidated financial statements statement of operations for the year ended December 31, 2019 was $308.

Leases with an initial term of 12 months or less are not recorded on the Consolidated Balance Sheet and the lease expense for those leases is recognized on a straight-line basis. The short-term lease expense for the year ended December 31, 2019 was approximately $354.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supplemental information related to operating lease arrangements was as follows as of and for the year ended December 31, 2019:

Cash paid for amounts included in the measurement of operating lease liabilities	$83
Weighted average remaining lease term (in years)	3.06
Weighted average discount rate	5.00%

Future minimum lease payments for the years ending December 31, 2019 are as follows:

Amount
Year Ending
2020	$301
2021	255
2022	272
2023	8
2024	20
Interest	(76)

Total	$780

As previously disclosed under the ASC 840, Leases (“ASC 840”), future minimum lease payments of operating lease arrangements were approximately as follows:

Amount
Year Ending
2020	$332
2021	255
2022	267
2023	8
2024	1

NOTE 21—COMMITMENTS AND CONTINGENCIES

Concentrations

A substantial portion of the Company’s revenues are generated from five locations in 2019 and 2018, each in separate areas of the country. For the years ended December 31, 2019 and December 31, 2018, excluding the impact of derivative instruments, approximately 81% and 77%, respectively, of operating revenues were derived from these locations. The Company’s financial position, results of operations and cash flows could be adversely affected if production volumes related to these locations would significantly decrease. In addition, five customers make up approximately 67% and 72% of accounts receivable as of December 31, 2019 and December 31, 2018, respectively.

Environmental

The Company is subject to a variety of environmental laws and regulations governing discharges to the air and water, as well as the handling, storage and disposing of hazardous or waste materials. The Company believes its operations currently comply in all material respects with all environmental laws and regulations applicable to its business. However, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs to comply with such requirements.

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contingencies

The Company, from time to time, may be involved in litigation. At December 31, 2019, management does not believe there are any matters outstanding that would have a material adverse effect on the Company’s financial position or results of operations.

In June 2016, the Company initiated an arbitration proceeding against the contractor responsible for the engineering, procurement and construction of the Company’s renewable electric facility located in Southern California related to certain schedule and performance issues. In February 2018, the Company and the contractor entered into a settlement and release agreement related to this arbitration proceeding. Among other matters as described in the underlying agreement, the Company recorded a gain in the Consolidated Statements of Operations associated with the $2,600 payment received from the contractor. Also, the Company recorded a non-cash gain of $1,234 related to an outstanding liability for the construction of the facility which the Company was not required to pay.

NOTE 22—SUBSEQUENT EVENTS

Subsequent Events

The Company evaluated its December 31, 2019 consolidated financial statements through October 13, 2020, the date the financial statements were available to be issued. The Company is not aware of any subsequent events which would require disclosure in the consolidated financial statements except for the matters discussed below.

In March 2020, the Company entered into an agreement to terminate a customer contract associated with the Pico acquisition. Upon termination, the Company recorded an impairment of approximately $278.

The outbreak of COVID-19 during mid-January 2020 and the related pandemic government response mitigation efforts has disrupted the global economic markets. The Company is classified as an essential business under federal, state and local regulations in the jurisdictions in which it operates. The Company did not experience any material production or supply chain disruptions related to various mitigation efforts put in place in the various jurisdictions in which it operates. The Company had firm sales commitments for RINs during the first six months of 2020 which mitigated index price volatility. However, there remains uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

In response to the COVID-19 epidemic, various changes to existing tax laws were implemented via the CARES Act. NOLs, alternative minimum tax credits and business interest disallowance rules have been affected by the CARES Act. The Company does not expect the CARES Act legislation to have a material impact on the Company’s financial statements.

On December 9, 2019, the sale of Johnstown LFG Holdings Inc.’s, a wholly owned subsidiary of MEH, share of the MEC partnership to MEH was completed and made effective as of October 7, 2019. On January 1, 2020, the dissolution of the MEC partnership will allow MEC and all entities under MEC to file as part of the Company’s consolidated federal tax group.

The Company’s parent, Montauk Holdings Ltd., experienced reporting delays in South Africa associated with the outbreak of COVID-19 which impacted the timing of the Company’s financial statements being available to be issued. From April 30, 2020 through July 30, 2020, the Company was in technical violation of its 120-day covenant to furnish audited consolidated financial statements to its five-bank syndicate. The Company

MONTAUK HOLDINGS USA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

communicated these delays to the arranger, its primary commercial bank, of the five-bank Amended Credit Agreement. The Amended Credit Agreement, as amended, has provisions that a default associated with the furnishing of audited consolidated financial statements is deemed cured upon the delivery of the financial statements. The technical violation was cured under the terms of the Amended Credit Agreement by providing audited financials on July 30, 2020 to the Company’s five-bank syndicate.

MONTAUK HOLDINGS USA, LLC

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands):	As of,
	September 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$19,537	$9,788
Restricted cash	151	7
Accounts and other receivables, net	8,876	9,968
Prepaid expenses and other current assets	4,403	2,779

Total current assets	$32,967	$22,542

Property, plant & equipment, net	$189,957	$193,498
Operating lease right-of-use assets	563	769
Deferred tax assets	9,117	8,745
Intangible assets, net	14,393	12,338
Restricted cash	567	567
Goodwill	60	60
Other assets	3,903	5,094

Total assets	$251,527	$243,613

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$4,403	$3,844
Accrued liabilities	10,966	8,685
Current portion of operating lease liability	247	269
Income taxes payable	77	—
Current portion of derivative instruments	1,294	588
Current portion of long-term debt	9,443	9,310

Total current liabilities	$26,430	$22,696

Non-current portion of operating lease liability	$331	$511
Non-current portion of derivative instruments	1,332	1,045
Long-term debt, less current portion	58,656	57,256
Asset retirement obligations	5,991	5,928
Other liabilities	1,920	1,920

Total liabilities	$94,660	$89,356

Member’s equity	$156,867	$154,257

Total liabilities and member’s equity	$251,527	$243,613

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MONTAUK HOLDINGS USA, LLC

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data):	For the nine months ended September 30,
	2020	2019
Total operating revenues	$75,559	$83,703

Operating expenses:
Operating and maintenance expenses	$30,884	$30,306
General and administrative expenses	11,336	10,593
Royalties, transportation, gathering and production fuel	14,769	16,197
Depreciation and amortization	16,120	14,754
Impairment loss	278	1,550
Gain on insurance proceeds	(3,444)	—
Transaction costs	—	202

Total operating expenses	$69,943	$73,602

Operating profit	$5,616	$10,101
Other expenses (income):
Interest expense	$3,510	$5,293
Equity (gain) of nonconsolidated investments	—	(94)
Net loss on sale of assets	—	10
Other expense (income)	250	(17)

Total other expenses	$3,760	$5,192

Income before income taxes	$1,856	$4,909
Income tax benefit	(291)	(539)

Net income	$2,147	$5,448

Pro forma earnings per share (unaudited):
Basic	$0.02
Diluted	$0.02
Pro forma weighted-average common shares outstanding (unaudited):
Basic	140,662,713
Diluted	141,063,213

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MONTAUK HOLDINGS USA, LLC

UNAUDITED CONSOLIDATED STATEMENT OF MEMBER’S EQUITY

(in thousands):	Member’s Equity
Balance December 31, 2018	$147,941

Net income	5,448
Stock-based compensation	661

Balance September 30, 2019	$154,050

Balance December 31, 2019	$154,257

Net income	2,147
Stock-based compensation	463

Balance September 30, 2020	$156,867

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MONTAUK HOLDINGS USA, LLC

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands):	For the nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net Income	$2,147	$5,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	16,120	14,754
Provision for deferred income taxes	(372)	(1,744)
Stock-based compensation	463	661
Non-cash asset held for sale transfer	—	(893)
Related party receivable (loans to executives)	164	(98)
Derivative mark-to-market and settlements	1,381	1,216
Gain on property insurance proceeds	(1,169)	—
Net gain (loss) on sale or disposal of assets	—	10
Accretion of asset retirement obligations	109	310
Amortization of debt issuance costs	532	882
Non-cash adjustment to capital expenditures	(524)	(211)
Equity (income) loss of nonconsolidated investments	—	(95)
Impairment loss	278	1,550
Accounts receivables and other current assets	695	1,795
Accounts payable and other accrued expenses	2,123	(1,923)

Net cash provided by operating activities	$21,947	$21,662

Cash flows from investing activities:
Capital expenditures	$(14,223)	$(33,640)
Cash collateral deposits, net	—	360
Proceeds from sale of equity method investments	—	300
Proceeds from insurance recovery	1,169	30
Distributions from equity method investment	—	893

Net cash used in investing activities	$(13,054)	$(32,057)

Cash flows from financing activities:
Borrowings of long-term debt	$8,500	$12,198
Repayments of long-term debt	(7,500)	(52,500)
Debt issuance costs	—	(712)

Net cash provided by (used in) financing activities	$1,000	$(41,014)

Net increase or decrease in cash, cash equivalents and restricted cash	$9,893	$(51,409)
Cash, cash equivalents and restricted cash at beginning of year	$10,362	$54,979

Cash, cash equivalents and restricted cash at end of year	$20,255	$3,570

Reconciliation of cash, cash equivalents and restricted cash at end of year:
Cash and cash equivalents	$19,537	$3,003
Restricted cash and cash equivalents—current	151	—
Restricted cash and cash equivalents—non-current	567	567

	$20,255	$3,570

Supplemental cash flow information:
Capital expenditures financed by accounts payable	$165	$1,852
Cash paid for interest (net of amounts capitalized)	3,162	4,011
Cash paid for income taxes	(468)	6
Change in asset retirement obligation estimate	(150)	—

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands, unless otherwise indicated)

NOTE 1—DESCRIPTION OF BUSINESS

Operations and organization

Montauk Holdings USA, LLC and subsidiaries (“Montauk USA” or the “Company”) is a holding company, formed on November 20, 2006 for the specific purpose of acquiring the membership interests in Montauk Energy Capital, LLC (“MEC”). On November 20, 2010, Montauk USA formed Montauk Energy Holdings, LLC (“MEH”), a wholly-owned subsidiary to which Montauk USA contributed its membership interests in MEC. All references to operations and operating results pertain to the combined operations of MEC and MEH (collectively “Montauk Energy”). The Company is 100% owned by Montauk Holdings Ltd., an investment holding company, incorporated in South Africa with its operating subsidiaries domiciled in the United States.

Montauk Energy is a renewable energy company specializing in the management, recovery and conversion of biogas into Renewable Natural Gas (“RNG”). The Company captures methane, preventing it from being released into the atmosphere, converting it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 15 operating projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attributes (as defined below) premiums available under federal and state policies that incentivize their use.

One of the Company’s key revenue drivers is the selling of captured gas and the selling of Renewable Identification Numbers (“RINs”) to fuel blenders. The Renewable Fuel Standard (“RFS”) is an Environmental Protection Agency (the “EPA”) administered federal law that requires transportation fuel to contain a minimum volume of renewable fuel. RNG derived from landfill methane, agricultural digesters and wastewater treatment facilities used as a vehicle fuel qualifies as a D3 (cellulosic biofuel with a 60% greenhouse gas reduction requirement) RIN. The RINs are compliance units for fuel blenders that were created by the RFS program in order to reduce greenhouse gases and imported petroleum into the United States.

An additional program utilized by the Company is the Low Carbon Fuel Standard (“LCFS”). This is state specific and is designed to stimulate the use of low-carbon fuels. To the extent that RNG from the Company’s facilities is used as a transportation fuel in states that have adopted an LCFS program, it is eligible to receive an Environmental Attribute additional to the RIN value under the federal RFS.

The second primary revenue driver is the selling of captured electricity and the associated environmental premiums related to renewable sales. The Company’s electric facilities are designed to conform to and monetize various state renewable portfolio standards requiring a percentage of the electricity produced in that state to come from a renewable resource. Such premiums are in the form of Renewable Energy Credits (“RECs”). All four of the Company’s electric facilities receive revenue for the monetization of RECs either as a part of a power sales agreement or separately.

Collectively, the Company benefits from federal, state and local government incentives in the United States, provided in the form of RINs, RECs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy, as environmental attributes (“Environmental Attributes”).

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COVID-19

In March 2020, the World Health Organization classified the outbreak of COVID-19 as a pandemic and recommended containment and mitigation measures worldwide. The Company is considered an essential company under the U.S. Federal Cybersecurity and Infrastructure Security Agency guidance and various state or local jurisdictions in which we operate. In response to the COVID-19 pandemic, the Infectious Disease and Response Plan (“IDRC”) was activated to lead the development and response to any infectious disease event.

The Company implemented, and continues to undertake, measures to protect the health the well-being of its employees, including arranging shifts at facilities to stagger employees to assist with following social distancing protocols, utilizing overnight and weekend remote facility monitoring during normal operating shifts, implementing extensive cleaning and sanitation processes for both facilities and office spaces, incorporating temperature checks and facial covering requirements, instituting employee and visitor fitness questionnaires, restricting corporate travel and visitor access to sites and implemented work-from-home initiatives for certain employees. These measures resulted, and may continue to result, in additional costs. Although the Company has not experienced any material disruptions in its ability to continue its business operations or a material impact to its financial results to date due to COVID-19, the potential future impact cannot be predicted with certainty.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements of the Company have been prepared as though they were required to be in accordance with Rule 10-01 of Regulation S-X for interim financial statements, however, they do not include all information and footnotes required by United States generally accepted accounting principles (“GAAP”) for complete financial statements. The information furnished herein reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the period ended September 30, 2020 are not necessarily indicative of the results that will be realized for the year ending December 31, 2020 or any other period. The balance sheet as of December 31, 2019 has been derived from our audited financial statements as of that date. For further information, refer to our audited financial statements and notes thereto included for the year ended December 31, 2019.

Unaudited Pro Forma Information

Prior to the completion of our initial public offering (“IPO”), the Company’s parent, Montauk Holdings Ltd., will distribute the common stock of Montauk Renewables, Inc. to its shareholders and prior thereto Montauk Renewables, Inc. entered into a series of transactions in which it assumed the assets and liabilities of the Company (“Reorganization Transactions”).

The Company has included pro forma per share information in order to give effect to the Reorganization Transactions and share offering contemplated in connection with the Company’s IPO. The share amounts used to calculate the per share information reflect the shares available at the time of the offering. The per share information reflects the earnings per share as if the Reorganization Transactions and IPO had occurred as of January 1, 2020.

The following table sets forth a computation of unaudited pro forma basic and diluted earnings per share for the nine months ended September 30, 2020:

(unaudited) September 30, 2020
Weighted average common shares outstanding—Basic	140,662,713
Pro forma net earnings per share—Basic	$0.02

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) September 30, 2020
Weighted average common shares outstanding—Diluted	141,063,213
Pro forma net earnings per share—Diluted	$0.02

Renewable Identification Numbers

The Company generates D3 RINs through its production and sale of RNG used for transportation purposes as prescribed under the Federal Renewable Fuel Standard. The RINs that the Company generates can be separated and sold independent from the energy produced. Therefore, no cost is allocated to the RIN when it is generated. The Company had 0.5 million and 3.5 million RINs generated and unsold as of September 30, 2020 and 2019, respectively.

Recently Adopted Accounting Standards

In August 2018, the FASB issued ASU 2018-15, Intangibles–Goodwill and Other–Internal-Use Software, (“ASU 2018-15”) associated with a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. Costs for implementation activities in the application development stage are capitalized as prepayments depending on the nature of the costs, while costs incurred during the preliminary project and post-implementation stages are expensed as the activities are performed. The Company early adopted this amended guidance on January 1, 2020 prospectively, and it did not have a material impact on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The new guidance which simplifies the accounting for income taxes, eliminates certain exceptions with ASC 740 and clarifies certain aspects of the current guidance to promote consistency among reporting entities. The new standard is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company early adopted this guidance on January 1, 2020 prospectively, and it did not have a material impact on our consolidated financial statements.

NOTE 3—ASSET IMPAIRMENT

The Company recorded an impairment loss of $278 for the nine months ended September 30, 2020 in Renewable Electricity Generation segment. The impairment loss was due to termination of a development agreement related to the acquisition of Pico. For the nine months ended September 30, 2019, the Company calculated and recorded an impairment loss of $1,550. Of this loss, $797 and $753 is included in RNG and Renewable Electricity Generation, respectively. The impairment loss was due to the cancellation of a site conversion agreement and specifically identified costs incurred and pre-tax cash flow projections, which is considered a Level 3 measurement. The impairment loss was recorded as a component of operating expenses and property, plant and equipment—net within the Consolidated Statements of Operations for the nine months ended September 30, 2019.

NOTE 4—REVENUES FROM CONTRACTS WITH CUSTOMERS

The Company’s revenues are comprised of renewable energy and related Environmental Attribute sales provided under long-term contracts with its customers. All revenue is recognized when (or as) the Company satisfies its performance obligation(s) under the contract (either implicit or explicit) by transferring the promised product or service to its customer either when (or as) its customer obtains control of the product or service. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer. A contract’s

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

transaction price is allocated to each distinct performance obligation. The Company allocates the contract’s transaction price to each performance obligation using the product’s observable market standalone selling price for each distinct product in the contract.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring its products or services. As such, revenue is recorded net of allowances and customer discounts. To the extent applicable, sales, value add, and other taxes collected from customers and remitted to governmental authorities are accounted for on a net (excluded from revenues) basis.

The Company’s performance obligations related to the sale of renewable energy (i.e. RNG and Renewable Electricity) are generally satisfied over time. Revenue related to the sale of renewable energy is generally recognized over time either using an output or measure based upon the product quantity delivered to the customer. This measure is used to best depict the Company’s performance to date under the terms of the contract. Revenue from products transferred to customers over time accounted for approximately 35% and 36% of revenue for the nine months ended September 30, 2020 and September 30, 2019, respectively.

The nature of the Company’s long-term contracts may give rise to several types of variable consideration, such as periodic price increases. This variable consideration is outside of the Company’s influence as the variable consideration is dictated by the market. Therefore, the variable consideration associated with the long-term contracts is considered fully constrained.

The Company’s performance obligations related to the sale of Environmental Attributes are generally satisfied at a point in time and were approximately 65% and 64% of revenue for the nine months ended September 30, 2020 and September 30, 2019, respectively. The Company recognizes Environmental Attribute revenue at the point in time in which the customer obtains control of the Environmental Attributes, which is generally when the title of the Environmental Attribute passes to the customer upon delivery. In limited cases, title does not transfer to the customer and revenue is not recognized until the customer has accepted the Environmental Attributes.

The following tables display the Company’s revenue by major source, excluding realized and unrealized gains or losses under the Company’s gas hedge program, based on product type and timing of transfer of goods and services for the nine months ended September 30, 2020 and September 30, 2019:

	Nine months ended September 30, 2020
	Goods transferred at a point in time	Goods transferred over time	Total
Major Goods/Service Line:
Natural Gas Commodity	$4,684	$18,352	$23,036
Natural Gas Environmental Attributes	39,100	—	39,100
Electric Commodity	—	8,035	8,035
Electric Environmental Attributes	5,226	—	5,226

	$49,010	$26,387	$75,397

Operating Segment:
Renewable Natural Gas	$43,784	$18,352	$62,136
Renewable Electricity Generation	5,226	8,035	13,261

	$49,010	$26,387	$75,397

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Nine months ended September 30, 2019
	Goods transferred at a point in time	Goods transferred over time	Total
Major Goods/Service Line:
Natural Gas Commodity	$6,450	$19,937	$26,387
Natural Gas Environmental Attributes	41,001	—	41,001
Electric Commodity	—	9,485	9,485
Electric Environmental Attributes	5,377	—	5,377

	$52,828	$29,422	$82,250

Operating Segment:
Renewable Natural Gas	$47,451	$19,937	$67,388
Renewable Electricity Generation	5,377	9,485	14,862

	$52,828	$29,422	$82,250

NOTE 5—ACCOUNTS AND OTHER RECEIVABLES

The Company extends credit based upon an evaluation of the customer’s financial condition and, while collateral is not required, the Company periodically receives surety bonds that guarantee payment. Credit terms are consistent with industry standards and practices. Reserves for uncollectible accounts, if any, are recorded as part of general and administrative expenses in the Consolidated Statements of Operations and were $0 and $360 for the nine months ended September 30, 2020 and 2019 respectively.

Accounts and other receivables consist of the following as of September 30, 2020 and December 31, 2019:

	As of
	September 30, 2020	December 31, 2019
Accounts receivable	$8,764	$10,032
Other receivables	95	8
Reimbursable expenses	17	—
Allowance for doubtful accounts	—	(72)

Accounts and Other Receivables, Net	$8,876	$9,968

NOTE 6—PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consists of the following as of September 30, 2020 and December 31, 2019:

	As of
	September 30, 2020	December 31, 2019
Buildings and improvements	$28,266	$13,999
Machinery and equipment	254,074	229,793
Gas mineral rights	40,451	40,451
Construction work in progress	2,833	30,125

Total	325,624	314,368
Less: Accumulated depreciation and amortization	(135,667)	(120,870)

Property, Plant & Equipment, Net	$189,957	$193,498

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense for property plant and equipment was approximately $13,582 and $11,728 and amortization expense for gas mineral rights was approximately $1,472 and $1,865 for the nine months ended September 30, 2020 and 2019, respectively.

NOTE 7—INVESTMENTS

In March 2019, pursuant to the underlying joint venture agreement, the Company made the decision to sell its equity interest and no longer classified Red Top as a variable interest entity. The Company concluded that Red Top has met the criteria under applicable guidance for a long-lived asset to be held for sale and reclassified its investment in Red Top of $1,096 as a current asset held for sale. On July 26, 2019, the Company entered into an agreement to sell Red Top to the 20% owner for $300. The terms of the sale included the distribution of approximately $892 in fixed assets to the Company which were classified as held for sale. After this distribution, the Company recorded a gain of approximately $94.

At December 31, 2019, the Company estimated the fair value the $892 of fixed assets held for sale and concluded that the carrying value exceeded the fair values and recorded an impairment of $892 for the year ended December 31, 2019.

NOTE 8—INTANGIBLE ASSETS, NET

Intangible assets consist of the following as of September 30, 2020 and December 31, 2019:

	As of,
	September 30, 2020	December 31, 2019
Intangible assets with indefinite lives:
Emissions allowances	$777	$777
Land use rights	329	329

Total intangible assets with indefinite lives:	$1,106	$1,106

Intangible assets with finite lives:
Interconnection, net of accumulated amortization of $2,093 and $1,613	$12,187	$9,327
Customer contracts, net of accumulated amortization of $16,183 and $15,832	1,100	1,905

Total intangible assets with definite lives:	$13,287	$11,232

Total Intangible Assets	$14,393	$12,338

The weighted average useful life of the customer contracts and interconnection is approximately 14 years and 19 years, respectively. Amortization expense was approximately $1,065 and $1,160 for the nine months ended September 30, 2020 and 2019, respectively.

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—ASSET RETIREMENT OBLIGATIONS

The following table summarizes the activity associated with asset retirement obligations of the Company as of September 30, 2020 and December 31, 2019:

	As of
	September 30, 2020	December 31, 2019
Asset retirement obligations—beginning of year	$5,928	$5,399
Accretion expense	258	391
Changes in asset retirement obligations estimate	(150)	—
New asset retirement obligations	350	177
Decommissioning	(395)	(39)

Asset retirement obligations—end of year	$5,991	$5,928

NOTE 10—DERIVATIVE INSTRUMENTS

To mitigate market risk associated with fluctuations in energy commodity prices (natural gas) and interest rates, the Company utilizes various hedges to secure energy commodity pricing and interest rates under a board-approved program. As a result of the hedging strategy employed, the Company had the following realized and unrealized gains and losses in the Consolidated Statements of Operations for the nine months ended September 30, 2020 and September 30, 2019:

		Nine months ended September 30,
Derivative Instrument	Location	2020	2019
Commodity Contracts:
Realized Natural Gas	Gas commodity sales	$551	$1,040
Unrealized Natural Gas	Other income	(388)	565
Interest Rate Swaps	Interest expense	(993)	(1,630)

Net gain (loss)		$(830)	$(25)

NOTE 11—FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s assets and liabilities that are measured at fair value on a recurring basis include the following as of September 30, 2020 and December 31, 2019, set forth by level, within the fair value hierarchy:

	As of September 30, 2020
	Level 1	Level 2	Level 3	Total
Interest rate swap derivative liabilities	$—	$(2,626)	$—	$(2,626)
Asset retirement obligations	—	—	(5,991)	(5,991)

	$—	$(2,626)	$(5,991)	$(8,617)

	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
Current commodity derivative asset	$388	$—	$—	$388
Interest rate swap derivative liabilities	—	(1,633)	—	(1,633)
Asset retirement obligations	—	—	(5,928)	(5,928)

	$388	$(1,633)	$(5,928)	$(7,173)

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of changes in the fair values of the Company’s Level 3 instruments, attributable to asset retirement obligations, for the nine months ended September 30, 2020 and year ended December 31, 2019 is included in Note 9.

In addition, certain assets are measured at fair value on a non-recurring basis when an indicator of impairment is identified and the assets fair value is determined to be less than its carrying value. See Note 3 for additional information.

NOTE 12—ACCRUED LIABILITIES

The Company’s accrued liabilities consist of the following as of September 30, 2020 and December 31, 2019:

	As of
	September 30, 2020	December 31, 2019
Accrued expenses	$4,699	$4,952
Payroll and related benefits	1,863	849
Royalty	2,586	1,440
Utility	1,122	1,105
Other	696	339

Accrued Liabilities	$10,966	$8,685

NOTE 13—DEBT

The Company’s debt consists of the following as of September 30, 2020 and December 31, 2019:

	As of
	September 30, 2020	December 31, 2019
Term Loans	$32,500	$40,000
Revolving credit facility	36,698	28,198
Less: current principal maturities	(10,000)	(10,000)
Less: debt issuance costs (on long-term debt)	(542)	(942)

Long-term Debt	$58,656	$57,256
Current Portion of Long-term Debt	9,443	9,310

Total Debt	$68,099	$66,566

Capitalized Interest

Capitalized interest was $1,113 and $1,706 for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively. Interest is capitalized using the borrowing rate for the assets being constructed. Interest capitalized during the nine months ended September 30, 2020 and 2019 was for the construction of two and three LFG-to-energy projects, respectively.

Amended Credit Agreement

On December 12, 2018, the Company entered into the Second Amended and Restated Revolving Credit and Term Loan Agreement (as amended by the First Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 21, 2019 (the “First Amendment”), and as further amended by the Second Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 12, 2019 (the “Second Amendment”), and as may be further amended from time to time (the “Amended Credit Agreement”), with Comerica Bank, as administrative agent, sole lead arranger and sole bookrunner, and the other financial institutions from time to time party thereto.

The Amended Credit Agreement, which is secured by a lien on substantially all assets of the Company and certain of its subsidiaries, provides for a $95,000 term loan and a $90,000 revolving credit facility. The term loan amortizes in quarterly installments of $4,750 and has a final maturity date of December 12, 2023 with an interest rate of 2.981% and 4.642% at September 30, 2020 and December 31, 2019, respectively.

As of September 30, 2020 and December 31, 2019, respectively, $32,500 and $40,000 was outstanding under the term loan and $36,698 and $28,198 was outstanding under the revolving credit facility. In addition, the Company had $7,145 and $7,565 of outstanding letters of credit as of September 30, 2020 and December 31, 2019, respectively. Amounts available under the revolving credit facility are reduced by any amounts outstanding under letters of credit. As of September 30, 2020 and December 31, 2019, the Company’s capacity available for borrowing under the revolving credit facility was $36,157 and $44,237, respectively. Borrowings under the term loans and revolving credit facility bear interest at the LIBOR rate plus an applicable margin or the Prime Reference Rate plus an applicable margin, as elected by the Company.

The Company’s parent, Montauk Holdings Ltd., experienced reporting delays in South Africa associated with the outbreak of COVID-19 which impacted the timing of the Company’s financial statements being available to be issued. From April 30, 2020 through July 30, 2020, the Company was in technical violation of its 120-day covenant to furnish audited consolidated financial statements to its five-bank syndicate. The Company communicated these delays to the arranger, its primary commercial bank, of the five-bank Amended Credit Agreement. The Amended Credit Agreement, as amended, has provisions that a default associated with the furnishing of audited consolidated financial statements is deemed cured upon the delivery of the financial statements. The technical violation was cured under the terms of the Amended Credit Agreement by providing audited financials on July 30, 2020 to the Company’s five-bank syndicate.

As of September 30, 2020, the Company was in compliance with all financial covenants related to the Amended Credit Agreement.

NOTE 14—INCOME TAXES

The Company is subject to income taxes in the U.S. federal jurisdiction and various state and local jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply.

The Company’s effective tax rate (“ETR”) from continuing operations excluding discrete items for the nine month periods ended September 30, 2020 and 2019 was approximately 105.6% and (11.1%), respectively. The Company’s ETR is significantly impacted by our ability to generate tax credits from our operations. The tax rate is higher than the U.S. federal statutory tax rate of 21% due to state taxes, permanent differences, and the current year generation of tax credits as compared to forecasted earnings. In addition, we estimated the tax impacts from the dissolution of the MEC partnership, which resulted in a discrete tax benefit of ($2,251).

During the nine months ended September 30, 2020, the Company elected to early adopt ASU 2019-12 though this impact did not have a material impact on the Company’s consolidated results of operations.

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15—SHARE-BASED COMPENSATION

The Company records and reports share-based compensation for stock options (“Options”) and restricted stock. When vested and exercised, Options and restricted stock are converted into shares of, and issued by, the Company’s parent, Montauk Holdings Ltd. The Company does not have an equity plan from which it issues options or restricted stock.

The Options issued allows the recipient to receive common stock equal to the appreciation in the fair market value of Montauk Holdings Ltd. common stock between the date the award was granted and the conversion date of the shares vested.

Compensation cost is recorded based on the fair value of the shares at grant date. The following table summarizes the Options and restricted stock as of September 30, 2020 and 2019:

	Options		Restricted Stock
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Beginning of period—January 1, 2020	1,872,534	$1.24	1,939,200	$0.95
Granted	924,779	1.00	—	—
Forfeited	(166,666)	1.01	—	—
Exercised	(50,000)	1.71	—	—

End of period—September 30, 2020	2,580,647	$1.16	1,939,200	$0.95

Vested and exercisable—September 30, 2020	—	—	1,939,200	$0.95

	Options		Restricted Stock
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Beginning of period—January 1, 2019	1,079,480	$0.81	1,939,200	$0.95
Granted	918,241	1.59	—	—
Forfeited	(626,278)	1.67	—	—
Exercised	(475,000)	0.77	—	—

End of period—September 30, 2019	896,443	$1.03	1,939,200	$0.95

During the nine months ended September 30, 2020, the intrinsic value of the 50,000 Options exercised was $50. The Company received $56 related to the exercise of a portion of these Options. At September 30, 2020 and 2019, the aggregate intrinsic value difference between exercise price and closing price at that date of all Options outstanding was $3,983 and $854, respectively.

Stock-based compensation expense for the nine months ended September 30, 2020 and 2019 was $463 and $661 respectively, and is included in general and administrative expense in the Consolidated Statement of Operations.

NOTE 16—DEFINED CONTRIBUTION PLAN

The Company maintains a 401(k) defined contribution plan for eligible employees. The Company matches 50% of an employee’s deferrals up to 4%. The Company also contributes 3% of eligible employee’s compensation expense as a safe harbor contribution. The matching contributions vest ratably over four years of service, while

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the safe harbor contributions vest immediately. Incurred expense related to the 401(k) plan was approximately $340 and $334 the nine months ended September 30, 2020 and 2019.

NOTE 17—RELATED-PARTY TRANSACTIONS

Executive Loans

In March 2019, the Company’s former Chief Executive Officer and Vice President of Engineering exercised 100,000 and 25,000 shares, respectively, of a vested tranche of Options. In connection with this exercise, the Company loaned to its former Chief Executive Officer and Vice President Engineering $80 and $20, respectively, related to the personal income tax consequences of the exercise. Both of these loans have an interest rate of 2.53% and matured on July 31, 2019. In July 2019, the maturity of both of these loans was amended to mature on March 21, 2020. The Company’s former Chief Executive Officer repaid the loan in February 2020 and the Vice President of Engineering repaid the loan in March 2020.

These loans are included in Prepaid expenses and other current assets in the September 30, 2019 and December 31, 2019 Consolidated Balance Sheets.

Options

In December 2019, the Company’s current Chief Executive Officer and former Vice President and General Counsel exercised 50,000 and 83,334 shares, respectively, of a vested tranche of Options. In connection with this exercise, the Company loaned its current Chief Executive Officer and former Vice President and General Counsel $29 and $36, respectively related to the personal income tax consequences of the exercise. Both of these loans were repaid in January 2020.

These loans were included in Prepaid expenses and other current assets in the December 31, 2019 Consolidated Balance Sheet.

NOTE 18—SEGMENT INFORMATION

The Company’s reportable segments for the nine months ended September 30, 2020 and 2019 are Renewable Natural Gas and Renewable Electricity Generation. Renewable Natural Gas includes the production of RNG. Renewable Electricity Generation includes generation of electricity at biogas-to-electricity plants. The corporate entity is not determined to be an operating segment, but is discretely disclosed for purposes of reconciliation of the Company’s consolidated financial statements. The following table is consistent with the manner in which the chief operating decision maker evaluates the performance of each segment and allocates the Company’s resources. In the following tables “RNG” refers to Renewable Natural Gas and “REG” refer to Renewable Electricity Generation.

	Nine months ended September 30, 2020
	RNG	REG	Corporate	Total
Total revenues	$62,192	$13,282	$85	$75,559
Adjusted EBITDA (1)	29,100	3,912	(11,636)	21,376
Net income (loss)	18,700	(1,955)	(14,598)	2,147
Total assets	135,359	80,485	35,683	251,527
Capital expenditures	11,097	3,068	58	14,223

(1)	Nine months ended September 30, 2020 EBITDA Reconciliation

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the nine months ended September 30, 2020:

	Nine months ended September 30, 2020
	RNG	REG	Corporate	Total
Net Income (loss)	$18,700	$(1,955)	$(14,598)	$2,147
Depreciation and amortization	10,400	5,587	133	16,120
Interest expense	—	—	3,510	3,510
Income tax expense (benefit)	—	2	(293)	(291)

Consolidated EBITDA	$29,100	$3,634	$(11,248)	$21,486

Impairment loss	—	278	—	278
Non-cash hedging charges	—	—	(388)	(388)

Adjusted EBITDA	$29,100	$3,912	$(11,636)	$21,376

	Nine months ended September 30, 2019
	RNG	REG	Corporate	Total
Total revenues	$67,322	$14,927	$1,454	$83,703
Adjusted EBITDA (1)	31,401	4,269	(8,632)	27,038
Net income (loss)	22,032	(2,062)	(14,522)	5,448
Total assets	133,296	79,645	17,868	230,809
Capital expenditures	27,067	6,271	302	33,640

(1)	Nine months ended September 30, 2019 EBITDA Reconciliation

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the nine months ended September 30, 2019:

	Nine months ended September 30, 2019
	RNG	REG	Corporate	Total
Net Income (loss)	$22,032	$(2,062)	$(14,522)	$5,448
Depreciation and amortization	8,585	6,033	136	14,754
Interest expense	—	7	5,286	5,293
Income tax expense (benefit)	—	(466)	(73)	(539)

Consolidated EBITDA	$30,617	$3,512	$(9,173)	$24,956

Impairment loss	797	753	—	1,550
Transaction costs	83	4	115	202
Equity (gain) of nonconsolidated investments	(94)	—	—	(94)
Net loss (gain) of sale of assets	(2)	—	12	10
Non-cash hedging charges	—	—	414	414

Adjusted EBITDA	$31,401	$4,269	$(8,632)	$27,038

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the nine months ended September 30, 2020 and September 30, 2019, four and five customers, respectively, made up greater than 10% of our total revenues.

	Nine months ended September 30, 2020
	RNG	REG	Corporate	Total
Customer A	—	15.0%	—	15.0%
Customer B	12.3%	—	—	12.3%
Customer C	14.5%	—	—	14.5%
Customer D	11.3%	—	—	11.3%

	Nine months ended September 30, 2019
	RNG	REG	Corporate	Total
Customer A	—	13.4%	—	13.4%
Customer C	13.2%	—	—	13.2%
Customer D	13.2%	—	—	13.2%
Customer E	12.0%	—	—	12.0%
Customer F	11.5%	—	—	11.5%

NOTE 19—LEASES

The Company leases office space and other office equipment under operating lease arrangements (with initial terms greater than twelve months), expiring in various years through 2025. These leases have been entered into to better enable the Company to conduct business operations. Office space is leased to provide adequate workspace for all employees in Pittsburgh, Pennsylvania and Houston, Texas.

The Company determines if an arrangement is, or contains, a lease at inception based on whether that contract conveys the right to control the use of an identified asset in exchange for consideration for a period of time. For all operating lease arrangements, the Company presents at the commencement date: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

The Company has elected, as a practical expedient, not to separate non-lease components from lease components, and instead accounts for each separate component as a single lease component for all lease arrangements, as lessee. In addition, the Company has elected, as a practical expedient, not to apply lease recognition requirements to short-term lease arrangements, generally those with a lease term of less than twelve months, for all classes of underlying assets. In determination of the lease term, the Company considers the likelihood of lease renewal options and lease termination provisions.

The Company uses its incremental borrowing rate, as the basis to calculate the present value of future lease payments, at lease commencement. The incremental borrowing rate represents the rate that would approximate the rate to borrow funds on a collateralized basis over a similar term and in a similar economic environment.

As of September 30, 2020, there were no leases entered into which have not yet commenced that would entitle the Company to significant rights or create additional obligations.

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supplemental information related to operating lease arrangements was as follows as of and for the nine months ended September 30, 2020:

Cash paid for amounts included in the measurement of operating lease liabilities	$226
Weighted average remaining lease term (in years)	2.68
Weighted average discount rate	5.00%

Future minimum lease payments as of September 30, 2020 are as follows:

Amount
Year Ending
2021	$255
2022	267
2023	8
2024	1
2025	—
Interest	(36)

Total	$495

NOTE 20—COMMITMENTS AND CONTINGENCIES

Concentrations

A substantial portion of the Company’s revenues are generated from five locations in the nine months ended September 30, 2020 and 2019, each in separate areas of the country. For the nine months ended September 30, 2020 and 2019, excluding the impact of derivative instruments, approximately 79% and 81%, respectively, of operating revenues were derived from these locations. The Company’s financial position, results of operations and cash flows could be adversely affected if production volumes related to these locations would significantly decrease. In addition, five customers make up approximately 89% and 67% of accounts receivable as of September 30, 2020 and December 31, 2019, respectively.

Environmental

The Company is subject to a variety of environmental laws and regulations governing discharges to the air and water, as well as the handling, storage and disposing of hazardous or waste materials. The Company believes its operations currently comply in all material respects with all environmental laws and regulations applicable to its business. However, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs to comply with such requirements.

Contingencies

The Company, from time to time, may be involved in litigation. At September 30, 2020, management does not believe there are any matters outstanding that would have a material adverse effect on the Company’s financial position or results of operations.

During the nine months ended September 30, 2020, the Company received insurance proceeds related to an engine failure at our McCarty RNG location. During the fourth quarter of 2019, one of the McCarty production

MONTAUK HOLDINGS USA, LLC

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

engines failed resulting in reduced production. The engine was replaced and commissioning began during the first quarter of 2020. The Company submitted this claim to its insurance carrier and as of September 30, 2020 has received total proceeds of $3,444 for business interruption and property loss, net of deductibles. These proceeds were recorded within “Operating expenses” in the consolidated statements of operations. Upon finalization of the claim process, the Company will record any additional proceeds that may be received as additional gain on insurance proceeds.

NOTE 21—SUBSEQUENT EVENTS

Subsequent Events

The Company evaluated its September 30, 2020 consolidated financial statements through December 11, 2020, the date the financial statements were available to be issued. The Company is not aware of any subsequent events which would require disclosure in the consolidated financial statements except for the matters discussed below.

In October 2020, a wildfire broke out near one of the Company’s electricity generating facilities. Only minor damage was sustained to the facility and assets owned by the Company. The wellfield and infrastructure surrounding the facility, not owned or maintained by the Company, was damaged which cut off the flow of gas to the electricity generating facility taking it offline. The Company anticipates the temporary halt of operations at the facility, until the gas line can be repaired, to impact Renewable Electricity Generation revenues for the year ended December 31, 2020 and REC revenues for the year ended December 31, 2021. The Company expects the facility to resume normal operations in January 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder

Montauk Renewables, Inc.

Opinion on the financial statements

We have audited the accompanying balance sheet of Montauk Renewables, Inc. (a Delaware corporation) (the “Company”) as of November 15, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 15, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2020.

Pittsburgh, Pennsylvania

December 11, 2020

MONTAUK RENEWABLES, INC.

CONSOLIDATED BALANCE SHEET

As of November 15,
2020
ASSETS
Current Assets:
Cash	$10.00

Total current assets	10.00

Total assets	$10.00

STOCKHOLDER’S EQUITY
Common Stock, par value $0.01 per share, 1,000 shares authorized, 10 shares issued and outstanding	$0.10
Additional paid-in capital	9.90

Total stockholder’s equity	$10.00

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MONTAUK RENEWABLES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF BUSINESS

Operations and organization

Montauk Renewables, Inc. (or the “Company”) was organized as a Delaware corporation on September 21, 2020. Pursuant to a series of reorganization transactions, the Company will continue to conduct the business and operations now conducted by Montauk Holdings USA, LLC (“Montauk USA”).

COVID-19

In March 2020, the World Health Organization classified the outbreak of COVID-19 as a pandemic and recommended containment and mitigation measures worldwide. The Company is considered an essential company under the U.S. Federal Cybersecurity and Infrastructure Security Agency guidance and various state or local jurisdictions in which we operate. In response to the COVID-19 pandemic, the Infectious Disease and Response Plan (“IDRC”) was activated to lead the development and response to any infectious disease event.

Although the Company has not experienced any material disruptions in its ability to continue its business operations or a material impact to its financial results to date due to COVID-19, the potential future impact cannot be predicted with certainty.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Balance Sheet has been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Separate statements of operations, changes in stockholders’ equity and cash flows have not been presented in the financial statements because there have been no activities in this entity or because the single transaction is fully disclosed below.

Cash

Cash includes highly liquid investments with maturity dates of three months or less from the date of purchase and are recorded at cost. From time to time, the Company holds cash in banks in excess of federally insured limits.

NOTE 3—STOCKHOLDER’S EQUITY

The Company is authorized to issue 1,000 shares of Common Stock, par value $0.01 per share, under the Company’s certificate of incorporation in effect as of September 21, 2020. In exchange for $10.00, the Company issued 10 shares of Common Stock as of November 15, 2020.

NOTE 4—SUBSEQUENT EVENTS

Subsequent Events

The Company evaluated its November 15, 2020 consolidated financial statements through December 11, 2020, the date the financial statements were available to be issued. The Company is not aware of any subsequent events which would require recognition or disclosure in the consolidated financial statements.

3,902,941 Shares

MONTAUK RENEWABLES, INC.

Common Stock

PROSPECTUS

Roth Capital Partners

                    , 2021

Until and including                    , 2021(25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the shares of common stock being registered hereby (other than underwriting discounts and commissions). We have agreed to pay all offering expenses, other than underwriting discounts and commissions, for the selling stockholder incurred in connection with the sale of shares of our common stock by the selling stockholder. All of such expenses are estimates, other than the filing and listing fees payable to the SEC, FINRA, and stock exchange listing fee.

Amount to be Paid
SEC registration fee(1)	$2,182
FINRA filing fee(1)	5,606
Stock exchange listing fee	75,000
Transfer agent’s fees and expenses	54,500
Printing expenses	325,000
Legal fees and expenses	4,075,000
Accounting fees and expenses	1,398,000
Miscellaneous expenses	240,000

Total	$6,175,288

(1)	These fee amounts do not include any registration fee for the shares of our common stock to be sold by the selling stockholder.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits, and proceedings, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Our Amended and Restated Certificate of Incorporation limits the liability of our directors for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL and any other applicable law. The Amended and Restated Certification of Incorporation provides that each person who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he or she is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another entity will be indemnified by us to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended.

In connection with and upon the completion of this offering, we expect to enter into indemnification agreements with our directors, executive officers and certain other officers and agents pursuant to which they are provided indemnification rights that are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require us, among other things, to indemnify our directors, executive officers, and certain other officers and agents against liabilities that may arise by reason of their status or service. These indemnification agreements may also require us to advance all expenses incurred by the directors, executive officers, and certain other officers and agents in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve on our behalf.

The limitation of liability and indemnification provisions that are included in our Amended and Restated Certificate of Incorporation and the indemnification agreements that we expect to enter into with our directors, executive officers, and certain other officers and agents may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, executive officers, and certain other officers and agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made for breach of fiduciary duty or other wrongful acts as a director or executive officer and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law. Prior to the completion of this offering, we will enter into additional and enhanced insurance arrangements to provide coverage to our directors and executive officers against loss arising from claims relating to public securities matters.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

The underwriting agreement will provide for indemnification by the underwriter of us and our officers, directors, and employees for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On September 22, 2020 and in connection with our initial formation, Montauk issued 10 shares of our common stock to Ms. Melissa Zotter for $10 under Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering.

On January 4, 2021 and in connection with the Equity Exchange, Montauk redeemed the 10 shares of its common stock owned by Ms. Melissa Zotter for $10. Immediately thereafter, Montauk issued 138,312,713 shares of its common stock to Montauk USA (representing all of the issued and outstanding shares of common stock of Montauk) in exchange for all of the issued and outstanding membership interests of MEH under Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Exhibit Description

1.1#	Form of Underwriting Agreement

2.1+#	Transaction Implementation Agreement, dated as of November 6, 2020, between Montauk Renewables, Inc., Montauk Holdings Limited and Montauk Holdings USA, LLC

2.2#	Letter Agreement, dated as of January 3, 2021, to the Transaction Implementation Agreement, dated as of November 6, 2020, between Montauk Renewables, Inc., Montauk Holdings Limited and Montauk Holdings USA, LLC

3.1#	Amended and Restated Certificate of Incorporation of Montauk Renewables, Inc.

3.2#	Amended and Restated Bylaws of Montauk Renewables, Inc.

4.1#	Form of Underwriter Warrant

5.1#	Form of Opinion of Jones Day

10.1^#	Montauk Renewables, Inc. Equity and Incentive Compensation Plan

10.2^#	Form of Nonqualified Stock Option Agreement

10.3^#	Form of Restricted Stock Unit Award Agreement (Employees)

10.4^#	Form of Restricted Stock Unit Award Agreement (Non-Employee Directors)

10.5^+#	Form of Restricted Stock Agreement

10.6^#	Form of Option Cancellation Agreement

10.7^#	Form of Indemnity Letter between Montauk Renewables, Inc. and each of its current directors and executive officers

10.8^#	Form of Indemnification Agreement between Montauk Renewables, Inc. and each of its directors and executive officers

10.9^#	Employment Agreement, effective September 25, 2019, between Montauk Energy Holdings LLC and Sean F. McClain

10.10^+#	Employment Agreement, effective September 25, 2019, between Montauk Energy Holdings LLC and Kevin A. Van Asdalan

10.11^+#	Employment Agreement, effective September 24, 2019, between Montauk Energy Holdings LLC and James A. Shaw

10.12^#	Severance Agreement, effective September 30, 2019, between Montauk Energy Holdings LLC and Martin L. Ryan

10.13+#	Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 12, 2018, by and among Montauk Energy Holdings LLC, the financial institutions from time to time party thereto, as lenders, and Comerica Bank, as administrative agent, sole lead arranger and sole book runner

10.14#	First Amendment, dated as of March 21, 2019, to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 12, 2018, by and among Montauk Energy Holdings LLC, the financial institutions from time to time party thereto, as lenders, and Comerica Bank, as administrative agent, sole lead arranger and sole book runner

10.15#	Second Amendment, dated as of September 12, 2019, to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 12, 2018, by and among Montauk Energy Holdings LLC, the financial institutions from time to time party thereto, as lenders, and Comerica Bank, as administrative agent, sole lead arranger and sole book runner

Exhibit Number	Exhibit Description

10.16#	Third Amendment, dated as of January 4, 2021, to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 12, 2018, by and among Montauk Energy Holdings LLC, the financial institutions from time to time party thereto, as lenders, and Comerica Bank, as administrative agent, sole lead arranger and sole book runner

10.17†+#	Second Amended & Restated Landfill Gas Rights & Production Facilities Agreement, by and between County of Orange and Bowerman Power LFG, LLC

10.18†+#	First Amendment to the Second Amended & Restated Landfill Gas Rights & Production Facilities Agreement, by and between County of Orange and Bowerman Power LFG, LLC

10.19+#	Renewable Power Purchase and Sale Agreement by and between the City of Anaheim and Bowerman Power LFG, LLC

10.20†+#	Amended and Restated Gas Sale and Purchase Agreement, by and between McCarty Road Landfill TX, LP and GSF Energy, LLC

10.21+#	Base Contract for Sale and Purchase of Natural Gas, dated as of August 24, 2018, by and between Trillium Transportation Fuels, LLC and GSF Energy, LLC

10.22†#	Transaction Confirmation, dated as of August 24, 2018, by and between Trillium Transportation Fuels, LLC and GSF Energy, LLC

10.23†#	First Amendment to Transaction Confirmation, dated as of June 26, 2019, by and between Trillium Transportation Fuels, LLC and GSF Energy, LLC

10.24†+#	Third Amended and Restated Gas Lease Agreement, dated January 1, 2018, by and between Rumpke Sanitary Landfill, Inc. and GSF Energy, LLC

10.25+#	Base Contract for Sale and Purchase of Natural Gas, dated as of May 9, 2016,by and between Iogen D3 Biofuel Partners LLC and GSF Energy, LLC

10.26†+#	Transaction Confirmation, dated as of May 9, 2016, by and between Iogen D3 Biofuel Partners LLC and GSF Energy, LLC

10.27+#	First Amendment to Transaction Confirmation, dated as of May 20, 2016, by and between Iogen D3 Biofuel Partners LLC and GSF Energy, LLC

10.28†+#	Second Amendment to Transaction Confirmation, dated as of May 22, 2018, by and between Iogen D3 Biofuel Partners LLC and GSF Energy, LLC

10.29†+#	Third Amendment to Transaction Confirmation, dated as of September 17, 2019, by and between Iogen D3 Biofuel Partners LLC and GSF Energy, LLC

10.30+#	Base Contract for Sale and Purchase of Natural Gas, dated as of July 23, 2009, by and between Shell Energy North America (US), L.P. and GSF Energy, LLC

10.31†+#	Transaction Confirmation, dated as of May 6, 2016, by and between Shell Energy North America (US), L.P. and GSF Energy, LLC

10.32+#	Amendment to Transaction Confirmation, dated as of May 24, 2016, by and between Shell Energy North America (US), L.P. and GSF Energy, LLC

10.33+#	Base Contract for Sale and Purchase of Natural Gas, dated as of October 9, 2019, by and between Bluesource LLC and GSF Energy, LLC

10.34†#	Transaction Confirmation, dated as of October 15, 2019, by and between Bluesource LLC and GSF Energy, LLC

10.35†+#	Amended and Restated Landfill Gas Purchase and Sale Agreement, dated October 17, 2016, by and between Waste Management of Texas, Inc. and TX LFG Energy, LP

10.36+#	Base Contract for Sale and Purchase of Natural Gas, dated as of February 27, 2017, by and between BP Energy Company and BP Products North America Inc. (formerly Clean Energy Renewable Fuels, LLC) and TX LFG Energy, LP

Exhibit Number	Exhibit Description

10.37†#	Transaction Confirmation, dated as of February 27, 2017, by and between BP Energy Company and BP Products North America Inc. (formerly Clean Energy Renewable Fuels, LLC) and TX LFG Energy, LP

10.38†+#	First Amendment to Transaction Confirmation, dated as of February 7, 2018, by and between BP Energy Company and BP Products North America Inc. (formerly Clean Energy Renewable Fuels, LLC) and TX LFG Energy, LP

10.39#	Form of Consortium Agreement, by and among the stockholders named therein

10.40#	Administrative Services Agreement, effective as of December 15, 2014, by and among HCI Managerial Services Proprietary Limited and Montauk Holdings Limited

10.41#	Form of Loan Agreement and Promissory Note, by and between Montauk Holdings Limited and Montauk Renewables, Inc., dated ,

10.42^+#	Employment Agreement, effective June 1, 2020, between Montauk Energy Holdings LLC and John Ciroli

10.43^#	Employment Agreement, effective April 15, 2010, between Montauk Energy Capital, LLC and Scott Hill

10.44#	Form of Administrative Services Agreement, by and between HCI Managerial Services Proprietary Limited and Montauk Renewables, Inc.

21.1#	List of subsidiaries of Montauk Renewables, Inc.

23.1#	Consent of Jones Day (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

23.3	Consent of Grant Thornton LLP

24.1#	Power of Attorney

^	Exhibits marked with a (^) are management contracts or compensation plans or arrangements.
+

Exhibits marked with a (+) exclude certain immaterial schedules and exhibits pursuant to the provisions of Regulation S-K, Item 601(a)(5) or Item 601(a)(6). A copy of any of the omitted schedules and exhibits pursuant to Regulation S-K, Item 601(a)(5) will be furnished to the Securities and Exchange Commission upon request.

†

Exhibits marked with a (†) exclude certain portions of the exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K. A copy of the omitted portions will be furnished to the Securities and Exchange Commission upon request.

#	Exhibits marked with a (#) were previously filed.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto. See the Index to Financial Statements included on page F-1 for a list of the financial statements and schedules included in this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Montauk Renewables, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on January 20, 2021.

MONTAUK RENEWABLES, INC.

By:	/s/ Sean F. McClain

Name:	Sean F. McClain
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 20, 2021.

Signature	Title	Date

/s/ Sean F. McClain Sean F. McClain	Chief Executive Officer, President and Director (Principal Executive Officer)	January 20, 2021

/s/ Kevin A. Van Asdalan Kevin A. Van Asdalan	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 20, 2021

* Mohamed H. Ahmed	Director	January 20, 2021

* John A. Copelyn	Director	January 20, 2021

* Theventheran G. Govender	Director	January 20, 2021

* Michael A. Jacobson	Director	January 20, 2021

* Bruce S. Raynor	Director	January 20, 2021

*By:	/s/ Sean F. McClain
Name: Sean F. McClain Title: Attorney-in-Fact